                                                    This filing is made pursuant
                                                    to Rule 424(b)(3) under
                                                    the Securities Act of
                                                    1933 in connection with
                                                    Registration No. 333-39585

                                                   PIMCO Advisors L.P.

                                                   800 Newport Center Drive,
                                                   Suite 100
                                                   Newport Beach, CA 92660
                                                   Tel: 714 717-7022

LOGO

                                                               December 12, 1997


Dear PIMCO Advisors L.P. Public Unitholder:


     As you may know, we recently completed a combination of the businesses of PIMCO Advisors L.P. ("PIMCO Advisors") and Oppenheimer Capital. In the combination, Oppenheimer Capital, L.P. ("Opcap LP"), a New York Stock Exchange listed partnership, received 26.1 million PIMCO Advisors units in exchange for its interest in Oppenheimer Capital. As a result of the combination, Oppenheimer Capital became a wholly-owned subsidiary of PIMCO Advisors, and Opcap LP's publicly traded limited partner units became an indirect investment in PIMCO Advisors. The Oppenheimer Capital merger has resulted in two public investment vehicles in PIMCO Advisors: direct investments in PIMCO Advisors and indirect investments through Opcap LP.

     You may also know that due to recent legislation, publicly traded partnerships like PIMCO Advisors and Opcap LP will become subject to a tax on their gross income from active businesses after December 31, 1997.

     As a result of that legislation and pursuant to the provisions of our partnership agreement, effective December 31, 1997 the public ownership of PIMCO Advisors and Opcap LP is being combined into a single entity, Opcap LP, which will change its name to PIMCO Advisors Holdings L.P. In the restructuring, all of your PIMCO Advisors limited partner units will be contributed to Opcap LP, and you will be issued an equal number of Opcap LP limited partner units and become a limited partner in Opcap LP. After the restructuring, each Opcap LP unit will represent indirectly the same investment you now have in one PIMCO Advisors unit.

     The primary purposes of the restructuring are to (i) permit Public Unitholders in PIMCO Advisors to continue to maintain an investment in a publicly traded entity while consolidating all public ownership of PIMCO Advisors into one entity and (ii) allow PIMCO Advisors to become a private partnership, which will not be subject to the new tax on its gross income from active businesses. Management believes that there are several benefits associated with combining the public ownership in the PIMCO Advisors enterprise into a single entity. The number of public holders in the one entity will be greater than the number in either Opcap LP or PIMCO Advisors individually, which should have a favorable impact on market liquidity. Additionally, the combination will simplify the organizational structure of the PIMCO Advisors business and reduce confusion in the marketplace created by two publicly traded securities representing essentially the same investment. Finally, having a single public entity will substantially reduce administrative costs. The restructuring also will benefit the nonpublic unitholders of PIMCO Advisors because they will retain an interest in a partnership (PIMCO Advisors) that will not be subject to a new 3.5% federal tax that will be imposed after December 31, 1997, on the gross income of certain publicly traded partnerships, including Opcap LP.

     Because each Opcap LP limited partner unit represents an indirect investment in one PIMCO Advisors unit, your economic interest in the PIMCO Advisors business will not be altered or diminished in any way. Also, since our general partner will remain the controlling general partner of both partnerships, the restructuring will not result in a change in the management of your investment.

     YOU DO NOT NEED TO TAKE ANY ACTION FOR THE RESTRUCTURING TO OCCUR AND YOU ARE NOT BEING ASKED TO VOTE ON ANY ITEMS. On December 31, 1997, you will automatically become a limited partner of Opcap LP and cease to be a limited partner of PIMCO Advisors. A letter of transmittal to be used for surrendering your PIMCO Advisors unit certificates in exchange for Opcap LP unit certificates will be sent to you after December 31, 1997.

     The restructuring is intended to be a tax-free transaction for holders of PIMCO Advisors units. For further information regarding the tax consequences of the restructuring, you should review the discussion of federal tax matters included in the accompanying Prospectus.

     The accompanying Prospectus gives detailed information about Opcap LP and the restructuring. We encourage you to read it carefully.

                                      Sincerely yours,

                                      LOGO
                                      William D. Cvengros
                                      Chief Executive Officer

PROSPECTUS


                           OPPENHEIMER CAPITAL, L.P.
                      800 NEWPORT CENTER DRIVE, SUITE 100
                        NEWPORT BEACH, CALIFORNIA 92660

       ISSUANCE OF UP TO 20,258,372 UNITS OF LIMITED PARTNER INTEREST OF
        OPPENHEIMER CAPITAL, L.P. TO UNITHOLDERS OF PIMCO ADVISORS L.P.

     This Prospectus is being furnished to the Public Unitholders (as defined in the partnership agreement of PIMCO Advisors L.P. ("PIMCO Advisors")) of units of limited partner interest ("PIMCO Advisors LP Units") in PIMCO Advisors in connection with the restructuring (the "Restructuring") of the public ownership of PIMCO Advisors. As of December 31, 1997 (the "Effective Date"), all PIMCO Advisors LP Units held by Public Unitholders will be contributed by the general partners of PIMCO Advisors, on behalf of each Public Unitholder, to Oppenheimer Capital, L.P. (the "Partnership") in return for the issuance to the Public Unitholders of an equal number of units of limited partner interest in the Partnership ("Partnership Units"). This action is being taken pursuant to the power granted by the PIMCO Advisors Amended and Restated Agreement of Limited Partnership (the "PIMCO Advisors Partnership Agreement").

     The Partnership is a Delaware limited partnership which as its sole business holds general partner units ("PIMCO Advisors GP Units") in PIMCO Advisors. Each Partnership Unit represents an indirect interest in one PIMCO Advisors GP Unit. PIMCO Advisors GP Units are entitled to the same economic benefits as PIMCO Advisors LP Units. Accordingly, after the Restructuring, Public Unitholders will hold the same economic interest in PIMCO Advisors as they did before the transaction. Following the Effective Date, all trading in the PIMCO Advisors Class A LP Units on the New York Stock Exchange ("NYSE") will cease, and thereafter the Partnership Units will be the sole publicly-traded investment in the PIMCO Advisors business.

     On the Effective Date, Public Unitholders will automatically cease to be limited partners of PIMCO Advisors and will become limited partners of the Partnership. Thereafter, Public Unitholders of record on the Effective Date may receive certificates representing Partnership Units upon surrender of their PIMCO Advisors LP Unit certificates in accordance with the instructions provided herein. Public Unitholders will receive one Partnership Unit for each PIMCO Advisors LP Unit they hold on the Effective Date. Nonpublic Unitholders (as defined in the PIMCO Advisors Partnership Agreement) will continue to maintain a direct interest in PIMCO Advisors.

     Partnership Units will be traded on the NYSE under the symbol "OCC" until the Effective Date and under the symbol "PA" thereafter. In addition, it is expected that after the Restructuring, the Partnership will change its name to PIMCO Advisors Holdings L.P. PIMCO Advisors Class A LP Units are expected to continue to be traded on the NYSE until the Effective Date under the symbol "PA" and thereafter will not be publicly traded. On November 4, 1997, the last trading day prior to the execution of the agreement and plan of merger relating to the Oppenheimer Capital Merger (as defined herein), the closing sale prices for the Partnership Units and PIMCO Advisors Class A LP Units on the NYSE were $52 3/16 and $30 3/8, respectively. On December 9, 1997, the closing sales prices for the Partnership Units and PIMCO Advisors Class A LP Units on the NYSE were $54 3/8 and $32 15/16, respectively.

     WE CALL YOUR ATTENTION TO THE FACTORS SPECIFIED UNDER THE CAPTION "RISK FACTORS AND OTHER IMPORTANT CONSIDERATIONS" BEGINNING ON PAGE 8, WHICH ADDRESS CERTAIN CONSIDERATIONS RELATING TO AN INVESTMENT IN THE PARTNERSHIP.

     NO VOTE OF UNITHOLDERS IS REQUIRED IN CONNECTION WITH THE RESTRUCTURING. NO PROXIES ARE BEING SOLICITED AND YOU ARE REQUESTED NOT TO SEND A PROXY.

     No person is authorized to give any information or to make any representation not contained in the Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by PIMCO Advisors or the Partnership. This Prospectus does not constitute an offer of any securities, and does not constitute a solicitation of a consent or an offer to sell to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any issuances made hereunder shall, under any circumstances, create any implication that there has been no change in the assets, properties or affairs of PIMCO Advisors or the Partnership since the date hereof or that information set forth herein is correct as of any time subsequent.
                            ------------------------

 THE SECURITIES ISSUABLE PURSUANT TO THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
   COMMISSION NOR HAS THE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------


                The date of this Prospectus is December 12, 1997

                               TABLE OF CONTENTS

                                                  PAGE
                                                  -----
SUMMARY.........................................      1
RISK FACTORS AND OTHER IMPORTANT
  CONSIDERATIONS................................      8
  Risks Relating to Ownership of PIMCO Advisors
    through the Partnership.....................      8
  Other Risks...................................     10
THE RESTRUCTURING...............................     11
  Introduction..................................     11
  Terms of the Restructuring....................     11
  Reasons for the Restructuring.................     12
  Effects of the Restructuring..................     12
  Existing Economic Interests of the Partners...     13
  Authority of the General Partner to Effect the
    Restructuring...............................     14
  Background of the General Partners'
    Restructuring Authority.....................     14
  Interests of Certain Persons in the
    Restructuring...............................     15
  Accounting Treatment..........................     15
EXCHANGE OF PARTNERSHIP UNIT CERTIFICATES.......     15
UNAUDITED PRO FORMA CONDENSED FINANCIAL
  STATEMENTS....................................     16
  Overview of Transactions......................     16
  Oppenheimer Capital, L.P......................     16
  PIMCO Advisors L.P............................     17
THE PARTNERSHIP.................................     27
  General.......................................     27
  Recent Developments...........................     27
BUSINESS OF THE PARTNERSHIP.....................     31
  Overview......................................     31
  General.......................................     31
  Primary Markets and Strategy for Growth.......     32
  Investment Management Firms...................     33
  PIMCO Advisors Mutual Funds...................     41
  Regulation....................................     42
  Competition...................................     43
  Properties....................................     43
  Legal Proceedings.............................     44
MANAGEMENT OF THE PARTNERSHIP...................     45
  Management of the Partnership.................     45
  Management of PIMCO Advisors..................     45
  Executive Compensation........................     51
  Compensation of Board Members.................     52
  Compensation of General Partner...............     52
  Compensation Pursuant to Contract.............     52
  Compensation Committee Interlocks and Insider
    Participation in Compensation Decisions.....     53
  Oppenheimer Capital, L.P. 1997 Unit Incentive
    Plan........................................     53
  Executive Deferred Compensation Plan..........     54
RELATIONSHIP BETWEEN THE PARTNERSHIP AND PIMCO
  ADVISORS......................................     55
  Operating Agreement...........................     55

                                                  PAGE
                                                  -----
  Exchange Rights...............................     55
  Expense Reimbursement.........................     56
CERTAIN RELATIONSHIPS AND TRANSACTIONS..........     56
  PGP Indebtedness..............................     56
  Withdrawal and Removal of a General Partner of
    the Partnership or PIMCO Advisors...........     57
  Indemnification...............................     57
  Contribution Agreement........................     58
  Registration Rights Agreements................     58
RECENT UNIT PRICES AND DISTRIBUTIONS............     60
SELECTED FINANCIAL DATA OF OPPENHEIMER CAPITAL,
  L.P...........................................     63
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF THE PARTNERSHIP............................     64
  The Partnership...............................     64
  Oppenheimer Capital...........................     65
SELECTED CONSOLIDATED FINANCIAL DATA OF PIMCO
  ADVISORS......................................     72
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF PIMCO ADVISORS.............................     74
  Overview......................................     74
  Results of Operations.........................     74
  Capital Resources and Liquidity...............     81
  Economic Factors..............................     82
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT OF THE PARTNERSHIP.............     83
DESCRIPTION OF THE PARTNERSHIP AGREEMENT........     85
COMPARISON OF PIMCO ADVISORS LIMITED PARTNER
  UNITS AND PARTNERSHIP UNITS...................     89
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.........     95
  Tax Consequences of the Restructuring.........     95
  Tax Classification of the Partnership.........     95
  Tax Allocations...............................     98
  Certain Limitations on Losses and
    Deductions..................................     99
  Disposition of Partnership Units..............     99
  Backup Withholding............................    100
  Certain Additional Tax Considerations for
    Holders of Partnership Units................    100
  Special Status Taxpayers......................    100
  State and Local Taxes.........................    101
LEGAL MATTERS...................................    101
EXPERTS.........................................    101
AVAILABLE INFORMATION...........................    102
INDEX TO FINANCIAL STATEMENTS...................    F-1

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere or incorporated by reference in this Prospectus and the Annexes hereto. Public Unitholders are urged to read this Prospectus and the Annexes in their entirety and should carefully consider the information set forth under the heading "Risk Factors and Other Considerations." Unless otherwise indicated, all unit information reflects the completion of the Oppenheimer Capital Merger and the 1.67-for-one split of the Partnership Units described in "The Partnership."

THE PARTNERSHIP

     The Partnership is a Delaware limited partnership which as its sole business holds 26.1 million PIMCO Advisors GP Units, representing an approximately 23.9% interest in PIMCO Advisors.

     PIMCO Advisors is one of the nation's largest investment management firms with approximately $190 billion of assets under management at October 31, 1997 (as adjusted to include the assets under management of Oppenheimer Capital). PIMCO Advisors offers a broad range of investment management services and styles to institutional and retail investors, combining the fixed income-oriented investment management operations of Pacific Investment Management Company ("Pacific Investment Management"), the equity-oriented operations of Oppenheimer Capital and five smaller affiliated domestic and international equity investment management firms, and mutual fund operations. PIMCO Advisors provides investment management services primarily to (i) large institutional clients through separate accounts, (ii) smaller institutional clients and financial intermediaries through the institutional share classes of the PIMCO Funds (described below) and (iii) retail investors through the retail share classes of the PIMCO Funds, which are sold principally through broker-dealers.

     PIMCO Advisors strategy is to pursue growth by marketing the investment management expertise, performance record and reputation of its seven institutional investment management firms (the "Investment Management Firms"). The Investment Management Firms are six Delaware partnerships: Pacific Investment Management, Oppenheimer Capital, Columbus Circle Investors ("CCI"), Cadence Capital Management ("Cadence"), NFJ Investment Group ("NFJ") and Parametric Portfolio Associates ("Parametric") and one United Kingdom limited partnership, Blairlogie Capital Management ("Blairlogie").

     The seven Investment Management Firms are structured as separate subsidiaries. PIMCO Advisors believes this decentralized structure enables the Investment Management Firms to implement their own distinct investment strategies and philosophies, providing financial and other incentives for the managers of each of the firms to render superior performance and client service. The Managing Directors of the Investment Management Firms have a significant profits interest in their respective Investment Management Firms, and a number of them hold substantial direct and indirect economic interests in PIMCO Advisors.

     The Partnership's business results from the November 30, 1997 merger of Oppenheimer Capital with a subsidiary of PIMCO Advisors (the "Oppenheimer Capital Merger"). Prior to the Oppenheimer Capital Merger, the Partnership's only asset was a 67.6% interest in Oppenheimer Capital. In the Oppenheimer Capital Merger, PIMCO Advisors acquired from the Partnership the remaining 67.6% general partner interest in Oppenheimer Capital it did not own, as a result of which Oppenheimer Capital became a wholly-owned subsidiary of PIMCO Advisors and the Partnership received 26.1 million PIMCO Advisors GP Units.

     PIMCO Partners, G.P. ("PGP") is the sole general partner of the Partnership and is the controlling general partner of PIMCO Advisors.

                               THE RESTRUCTURING

The Restructuring..................    Under the authority conferred by the
                                       PIMCO Advisors Partnership Agreement, the general partners, on behalf of each Public Unitholder, will contribute the
                                       PIMCO Advisors LP Units held by the
                                       Public Unitholders to the Partnership. In exchange for the PIMCO Advisors LP Units, the Partnership will issue an equal number of Partnership Units to the Public
                                       Unitholders. Each Partnership Unit
                                       represents an indirect investment in a
                                       single PIMCO Advisors unit. Accordingly,
                                       Public Unitholders will continue to hold the same economic interest in PIMCO
                                       Advisors as they did before the
                                       Restructuring. Nonpublic Unitholders will continue to maintain a direct interest in PIMCO Advisors.

Distribution Ratio.................    Each Public Unitholder will receive one
                                       Partnership Unit for each PIMCO Advisors
                                       LP Unit held as of the Effective Date.

Effective Date.....................    Following close of business on December
                                       31, 1997.

Total Number of Partnership Units
to be Issued.......................    Up to 20,258,372 million Partnership
                                       Units.

Trading Market.....................    Partnership Units are currently listed
                                       for trading on the NYSE under the symbol
                                       "OCC" and are expected to be listed for
                                       trading under the symbol "PA" after the
                                       Effective Date.

Risk Factors.......................    Unitholders are referred to the matters
                                       discussed in "Risk Factors and Other
                                       Important Considerations."

Primary Purposes of the
Restructuring......................    The primary purposes of the Restructuring
                                       are to (i) permit Public Unitholders in
                                       PIMCO Advisors to continue to maintain an investment in a publicly traded entity while consolidating all public ownership of PIMCO Advisors into one entity and
                                       (ii) allow PIMCO Advisors to become a
                                       private partnership, which will not be
                                       subject to the new tax on its gross
                                       income from active businesses. Management believes that there are several benefits associated with combining the public ownership in the PIMCO Advisors enterprise into a single entity. The number of public holders in the one entity will be greater than the number in either the Partnership or PIMCO Advisors individually, which should have a favorable impact on market liquidity.
                                       Additionally, the combination will
                                       simplify the organizational structure of the PIMCO Advisors business and reduce confusion in the marketplace created by two publicly traded securities representing essentially the same investment. Finally, having a single public entity will substantially reduce administrative costs. The Restructuring also will benefit the Nonpublic
                                       Unitholders of PIMCO Advisors because
                                       they will retain an interest in a
                                       partnership (PIMCO Advisors) that will
                                       not be subject to the new federal tax on gross income that will apply to certain publicly traded partnerships, including the Partnership, after December 31, 1997. See "The
                                       Restructuring -- Reasons for the
                                       Restructuring."

Tax Consequences...................    The Restructuring is intended to be a
                                       tax-free transaction for the Public
                                       Unitholders. Public Unitholders are,
                                       however, encouraged to seek the advice of their tax advisor to determine whether there are any tax consequences that affect them. See "Certain Federal Income
                                       Tax Consequences."

Relationship with PIMCO Advisors...    Following the Restructuring, the
                                       Partnership will remain a general partner of PIMCO Advisors. The relationship between the Partnership and PIMCO
                                       Advisors is governed by the PIMCO
                                       Advisors Partnership Agreement and an
                                       operating agreement (the "Operating
                                       Agreement") between the two partnerships which, among other things, provides for the maintenance of a one-for-one exchange ratio between the Partnership Units and the PIMCO Advisors units held by the Partnership (excluding the PIMCO Advisors units underlying the general partner interest in the Partnership), and provides for certain exchange rights and registration rights for Nonpublic
                                       Unitholders. See "Relationship Between
                                       the Partnership and PIMCO
                                       Advisors -- Operating Agreement."

Distribution Policy................    The Partnership will make quarterly
                                       distributions of available cash on each
                                       Partnership Unit. The distributions on
                                       each Partnership Unit will generally be
                                       equal in amount to the distributions
                                       received on the underlying PIMCO Advisors units held by the Partnership less any applicable taxes because all of the expenses (other than taxes) of the Partnership will be paid by PIMCO
                                       Advisors.

STRUCTURE

           STRUCTURE -- THE RESTRUCTURING AND AFTER THE RESTRUCTURING

              SUMMARY FINANCIAL DATA OF OPPENHEIMER CAPITAL, L.P.

     The following table sets forth summary financial data of the Partnership (retroactively restated to reflect a 1.67 to 1 unit split effective December 1, 1997) and Oppenheimer Capital for the three months ended July 31, 1997 and 1996, and each of the five years ended April 30, 1997. This information should be read in conjunction with the Financial Statements of Oppenheimer Capital, L.P. and the Consolidated Financial Statements of Oppenheimer Capital and the related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Oppenheimer Capital, L.P."

                                                                      OPPENHEIMER CAPITAL, L.P.
                                         -----------------------------------------------------------------------------------
                                            FOR THE THREE
                                               MONTHS
                                           ENDED JULY 31,                       FOR THE YEARS ENDED APRIL 30,
                                         -------------------     -----------------------------------------------------------
                                          1997        1996         1997          1996         1995        1994        1993
                                         -------     -------     --------      --------      -------     -------     -------
                                                 (UNAUDITED)        (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
STATEMENTS OF OPERATING DATA:
Revenues...............................  $19,585(3)  $12,280     $ 56,046(1)   $ 61,316(1)   $34,282     $35,091     $30,022
Expenses...............................      685         685        2,720         2,720        3,461       4,038       3,704
                                         -------     -------      -------       -------      -------     -------     -------
Net income.............................  $18,900(3)  $11,595     $ 53,326(1)   $ 58,596(1)   $30,821     $31,053     $26,318
                                         =======     =======      =======       =======      =======     =======     =======
Net income per unit....................  $  0.72(3)  $  0.45     $   2.06(1)   $   2.28(1)   $  1.21     $  1.22     $  1.04
Distributions declared per unit........  $  0.57     $  0.39     $   2.10(2)   $   1.90(2)   $  1.30     $  1.28     $  1.16
Weighted average number of units
  outstanding..........................   25,763      25,656       25,663        24,457       25,277      25,122      25,065

                                                                                          APRIL 30,
                                              JULY 31,           -----------------------------------------------------------
                                                1997               1997          1996         1995        1994        1993
                                         -------------------     --------      --------      -------     -------     -------
FINANCIAL CONDITION DATA AT:
Total assets...........................       $118,313           $116,149      $110,099      $96,633     $98,116     $98,365
Total liabilities......................         14,806             17,858        12,713       10,321      10,319       9,683
                                               -------           --------      --------      -------     -------     -------
Partners' capital......................       $103,507           $ 98,291      $ 97,386      $86,312     $87,797     $88,682
                                                                 ========      ========      =======     =======     =======

---------------
(1) Includes revenues and a gain on Quest sale of $1.8 million, or $.07 per unit in fiscal 1997 and $17.7 million, or $.69 per unit in fiscal 1996.

(2) Includes a special distribution related to the Quest sale of $.06 per unit in fiscal 1997 and $.33 in fiscal 1996.

(3) Includes revenues and a gain on Quest sale of $2.8 million, or $.11 per unit.

                                                                          OPPENHEIMER CAPITAL
                                            --------------------------------------------------------------------------------
                                            FOR THE THREE MONTHS
                                               ENDED JULY 31,                    FOR THE YEARS ENDED APRIL 30,
                                            --------------------    --------------------------------------------------------
                                              1997        1996        1997        1996        1995        1994        1993
                                            --------     -------    --------    --------    --------    --------     -------
                                                (UNAUDITED)                                (AMOUNTS IN THOUSANDS)
STATEMENTS OF OPERATING DATA:
Revenues..................................  $ 55,043     $41,075    $181,974    $158,215    $129,912    $112,290     $94,733
Expenses..................................    30,302      23,441     103,064      95,551      83,066      64,683      54,707
                                             -------     -------    --------    --------    --------    --------     -------
Operating Income..........................    24,741      17,634      78,910      62,664      46,846      47,607      40,026
Gain on Quest sale(1).....................     4,374          --       2,806      27,725          --          --          --
                                             -------     -------    --------    --------    --------    --------     -------
Income before income taxes and minority
  interest................................  $ 29,115     $17,634    $ 81,716    $ 90,389    $ 46,846    $ 47,607     $40,026
                                             =======     =======    ========    ========    ========    ========     =======
Assets under management at period end (in
  billions)...............................  $   60.8     $  40.4    $   51.2    $   40.6    $   31.8    $   29.4     $  26.4

                                                                                           APRIL 30,
                                                  JULY 31,          --------------------------------------------------------
                                                    1997              1997        1996        1995        1994        1993
                                            --------------------    --------    --------    --------    --------     -------
FINANCIAL CONDITION DATA AT:
Total assets.............................               $103,055    $ 93,019    $ 76,338    $ 56,129    $ 43,034     $37,677
Total liabilities........................                 54,356      53,044      41,462      41,582      30,557      27,830
Minority interest........................        396                     277         174          87          25          18
                                            --------                --------    --------    --------    --------     -------
Partners' capital........................   $ 48,303                $ 39,698    $ 34,702    $ 14,460    $ 12,452     $ 9,829
                                            ========                ========    ========    ========    ========     =======

---------------

(1) Reflects the gain realized by Oppenheimer Capital on the sale of the investment advisory and other contracts and business relationship for its twelve Quest for Value mutual funds to Oppenheimer Funds, Inc., on November 22, 1995.

             SUMMARY CONSOLIDATED FINANCIAL DATA OF PIMCO ADVISORS

     The following table sets forth summary consolidated financial data of PIMCO Advisors for the nine months ended September 30, 1997 and 1996, and each of the five years ended December 31, 1996. PIMCO Advisors and its subsidiaries were formed on November 15, 1994, when Pacific Financial Asset Management Corporation ("PFAMCo") merged certain of its investment management businesses and substantially all of its assets (the "PFAMCo Group") into Thomson Advisory Group L.P. ("TAG L.P.") (the "Consolidation"). Under generally accepted accounting principles, the Consolidation is accounted for as an acquisition of TAG L.P. by PFAMCo Group, even though the legal form was the reverse. Therefore, the historical financial statements include the operations of PFAMCo Group, in its corporate form, prior to the Consolidation and the combined results of PIMCO Advisors, in its partnership form, for the period since the Consolidation. This information should be read in conjunction with the Consolidated Financial Statements of PIMCO Advisors L.P. and Subsidiaries and the related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of PIMCO Advisors."

                                       FOR THE NINE MONTHS
                                       ENDED SEPTEMBER 30,                    FOR THE YEARS ENDED DECEMBER 31,
                                      ---------------------     ------------------------------------------------------------
                                        1997         1996         1996         1995         1994         1993         1992
                                      --------     --------     --------     --------     --------     --------     --------
                                      (UNAUDITED)    (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Total revenues......................  $344,210     $287,161     $392,024     $323,014     $180,263     $165,856     $120,155
Operating expenses..................   232,572      190,975      261,978      215,271      145,220      131,447       93,011
Amortization of intangibles, options
  and restricted units..............    31,000       30,852       41,171       42,723        6,202           --           --
                                      --------     --------     --------     --------     --------     --------     --------
Operating income....................    80,638       65,334       88,875       65,020       28,841       34,409       27,144
Other income, net...................     3,249        2,401        3,454        3,964        1,083          864        1,115
                                      --------     --------     --------     --------     --------     --------     --------
Income before income tax expense....    83,887       67,735       92,329       68,984       29,924       35,273       28,259
Income tax expense..................     1,226          834        1,201          517       10,669       15,556       11,405
                                      --------     --------     --------     --------     --------     --------     --------
Net income..........................  $ 82,661     $ 66,901     $ 91,128     $ 68,467     $ 19,255     $ 19,717     $ 16,854
                                      ========     ========     ========     ========     ========     ========     ========
Net income allocated to:
  General Partner and Class A
    Limited Partner units...........  $ 45,329     $ 39,421     $ 52,916     $ 46,655     $  4,976
  Class B Limited Partner units.....    37,332       27,480       38,212       21,812        1,128
  Pre-Consolidation.................        --           --           --           --       13,151
                                      --------     --------     --------     --------     --------
Total...............................  $ 82,661     $ 66,901     $ 91,128     $ 68,467     $ 19,255
                                      ========     ========     ========     ========     ========
NET INCOME PER UNIT(1):
General Partner and Class A Limited
  Partner units.....................  $   1.06     $   0.96     $   1.29     $   1.16     $   0.12
Class B Limited Partner units.......  $   1.06     $   0.76     $   1.05     $   0.59     $   0.03
WEIGHTED AVERAGE NUMBER OF UNITS
  OUTSTANDING (POST-CONSOLIDATION):
Units outstanding:
  General Partner...................       800          800          800          800          800
  Class A Limited Partner...........    40,146       40,132       40,135       40,108       40,018
  Class B Limited Partner...........    32,983       32,961       32,961       32,961       32,961
                                      --------     --------     --------     --------     --------
Total...............................    73,929       73,893       73,896       73,869       73,779
Weighted average effect of unit
  options...........................     3,906        2,915        3,119        1,684          984
                                      --------     --------     --------     --------     --------
Total...............................    77,835       76,808       77,015       75,553       74,763
                                      ========     ========     ========     ========     ========
DIVIDENDS/DISTRIBUTIONS.............  $104,042     $ 97,560     $131,604     $ 89,613     $ 24,384     $ 22,158     $ 12,950
                                      ========     ========     ========     ========     ========     ========     ========
FINANCIAL CONDITION AT END OF
  PERIOD:
Total assets(2).....................  $365,728     $373,545     $358,500     $369,592     $379,708     $ 70,388     $ 43,189
Total liabilities...................    86,752       68,802       62,257       38,035       34,179       44,567       17,686
                                      --------     --------     --------     --------     --------     --------     --------
Total Partners' capital(3)..........  $278,976     $304,743     $296,243     $331,557     $345,529     $ 25,821     $ 25,503
                                      ========     ========     ========     ========     ========     ========     ========

                                       FOR THE NINE MONTHS                    FOR THE YEARS ENDED DECEMBER 31,
                                       ENDED SEPTEMBER 30,                    --------------------------------
                                        1997         1996         1996         1995         1994         1993         1992
                                      --------     --------     --------     --------     --------     --------     --------
                                      (UNAUDITED)    (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
OTHER STATISTICS:
Assets under management (in
  millions).........................  $130,632     $104,540     $110,022     $ 95,182     $ 72,175     $ 57,182     $ 43,737
Operating Profit Available for
  Distribution(1)...................   113,830       97,763      132,314      111,205       12,306           --           --
Cash flows provided by operating
  activities........................   112,502      119,882      140,446       86,921       25,852       23,620        9,309
Cash flows (used in) provided by
  investing activities..............   (16,598)      (2,983)      (2,446)     (17,771)      22,401         (436)      (1,149)
Cash flows used in financing
  activities........................  (104,042)     (97,560)    (131,604)     (89,238)      (2,549)     (14,900)     (15,800)

---------------
(1) Computed on earnings following the Consolidation. Operating Profit Available for Distribution is defined by the PIMCO Advisors Partnership Agreement as the sum of net income plus non-cash charges from the amortization of intangible assets, non-cash compensation expenses arising from option and restricted unit plans, and losses of any subsidiary which is not a flow-through entity for tax purposes.

(2) Upon completion of the Consolidation, approximately $284.9 million of intangible assets were created. See Note 3 in the Notes to the Consolidated Financial Statements of PIMCO Advisors L.P. and Subsidiaries.

(3) Stockholders' equity before the Consolidation.

                RISK FACTORS AND OTHER IMPORTANT CONSIDERATIONS

     Each Public Unitholder should carefully read this entire Prospectus, including the Exhibits and the documents incorporated herein by reference, and should give particular attention to the considerations discussed below.

     When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "intend" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding events, conditions and financial trends that may affect the Partnership's future plans of operations, business strategy, results of operations and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those described below under "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Partnership" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of PIMCO Advisors" and elsewhere in this Prospectus.

RISKS RELATING TO OWNERSHIP OF PIMCO ADVISORS THROUGH THE PARTNERSHIP

     The Partnership's operating income is derived from its investment in PIMCO Advisors GP Units. Therefore, an investment in the Partnership Units will effectively involve the same risks as the Public Unitholders' current investment in PIMCO Advisors LP Units. These risks include the following:

  RELIANCE ON KEY PERSONNEL AND PROFIT-SHARING PAYMENTS

     The ability of PIMCO Advisors and the Investment Management Firms to attract and retain clients is dependent to a large extent on their ability to attract and retain key employees, including skilled portfolio managers. Certain of PIMCO Advisors employees are responsible for significant client relationships. In particular, PIMCO Advisors depends, to a significant extent, on the services of William H. Gross of Pacific Investment Management and key portfolio managers of each of the other Investment Management Firms. Mr. Gross is one of the best-known fixed income portfolio managers in the United States, and the loss of his services could have a material adverse effect on PIMCO Advisors. In order to help retain these and other key personnel, each of the Investment Management Firms has a substantial profit-sharing plan for its senior management. Oppenheimer Capital maintains a benefit plan for its senior management which offers a significant profits interest in the performance of the Investment Management Firm. The other Investment Management Firms reserve a substantial percentage of their adjusted net book income for profit-sharing payments (45% in the case of Pacific Investment Management and CCI, and in the case of the other Investment Management Firms, 15% of the first $3.0 million of such income, 25% of the next $2.0 million of such income, 40% of the next $5.0 million of such income and 45% of such income in excess of $10 million). These profit-sharing payments significantly reduce the amount of the Investment Management Firms' profits that is distributed to PIMCO Advisors and becomes available for distribution to unitholders of PIMCO Advisors and indirectly to unitholders of the Partnership. There can be no assurance that key personnel will be retained.

  COMPETITION

     The investment management business is highly competitive. PIMCO Advisors and its Investment Management Firms compete with a large number of other domestic and foreign investment management firms, commercial banks, insurance companies, broker-dealers and other financial services providers. Some of the financial services companies with which the firms compete have greater resources, assets under management and administration than PIMCO Advisors and the Investment Management Firms and offer a broader array of investment products and services.

     PIMCO Advisors believes that the most important factors affecting its success are the abilities, performance records and reputations of its investment managers, and the development of new investment and marketing strategies. The relative importance of these factors varies depending on the type of investment management service involved. Client service is also an important competitive factor. PIMCO Advisors ability to increase and retain client assets could be adversely affected if client accounts underperform the market over time or if key investment managers leave the firms. The ability of PIMCO Advisors and the Investment Management Firms to compete with other investment management firms is also dependent, in part, on the relative attractiveness of their investment philosophies and methods under prevailing market conditions. There are relatively few barriers to entry by new investment management firms in the institutional managed accounts business, which increases competitive pressure.

     A large number of mutual funds are sold to the public by investment management firms, broker-dealers, insurance companies and banks in competition with mutual funds sponsored by PIMCO Advisors. Many competitors apply substantial resources to advertising and marketing their mutual funds which may adversely affect the ability of PIMCO Advisors-sponsored funds to attract new retail clients and to retain retail assets under management.

  FACTORS AFFECTING FEE REVENUES

     General Considerations

     Investment management agreements between Investment Management Firms and their clients typically provide for fees based on a percentage of the assets under management, determined at least quarterly and valued at current market levels. The percentage of the fee applicable to a particular classification of assets under management is a function of several factors. For example, investments or strategies which have a higher degree of risk and uncertainty command a higher percentage fee. Therefore, significant fluctuations in securities prices or in the investment patterns of clients that result in shifts in assets under management can have a material effect on PIMCO Advisors consolidated revenues and profitability. Such fluctuations in asset valuations and client investment patterns may be affected by overall economic conditions and other factors influencing the capital markets and the net sales of mutual fund shares generally, including interest rate fluctuations. Virtually all of PIMCO Advisors revenues are derived from investment management agreements with clients that are terminable at any time or upon 30 to 60 days' notice, as is the case generally in the investment management industry. Any termination of agreements representing a significant portion of assets under management could have an adverse impact on PIMCO Advisors results of operations. The investment management business is highly competitive and fees vary among investment managers. Some of the Investment Management Firms' fees are higher than those of many investment managers relative to the average size of accounts under management. Each Investment Management Firm's ability to maintain its fee structure in the competitive environment is dependent to a large extent on the ability of its investment managers to provide clients with service and investment returns that will cause clients to be willing to pay those fees. There can be no assurance that the Investment Management Firms will be able to retain their clients or sustain their fee structures in the future.

     Reliance on Performance-Based Fees

     Approximately 5.3%, 4.5% and 4.1% of PIMCO Advisors revenues (as adjusted to combine with the revenues of Oppenheimer Capital) for the nine months ended September 30, 1997 and the years ended December 31, 1996 and December 31, 1995, respectively, were derived from performance-based fees. Most of these revenues are attributable to Pacific Investment Management's operations. To earn a performance-based fee with respect to an account, the relevant Investment Management Firm must generally outperform a specific benchmark over a particular period. Performance-based fee arrangements make revenues more volatile, but also provide an opportunity to earn higher fees than could be obtained under fee arrangements based solely on a percentage of assets under management. Pacific Investment Management's StocksPLUS(R) product, which accounted for $11.3 billion of assets under management at September 30, 1997, is subject to a performance-based arrangement in which under-performance relative to the S&P 500 over a particular time period results in no fees being paid by clients, while superior performance results in incentive fees that are not subject to a cap. In addition to the StocksPLUS accounts, several large fixed income accounts aggregating approximately $10.9 billion at September 30, 1997, also have performance-based fee arrangements. Pacific Investment Management's performance-based fee arrangements, including the StocksPLUS fee arrangement, can materially affect Pacific Investment Management's revenues, and thus those of PIMCO Advisors, from period to period.

  USE OF DERIVATIVES

     The use of derivatives by investors has received national attention in recent years because of losses suffered on investments in derivatives. The Investment Management Firms, from which PIMCO Advisors obtains its operating income, have used derivatives and plan to continue using derivatives in the future. In particular, Pacific Investment Management has used derivatives since 1980 in various ways, principally to manage portfolio risk and exploit market inefficiencies.

  LIABILITY AS GENERAL PARTNER

     After the Restructuring, the Public Unitholders will be limited partners in the Partnership. The Partnership's sole business is holding PIMCO Advisors GP Units. As a general partner of PIMCO Advisors, the Partnership is liable for the obligations of PIMCO Advisors although the PIMCO Advisors assets would be used first to satisfy such obligations. As limited partners, the Public Unitholders will not be liable for obligations of the Partnership. However, their investment in the Partnership may be adversely affected to the extent the Partnership is required to satisfy PIMCO Advisors obligations.

OTHER RISKS

  LACK OF PARTICIPATION IN MANAGEMENT; VOTING

     As the sole general partner of the Partnership and the general partner with a controlling interest in PIMCO Advisors, PGP has ultimate control over the operations of the Partnership and PIMCO Advisors. Limited partners of the Partnership have only limited voting rights on matters affecting the Partnership's business and have no right to participate in the management of the Partnership or PIMCO Advisors. Holders of Partnership Units have no voting rights regarding the selection of the management board of the Partnership. If PGP resigned or was removed as general partner and the limited partners of the Partnership elected to continue the operations of the Partnership, its successor would be elected by holders of a majority of Partnership Units outstanding. A vote of holders of 80% or more of the Partnership Units is required to remove PGP as general partner of the Partnership, and PGP and its affiliates may vote their Partnership Units, if any, with respect to removal (while PGP owns no Partnership Units, 154,356 Partnership Units are owned by PIMCO Advisors, which is controlled by PGP). However, even if PGP were removed as general partner of the Partnership, such removal would not affect its status as the controlling general partner of PIMCO Advisors.

  CASH DISTRIBUTIONS

     Distributions to limited partners of the Partnership will be dependent upon distributions by PIMCO Advisors, which, in turn, are dependent upon the Distributable Cash of PIMCO Advisors. Distributable Cash is defined in the PIMCO Advisors Partnership Agreement as the Operating Profit Available for Distribution (as defined below in "Recent Unit Prices and
Distributions -- Distribution Policy") less the amount, if any, required for expenses, for capital expenditures, for future payments on indebtedness, as reserves or otherwise in the business of PIMCO Advisors, determined in the discretion of the general partners. While PIMCO Advisors pays all of the Partnership's expenses (other than taxes), after December 31, 1997, distributions on the Partnership Units will be less than those on PIMCO Advisors units due to tax on the Partnership's gross income from active businesses.

                               THE RESTRUCTURING

INTRODUCTION

     Due to recent legislation, after December 31, 1997, certain publicly traded limited partnerships, including PIMCO Advisors and the Partnership, will become subject to federal taxation as a corporation unless they elect to be subject to a tax on their gross income from active businesses or unless their partnership interests cease to be publicly traded by such date. The limited partner units in both PIMCO Advisors and the Partnership are currently publicly traded, and they represent the same economic interest in the business of PIMCO Advisors. In order to consolidate the public ownership of PIMCO Advisors in one entity and to prevent PIMCO Advisors from being subject to such a tax while permitting the Public Unitholders to maintain an investment in a publicly traded entity, PIMCO Advisors will effect the Restructuring, pursuant to authority granted in the PIMCO Advisors Partnership Agreement, by contributing, on behalf of the Public Unitholders, all of the PIMCO Advisors units held by Public Unitholders to the Partnership effective as of December 31, 1997. In the Restructuring, the Public Unitholders will receive one Partnership Unit for each PIMCO Advisors unit contributed on their behalf. Each Partnership Unit will have one underlying PIMCO Advisors unit. Accordingly, Public Unitholders will continue to hold indirectly through the Partnership the same economic interest in PIMCO Advisors as they did before the Restructuring. Effective January 1, 1997, the Partnership will elect to be subject to the tax on gross income from active businesses rather than be subject to taxation as a corporation. The general partners of PIMCO Advisors have expressly been granted authority to effect the Restructuring without the consent of or other action by the limited partners under the PIMCO Advisors Partnership Agreement.

TERMS OF THE RESTRUCTURING

  TIMING

     The Restructuring is expected to occur on December 31, 1997. Failure to effect the Restructuring on or prior to the Effective Date in the absence of a change in the applicable tax laws would result in PIMCO Advisors being subject to a tax on certain of its gross income for part or all of the 1998 taxable year.

  CONTRIBUTION OF PUBLICLY OWNED UNITS TO THE PARTNERSHIP

     Following the close of business on the Effective Date, all of the PIMCO Advisors LP Units held of record by a Public Unitholder will be contributed to the Partnership. The general partners have the authority to effect this contribution pursuant to Section 16.1 of the PIMCO Advisors Partnership Agreement. See "-- Authority of General Partner to Effect the Restructuring." Upon contribution of the PIMCO Advisors LP Units to the Partnership, the Partnership will convert the PIMCO Advisors LP Units into PIMCO Advisors GP Units in accordance with the PIMCO Advisors Partnership Agreement. In exchange for each contributed PIMCO Advisors LP Unit, the Partnership will issue one Partnership Unit to the Public Unitholder whose unit is contributed. The Partnership Units are listed on the NYSE. The general partners of PIMCO Advisors, on behalf of the Public Unitholders, will take all actions necessary for the Public Unitholders to be admitted as limited partners of the Partnership. Following the Effective Date, all trading in the PIMCO Advisors Class A LP Units on the NYSE will cease, and thereafter the Partnership Units will be the sole publicly-traded investment in the PIMCO Advisors business.

  CONTINUING RELATIONSHIP WITH PIMCO ADVISORS

     In connection with the Restructuring, the Partnership and PIMCO Advisors will enter into an Operating Agreement which will govern the ongoing relationship of the Partnership and PIMCO Advisors, and provide, among other things, that: (i) the Partnership shall take such actions as shall be required from time to time so as to ensure that the number of outstanding Partnership Units is at all times equal to the number of PIMCO Advisors units held by the Partnership and its subsidiaries which are allocable to the limited partner interests in the Partnership, (ii) the Partnership shall provide certain holders of PIMCO Advisors units a limited right to exchange their PIMCO Advisors units for Partnership Units (see "Relationship Between the Partnership and PIMCO Advisors -- Exchange Rights"), (iii) the Partnership shall assume and agree to perform the obligations of PIMCO Advisors under PIMCO Advisors unit incentive plans and certain agreements relating to the issuance of PIMCO Advisors units, (iv) the Partnership shall adopt and maintain one or more unit incentive plans for the benefit of individuals providing services to the Partnership, PIMCO Advisors and their respective subsidiaries, and (v) the Partnership shall not engage in any business other than that incidental to its ownership of PIMCO Advisors units and its status as a general partner of PIMCO Advisors. See "Relationship Between the Partnership and PIMCO Advisors -- Operating Agreement."

REASONS FOR THE RESTRUCTURING

  GENERAL

     The primary purposes of the Restructuring are to (i) permit Public Unitholders to continue to maintain an investment in a publicly traded entity while consolidating all public ownership of PIMCO Advisors into one entity and
(ii) allow PIMCO Advisors to become a private partnership, which will not be subject to the new tax on the gross income from active businesses of publicly traded partnerships. Management believes that there are several benefits associated with combining the public ownership in the PIMCO Advisors enterprise into a single entity. The number of public holders in the one entity will be greater than the number in either the Partnership or PIMCO Advisors individually, which should have a favorable impact on market liquidity. Additionally, the combination will simplify the organizational structure of the PIMCO Advisors business and reduce confusion in the marketplace created by two publicly traded securities representing essentially the same investment. Finally, having a single public entity will substantially reduce administrative costs. The Restructuring also will benefit the Nonpublic Unitholders of PIMCO Advisors because they will retain an interest in a partnership (PIMCO Advisors) that will not be subject to the new federal tax on gross income that will apply to certain publicly traded partnerships, including the Partnership, after December 31, 1997.

  CONSOLIDATION OF PUBLIC OWNERSHIP INTO THE PARTNERSHIP

     Both PIMCO Advisors units and Partnership Units represent an investment in the business of PIMCO Advisors and both are currently publicly traded on the NYSE. Management believes that consolidating all of the public ownership of PIMCO Advisors into the Partnership through the Restructuring should substantially reduce administrative burdens and costs, increase liquidity and eliminate confusion in the marketplace, thereby making the Partnership Units more attractive to investors.

  PRESERVATION OF PARTNERSHIP TAXATION FOR NONPUBLIC UNITHOLDERS

     Under current law, after December 31, 1997, PIMCO Advisors will become subject to federal taxation as a corporation unless it elects to be subject to a federal tax on its gross income from active businesses or unless PIMCO Advisors Class A LP Units cease to be publicly traded prior to that time (and may be subject to similar taxes imposed by states in which PIMCO Advisors is subject to such taxes). By effecting the Restructuring, PGP intends to preserve the current tax treatment of PIMCO Advisors for its Nonpublic Unitholders by terminating the public trading of PIMCO Advisors Class A LP Units. See "-- Interests of Certain Persons in the Restructuring."

EFFECTS OF THE RESTRUCTURING

  PUBLIC UNITHOLDERS WILL BECOME LIMITED PARTNERS OF THE PARTNERSHIP

     As a result of the Restructuring, the Public Unitholders will cease to be limited partners of PIMCO Advisors and will become limited partners of the Partnership. As limited partners of the Partnership, their rights will be governed by the Amended and Restated Agreement of Limited Partnership of Oppenheimer Capital, L.P. (the "Partnership Agreement"), rather than the PIMCO Advisors Partnership Agreement. See "Description of Partnership Units." The sole business of the Partnership after the Restructuring will continue to be that of holding PIMCO Advisors GP Units, and each Partnership Unit will represent an indirect investment in a single PIMCO Advisors unit. Accordingly, Public Unitholders will continue to hold indirectly through the Partnership the same economic interest in PIMCO Advisors as they did before the transaction. Nonpublic Unitholders will remain partners in PIMCO Advisors after the Restructuring.

  EFFECT ON DISTRIBUTIONS

     As a publicly traded partnership, the Partnership will be subject to a 3.5% federal tax on its gross income from active businesses after December 31, 1997. Accordingly, while the Partnership's expenses (other than taxes) will be paid by PIMCO Advisors, distributions on the Partnership Units will be less than the distributions received by the Partnership on the PIMCO Advisors GP Units owned by it. See "Recent Unit Prices and Distributions -- Distribution Policy of the Partnership."

  MANAGEMENT AND CONTROL OF THE PARTNERSHIP

     PGP is the controlling general partner of PIMCO Advisors and the sole general partner of the Partnership. Accordingly, after the Restructuring, Public Unitholders will continue to hold interests in an entity controlled by PGP. PGP has delegated its authority to manage the day to day operations of the Partnership to a management board. See "Management of the Partnership."

  PIMCO ADVISORS NOT SUBJECT TO A TAX

     As a result of the Restructuring, PIMCO Advisors is expected to be treated as a non-publicly-traded partnership for tax purposes. Accordingly, Nonpublic Unitholders will continue to receive distributions from PIMCO Advisors without any reduction for taxes on the gross income of PIMCO Advisors.

  TAX CONSEQUENCES OF THE RESTRUCTURING TO UNITHOLDERS

     The exchange of PIMCO Advisors units for Partnership Units is intended to be treated for federal income tax purposes as a contribution of property to a partnership in exchange for an interest in the Partnership. As such, under
Section 721 of the Internal Revenue Code of 1986, as amended (the "Code"), no gain or loss will be recognized by the exchanging party or the Partnership on the exchange. The exchanging party will have a tax basis in its Partnership Units equal to the tax basis such party had in the surrendered PIMCO Advisors units and will have a holding period for the Partnership Units that includes the holding period that it had for the surrendered PIMCO Advisors units. Furthermore, the Partnership will have a tax basis in the contributed PIMCO Advisors units equal to the tax basis of such PIMCO Advisors units in the hands of the exchanging party and will have a holding period for the PIMCO Advisors units that includes the holding period for such PIMCO Advisors units in the hands of the exchanging party. See "Certain Federal Income Tax Consequences."

EXISTING ECONOMIC INTERESTS OF THE PARTNERS

     Interests in PIMCO Advisors are divided into units of limited partner interest and units of general partner interest. PIMCO Advisors GP Units are held only by general partners of PIMCO Advisors, but have the same economic rights, including rights to distributions, as PIMCO Advisors LP Units. Limited partner units of PIMCO Advisors are further divided into Class A units and Class C units and, until March 1, 1998, Class B units. The general partner units are divided into Class A units and, until March 1, 1998, Class B units. For each fiscal quarter ending on or prior to December 31, 1997, the Class A units have had a priority right over Class B units with respect to distributions. Beginning with the fiscal quarter ending March 31, 1998, the priority right to distributions for Class A units will cease and Class A units and Class B units will represent identical interests in PIMCO Advisors. PIMCO Advisors issued 6.0 million Class C units of limited partner interest ("PIMCO Advisors Class C units") in connection with the Oppenheimer Capital Merger. All of the PIMCO Advisors Class C units are currently held by Opgroup, a wholly-owned corporate subsidiary of PIMCO Advisors. The PIMCO Advisors Class C units have the same economic rights as the other PIMCO Advisors LP Units, except that distributions with respect to the PIMCO Advisors Class C units are limited to $3.00 per annum per unit. Effective January 1, 1998, the PIMCO Advisors Partnership Agreement will be amended to entitle the Class C LP Units to a minimum distribution of $2.75 per unit per year, commencing with the quarter ending March 31, 1998, and to cause the Class C LP Units to be convertible at the election of the holder into PIMCO Advisors Class A LP Units on a one-for-one basis. All PIMCO Advisors Class C LP Units are held by a subsidiary of PIMCO Advisors, and PIMCO Advisors has no present intention of converting such units.

AUTHORITY OF THE GENERAL PARTNER TO EFFECT THE RESTRUCTURING

     In order to protect Nonpublic Unitholders from an Adverse Partnership Tax Event (as defined below), the PIMCO Advisors Partnership Agreement confers on the general partners broad authority to effect one or more restructurings of PIMCO Advisors to prevent a change in its partnership tax status. An Adverse Partnership Tax Event is defined in the PIMCO Advisors Partnership Agreement as
(i) PIMCO Advisors being treated as an association taxable as a corporation,
(ii) PIMCO Advisors being reconstituted as a corporation, or (iii) PIMCO Advisors otherwise becoming subject to federal taxation on its income, or the occurrence of another event which would have caused any of (i), (ii) or (iii) to occur but for the occurrence of a restructuring of PIMCO Advisors.

     Section 16.1 of the PIMCO Advisors Partnership Agreement provides that the general partners may take all actions appropriate to accomplish one or more restructurings of PIMCO Advisors, without consent of or other action on the part of any other unitholder and whether or not such actions or omissions may treat Public Unitholders differently than the general partners and their affiliates or result in different and more favorable treatment of the general partners and their affiliates. Such actions expressly include, but are not limited to, (a) the creation of one or more business entities controlled by the general partner, affiliates of the general partner or affiliates of PIMCO Advisors, (b) the transfer of all or any part of the business of PIMCO Advisors or assets of PIMCO Advisors to one or more existing or newly-created business entities in exchange for interests in such business entities, which interests may be subject to substantial restrictions on transfer, (c) the initiation of exchange or redemption transactions which will permit and may automatically effect, without the consent of any limited partner, the exchange of some or all outstanding limited partner units for interests in one or more existing or newly-created business entities which hold, directly or indirectly, interests in all or any part of the business of PIMCO Advisors or assets of PIMCO Advisors, (d) the imposition of substantial restrictions on the transferability of some or all of the limited partner units (or interests in one or more successor entities) and
(e) causing PIMCO Advisors and any one or more successor entities to enter into agreements governing their relationships following the restructuring, on terms and conditions determined by the general partners, including, without limitation, agreements providing for (i) the issuance and sale by a successor entity, of its securities and the contribution of the proceeds of such issuance and sale to PIMCO Advisors, in exchange for units or other PIMCO Advisor securities, (ii) the acquisition by a successor entity of businesses or assets and the contribution of such businesses or assets to PIMCO Advisors in exchange for units, (iii) the adoption by a successor entity of one or more employee benefit plans involving the issuance of its securities, the assumption by such successor entity of the outstanding employee benefit plans of such successor entity to PIMCO Advisors, in exchange for units, and (iv) the exchange of outstanding units for securities of a successor entity upon request by the holders of such units, the registration of such securities under federal and state securities laws in connection with a public offering, and the concomitant listing of such securities on a national securities exchange. The PIMCO Advisors Partnership Agreement provides no appraisal or similar rights to any unitholder with respect to any restructuring, nor does it require that the general partners obtain an opinion as to the fairness of any restructuring to the Public Unitholders.

BACKGROUND OF THE GENERAL PARTNERS' RESTRUCTURING AUTHORITY

     At the time of PIMCO Advisors organization in 1987, its publicly traded master limited partnership ("MLP") form offered important tax advantages because there was no federal income tax at the partnership level. In December 1987, however, Congress passed the Revenue Act of 1987, one of the provisions of which provided that MLPs, with certain exceptions not applicable to PIMCO Advisors, would be taxed for federal income tax purposes as corporations. The tax status of MLPs existing on December 17, 1987 was "grandfathered" until December 31, 1997. In August 1997, Congress passed the Taxpayer Relief Act of 1997, which provided, among other things, that any previously grandfathered MLP may elect to continue its partnership status as an "electing 1987 partnership" if it agrees to be subject to a tax on its gross income from active businesses in tax years beginning after December 31, 1997.

     PIMCO Advisors current organizational structure (other than its ownership of Oppenheimer Capital) results from the Consolidation of the investment advisory businesses of certain subsidiaries of PFAMCo, i.e. Pacific Investment Management, Cadence, Parametric, NFJ and Blairlogie, with the investment advisory and mutual fund distribution businesses, including CCI, formerly conducted under the name of TAG L.P., and its affiliate Thomson Investor Services Inc. As part of the Consolidation, PGP replaced Thomson Advisory Group, Inc. ("TAG") as the general partner of PIMCO Advisors.

     Concurrent with their approval of the Consolidation, the limited partners of PIMCO Advisors expressly approved amendments to the PIMCO Advisors Partnership Agreement which, among other things, conferred on the general partners broad authority to effect one or more restructurings of PIMCO Advisors to prevent an adverse change in partnership tax treatment. The amendments to the PIMCO Advisors Partnership Agreement also modified the fiduciary duties of the general partners, including expressly relieving the general partners of any fiduciary or other duties or liabilities to PIMCO Advisors or any unitholder for any actions taken or omitted to be taken in good faith and without recklessness with respect to any restructuring, notwithstanding that such actions or omissions may treat Public Unitholders differently than general partners and their affiliates and result in more favorable treatment of the general partners and their affiliates.

INTERESTS OF CERTAIN PERSONS IN THE RESTRUCTURING

     The Nonpublic Unitholders, including PGP and certain members of the Management Board of PIMCO Advisors (the "PIMCO Advisors Management Board"), have an interest in the Restructuring because, as contemplated by the PIMCO Advisors Partnership Agreement, PIMCO Advisors will preserve partnership tax treatment for the Nonpublic Unitholders' investment in PIMCO Advisors. Under current law, after December 31, 1997, PIMCO Advisors will become subject to federal taxation as a corporation unless it elects to be subject to a tax on its gross income or unless PIMCO Advisors limited partner interests cease to be publicly traded prior to such time as will be accomplished through the Restructuring. After the Restructuring, the Public Unitholders will own interests in a publicly-traded partnership that is subject to a tax on its gross income after December 31, 1997. The Nonpublic Unitholders will continue to hold their interests in PIMCO Advisors, which will not be subject to such a tax on gross income.

ACCOUNTING TREATMENT

     The issuance of new Partnership Units in exchange for PIMCO Advisors units does not create a new basis of accounting since the entities share a common general partner. In accordance with generally accepted accounting principles, the Partnership's investment and capital accounts will be increased by the amount representing the book value of the PIMCO Advisors units contributed. There will be no accounting recognition given for the exchange in the financial statements of PIMCO Advisors.

                   EXCHANGE OF PARTNERSHIP UNIT CERTIFICATES

     As of the Effective Date, the Public Unitholders will become limited partners of the Partnership and cease to be limited partners of PIMCO Advisors. The PIMCO Advisors LP Units held by Public Unitholders on the Effective Date will on that date be transferred to the Partnership on the books of the transfer agent of PIMCO Advisors and reclassified as PIMCO Advisors GP Units in accordance with the PIMCO Advisors Partnership Agreement. Because the general partners of PIMCO Advisors will effect the transfer of the Public Unitholders' units on behalf of the Public Unitholders pursuant to the authority granted to the general partners by the PIMCO Advisors Partnership Agreement, the Public Unitholders do not need to take any action for the transfer to occur.

     As of the Effective Date, each Public Unitholder will become a limited partner of the Partnership and receive one Partnership Unit for each PIMCO Advisors unit it held immediately prior to the Effective Date. As of the Effective Date, the certificates which formerly represented the Public Unitholders' PIMCO Advisors Units will be deemed cancelled and of no further force or effect (except that the certificates must be surrendered as described below in order to receive certificates for Partnership Units received in the Restructuring). Public Unitholders may exchange the certificates which prior to the Effective Date represented PIMCO Advisors LP Units for certificates representing Partnership Units by completing a letter of transmittal, which will be sent to the Public Unitholders after December 31, 1997, and mailing the letter of transmittal, along with their certificates, to the address indicated in the letter of transmittal. Regardless of whether a Public Unitholder submits the letter of transmittal and its certificates, the Public Unitholder will be deemed to own one Partnership Unit for each PIMCO Advisors unit held immediately prior to the Effective Date and will cease to have any direct ownership interest in PIMCO Advisors.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

OVERVIEW OF TRANSACTIONS

     The pro forma condensed financial statements present the effects on the Partnership and PIMCO Advisors of three significant events identified herein as the Opgroup Transaction, the Oppenheimer Capital Merger and the Restructuring.

     The Opgroup Transaction. On November 4, 1997 PIMCO Advisors and Oppenheimer Group Inc. ("Opgroup") completed the acquisition by PIMCO Advisors of 100% of the outstanding common stock of Opgroup in exchange for 2.1 million PIMCO Advisors Class A LP Units and the rights to exchange up to $230 million of outstanding term notes for an additional 6.9 million PIMCO Advisors Class A LP Units at a rate of $33 1/3 per unit. At that date, Opgroup owned various assets including an approximate 32.4% interest in Oppenheimer Capital, the 1% general partner interest in the Partnership and the advisory contracts for eight closed end mutual funds. The Partnership, at that time, owned the remaining 67.6% interest in Oppenheimer Capital. Immediately following the acquisition PIMCO Advisors split the 1% general partner interest in the Partnership into a .01% general partner interest and a .99% limited partner interest, and sold the general partner interest to PGP for $80,000, its approximate book value. As explained further in Note 1 the purchase method of accounting was used by PIMCO Advisors to record the acquisition of Opgroup. These transactions have no accounting impact on the Partnership.

     The Oppenheimer Capital Merger. In the Oppenheimer Capital Merger, Oppenheimer Capital merged with a transitory limited partnership subsidiary of PIMCO Advisors, with the Partnership receiving 26.1 million PIMCO Advisors Class A GP Units of PIMCO Advisors, representing an approximate 23.9% ownership of PIMCO Advisors. This transaction involving entities under common control was accounted for using the book values at PIMCO Advisors. PIMCO Advisors reclassified the amount representing the non-controlling interest into partners capital. The Partnership recorded as its investment in PIMCO Advisors an amount representing the book value of PIMCO Advisors units received. Prior to the Oppenheimer Capital Merger, the Partnership split its units on a 1.67-for-one basis, the effect of which was to align the economic interests of PIMCO Advisors and the Partnership. This split has no accounting impact; however, the post-split units outstanding have been reflected in all per unit computations for the Partnership.

     The Restructuring. On December 31, 1997, the approximately 22.6 million PIMCO Advisors LP Units held by Public Unitholders (assuming that all 9.0 million PIMCO Advisors Class A LP Units issued in or issuable as a result of the Opgroup Transaction will be held by Public Unitholders) will be contributed to the Partnership in exchange for an equal number of Partnership Units. This transaction will be recorded by the Partnership at the amount representing the book value of the PIMCO Advisors LP Units contributed. The Restructuring has no accounting impact on PIMCO Advisors.

     Other. The historical financial information of Oppenheimer Capital, Opgroup and the Partnership are presented herein based upon calendar year results and balances since these entities will change to a calendar year end effective December 31, 1997. Previously Oppenheimer Capital, Opgroup and the Partnership have utilized a fiscal year end of April 30.

     Book value per unit is based upon units outstanding exclusive of the dilutive effects of options, and deferred unit awards.

OPPENHEIMER CAPITAL, L.P.

     The following pro forma condensed financial statements of the Partnership as of September 30, 1997 and for the nine months then ended, and for the year ended December 31, 1996 give effect to the Oppenheimer Capital Merger and the Restructuring transactions described above. The pro forma condensed statement of financial condition has been prepared as though the Oppenheimer Capital Merger and the Restructuring had been effected on September 30, 1997 and the pro forma condensed statements of operations have been prepared as though the Oppenheimer Capital Merger and the Restructuring had been effected on January 1, 1996.

PIMCO ADVISORS L.P.

     The following pro forma condensed financial statements of PIMCO Advisors as of September 30, 1997 and for the nine months then ended, and for the year ended December 31, 1996 give effect to the Opgroup Transaction and the Oppenheimer Capital Merger described above. The pro forma condensed statement of financial condition has been prepared as though the Opgroup Transaction and the Oppenheimer Capital Merger had been effected on September 30, 1997 and the condensed statements of operations have been prepared as though the Opgroup Transaction and the Oppenheimer Capital Merger had been effected on January 1, 1996.

     The pro forma information for the Partnership and PIMCO Advisors is presented for illustrative purposes and does not purport to be indicative of the results which would have been obtained had the transactions been effected on the assumed dates, nor is the information intended to be indicative of the results which may occur in the future. The accompanying Notes to Pro Forma Condensed Financial Statements should be read for a description of the principal assumptions made in the preparation of the pro forma information. Management believes that the assumptions used in the preparation of the pro forma information are reasonable.

                           OPPENHEIMER CAPITAL, L.P.

              PRO FORMA CONDENSED STATEMENT OF FINANCIAL CONDITION
                            AS OF SEPTEMBER 30, 1997

                                     ASSETS

                                                  OPPENHEIMER
                                                    CAPITAL                                        PRO FORMA
                                  OPPENHEIMER     MERGER (NOTE                    RESTRUCTURING       POST
                                    CAPITAL,           2)          PRO FORMA        (NOTE 3)      RESTRUCTURING
                                      L.P.        ADJUSTMENTS     POST MERGER     ADJUSTMENTS      AND MERGER
                                  ------------    ------------    ------------    ------------    ------------
Cash and cash equivalents........ $    157,197    $         --    $    157,197    $         --    $    157,197
Investment in operating
  partnership....................   43,932,954     239,066,002     282,998,956     245,670,755     528,669,711
Intangible assets, net...........   38,220,593     (38,220,593)             --              --              --
Note receivable..................   32,193,000     (32,193,000)             --              --              --
Other assets.....................      380,901              --         380,901              --         380,901
                                  ------------    ------------    ------------    ------------    ------------
     TOTAL ASSETS................ $114,884,645    $168,652,409    $283,537,054    $245,670,755    $529,207,809
                                  ============    ============    ============    ============    ============
                                      LIABILITIES AND PARTNERS' CAPITAL
Partners' capital................ $114,884,645    $168,652,409    $283,537,054    $245,670,755    $529,207,809
                                  ------------    ------------    ------------    ------------    ------------
     Total Partners' capital.....  114,884,645     168,652,409     283,537,054     245,670,755     529,207,809
                                  ------------    ------------    ------------    ------------    ------------
     TOTAL LIABILITIES AND
       PARTNERS' CAPITAL......... $114,884,645    $168,652,409    $283,537,054    $245,670,755    $529,207,809
                                  ============    ============    ============    ============    ============
Book Value per Unit
  Outstanding.................... $       4.41                    $      10.88                    $      10.88
                                  ============                    ============                    ============

      See accompanying Notes to Pro Forma Condensed Financial Statements.

                           OPPENHEIMER CAPITAL, L.P.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                       OPPENHEIMER                                        PRO FORMA
                                      OPPENHEIMER    CAPITAL MERGER                    RESTRUCTURING        POST
                                       CAPITAL,         (NOTE 2)         PRO FORMA       (NOTE 3)       RESTRUCTURING
                                         L.P.          ADJUSTMENTS      POST MERGER     ADJUSTMENTS      AND MERGER
                                      -----------    ---------------    -----------    -------------    -------------
REVENUES
  Equity in earnings of operating
     partnership..................... $41,389,363     $ (15,191,689)    $26,197,674     $ 22,732,683     $ 48,930,357
  Interest...........................   2,414,475        (2,414,475)             --               --               --
                                      -----------      ------------     -----------      -----------      -----------
          Total Revenues.............  43,803,838       (17,606,164)     26,197,674       22,732,683       48,930,357
                                      -----------      ------------     -----------      -----------      -----------
EXPENSES
  Amortization of intangibles,
     deferred compensation...........   1,956,000        (1,956,000)             --               --               --
  Other..............................      96,579           (96,579)             --               --               --
                                      -----------      ------------     -----------      -----------      -----------
          Total Expenses.............   2,052,579        (2,052,579)             --               --               --
                                      -----------      ------------     -----------      -----------      -----------
  Income before income tax expense...  41,751,259       (15,553,585)     26,197,674       22,732,683       48,930,357
  Income tax expense (note 5)........          --                --              --               --               --
                                      -----------      ------------     -----------      -----------      -----------
NET INCOME........................... $41,751,259     $ (15,553,585)    $26,197,674     $ 22,732,683     $ 48,930,357
                                      ===========      ============     ===========      ===========      ===========
Earnings per unit.................... $      1.52                       $      1.01                      $       1.01
                                      ===========                       ===========                       ===========
Cash flow per unit................... $      1.85                       $      1.73                      $       1.73
                                      ===========                       ===========                       ===========
Units outstanding -- adjusted for
  split
  All classes of units...............  26,054,414                --      26,054,414       22,608,372       48,662,786
  Dilutive effect of options and
     awards..........................   1,467,596        (1,467,596)             --               --               --
                                      -----------      ------------     -----------      -----------      -----------
          Total......................  27,522,010        (1,467,596)     26,054,414       22,608,372       48,662,786
                                      ===========      ============     ===========      ===========      ===========

      See accompanying Notes to Pro Forma Condensed Financial Statements.

                           OPPENHEIMER CAPITAL, L.P.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                      OPPENHEIMER                                      PRO FORMA
                                      OPPENHEIMER    CAPITAL MERGER                   RESTRUCTURING      POST
                                       CAPITAL,         (NOTE 2)        PRO FORMA      (NOTE 3)      RESTRUCTURING
                                         L.P.         ADJUSTMENTS      POST MERGER    ADJUSTMENTS     AND MERGER
                                      -----------    --------------    -----------    -----------    -------------
REVENUES
  Equity in earnings of operating
     partnership..................... $40,125,810     $ (14,726,366)   $25,399,444    $22,040,030     $ 47,439,474
  Interest...........................   3,219,300        (3,219,300)            --             --               --
                                      -----------      ------------    -----------    -----------      -----------
          Total Revenues.............  43,345,110       (17,945,666)    25,399,444     22,040,030       47,439,474
                                      -----------      ------------    -----------    -----------      -----------
EXPENSES
  Amortization of intangibles,
     deferred compensation...........   3,912,000        (3,912,000)            --             --               --
  Other..............................     128,772          (128,772)            --             --               --
                                      -----------      ------------    -----------    -----------      -----------
          Total Expenses.............   4,040,772        (4,040,772)            --             --               --
                                      -----------      ------------    -----------    -----------      -----------
  Income before income tax expense...  39,304,338       (13,904,894)    25,399,444     22,040,030       47,439,474
  Income tax expense (note 5)........          --                --             --             --               --
                                      -----------      ------------    -----------    -----------      -----------
NET INCOME........................... $39,304,338     $ (13,904,894)   $25,399,444    $22,040,030     $ 47,439,474
                                      ===========      ============    ===========    ===========      ===========
Earnings per unit.................... $      1.43                      $      0.97                    $       0.97
                                      ===========                      ===========                     ===========
Cash flow per unit................... $      1.91                      $      1.92                    $       1.92
                                      ===========                      ===========                     ===========
Units outstanding -- adjusted for
  split
  All classes of units...............  26,054,414                --     26,054,414     22,608,372       48,662,786
  Dilutive effect of options and
     awards..........................   1,467,596        (1,467,596)            --             --               --
                                      -----------      ------------    -----------    -----------      -----------
          Total......................  27,522,010        (1,467,596)    26,054,414     22,608,372       48,662,786
                                      ===========      ============    ===========    ===========      ===========

      See accompanying Notes to Pro Forma Condensed Financial Statements.

                              PIMCO ADVISORS L.P.

              PRO FORMA CONDENSED STATEMENT OF FINANCIAL CONDITION
                            AS OF SEPTEMBER 30, 1997

                                     ASSETS

                                                                                                OPPENHEIMER
                                                                 OPGROUP                          CAPITAL
                                  PIMCO                        TRANSACTION    PRO FORMA POST   MERGER (NOTE
                                 ADVISORS                       (NOTE 1)         OPGROUP            2)         PRO FORMA POST
                                   L.P.          OPGROUP       ADJUSTMENTS     TRANSACTION      ADJUSTMENTS        MERGER
                               ------------   -------------   -------------   --------------   -------------   --------------
Cash and cash equivalents....  $ 33,172,652   $  34,245,574   $ (32,193,000)  $   35,225,226   $  32,193,000   $   67,418,226
Fees receivable..............    81,617,543      47,180,390              --      128,797,933              --      128,797,933
Short term investments.......    24,934,892       3,440,224              --       28,375,116              --       28,375,116
Intangible assets, net.......   180,815,838       1,196,100     838,618,536    1,020,630,474              --    1,020,630,474
Fixed assets, net............    10,801,603       3,682,175              --       14,483,778              --       14,483,778
Other assets.................    34,385,585       3,381,092              --       37,766,677              --       37,766,677
                               ------------   -------------    ------------   ---------------  -------------   ---------------
    TOTAL ASSETS.............  $365,728,113   $  93,125,555   $ 806,425,536   $1,265,279,204   $  32,193,000   $1,297,472,204
                               ============   =============    ============   ===============  =============   ===============
                                              LIABILITIES AND PARTNERS' CAPITAL
Accounts payable, accrued
  expenses and other.........  $ 24,187,295   $   9,118,651   $          --   $   33,305,946   $          --   $   33,305,946
Accrued compensation.........    53,085,409      16,517,311              --       69,602,720              --       69,602,720
Other non current
  liabilities................     9,479,234     263,198,378    (262,193,000)      10,484,612              --       10,484,612
                               ------------   -------------    ------------   ---------------  -------------   ---------------
    Total Liabilities........    86,751,938     288,834,340    (262,193,000)     113,393,278              --      113,393,278
                               ------------   -------------    ------------   ---------------  -------------   ---------------
Non-controlling interest in
  subsidiary.................            --      45,063,146     532,933,617      577,996,763    (577,996,763)              --
                               ------------   -------------    ------------   ---------------  -------------   ---------------

Partners' capital............   286,063,032    (172,765,681)    535,684,919      648,982,270     610,189,763    1,259,172,033
Unamortized compensation.....    (7,086,857)    (68,006,250)             --      (75,093,107)             --      (75,093,107)
                               ------------   -------------    ------------   ---------------  -------------   ---------------
    Total Partners'
      Capital................   278,976,175    (240,771,931)    535,684,919      573,889,163     610,189,763    1,184,078,926
                               ------------   -------------    ------------   ---------------  -------------   ---------------
    TOTAL LIABILITIES AND
      PARTNERS' CAPITAL......  $365,728,113   $  93,125,555   $ 806,425,536   $1,265,279,204   $  32,193,000   $1,297,472,204
                               ============   =============    ============   ===============  =============   ===============
Book Value per Unit
  Outstanding................  $       3.77                                   $         6.92                   $        10.86
                               ============                                   ===============                  ===============

      See accompanying Notes to Pro Forma Condensed Financial Statements.

                              PIMCO ADVISORS L.P.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                                          OPPENHEIMER
                                                            OPGROUP                         CAPITAL
                                PIMCO                     TRANSACTION                        MERGER
                               ADVISORS                     (NOTE 1)       PRO FORMA        (NOTE 2)     PRO FORMA
                                 L.P.         OPGROUP     ADJUSTMENTS   POST ACQUISITION  ADJUSTMENTS   POST MERGER
                             ------------   ------------  ------------  ----------------  ------------  ------------
REVENUES
  Investment advisory
     fees................... $302,240,609   $159,924,705  $         --    $462,165,314    $         --  $462,165,314
  Distribution and servicing
     fees...................   40,316,623      3,983,566            --      44,300,189              --    44,300,189
  Other income..............    1,652,823             --            --       1,652,823              --     1,652,823
                             ------------   ------------  ------------    ------------    ------------  ------------
          Total Revenues....  344,210,055    163,908,271            --     508,118,326              --   508,118,326
                             ------------   ------------  ------------    ------------    ------------  ------------
EXPENSES
  Compensation and
     benefits...............  151,560,373     67,973,079            --     219,533,452              --   219,533,452
  Amortization of
     intangibles, deferred
     compensation...........   30,999,737     10,281,739    31,448,195      72,729,671              --    72,729,671
  Commissions...............   32,188,873             --            --      32,188,873              --    32,188,873
  Other.....................   45,574,214     18,104,988            --      63,679,202              --    63,679,202
  Non controlling
     interest...............           --     41,652,072   (19,985,011)     21,667,061     (21,667,061)           --
                             ------------   ------------  ------------    ------------    ------------  ------------
          Total Expenses....  260,323,197    138,011,878    11,463,184     409,798,259     (21,667,061)  388,131,198
                             ------------   ------------  ------------    ------------    ------------  ------------
  Income before income tax
     expense................   83,886,858     25,896,393   (11,463,184)     98,320,067      21,667,061   119,987,128
  Income tax expense........    1,225,610      3,038,553            --       4,264,163              --     4,264,163
                             ------------   ------------  ------------    ------------    ------------  ------------
NET INCOME.................. $ 82,661,248   $ 22,857,840  $(11,463,184)   $ 94,055,904    $ 21,667,061  $115,722,965
                             ============   ============  ============    ============    ============  ============

Earnings per unit (note
  4)........................ $       1.06                                 $       1.07                  $       1.01
                             ============                                 ============                  ============
Units outstanding
  All classes of units......   73,938,686             --     9,019,608      82,958,294      26,054,414   109,012,708
  Dilutive effect of options
     and awards.............    3,906,437             --       703,404       4,609,841       1,467,596     6,077,437
                             ------------   ------------  ------------    ------------    ------------  ------------
          Total.............   77,845,123             --     9,723,012      87,568,135      27,522,010   115,090,145
                             ============   ============  ============    ============    ============  ============

      See accompanying Notes to Pro Forma Condensed Financial Statements.

                              PIMCO ADVISORS L.P.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                             OPPENHEIMER
                                                               OPGROUP                         CAPITAL
                                PIMCO                        TRANSACTION      PRO FORMA         MERGER
                               ADVISORS                        (NOTE 1)          POST          (NOTE 2)       PRO FORMA
                                 L.P.          OPGROUP       ADJUSTMENTS     ACQUISITION     ADJUSTMENTS     POST MERGER
                             ------------    ------------    ------------    ------------    ------------    ------------
REVENUES
  Investment advisory
     fees.................   $342,707,775    $176,561,199    $         --    $519,268,974    $         --    $519,268,974
  Distribution and
     servicing fees.......     48,182,499       4,265,670              --      52,448,169              --      52,448,169
  Other income............      1,134,108              --              --       1,134,108              --       1,134,108
                             ------------    ------------    ------------    ------------    ------------    ------------
          Total
            Revenues......    392,024,382     180,826,869              --     572,851,251              --     572,851,251
                             ------------    ------------    ------------    ------------    ------------    ------------
EXPENSES
  Compensation and
     benefits.............    173,526,137      73,424,810              --     246,950,947              --     246,950,947
  Amortization of
     intangibles, deferred
     compensation.........     41,171,400      13,714,578      41,930,927      96,816,905              --      96,816,905
  Commissions.............     37,738,954              --              --      37,738,954              --      37,738,954
  Other...................     47,258,294      27,881,901              --      75,140,195              --      75,140,195
  Non controlling
     interest.............             --      40,361,521     (26,646,681)     13,714,840     (13,714,840)             --
                             ------------    ------------    ------------    ------------    ------------    ------------
          Total
            Expenses......    299,694,785     155,382,810      15,284,246     470,361,841     (13,714,840)    456,647,001
                             ------------    ------------    ------------    ------------    ------------    ------------
  Income before income tax
     expense..............     92,329,597      25,444,059     (15,284,246)    102,489,410      13,714,840     116,204,250
  Income tax expense......      1,201,417       2,805,887              --       4,007,304              --       4,007,304
                             ------------    ------------    ------------    ------------    ------------    ------------
NET INCOME................   $ 91,128,180    $ 22,638,172    $(15,284,246)   $ 98,482,106    $ 13,714,840    $112,196,946
                             ============    ============    ============    ============    ============    ============
Earnings per unit (note
  4)......................   $       1.17                                    $       1.12                    $       0.97
                             ============                                    ============                    ============
Units outstanding
  All classes of units....     73,938,686              --       9,019,608      82,958,294      26,054,414     109,012,708
  Dilutive effect of
     options and awards...      3,906,437              --         703,404       4,609,841       1,467,596       6,077,437
                             ------------    ------------    ------------    ------------    ------------    ------------
          Total...........     77,845,123              --       9,723,012      87,568,135      27,522,010     115,090,145
                             ============    ============    ============    ============    ============    ============

      See accompanying Notes to Pro Forma Condensed Financial Statements.

               OPPENHEIMER CAPITAL, L.P. AND PIMCO ADVISORS L.P.

               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

1.  THE OPGROUP TRANSACTION

     In its acquisition accounting PIMCO Advisors recorded the net assets acquired at the fair value of the consideration given, including the assumption of $230 million of debt payable to Opgroup's former shareholders, assumption of a $32.2 million note payable to the Partnership and the issuance of 2.1 million units of PIMCO Advisors Class A LP Units. The pro forma adjustments assume that the $230 million of debt is exchanged for 6.9 million PIMCO Advisors Class A LP Units because the cash flow applicable to the units is expected to be higher in the aggregate than the cash flow from interest on the debt and because such presentation results in the most conservative presentation of earnings per unit. Following the closing Opgroup repaid the $32.2 million note, utilizing a cash advance from PIMCO Advisors. Thus the Opgroup Transaction adjustments reflect a reduction in cash of $32.2 million, a reduction in debt of $262.2 million and an increase to Partners' capital of $230 million for these transactions.

     Because PIMCO Advisors exercises effective control over Oppenheimer Capital as its managing general partner, consolidation accounting is used and the non-controlling interest in this subsidiary was recorded at $578.0 million, consistent with the values established for PIMCO Advisors interest in Oppenheimer Capital. The adjustment amount of $532.9 million reflects the elimination of the historical $45.1 million value of the interest carried in Opgroup's statements for this non-controlling interest. The adjustment to increase Partners' capital by $535.7 million results from the assumed exchange of the $230.0 million of debt discussed above; $64.9 million of value associated with the issuance of the 2.1 million PIMCO Advisors Class A LP Units; and the assumption of Opgroup's negative net assets of $240.8 million. The adjustment to intangibles of $838.7 million reflects the elimination of $1.2 million of existing intangibles bringing the total intangibles arising from the Opgroup Transaction to $839.9 million.

     These intangibles will be allocated to the value of the businesses acquired--$32.2 million allocable to the advisory contracts and $807.7 million to the Oppenheimer Capital business. Management believes the expected life of each of these intangibles exceeds the 20 year amortization life to be used for financial statement purposes, which will result in the aggregate annual charge of $41.9 million reflected in the adjustments to the pro forma condensed statements of operations. The non-controlling interests, share of this increased amortization amount is also shown as adjustments. PIMCO Advisors will continually evaluate the recoverability of the intangible balances by assessing whether the amortization of the balances over their remaining life can be recovered through expected undiscounted cash flows from future operations of the acquired businesses.

     At the time of the transaction, key management of Oppenheimer Capital were granted rights to 1.3 million Partnership Units with an aggregate value of $68 million. After giving effect to the 1.67-for-one unit split of Partnership Units, PIMCO Advisors will issue 2,171,000 PIMCO Advisors' units to support these awards. These units will be received upon vesting on the third, fourth and fifth anniversaries of the closing of the Opgroup Transaction. The cost will be amortized to compensation expense over a five-year period.

2.  THE OPPENHEIMER CAPITAL MERGER

     For PIMCO Advisors The adjustments to the condensed statement of financial condition reflect the contribution of available cash at the Partnership arising from the aforementioned repayment of the $32.2 million note, and the contribution of the non controlling interest in Oppenheimer Capital at the book value of $578.0 million, to PIMCO Advisors in exchange for an equivalent market value of PIMCO Advisors units--approximately 26.1 million PIMCO Advisors Class A LP Units. The aggregate book value of the assets contributed of $610.2 million represents the adjustment to Partners' capital. The adjustments to the condensed statements of operations eliminate the portion of the net earnings previously allocated to the non-controlling interest.

               OPPENHEIMER CAPITAL, L.P. AND PIMCO ADVISORS L.P.

     For the Partnership The adjustments to the condensed statement of financial condition reflect the receipt of 26.1 million PIMCO Advisors Class A LP Units from PIMCO Advisors in replacement of its investment in Oppenheimer Capital and related intangible assets and the cash received from the repayment of the $32.2 million note. The adjustment of $168.7 million to Partners' capital reflects establishing the investment in PIMCO Advisors at $283.0 million (the proportionate amount of PIMCO Advisors Partners' capital). The adjustments to the condensed statements of operations eliminate the amounts previously recorded as equity in earnings from Oppenheimer Capital and in replacement thereof record a proportionate share of PIMCO Advisors' pro forma earnings. The adjustments also eliminate the interest income and related taxes associated with the note which was paid off, and amortization of intangibles that no longer exist.

3.  THE RESTRUCTURING OF PIMCO ADVISORS

     The adjustment of $245.7 million to the investment in operating partnership represents the Partnership's increased ownership by virtue of its receipt of
22.6 million PIMCO Advisors LP Units, or approximately 20.7% of the outstanding PIMCO Advisors units, recorded at the per unit book value of PIMCO Advisors. The Partnership will issue an equal number of its units to the contributing partners of PIMCO Advisors and Partners' capital reflects the increase associated with that issuance.

     The adjustments to the condensed statements of operations of the Partnership reflect the inclusion of an approximate 20.7% additional interest in the pro forma results of operations of PIMCO Advisors, representing the proportionate ownership of the new interests contributed.

               OPPENHEIMER CAPITAL, L.P. AND PIMCO ADVISORS L.P.

4.  RECOGNITION OF PROPORTIONATE EARNINGS OF PIMCO ADVISORS

     Subsequent to December 31, 1997, Class A LP Units and Class B LP Units of PIMCO Advisors will participate as one class in earnings and distribution rights. Accordingly, the historical priority of the PIMCO Advisors Class A LP Units will no longer exist. The pro forma post-Oppenheimer Transaction and pro forma post-Oppenheimer Capital Merger results reflect treatment of all units on an equal basis and as one group, and thus a blended distribution and earnings per unit at the PIMCO Advisors level as will be utilized in reporting the results of operations for any unitholder in the future. In addition, all calculations are based upon the number of units outstanding and the dilutive effects of options as of September 30, 1997. As a result, the pro forma earnings per unit and distributions per unit at PIMCO Advisors, are as follows:

                                                    DECEMBER 31, 1996         SEPTEMBER 30, 1997
                                                -------------------------   -----------------------
                                                 AS REPORTED    PRO FORMA   AS REPORTED   PRO FORMA
                                                -------------   ---------   -----------   ---------
    CLASS A UNITS
    PIMCO Advisors
      Earnings per unit.......................      $1.29         $1.17        $1.06        $1.06
      Distributions per unit..................      $1.88         $1.79        $1.54        $1.54
    PIMCO Advisors after the Opgroup
      Transaction
      Earnings per unit.......................                    $1.12                     $1.07
      Distributions per unit..................                    $1.92                     $1.69
    PIMCO Advisors after the Opgroup
      Transaction and the Oppenheimer Capital
      Merger
      Earnings per unit.......................                    $0.97                     $1.01
      Distributions per unit..................                    $1.92                     $1.73

    CLASS B UNITS
    PIMCO Advisors
      Earnings per unit.......................      $1.05         $1.17        $1.06        $1.06
      Distributions per unit..................      $1.68         $1.79        $1.54        $1.54
    PIMCO Advisors after the Opgroup
      Transaction
      Earnings per unit.......................                    $1.12                     $1.07
      Distributions per unit..................                    $1.92                     $1.69
    PIMCO Advisors after the Opgroup
      Transaction and the Oppenheimer Capital
      Merger
      Earnings per unit.......................                    $0.97                     $1.01
      Distributions per unit..................                    $1.92                     $1.73

5.  PROVISION FOR FEDERAL TAX ON PUBLICLY TRADED PARTNERSHIPS

     In August 1997, federal tax legislation was passed which permits publicly traded partnerships to elect to continue to be treated as partnerships for federal tax purposes. For those partnerships so electing, including the Partnership, commencing in 1998 there will be imposed a federal tax of 3.5% on gross income derived from active businesses of the Partnership and any partnerships in which it holds an interest. In certain states comparable state legislation is expected to result in the imposition of a state level tax of approximately 1% calculated in the same manner as the federal assessment and applied to gross income from the conduct of active businesses in such states. The accompanying pro forma financial information has not been adjusted to reflect the imposition of these taxes assuming they had been in effect during the periods presented. It is expected, however, that cash flow available for distribution would have been reduced by approximately 11% because of these taxes.

                                THE PARTNERSHIP

GENERAL

     The Partnership is a Delaware limited partnership which as its sole business holds 26.1 million PIMCO Advisors GP Units, representing an approximately 23.9% interest in PIMCO Advisors. The Partnership was formed as a Delaware limited partnership in 1987.

     PIMCO Advisors is one of the nation's largest investment management firms with approximately $190 billion of assets under management at October 31, 1997 (as adjusted to include the assets under management of Oppenheimer Capital). PIMCO Advisors offers a broad range of investment management services and styles to institutional and retail investors, combining the fixed income-oriented investment management operations of Pacific Investment Management, the equity-oriented operations of Oppenheimer Capital and five smaller affiliated domestic and international equity investment management firms, and mutual fund operations. PIMCO Advisors provides investment management services primarily to
(i) large institutional clients through separate accounts, (ii) smaller institutional clients and financial intermediaries through the institutional share classes of the PIMCO Funds (described below) and (iii) retail investors through the retail share classes of the PIMCO Funds, which are sold principally through broker-dealers.

     PIMCO Advisors strategy is to pursue growth by marketing the investment management expertise, performance record and reputation of its seven Investment Management Firms. The Investment Management Firms are six Delaware partnerships:
Pacific Investment Management, Oppenheimer Capital, CCI, Cadence, NFJ and Parametric and one United Kingdom limited partnership, Blairlogie.

     The seven Investment Management Firms are structured as separate subsidiaries. PIMCO Advisors believes this decentralized structure enables the Investment Management Firms to implement their own distinct investment strategies and philosophies, providing financial and other incentives for the managers of each of the firms to render superior performance and client service. The Managing Directors of the Investment Management Firms have a significant profits interest in their respective Investment Management Firms, as well as substantial economic interests in PIMCO Advisors.

     The Partnership's business results from the November 30, 1997 merger of Oppenheimer Capital with a subsidiary of PIMCO Advisors. Prior to November 30, 1997, the Partnership's only significant asset was an approximately 67.6% interest in Oppenheimer Capital. In the Oppenheimer Capital Merger, Oppenheimer Capital became a wholly-owned subsidiary of PIMCO Advisors and the Partnership received 26.1 million PIMCO Advisors GP Units.

     PGP is the sole general partner of the Partnership and is the controlling general partner of PIMCO Advisors. The Partnership has five employees.

     The Partnership's principal offices are located at 800 Newport Center Drive, Newport Beach, California 92660. The Partnership's telephone number is
(714) 717-7022.

RECENT DEVELOPMENTS

     The Opgroup Transaction. On November 4, 1997, PIMCO Advisors acquired the investment advisory assets of Opgroup, including a 32.4% managing general partner interest in Oppenheimer Capital, the one percent general partner interest in the Partnership and one percent general partner interests in three subsidiaries of Oppenheimer Capital and the ownership of Value Advisors LLC, a newly formed limited liability company holding eight closed-end investment fund management contracts formerly held by Advantage Advisors, Inc. As consideration for these assets, the Opgroup stockholders received 2,119,608 PIMCO Advisors Class A LP Units, rights (the "Opgroup Exchange Rights") to acquire up to 6,900,000 additional PIMCO Advisors Class A LP Units (or, after the Restructuring, an equivalent number of Partnership Units) at $33 1/3 per unit upon exchange of 6% Senior Notes due December 1, 2037 of Opgroup (the "Opgroup Notes") and rights to require PIMCO Advisors to re-purchase some or all of these units for $25.50 per unit (the "Opgroup Put Rights") (the "Opgroup Transaction").

     PIMCO Advisors acquisition of Opgroup's investment advisory assets in the Opgroup Transaction was accomplished as follows:

          (i) Immediately prior to the transaction, Opgroup redeemed certain shares of its outstanding stock in exchange for (A) $244 million in available cash, (B) $150 million in Opgroup Notes and (C) an $80 million face amount Certificate of Long-Term Indemnity Indebtedness (which is reduced upon the occurrence of certain indemnity obligations with respect to the investment management assets), which under certain circumstances converts into an equal principal amount of Opgroup Notes. The Opgroup Notes are limited in recourse to the assets of Opgroup.

          (ii) Following the redemption, a newly-formed, wholly-owned limited liability company subsidiary of PIMCO Advisors merged with and into Opgroup. In the merger, Opgroup became a subsidiary of PIMCO Advisors, and the Opgroup Stockholders received 2,119,608 PIMCO Advisors Class A LP Units, the Opgroup Exchange Rights, and the Opgroup Put Rights. The Opgroup stockholders also received certain registration rights with respect to these units. See "Certain Relationships and Transactions."

          (iii) Immediately following the merger, Opgroup, then a subsidiary of PIMCO Advisors, caused its subsidiary Oppenheimer Financial Corp. ("Opfin") to contribute (i) the ownership of Value Advisors LLC and the one percent general partner interest in the Partnership to PIMCO Advisors, and then
     (ii) Opfin's 32.4% managing general partner interest in Oppenheimer Capital and the one percent general partner interests in three subsidiaries of Oppenheimer Capital to Value Advisors LLC (then a subsidiary of PIMCO Advisors). In exchange for these contributions, Opfin received 6,000,000 PIMCO Advisors Class C Units. Each PIMCO Advisors Class C LP Unit is entitled to the same proportionate share of profits, losses and distributions as a PIMCO Advisors Class A LP Unit, but with a maximum distribution of $3.00 per year, or $0.75 per quarter subject to a catch-up on an annual basis. In connection with this transaction, the Partnership adopted an amendment to its partnership agreement converting the one percent general partner interest into a one-one hundredth of one percent general partner interest, with the remaining interest converted to Partnership Units. PIMCO Advisors then sold the general partner interest in the Partnership to PGP for $80,000. Subsequent to the closing, PIMCO Advisors loaned $35 million to Opgroup, and Opgroup used a portion of the proceeds of this loan to retire the indebtedness owed by Opfin to the Partnership (the "Opfin Debt").

     The Opgroup Transaction is depicted in the following diagrams:

                           BEFORE OPGROUP TRANSACTION

                           AFTER OPGROUP TRANSACTION

     The Oppenheimer Capital Merger. On November 30, 1997, Oppenheimer Capital merged with a transitory limited partnership subsidiary of PIMCO Advisors, with Oppenheimer Capital surviving. As a result of the Oppenheimer Capital Merger, Oppenheimer Capital became an indirect wholly-owned subsidiary of PIMCO Advisors, and the Partnership (the other general partner of Oppenheimer Capital prior to the Oppenheimer Capital Merger, which held a 67.6% interest in Oppenheimer Capital), received an aggregate of 25.5 million PIMCO Advisors GP Units and was admitted as a general partner of PIMCO Advisors. Concurrent with the merger, the Partnership acquired an additional 0.5 million PIMCO Advisors GP Units for $16.7 million in cash. On December 1, 1997, a 1.67-for-one split of the Partnership Units occurred having the effect that each Partnership Unit outstanding after the unit split represents an economic interest in one PIMCO Advisors GP Unit (after taking account of the 0.3 million PIMCO Advisors GP Units underlying the general partner interest in the Partnership held by PGP).

                        OPPENHEIMER CAPITAL MERGER CHART

                          BUSINESS OF THE PARTNERSHIP

OVERVIEW

     The Partnership is a holding company which owns 26.1 million PIMCO Advisors GP Units, representing an approximately 23.9% interest in PIMCO Advisors. PIMCO Advisors is one of the nation's largest publicly traded investment management firms with approximately $190 billion of assets under management at October 31, 1997 (as adjusted to include the assets under management of Oppenheimer Capital). PIMCO Advisors business is conducted principally through the seven Investment Management Firms, which are subsidiaries of PIMCO Advisors.

GENERAL

     The table below sets forth the assets under management of PIMCO Advisors and its seven Investment Management Firms (as adjusted to include the assets under management of Oppenheimer Capital) at the dates indicated:

                                               ASSETS UNDER MANAGEMENT (IN MILLIONS)
                              ------------------------------------------------------------------------
                                    AT                             AT DECEMBER 31,
                              SEPTEMBER 30,     ------------------------------------------------------
                                   1997           1996        1995        1994      1993(2)    1992(2)
                              --------------    --------    --------    --------    -------    -------
Pacific Investment
  Management................     $108,531       $ 88,147    $ 76,371    $ 56,883    $53,001    $41,249
Oppenheimer Capital.........       60,915         48,227      37,266      28,508     26,144     26,277
Columbus Circle Investors...       11,462         14,159      12,670      10,304      9,848      8,070
Cadence Capital
  Management................        4,929          3,229       2,393       1,762      1,647        940
Parametric Portfolio
  Associates................        2,519          2,001       1,569       1,546      1,385        932
NFJ Investment Group........        2,271          1,743       1,455       1,072        966        534
Blairlogie Capital
  Management................          875            673         645         479         97         --
Other(1)....................           45             70          79         129      1,194      2,630
                                 --------       --------    --------    --------    -------    -------
          Total.............     $191,547       $158,249    $132,448    $100,683    $94,282    $80,632
                                 ========       ========    ========    ========    =======    =======

---------------
(1) Includes assets under management not advised or subadvised by the Investment Management Firms. For years ended December 31, 1992 and 1993, includes assets invested in the Cash Accumulation Trust, a money market fund, which is currently subadvised by Columbus Circle Investors.

(2) Pro forma as if the Consolidation had occurred on January 1, 1993.

     The table below sets forth the aggregate assets under management of PIMCO Advisors and its seven Investment Management Firms (as adjusted to include the assets under management of Oppenheimer Capital) by investment type:

                                                      ASSETS UNDER MANAGEMENT (IN MILLIONS)
                                               ----------------------------------------------------
                                                    AT                    AT DECEMBER 31,
                                               SEPTEMBER 30,     ----------------------------------
                                                   1997            1996         1995         1994
                                               -------------     --------     --------     --------
Institutional Separate Accounts
  Fixed Income...............................    $  78,621       $ 63,388     $ 55,362     $ 42,582
  Equity.....................................       49,865         44,053       37,984       28,678
Institutional Mutual Funds(1)
  Fixed Income...............................       22,565         19,592       16,732       11,830
  Equity.....................................        5,728          5,077        3,768        2,515
Retail Mutual Funds
  Fixed Income...............................        3,801          3,262        2,578        2,479
  Equity.....................................       20,033         14,939       10,364        7,064
Wrap Fee and Option Management...............        7,649          5,020        2,820        2,930
Retail Money Market..........................        3,285          2,918        2,840        2,605
                                                 ---------        -------      -------     --------
          Total..............................    $ 191,547       $158,249     $132,448     $100,683
                                                 =========        =======      =======     ========

---------------
(1) Includes assets managed under pooling arrangements.

     PIMCO Advisors markets its investment management services to institutional and mutual fund clients through client service representatives at each of the Investment Management Firms and through distributors including PIMCO Funds Distribution Company ("PFD", formerly known as PIMCO Advisors Distribution Company), a wholly-owned broker-dealer which distributes and markets shares of the retail mutual funds of PIMCO Advisors.

     The revenues of PIMCO Advisors and its seven Investment Management Firms consist principally of management fees based on the value of assets under management and in some cases the performance of the advisor. The table below sets forth management fees for PIMCO Advisors and its seven Investment Management Firms (as adjusted to combine with the management fees of Oppenheimer Capital) for the periods indicated:

                                                                  MANAGEMENT FEES
                                     --------------------------------------------------------------------------
                                      NINE MONTHS
                                         ENDED                         YEAR ENDED DECEMBER 31,
                                     SEPTEMBER 30,     --------------------------------------------------------
                                         1997            1996         1995       1994(2)    1993(2)    1992(2)
                                     -------------     --------     --------     --------   --------   --------
                                                                   (IN THOUSANDS)
Pacific Investment Management......    $ 200,433       $222,274     $180,937     $141,218   $144,487   $106,279
Oppenheimer Capital................      159,925(3)     176,561(3)   147,087(3)   118,933    106,345     88,503
Columbus Circle Investors..........       43,835         63,698       53,078       44,363     39,460     32,151
Cadence Capital Management.........       17,456         17,873       14,555       12,120      9,504      6,103
Parametric Portfolio Associates....        3,160          3,466        3,753        4,451      4,505      2,932
NFJ Investment Group...............        6,331          7,271        5,916        4,967      3,795      2,007
Blairlogie Capital Management......        3,224          3,721        2,916          420         23         --
Other(1)...........................       27,802         20,038       20,455       23,936     20,592     22,805
                                        --------       --------     --------     --------   --------   --------
         Total.....................    $ 462,166       $514,902     $428,697     $350,408   $328,711   $260,780
                                        ========       ========     ========     ========   ========   ========

---------------
(1) Includes revenues not directly allocable to the investment management services of the Investment Management Firms, the management fees of the Cash Accumulation Trust and intercompany eliminations.

(2) Pro forma as if the Consolidation had occurred on January 1, 1993.

(3) Includes fees from former Advantage Advisers Funds.

     A principal component of PIMCO Advisors marketing strategy is the historical performance of the Investment Management Firms relative to selected benchmarks over long periods of time. For example, Pacific Investment Management stresses its record in equaling or exceeding client-selected performance benchmarks over long periods through a measured risk taking approach that emphasizes preservation of capital. Over the last 5 years, Pacific Investment Management's Total Return composite, representing approximately 57% of Pacific Investment Management's total assets under management at September 30, 1997, outperformed the Lehman Brothers Aggregate Bond Index by approximately 159 basis points (8.51% compared to 6.92%) annually on a compound basis after adjusting for the advisory fees paid to Pacific Investment Management.

PRIMARY MARKETS AND STRATEGY FOR GROWTH

     The two primary markets for the investment management services offered by the Investment Management Firms are the institutional market and the mutual fund market. Several of the Investment Management Firms also manage private accounts for high net worth individuals.

  INSTITUTIONS

     The institutional market for investment management services includes corporate, government and multi-employer pension plans, charitable endowments and foundations, and corporations purchasing investment management services for their own account. Each of the Investment Management Firms serves the institutional market and conducts its own institutional marketing activities. In general, the Investment Management Firms' marketing approach targets Fortune 1,000 companies and other large institutional investors. The Investment Management Firms seek to develop client relationships through investment management performance and focused and responsive client service. Their business strategies also involve increasing assets under management for non-US clients, expanding the array of fixed income and equity products offered to clients, seeking to expand market share with medium and smaller institutional investors by offering pooled investment vehicles such as the PIMCO Funds (described below), and otherwise seeking to diversify and expand their businesses by investment strategy, method of delivery and markets.

  MUTUAL FUNDS

     Like the institutional market for investment management services, the mutual fund market has expanded rapidly in recent years.

     The mutual fund industry is highly competitive and is characterized by a high degree of fragmentation and a large and rapidly increasing number of product offerings. Marketing strategies, product development, business development, sales expertise and servicing are increasingly important. The traditional channel for the distribution of mutual funds (other than money market funds) is through brokerage firms that are not affiliated with the funds' sponsor organization and that are compensated primarily through front-end sales loads deducted from the purchaser's investment at the time of the sale. Increasingly other distribution arrangements and channels have become important. These include "no-load" or "low-load" funds, sold primarily through direct marketing efforts or captive sales forces affiliated with the sponsor organization; "private label" and "proprietary" funds managed by and offered primarily through, or to customers of, a financial organization such as a brokerage firm, insurance company or bank; and "back-end load" or "level load" funds offered through brokerage and other third-party channels, but with compensation to the selling brokers being funded through commission advances from the funds' sponsor which are recovered through ongoing charges against fund assets assessed under Rule 12b-1 under the Investment Company Act of 1940, as amended, contingent deferred sales charges assessed against shareholders at the time they redeem their investments, or a combination of such sources.

     PIMCO Advisors retail strategy is to build a "brand name" awareness of the fund group both at the broker-dealer level and the retail investor level, creating a valuable, long-term franchise. Leveraging off the depth and expertise of its Investment Management Firms, PIMCO Advisors has recently developed several new funds to enhance its product line and expects to continue to supplement its fund offerings.

  EXPANSION OPPORTUNITIES

     PIMCO Advisors actively seeks opportunities to expand its business and product offerings through acquisitions, strategic alliances or other business combinations, and is often in discussions with numerous prospects regarding possible transactions. While PIMCO Advisors is engaged in certain preliminary discussions, it has not reached an agreement for any such transaction, and there can be no assurances that any such transactions will occur.

INVESTMENT MANAGEMENT FIRMS

  PACIFIC INVESTMENT MANAGEMENT COMPANY (PACIFIC INVESTMENT MANAGEMENT)

     General

     Pacific Investment Management had aggregate assets under management at September 30, 1997 and December 31, 1996 of $108.5 billion and $88.1 billion, respectively, of which 89.5% and 90.0%, respectively, consisted of fixed income accounts and 10.5% and 10.0%, respectively, consisted of equity-related accounts. Pacific Investment Management's clients principally include large and medium-sized corporate pension and profit sharing plans, public pension plans, multiemployer pension plans, foreign institutions and foundations and endowment funds. Its client list includes many of the nation's largest pension funds, foundations and endowments and other institutional investors.

     Investment Strategy

     Pacific Investment Management believes that its strength in the management of fixed income assets is derived from its investment philosophy, which stresses a long-term or secular focus, active management, with measured risktaking, and the application of strong analytical capabilities across all fixed income market sectors. Under Pacific Investment Management's investment philosophy, longer term macro-economic trends are key inputs to portfolio strategy, and moderate portfolio duration ranges are favored to reduce volatility relative to client-specified benchmarks. Pacific Investment Management's investment strategy process begins with a "top-down" approach utilizing an intensive review of long-term and cyclical trends to anticipate interest rates, volatility, yield curve shape and credit trends. These forecasts become the basis for the major portfolio strategies. Pacific Investment Management then uses a "bottom up" process to select specific portfolio investments.

     In managing fixed income investment advisory accounts, within client and mutual fund guidelines, Pacific Investment Management uses a broad array of fixed income investments, including investment grade and below investment grade securities, as well as derivatives. Pacific Investment Management has developed and employs, in the case of derivatives as well as other instruments, various risk controls at the portfolio and individual instrument levels in an effort to evaluate and monitor interest rate, liquidity and credit quality risk.

     As part of its active management style, Pacific Investment Management uses internally developed, proprietary computer software programs in managing its clients' assets rather than analytical models purchased from outside sources. Pacific Investment Management believes that its proprietary computer technology provides it with an important competitive advantage.

     Pacific Investment Management has sought to expand its client base beyond the traditional defined benefit pension market, and has increased its presence in the defined contribution pension market. Pacific Investment Management's strategy also involves focusing on financial service aggregators of retail assets such as unaffiliated sponsors of mutual funds and other registered investment advisors (including fee-based financial planners) who recommend the use of "no-load" mutual funds such as the institutional and administrative classes of PIMCO Funds PIMS Series (as defined below under -- PIMCO Advisors Mutual Funds) to their clients, and consultant alliances. In addition, Pacific Investment Management seeks to increase both institutional and retail assets under management from non-US investors.

     Investment Products. Pacific Investment Management offers a range of investment services for both fixed income and equity assets:

          FIXED INCOME PORTFOLIOS. Pacific Investment Management offers a variety of strategies for clients with fixed income portfolios, designed to reflect each particular client's investment objective:

        Total Return Portfolios -- Pacific Investment Management structures total return portfolios with the objective of realizing maximum total return, consistent with the preservation of capital and prudent investment management across the spectrum of fixed income securities. This strategy generally results in a portfolio duration of three to six years. Portfolios utilizing this strategy represented approximately $66 billion of Pacific Investment Management's total assets under management at September 30, 1997.

        Low Duration Portfolios -- Pacific Investment Management has actively managed low duration accounts since 1979 (overall portfolio duration one to three years). The objectives in the low duration portfolios are to preserve principal through investment in low-volatility instruments, while seeking to achieve superior riskadjusted returns.

        Other Duration Specific or Sector Specific Portfolios -- Pacific Investment Management also offers clients active management of portfolios based upon specific duration targets (e.g., long duration portfolios or guaranteed investment contract ("GIC") alternative products which are designed to outperform GICs) and sector emphases (e.g., international, high-yield, or mortgages).

        International And Other Portfolios. -- Pacific Investment Management, as investment advisor to a series of offshore funds and individual clients, provides fixed income investment advice to non-US investors. Assets under management for these offshore funds totaled $1.2 billion and $476 million at September 30, 1997 and December 31, 1996, respectively. Pacific Investment Management also serves as subadvisor for a series of term trusts investing in mortgage related securities that are marketed to Japanese investors. These trusts had assets of $1.3 billion and $1.4 billion at September 30, 1997 and December 31, 1996, respectively. Pacific Investment Management also serves as subadvisor for nine families of US mutual funds sponsored by other mutual fund complexes. Total assets under management for these nonaffiliated funds at September 30, 1997 and December 31, 1996 were $2.7 billion and $3.5 billion, respectively.

          EQUITY RELATED PORTFOLIOS. Pacific Investment Management also manages an enhanced equity based strategy StocksPLUS, which accounted for $11.3 billion of assets under management at September 30, 1997. StocksPLUS represents a proprietary technique developed by Pacific Investment Management that combines the active management of stock index futures (to provide a proxy for equity market returns) with active management of a short-term fixed income portfolio using much of the same analytics as is used by Pacific Investment Management in its fixed income portfolios.

     Set forth below is a table showing Pacific Investment Management's assets under management and the number of portfolios at the dates indicated:

                                                ASSETS UNDER MANAGEMENT ($ IN MILLIONS)(1)
                                      ---------------------------------------------------------------
                                                                       AT DECEMBER 31,
                                       AT SEPTEMBER     ---------------------------------------------
                                            30,
                                           1997             1996            1995            1994
                                      ---------------   -------------   -------------   -------------
                                      NO.     AMOUNT    NO.   AMOUNT    NO.   AMOUNT    NO.   AMOUNT
                                      ----   --------   ---   -------   ---   -------   ---   -------
Fixed Income Portfolios:
  Total Return Portfolios...........   203   $ 62,001   182   $51,078   162   $45,075   153   $34,681
  Low Duration Portfolios...........    30      6,687    30     5,829    30     5,365    25     4,253
  Other Duration Specific or Sector
     Specific Portfolios:
     Duration/Specific..............    16     11,069    17     9,514    10     7,719    11     3,506
     GIC Alternatives...............    33      4,676    21     2,918    13     1,968    12     1,634
     Mortgages......................    17      3,966    15     3,545    19     4,514    25     4,649
     Global/Non-US..................    31      4,412    17     3,096     9     1,670     8     1,680
     Other..........................    20      4,337    11     3,318    14     2,359    10     1,750
                                       ---   --------   ---   -------   ---   -------   ---   -------
          Total.....................   350     97,148   293    79,298   257    68,670   244    52,153
                                       ---   --------   ---   -------   ---   -------   ---   -------
Equity/Related Portfolios:
  StocksPLUS........................    20     11,342    20     8,838    20     7,591    17     4,636
  Other.............................     1         41     1        11     4       110     4        94
                                       ---   --------   ---   -------   ---   -------   ---   -------
          Total.....................    21     11,383    21     8,849    24     7,701    21     4,730
                                       ---   --------   ---   -------   ---   -------   ---   -------
TOTAL ASSETS UNDER MANAGEMENT.......   371   $108,531   314   $88,147   281   $76,371   265   $56,883
                                       ===   ========   ===   =======   ===   =======   ===   =======

---------------

(1) Includes the managed assets of PIMCO Funds.

     Performance-Based Fees. Pacific Investment Management's fee schedules are typically computed as a percentage of assets under management. Pacific Investment Management's StocksPLUS product, which accounted for $11.3 billion of assets under management at September 30, 1997, generally is subject to a performance-based fee schedule in which underperformance relative to the S&P 500 index over a particular time period results in no fees being paid by clients and superior performance results in incentive fees that are not subject to a cap. The StocksPLUS fee arrangement can materially affect Pacific Investment Management's total revenues from period to period.

     In addition to the StocksPLUS accounts, several large fixed income accounts also have performance-based fee arrangements. For these accounts, Pacific Investment Management must outperform a specified fixed income benchmark over a particular time period in order to receive a performance-based fee, but generally is entitled to a base fee determined with reference to the value of assets under management. Such arrangements can make Pacific Investment Management's revenues volatile, but also provide an opportunity to earn higher fees than could be obtained under fee arrangements based solely on a percentage of assets under management.

     Employees

     Pacific Investment Management's 13 Managing Directors have an average of 18 years of industry experience. Of the 13 Managing Directors, three (William H. Gross, William F. Podlich, III and James F. Muzzy) have been associated with Pacific Investment Management since its founding and the other ten have been with Pacific Investment Management for an average of 11 years. At September 30, 1997, the firm-wide staff of 314 included 59 investment professionals, of whom 20 are Chartered Financial Analysts. Pacific Investment Management's portfolio managers, including the fixed income staff (25 professionals), are responsible for research and trading. Account managers (40 professionals) are primarily responsible for client relationship management and/or marketing.

  OPPENHEIMER CAPITAL

     General

     Oppenheimer Capital has over $60 billion in assets under management as of September 30, 1997. Oppenheimer Capital's fundamental strategy is to consistently increase its assets under management by providing comprehensive, cost-effective investment management services to its clients. Oppenheimer Capital seeks to combine the preservation of capital in falling markets with market or above-market performance in rising markets.

     Investment Strategies

          INVESTMENT PHILOSOPHY. Oppenheimer Capital seeks to adhere to a disciplined, value-oriented investment philosophy, by identifying company-specific, rather than industry-specific opportunities. By investing in quality securities that are temporarily out of favor or have been overlooked, Oppenheimer Capital seeks to preserve capital in falling markets, reduce volatility compared to the overall market and produce superior returns. Oppenheimer Capital subscribes to a similar value-oriented philosophy with respect to fixed income investing. Oppenheimer Capital seeks to identify the best relative fixed income values available in the market by capitalizing on market inefficiencies which occur as a result of unusual volatility, popular misperceptions, temporary supply or demand shocks and other short-term conditions.

          EQUITY INVESTMENT PROCESS. Original company-specific research drives Oppenheimer Capital's equity investment process. Oppenheimer Capital develops its own investment rationale internally. While each investment is unique, Oppenheimer Capital's investment process generally involves four basic steps. First, Oppenheimer Capital engages in an extensive analysis of corporate fundamentals, focusing on companies with the following characteristics: (i) successful cash flow generation and deployment, (ii) a proven management team whose financial interests are aligned with those of shareholders, (iii) a strong competitive position with significant barriers to entry, (iv) sustainable levels of profitability and (v) capital allocation consistent with creating shareholder value. Second, Oppenheimer Capital's analysts prepare a written investment thesis, which is actively reviewed and debated by the Investment Management Firm's investment professionals. Third, once an investment thesis has been accepted, the subject company's name is added to an approved list, from which Oppenheimer Capital selects securities to construct its investment portfolios. Fourth, Oppenheimer Capital continually reviews each investment thesis to evaluate company performance and uses this review process to guide Oppenheimer Capital's future investment decisions regarding securities of the subject company.

          FIXED INCOME INVESTMENT PROCESS. Every fixed income portfolio is structured according to three critical investment decisions: (i) duration and yield curve positioning; (ii) sector allocation; and (iii) credit quality allocation. Based on extensive analysis of current market dynamics and historical yield relationships, Oppenheimer Capital seeks to add value to client portfolios at each stage of this decision process.

     Investments

     Oppenheimer Capital applies this disciplined valuation approach across a complete spectrum of actively managed US and non-US equity investments:

          CORE VALUE. Core portfolios consist of large and mid-cap equities, generally capitalized in excess of $1 billion. The approved list for core portfolios consists of approximately 75 to 85 companies from which Oppenheimer Capital professionals construct portfolios of 35 to 45 names designed to meet specific client objectives.

          MID-CAP VALUE. Dedicated mid-cap portfolios give Oppenheimer Capital clients the opportunity for focused participation in companies capitalized between $500 million and $5 billion at the time of purchase. From the core and small-cap approved lists, portfolio managers construct portfolios of 25 to 35 securities.

          SMALL-CAP VALUE. Small-cap portfolios seek to take advantage of mispricings that occur in companies in the $50 million to $1 billion capitalization range. Portfolios of 55 to 75 securities are selected from a small-cap approved list of 80 to 100 names.

          NON-US AND GLOBAL VALUE. Oppenheimer Capital has established an international group, Oppenheimer Capital International, to apply its proven value discipline to international markets.

     Revenues

          The revenues of Oppenheimer Capital consist principally of investment management fees generated from accounts under management based primarily on the value of assets in each account and also, to a limited extent, on performance. Total operating revenues increased 34.0% for the three months ended July 31, 1997 to $55.0 million from $41.1 million for the three months ended July 31, 1996. For the five years ended April 30, 1997, Oppenheimer Capital's investment management fee income has grown from $79.5 million to $175.8 million, representing a compound annual increase of 17.2%. Investment management fee income for the three months ended July 31, 1997, as compared to the three months ended July 31, 1996, increased 34.6% from $39.4 million to $53.1 million.

          The sources of Oppenheimer Capital's fee income are diversified and balanced among the public, jointly trusteed and corporate employee benefit plans, endowments and foundations, and individual and small tax-exempt institutions which together account for 67% of fee income. Mutual funds and other commingled products and wrap fee accounts contribute the balance. No single separately managed account represented more than two percent of Oppenheimer Capital's total investment management revenues during the year ended April 30, 1997.

     Assets Under Management

          The following table sets forth the amount of assets under Oppenheimer Capital's management at September 30, 1997 and April 30, 1997, 1996 and 1995 in millions.

                                                    SEPTEMBER 30,   APRIL 30,   APRIL 30,   APRIL 30,
                                                        1997          1997        1996        1995
                                                    -------------   ---------   ---------   ---------
                                                                      (IN MILLIONS)
    Separate Account Management
      Public Employee Benefit Plans...............     $14,610       $ 13,172    $ 10,928    $  8,988
      Jointly Trusteed Benefit Plans..............      12,238         10,659       9,379       7,064
      Corporate Employee Benefit Plans............       8,775          7,294       5,857       4,737
      Endowments & Foundations....................       1,713          1,428       1,106         925
      Individuals & Small Institutions............         700            632         825         623
                                                       -------        -------     -------     -------
    Total Separate Account Management.............      38,036         33,185      28,095      22,337
    Wrap Fee......................................       7,649          6,025       3,469       1,804
    Mutual Funds & Other Commingled Products......      15,230         12,014       9,003       6,256
    Option Management(1)..........................          --             --          --       1,397
                                                       -------        -------     -------     -------
              Total...............................     $60,915       $ 51,224    $ 40,567    $ 31,794
                                                       =======        =======     =======     =======

---------------
(1) During fiscal 1996, Oppenheimer Capital withdrew from the option management business to concentrate on businesses offering higher returns.

     At April 30, 1993 and 1994, total assets under management were (in millions) $26,386 and $29,402, respectively. For the five years ended April 30, 1997, assets under management grew at a compound annual rate of 16.7%.

     Investment Products

     Separate accounts comprise the majority of assets under management, with mutual funds and other commingled products, wrap fee accounts and variable annuities comprising the retail management segment.

          SEPARATE ACCOUNT MANAGEMENT. Oppenheimer Capital's traditional, core business is separate account management, constituting approximately $33.1 billion or 64.8% of assets under management at April 30, 1997. Separate account management includes institutional clients, such as state and local public benefit plans, jointly-trusteed (Taft-Hartley) plans and corporate benefit plans, as well as individual and other tax-free clients. The minimum size for new investment management accounts is generally $10 million for equity accounts and $15 million for fixed income accounts.

          RETAIL MANAGEMENT. Since 1982, Oppenheimer Capital has formed a range of retail businesses including: (i) wrap fee accounts, programs through which brokers offer their clients discretionary portfolio management services; (ii) management of assets for insurance product separate accounts; (iii) equity open-end mutual funds; (iv) closed-end investment companies; and (v) money market open-end mutual funds. In fiscal 1996, Oppenheimer Capital began to implement a strategic decision to withdraw from selling directly to the retail market, and to instead market directly to institutions with strong retail distribution capabilities.

          NEW BUSINESS INITIATIVES. Over the past several years, Oppenheimer Capital has introduced a variety of new products, consistent with its diversification strategy. These products include international equity management offered through Oppenheimer Capital International, collective trust funds offered through Oppenheimer Capital Trust Company and SITs.

     Recently Discontinued Operations and Significant Dispositions

     On January 31, 1997, the Quest For Value Dual Purpose Fund redeemed all 18,004,302 of its income shares for total proceeds of $209 million. On March 3, 1997, the fund began trading as an open-end mutual fund and was renamed Oppenheimer Quest Capital Value Fund. Oppenheimer Capital is currently managing the Oppenheimer Quest Capital Value Fund under a subadvisory agreement with OFI.

     On May 12, 1997, Oppenheimer Capital sold its exclusive license to market financial products to members of the American Medical Association for $1 million.

     Oppenheimer Capital sold its 50% interest in Saratoga Capital Management during the fourth fiscal quarter of 1997.

     Employees

     Oppenheimer Capital has a staff of 344 employees, including 43 investment professionals. The average tenure of these professionals at Oppenheimer Capital is 9 years, and their average investment experience is 19 years. Besides the staff of 43 investment professionals, Oppenheimer Capital has a support staff of 301 individuals.

  COLUMBUS CIRCLE INVESTORS (CCI)

     General

     CCI, based in Stamford, Connecticut and established in 1975, manages discretionary accounts for entities such as corporate, government and union pension and profit sharing plans, foundations and educational institutions, as well as accounts for "high net worth" individuals. In addition, CCI has a private collective investment program for accredited investors. As of September 30, 1997, assets under management by CCI, exclusive of the approximately $5.6 billion of assets of the PIMCO MMS Funds (as defined below under -- PIMCO Advisors Mutual Funds) and the Cash Accumulation Trust under CCI management, were approximately $5.9 billion for 102 clients.

     CCI's principal equity products consist of its "core" portfolios, which accounted for approximately $4.3 billion (or 37%) of its assets under management at September 30, 1997. CCI uses its "positive momentum & positive surprise" style for these portfolios, which principally consist of "large cap" US equity securities. CCI also applies its "positive momentum & positive surprise" style to manage "small cap" portfolios aggregating approximately $3.5 billion (or 30%) of its assets under management at September 30, 1997; "mid cap" portfolios aggregating approximately $1.7 billion (or 15%) of its assets under management at September 30, 1997; and "equity income" portfolios aggregating approximately $460 million (or four percent) of its assets under management at September 30, 1997. CCI also manages several relatively small fixed income, balanced and specialized equity portfolios.

     While net cash inflows for PIMCO Advisors, as a whole, were significant ($7.6 billion during the first nine months of 1997, $6.7 billion in 1996 and $6.6 billion in 1995), CCI experienced substantial net cash outflows in 1995, 1996 and the first nine months of 1997, attributable in large part to underperformance measured against relevant benchmarks in "Large Cap" portfolios. This trend has continued in the fourth quarter of 1997.

     Investment Strategy

     CCI's investment strategy has remained essentially unchanged since 1975. CCI's investment philosophy is based on the premise that companies producing results which exceed the expectations of investors and Wall Street equity research analysts will have rising stock prices, while companies with disappointing results will experience stock price decline. CCI's investment discipline focuses on the potential for "positive momentum & positive surprise." CCI monitors numerous factors, including political and economic developments, secular trends and industry and group dynamics, in addition to company-specific events, to determine which companies are best-positioned to achieve revenue and earnings acceleration. In addition to meeting the criteria for potential "positive momentum & positive surprise," thorough fundamental analysis is completed prior to making an investment decision. Depending upon market conditions, CCI seeks to enhance investment performance by writing "covered" call and stock index options on securities held in equity accounts.

     Seven of the equity portfolios within the PIMCO Funds (plus the Tax Exempt
Fund) currently are managed by the same individuals who manage CCI's individual and institutional private accounts. Accordingly, the CCI investment philosophy and techniques described above are also applied to such equity and fixed income funds. CCI's policy is to accept only new accounts of $10 million or more (except in its accredited investors program). In 1995, CCI formed Columbus Circle Trust Company, a limited purpose Connecticut trust company, which enables CCI to provide trust and investment advisory services to smaller accounts.

     Employees

     Two of CCI's nine Managing Directors, Irwin F. Smith and Donald A. Chiboucas, have been with CCI since its founding in 1975. Mr. Smith also previously served as Chairman and Chief Executive Officer of Thomson Advisory Group, L.P. At September 30, 1997, CCI had 94 employees, of whom 38 were investment professionals. In July 1997, Mr. Christopher Burnham jointed the firm as its Chief Executive Officer and President.

  CADENCE CAPITAL MANAGEMENT (CADENCE)

     General

     Cadence, based in Boston, Massachusetts and established in 1988, specializes in disciplined, growth-oriented management of equity securities. At September 30, 1997, Cadence had $4.9 billion of assets under management, managed separate account portfolios for 77 clients and subadvised five portfolios within the PIMCO Funds.

     Investment Strategy

     Cadence is a "growth at a reasonable price" equity manager. Cadence's philosophy is to participate in the long-term growth of the equity markets by constructing fully invested portfolios of stocks selling at reasonable valuations in relation to the fundamental prospects of the underlying companies. Cadence uses a disciplined, "bottom-up" investment process which utilizes quantitative screening for favorable fundamental and valuation attributes, followed by "hands-on" qualitative research to confirm the apparent business trends. Cadence structures its portfolios to be broadly based, typically including 80 to 100 issues.

     The investment strategy of Cadence involves the application of a proprietary investment management process to different universes of equity securities which are usually differentiated by market capitalization into four categories: large cap (the top 1,000 market cap issues), mid cap (market cap of over $500 million excluding the largest 250 issues), small cap ($100 million to $1 billion) and micro cap (up to $100 million). Through this strategy, Cadence is able to differentiate its investment products while remaining focused on a single investment style.

     Employees

     The three Managing Directors of Cadence include David B. Breed, a founder of the firm; William Bannick, who joined Cadence Inc. in October 1992; and Katherine A. Burdon, who joined Cadence Inc. in December 1992 and was promoted to Managing Director in May 1995. Mr. Breed is the Chief Executive Officer of Cadence and is responsible for the original development and ongoing maintenance of the investment process. Mr. Bannick is responsible for investment management and client service. Ms. Burdon is a portfolio manager/analyst with client services responsibilities and research responsibilities in healthcare, telecommunications, and broadcast media. Cadence had a total of 28 employees at September 30, 1997, including seven portfolio managers in addition to Mr. Breed.

  PARAMETRIC PORTFOLIO ASSOCIATES (PARAMETRIC)

     Parametric, based in Seattle, Washington, and established in 1987, specializes in the management of broadly diversified domestic and international equity strategies for tax-exempt and taxable clients. The firm offers active and indexed strategies which are structured to meet client specific risk and return objectives.

Active portfolios seek superior returns relative to an assigned benchmark within a risk controlled framework, while indexed portfolios are constructed to closely track an appropriate index. In addition, Parametric manages tax efficient separate account strategies for a growing clientele of taxable investors.

     Parametric uses quantitative techniques in portfolio construction and management. The active portfolios are designed to maintain economic sector allocations similar to the benchmark. Security selection is based on a ranking system which evaluates each stock's exposure to valuation, earnings and momentum factors. Portfolios are optimized to achieve a diversified group of securities which have exposure to factors associated with superior return and risk characteristics.

     Parametric manages a wide variety of index funds which extend to both large and small capitalizations and across value and growth styles. The international assignments include allocations to developed countries and emerging markets.

     At September 30, 1997, Parametric had assets under management of $2.5 billion, managed separate accounts for 29 clients, and served as subadvisor for two portfolios within the PIMCO Funds and seven portfolios for several unaffiliated families of funds.

  NFJ INVESTMENT GROUP (NFJ)

     NFJ, based in Dallas, Texas and established in 1989, is a disciplined, value-oriented manager of equity securities. NFJ's specialty is investing in a combination of low P/E stocks with high dividends selected through a proprietary screening model. NFJ's business strategy involves targeting the U.S. pension and mutual fund markets with specific attention to the pension consultants which dominate the pension market. NFJ believes that its value niche and conservative investment style is attractive to prospective clients because it naturally complements the styles of other growth or core equity managers. NFJ has developed a structured process with a systematic buy/sell discipline based on fundamental research and computer modeling. NFJ's investment philosophy is based on research showing that portfolios with a combination of low P/E stocks and high dividends consistently outperform market indices. The low P/E bias is based on the belief that "out of favor" stocks are not normally subjected to significant negative earnings surprises because their low P/E ratios already incorporate the market's negative expectations. The high dividend component offers an "income cushion" to protect returns when market conditions are unfavorable. At September 30, 1997, NFJ had assets under management of $2.3 billion, managed separate account portfolios for 25 clients and also served as manager for seven portfolios within the PIMCO Funds and seven unaffiliated families of funds.

  BLAIRLOGIE CAPITAL MANAGEMENT (BLAIRLOGIE)

     Blairlogie, based in Edinburgh, Scotland and founded in late 1992, specializes in international equity investments. Blairlogie provides an international investment product that combines country selection strategies with the systematic application of an investment process more typically used by U.S. investment firms. Blairlogie focuses its marketing efforts in the U.S. and seeks to capitalize on increased demand for international investment products by U.S. pension funds and retail-oriented U.S. mutual funds. Blairlogie's investment strategy involves the application of fundamental valuation criteria to country allocations and then to stock selection in order to enhance client returns over time, while seeking a relatively low level of overall portfolio risk. Blairlogie's future business strategy may also include the development of investment management relationships in the United Kingdom and other parts of Europe. At September 30, 1997, Blairlogie had assets under management of $875 million in the managed separate account portfolios for nine clients and served as manager for three portfolios within PIMCO Funds and served as subadvisor to one affiliated and two unaffiliated families of funds.

PIMCO ADVISORS MUTUAL FUNDS

     PIMCO Advisors, together with the Investment Management Firms, sponsors and manages mutual funds for both institutional and retail investors.

  PIMCO FUNDS

     In January 1997, PIMCO Advisors restructured its proprietary mutual funds into a single fund family called "PIMCO Funds" which is comprised of two series:
(i) PIMCO Funds: Pacific Investment Management Series ("PIMCO Funds PIMS Series"), 24 funds advised by Pacific Investment Management, and (ii) PIMCO
Funds: Multi-Manager Series ("PIMCO Funds MMS Series"), 22 funds advised by PIMCO Advisors and subadvised by the Investment Management Firms and one independent subadvisor. The PIMCO Funds PIMS Series are primarily fixed income funds and the PIMCO Funds MMS Series are primarily equity funds. PIMCO Funds are offered in up to five different share classes: institutional and administrative share classes for institutional investors and, for retail investors, Class A shares (which are "front end" load), Class B shares (which are "back-end load"), and Class C shares (which are "level load"). The PIMCO Funds now feature a "unified fee" structure which has specified advisory and administrative fees per fund. As a result, PIMCO Advisors and Pacific Investment Management (and not the PIMCO Funds) bear the risk of increases in service costs (including of third-party service providers such as transfer agents) and will directly benefit from decreases in those costs.

  MARKETING AND DISTRIBUTION

     PFD, a wholly-owned subsidiary of PIMCO Advisors, is the distributor for the PIMCO Funds. PIMCO Advisors uses PFD to distribute the retail share classes of PIMCO Funds through a large, diversified network of unaffiliated retail broker-dealers, including many leading full-service broker-dealers. PFD has selling agreements with over 1,000 broker-dealers and banks. The sales and marketing personnel develop and support sales and marketing strategies between PIMCO Advisors and the different retail broker-dealers. Additionally, the relationships fostered by this group allow PFD's wholesalers to have access to the branch offices and sales representatives of the retail broker-dealers. At September 30, 1997, PIMCO Funds had approximately $30.2 billion of assets under management of which approximately $22.9 billion were in PIMCO Funds PIMS Series and approximately $7.3 billion were in PIMCO Funds MMS Series.

REGULATION

     Virtually all aspects of the investment management business of PIMCO Advisors are subject to various federal and state laws and regulations. PIMCO Advisors and its Investment Management Firms are registered with the Commission under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and are registered under various state securities laws. The Advisers Act imposes numerous obligations on registered investment advisors including fiduciary, recordkeeping, operational and disclosure obligations. Blairlogie is also a member of the Investment Management Regulatory Organization in the United Kingdom. Pacific Investment Management and Parametric are registered with the Commodity Futures Trading Commission as Commodity Trading Advisors and are members of the National Futures Association. Pacific Investment Management and its subsidiary, StocksPLUS Management, Inc., are also registered as Commodity Pool Operators.

     PIMCO Advisors and its Investment Management Firms are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and to regulations promulgated thereunder, insofar as they are "fiduciaries" under ERISA with respect to many of their clients.

     The foregoing laws and regulations generally grant supervisory agencies and bodies broad administrative powers, including the power to limit or restrict any of the Investment Management Firms from conducting their business in the event that they fail to comply with such laws and regulations. Possible sanctions that may be imposed in the event of such noncompliance include the suspension of individual employees, limitations on the Investment Management Firm's business activities for specified periods of time, revocation of the Investment Management Firm's registration as an investment advisor, and other censures and fines. Changes in these laws or regulations could have a material adverse impact on the profitability and mode of operations of PIMCO Advisors and its Investment Management Firms.

     The officers, directors and employees of PIMCO Advisors and its Investment Management Firms may from time to time own securities which are also owned by one or more of their clients. Under the direction of

PIMCO Advisors, each firm has adopted internal policies with respect to personal investment by employees. Each firm requires reports of securities transactions and restricts certain transactions so as to minimize possible conflicts of interest.

     PFD is registered as a broker-dealer under the Exchange Act and is subject to regulation by the Commission, the National Association of Securities Dealers, Inc. and other federal and state agencies. As a registered broker-dealer, it is subject to the Commission's net capital rule and certain state securities laws designed to enforce minimum standards regarding the general financial condition and liquidity of a broker-dealer. Under certain circumstances, these rules limit the ability of PFD's parent to make withdrawals of capital and receive dividends. The securities industry is one of the most highly regulated in the United States, and failure to comply with related laws and regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines and the suspension or expulsion from the securities business of a firm, its officers or employees.

COMPETITION

     The investment management business is highly competitive. PIMCO Advisors and its Investment Management Firms compete with a large number of other domestic and foreign investment management firms, commercial banks, insurance companies, broker-dealers and other financial services providers. Some of the financial services companies with which the firms compete have greater resources, assets under management and administration than PIMCO Advisors and the Investment Management Firms and offer a broader array of investment products and services.

     PIMCO Advisors believes that the most important factors affecting its success are the abilities, performance records and reputations of its investment managers, and the development of new investment and marketing strategies. The relative importance of these factors varies depending on the type of investment management service involved. Client service is also an important competitive factor. PIMCO Advisors ability to increase and retain client assets could be adversely affected if client accounts underperform the market or if key investment managers leave the firms. The ability of PIMCO Advisors and the Investment Management Firms to compete with other investment management firms is also dependent, in part, on the relative attractiveness of their investment philosophies and methods under prevailing market conditions. There are relatively few barriers to entry by new investment management firms in the institutional managed accounts business, which increases competitive pressure.

     Selection of advisors by institutional investors often is subject to a competitive review process relying heavily upon historical performance. As a result, new firms such as Blairlogie typically require a three to five year start-up period during which they experience losses and require subsidies.

     A large number of mutual funds are sold to the public by investment management firms, broker-dealers, insurance companies and banks in competition with mutual funds sponsored by PIMCO Advisors. Many competitors apply substantial resources to advertising and marketing their mutual funds which may adversely affect the ability of PIMCO Advisors-sponsored funds to attract new clients and to retain assets under management. The ability to attract and retain mutual fund assets in the load mutual funds which PIMCO Advisors offers is dependent to a significant degree on the ability to attract, retain and motivate retail brokerage salespersons.

PROPERTIES

     The principal offices of the Partnership and PIMCO Advisors are located at 800 Newport Center Drive, Newport Beach, California where it occupies approximately 10,460 square feet of space under a lease expiring in 2002 and at 2187 Atlantic Street, Stamford, Connecticut where PIMCO Advisors and PFD occupy approximately 17,200 square feet of space under a sublease expiring in 2002. Pacific Investment Management's principal offices are located at 840 Newport Center Drive and 5 Civic Plaza, Newport Beach, California where it occupies approximately 70,000 square feet of space under leases expiring in 1998. Oppenheimer Capital currently maintains office space at the following locations: approximately 40,000 square feet at the Oppenheimer Tower, New York, New York; 39,800 square feet at the Merrill Lynch Tower, New

York, New York; and 44,000 square feet at 33 Maiden Lane, New York, New York. CCI's principal office is located at 1 Station Place, Stamford, Connecticut, where it occupies approximately 31,000 square feet of space under a lease expiring in 1999. Each location is a modern office building and the demised space is adequate for the Partnership's and PIMCO Advisors current operations, but more space may be necessary should PIMCO Advisors business expand.

LEGAL PROCEEDINGS

     On November 10, 1997, Richard Buzby filed an action on behalf of a purported class of limited partners of the Partnership against PIMCO Advisors and certain individuals associated with the previous general partner of the Partnership in the Court of Chancery of the State of Delaware, New Castle County. The complaint alleges, among other things, various breaches of fiduciary duty, conflicts of interest and unfair dealing in connection with the Oppenheimer Capital Merger. The complaint seeks compensatory and/or rescissionary money damages or, alternatively, injunctive relief or rescission of the transactions. Since that date, certain other complaints have been filed in the states of Delaware and New York, making similar allegations. These cases are expected to be consolidated in the Court of Chancery of the State of Delaware, New Castle County. The Partnership and PIMCO Advisors believe the suits are without merit, and intend to contest them vigorously.

     Except as described above, there are no material legal proceedings pending or, to the knowledge of management, threatened against the Partnership or PIMCO Advisors.

                         MANAGEMENT OF THE PARTNERSHIP

MANAGEMENT OF THE PARTNERSHIP

     The Partnership Agreement provides that the Partnership is managed by its general partner, PGP. PGP has delegated day to day management of the Partnership to a management board which has appointed executive officers of the Partnership. The board members and executive officers of the Partnership are comprised of the following persons, who also serve as executive officers of PIMCO Advisors:

              NAME                 AGE                  POSITIONS
---------------------------------  ----    -----------------------------------
William D. Cvengros..............   49     Board Member, Chief Executive
                                           Officer and President
Kenneth M. Poovey................   65     Board Member, Executive Vice
                                           President and General Counsel
Robert M. Fitzgerald.............   45     Board Member, Senior Vice President
                                           and Chief Financial Officer
James G. Ward....................   43     Senior Vice President and Director
                                           of Human Resources
Richard M. Weil..................   34     Senior Vice President

     Biographical information with respect to the above-listed individuals is set forth in "-- Management of PIMCO Advisors."

     Because the sole business of the Partnership is that of owning PIMCO Advisors Units, certain information relating to the management of PIMCO Advisors is set forth below.

MANAGEMENT OF PIMCO ADVISORS

     PIMCO Advisors is managed by its general partners, PGP and the Partnership. PGP has direct control of the Partnership, and therefore controls PIMCO Advisors. The general partners have the equal right, power and authority to manage and control the business and affairs of PIMCO Advisors and to take any action deemed necessary or desirable by them in connection with the business of PIMCO Advisors. Any difference arising as to any action connected with the business of PIMCO Advisors, other than those requiring the unanimous consent of the general partners, is decided by the general partners holding a majority of the outstanding PIMCO GP Units.

     Each of the following actions require the unanimous consent of all of the general partners: (i) the constitution of a delegate and the delegation to such delegate of any of the rights, powers and duties of the general partners and any revision or revocation of such constitution or delegation; (ii) any merger or consolidation of PIMCO Advisors with another business entity in which PIMCO Advisors is not the surviving entity; (iii) any sale of all or substantially all of PIMCO Advisors' assets; (iv) any incurrence of indebtedness by PIMCO Advisors or its subsidiaries except in the ordinary course of business; (v) initiation, consent to or acquiescence in any Insolvency Event (as defined in the PIMCO Advisors Partnership Agreement) with respect to PIMCO Advisors; (vi) any other action which would make it impossible for the general partners to carry on the ordinary course of business of PIMCO Advisors; (vii) any determination, after the occurrence of an Event of Withdrawal (as defined in the PIMCO Advisors Partnership Agreement) with respect to a general partner, to carry on the business of PIMCO Advisors; (viii) any determination or election pursuant to
Section 17.1 of the PIMCO Advisors Partnership Agreement (relating to dissolution); (ix) any action which would cause an Assignment Event, a Tax Realization Event or a Termination Event (as such terms are defined in the PIMCO Advisors Partnership Agreement), or which would, prior to the Restructuring, cause an Adverse Partnership Tax Event; and (x) and any amendment of Article X (relating to management) Article XV (relating to indemnification) or Article XVI (relating to restructurings) of the PIMCO Advisors Partnership Agreement.

     In addition to the actions requiring unanimous consent of the general partners, the rights and powers of the general partners to take the following actions may not be delegated: (i) any determination or action pursuant to Article XVI of the PIMCO Advisors Partnership Agreement (relating to the restructuring authority); (ii) admission of any successor or additional general partner; (iii) any amendment of the PIMCO Advisors Partnership Agreement; and (iv) any action which would require the approval of partners other than the general partners.

     Other than as provided above, the general partners have jointly delegated substantially all of the management and control of PIMCO Advisors to the PIMCO Advisors Management Board. Except as described below, the PIMCO Advisors Management Board has, in turn, delegated its rights, powers and duties to manage and control the business of PIMCO Advisors to an Executive Committee.

     Pursuant to the terms of the delegation of authority by the general partners of PIMCO Advisors, the PIMCO Advisors Management Board is composed of
(i) the Chief Executive Officer of PIMCO Advisors; (ii) six other persons designated by PGP; (iii) three disinterested persons designated by (A) representatives of the Public General Partners (defined as any general partner of PIMCO Advisors that has at least one class of equity security outstanding that is registered under Section 12 of the Exchange Act and which, together with its subsidiaries, holds PIMCO Units representing more than 95% of its consolidated assets other than cash and cash equivalents), if any, in proportion to their ownership of PIMCO GP Units or (B) if there are no Public General Partners, PGP or its successor as general partner of PIMCO Advisors; (iv) the Chief Executive Officer and one Managing Director of each of the two Investment Managing Firms having the greatest total income, determined as of the date of appointment; and (v) one Managing Director of each of two other Investment Managing Firms designated from time to time by the Management Board upon the recommendation of the nominating committee. Pacific Investment Management Company, a wholly owned subsidiary of Pacific Life Insurance Company ("PIMCO Inc."), and PIMCO Partners, LLC ("PPLLC"), the general partners of PGP, have agreed that the six persons designated by PGP (referred to in clause (ii) above) will be the Chief Executive Officer of the Pacific Investment Management, two other individuals designated by PPLLC and three individuals designated by PIMCO Inc. In addition, PIMCO Inc. and PPLLC have agreed that the designees of PGP designated pursuant to PGP's status as a Public General Partner (as defined in the PIMCO Advisors Partnership Agreement) will be such individuals as they shall mutually agree upon.

     At any meeting of the PIMCO Advisors Management Board, a majority of the members present may take any action on behalf of the PIMCO Advisors Management Board except the following, which generally require the affirmative vote of at least 75% of the members: (i) the constitution of, or delegation of rights, powers and duties to, a committee, and the appointment or removal of the members of a committee; (ii) provision for, prescription of the powers and duties of, or delegation of rights, powers and duties to, any officer of PIMCO Advisors; (iii) appointment or removal of any individual as an officer of PIMCO Advisors, unless such appointment or removal has been recommended by the nominating committee;
(iv) provision of any salary or bonus for any officer of PIMCO Advisors, unless such salary or bonus has been approved by the compensation committee; (v) approval of the partnership agreement, operating agreement or profit sharing plan of an Investment Management Firm, any amendment of any such agreement or plan, and any increase in the compensation of any Managing Director of an Investment Management Firm; (vi) removal of a Managing Director of an Investment Firm; (vii) any issuance of PIMCO Advisors units or any other equity security if the PIMCO Advisors units issued or subject to issuance upon conversion of such equity security exceed 20% of the outstanding PIMCO Advisors units; (viii) certain incurrences of indebtedness by PIMCO Advisors or its subsidiaries; or
(ix) any significant acquisition or disposition of a business by PIMCO Advisors.

     The Executive Committee is composed of five members. The members of the Executive Committee include the Chief Executive Officer of PIMCO Advisors; three members appointed by the PGP-appointed members of the Management Board; and one member appointed by the Management Board, upon the recommendation of the Nominating Committee, which member must have been appointed to the Management Board by an Investment Management Firm other than Pacific Investment Management. PIMCO Inc. and PPLLC, the general partners of PGP, have agreed that the three members of the PIMCO Advisors Management Board designated by PGP to the Executive Committee will be (a) the Chief Executive Officer of the Pacific Investment Management, (b) one member designated by PPLLC, who shall be the chairperson of the Executive Committee and (c) one member designated by PIMCO Inc.

     Under the terms of the delegation, the Executive Committee has all of the rights, powers and duties of the PIMCO Advisors Management Board to manage and control the business and affairs of PIMCO Advisors, except that the Executive Committee may not: (i) constitute any committee or subcommittee, delegate its power to any committee or subcommittee, revise or revoke any such constitution or delegation, or appoint or remove any member of such committee or subcommittee; (ii) provide for, prescribe the duties of, delegate any rights or powers to, appoint, or determine the compensation of, any officer of PIMCO Advisors; (iii) approve any partnership agreement, operating agreement or profit sharing plan of any Investment Management Firm, any amendment to such agreement or plan or any increase in the compensation of any Managing Director of an Investment Management Firm; (iv) remove a Managing Director of an Investment Management Firm; (v) issue any equity security of PIMCO Advisors; (vi) incur any indebtedness by PIMCO Advisors or its subsidiaries; (vii) acquire or dispose of any business of PIMCO Advisors; or (viii) perform any action the authority for which has been delegated to another committee.

     In addition, PIMCO Advisors has an Audit Committee, a Compensation Committee, and a Unit Incentive Committee of the Management Board, each comprised of members of the PIMCO Advisors Management Board.

     The members of the PIMCO Advisors Management Board and the executive officers of PIMCO Advisors are as set forth below. The initial terms of all PIMCO Advisors Management Board members expire on April 30, 1999: PIMCO Advisors Management Board members thereafter will be appointed to one year terms.

               NAME              AGE                           POSITIONS
    ---------------------------  ---     ------------------------------------------------------
    Walter E. Auch, Sr.........  76      Board Member
    David B. Breed.............  50      Board Member
    Donald A. Chiboucas........  53      Board Member
    William D. Cvengros........  49      Board Member and Chief Executive Officer
    Walter B. Gerken...........  75      Board Member and Chairman
    William H. Gross...........  53      Board Member
    Brent R. Harris............  38      Board Member
    Donald R. Kurtz............  67      Board Member
    George A. Long.............  56      Board Member
    James F. McIntosh..........  57      Board Member
    Kenneth H. Mortenson.......  51      Board Member
    William F. Podlich, III....  53      Board Member
    Glenn S. Schafer...........  48      Board Member
    Thomas C. Sutton...........  55      Board Member
    William S. Thompson, Jr....  52      Board Member
    Benjamin L. Trosky.........  37      Board Member
    Kenneth M. Poovey..........  65      Executive Vice President and General Counsel
    Stephen J. Treadway........  50      Executive Vice President
    Robert M. Fitzgerald.......  45      Senior Vice President and Chief Financial Officer
    James G. Ward..............  43      Senior Vice President and Director of Human Resources
    Richard M. Weil............  34      Senior Vice President

     Set forth below is certain biographical information with respect to the persons who are the members of the Management Board or who serve as executive officers of PIMCO Advisors or the Partnership:

     Walter E. Auch, Sr. Mr. Auch has served as a member of the PIMCO Advisors Management Board (or a predecessor management board of PIMCO Advisors) as an independent member and as a member of the Audit Committee, Compensation Committee and Unit Incentive Committee since the Consolidation in November 1994. He currently is a management consultant. Mr. Auch was a Director of TAG from October 1990 until November 1994. He was previously the Chairman and Chief Executive Officer of the Chicago Board Options Exchange from 1979 to 1986. He is also a Director of Geotek Industries, Inc., Fort

Dearborn Fund, Shearson VIP Fund, Shearson Advisors Fund, Shearson TRAK Fund, Banyan Strategic Land Trust, Banyan Strategic Land Fund II, Banyan Mortgage Investment Fund, Express American Holding Corporation and Nicholas/Applegate Funds.

     David B. Breed. Mr. Breed has served as Chief Executive Officer and a Managing Director of Cadence since the Consolidation in November 1994. From February 1988 to July 1993, he was a Managing Director and Director of Cadence Capital Management Corporation, and he was Chief Executive Officer and Chief Investment Officer thereof until November 1994.

     Donald A. Chiboucas. Mr. Chiboucas has served as a member of the PIMCO Advisors Management Board (or predecessor management boards of PIMCO Advisors) and the President and a Managing Director of CCI since the Consolidation in November 1994. Mr. Chiboucas was Senior Executive Vice President of TAG Inc. and PIMCO Advisors, a member of PIMCO Advisors' Executive Operating Committee and President of CCI from October 1990 until November 1994.

     William D. Cvengros. Mr. Cvengros is Chief Executive Officer of the Partnership and has served as Chief Executive Officer of PIMCO Advisors and as a member of the PIMCO Advisors Management Board (or predecessor management boards of PIMCO Advisors) since the Consolidation in November 1994. In February 1986, Mr. Cvengros became both Chairman of the Board and Directors of Pacific Investment Management Company (the predecessor to Pacific Investment Management). He was associated with Pacific Life Insurance Company ("Pacific Life") from July 1972 when he joined Pacific Life as an investment analyst. He was promoted to Executive Vice President, Investment Operations of Pacific Life in April 1986, and became a Director in January 1988. Mr. Cvengros became Vice Chairman and Chief Investment Officer of Pacific Life in January 1990 and remained in such role until November 1994. Mr. Cvengros also served as a Director of Pacific Mutual Distributors, Inc., Mutual Service Corporation, PFAMCo, PMRealty Advisors, Inc., and the predecessors of Blairlogie, Parametric, NFJ and Cadence. He is currently a Director of Furon Corporation and Remedy Temp.

     Robert M. Fitzgerald. Mr. Fitzgerald is Senior Vice President, Chief Financial Officer and Chief Accounting Officer of the Partnership and PIMCO Advisors. He joined PIMCO Advisors in February 1995. From April 1994 through January 1995, he served as a consultant to various companies, including Pacific Investment Management. From October 1991 until April 1994, he served in various senior executive positions, including President, at Mechanics National Bank. Prior to October 1991, he was a partner with Price Waterhouse LLP. He is a Certified Public Accountant.

     Walter B. Gerken. Mr. Gerken has served as Chairman of the PIMCO Advisors Management Board (or a predecessor management board of PIMCO Advisors) since the Consolidation in November 1994. Mr. Gerken is also on the Board of Commercial Mortgage Securities Trust, Inc. Mr. Gerken is the former Chairman of the Board and CEO of Pacific Life.

     William H. Gross. Mr. Gross is a Managing Director of Pacific Investment Management and has served as a member of the PIMCO Advisors Management Board (or a predecessor management board of PIMCO Advisors) since the Consolidation in 1994. Mr. Gross joined Pacific Investment Management (the predecessor to Pacific Investment Management) in June 1971 and became a Managing Director in February 1982. He serves as a Director and Vice President of StocksPLUS and as a Senior Vice President of PIMCO Funds.

     Brent R. Harris. Mr. Harris is a Managing Director of Pacific Investment Management and has served as a member of the PIMCO Advisors Management Board (or a predecessor management board of PIMCO Advisors) since the Consolidation in November 1994. Mr. Harris was a Managing Director of Pacific Investment Management (the predecessor to Pacific Investment Management) until November 1994. He joined Pacific Investment Management as an Account Manager in June 1985, and became a Vice President in February 1987, a Senior Vice President in February 1990, a Principal in April 1991 and a Managing Director in April 1993. Mr. Harris serves on the boards of PIMCO Commercial Mortgage Securities Trust, Inc. and StocksPLUS. He also serves as a Trustee and Chairman of the PIMCO Funds and the PIMCO Commercial Mortgage Securities Trust, Inc.

     Donald R. Kurtz. Mr. Kurtz has served on the PIMCO Advisors Management Board (or a predecessor management board of PIMCO Advisors) as an independent member and as a member of the Audit Committee, Compensation Committee and Unit Incentive Committee since the Consolidation in November 1994. Mr. Kurtz was a Director of TAG from May 1992 until November 1994. From December 1994 until October 1995, he was acting Managing Director of Domestic Equity Investments at General Motors Investment Management Corp. Prior thereto, he served as Vice President or Director, Internal Asset Management at General Motors Investment Management Corp. from January 1990 and at General Motors Corp. from February 1987 until December 1989.

     George A. Long. Mr. Long has served as a member of the PIMCO Advisors Management Board since November 1997. He also has served as the Chairman and Chief Executive Officer of Oppenheimer Capital since July 1997, the President of Oppenheimer Capital since May 1996 and the Chief Investment Officer of Oppenheimer Capital since 1987. Mr. Long served as a Managing Director of Oppenheimer Capital from 1992 to May 1996. He also served as an Analyst of Oppenheimer & Co., Inc. from 1969 to 1982.

     James F. McIntosh. Mr. McIntosh has served as a member of the PIMCO Advisors Management Board (or a predecessor management board of PIMCO Advisors) as an independent member and as a member of the Audit Committee, Compensation Committee and Unit Incentive Committee since the Consolidation in November 1994. Prior to that time, he served as a Director of Pacific Investment Management Company (the predecessor to Pacific Investment Management), a position he held since June 1983. He is currently the Executive Director of Allen, Matkins, Leck, Gamble & Mallory LLP, a law firm, which position he has held from October 1994. From January 1981 to October 1994, he was Executive Director of Paul, Hastings, Janofsky & Walker LLP, a law firm.

     Kenneth H. Mortenson. Mr. Mortenson has served as a member of the PIMCO Advisors Management Board since November 1997. He is a Managing Director of Oppenheimer Capital, a position that he has held since 1987.

     William F. Podlich, III. Mr. Podlich is a Managing Director of Pacific Investment Management and has served as a member of the PIMCO Advisors Management Board (or a predecessor management board of PIMCO Advisors) since the Consolidation in November 1994. Mr. Podlich joined Pacific Investment Management Company (the predecessor to Pacific Investment Management) as a Director in August 1969 and became a Managing Director in February 1982. Mr. Podlich serves as a Director of StocksPLUS and of Maxagen Technology, Inc.

     Kenneth M. Poovey. Mr. Poovey is Executive Vice President and General Counsel of the Partnership and PIMCO Advisors. Mr. Poovey has served as Executive Vice President of PIMCO Advisors since May 1997 and as General Counsel of PIMCO Advisors since November 1994. Prior to May 1997, Mr. Poovey was a partner with the law firm of Latham & Watkins with which he has been affiliated since 1980.

     Glenn S. Schafer. Mr. Schafer has served as a member of the PIMCO Advisors Management Board (or a predecessor management board of PIMCO Advisors) since the Consolidation in November 1994. He currently serves as a Director and the President of Pacific Life. Mr. Schafer was the Executive Vice President and Chief Financial Officer of Pacific Life from April 1991 until January 1995.

     Thomas C. Sutton. Mr. Sutton has served as a member of the PIMCO Advisors Management Board (or a predecessor management board of PIMCO Advisors) since the Consolidation in November 1994. Mr. Sutton has been the Chairman and Chief Executive Officer of Pacific Life since January 1990 and a Director of Pacific Life since 1987. He has been associated with Pacific Life since June 1965 and became its President in September 1987. Mr. Sutton is also a Director of Edison International, Newhall Land and Farming Company and The Irvine Company.

     William S. Thompson, Jr. Mr. Thompson is a Managing Director and the CEO of Pacific Investment Management and has served as a member of the PIMCO Advisors Management Board (or a predecessor management board of PIMCO Advisors) since the Consolidation in November 1994. Prior thereto, Mr. Thompson was a Managing Director and the Chief Executive Officer of Pacific Investment Management Company (the predecessor to Pacific Investment Management). Mr. Thompson joined Pacific Investment

Management Company in April 1993. From February 1975 until April 1993, he was with Salomon Brothers Inc., an investment banking firm, serving as a Managing Director starting in 1981 and he is currently a Director of Spieker Properties.

     Stephen J. Treadway. Mr. Treadway is an Executive Vice President of PIMCO Advisors and Director, Chairman and President of PFD. He joined PIMCO Advisors in May 1996. Prior thereto, he was associated with Smith Barney, Inc. for eighteen years and served in various senior positions, including Executive Vice President.

     Benjamin L. Trosky. Mr. Trosky is a Managing Director of Pacific Investment Management, and a member of the PIMCO Advisors Management Board. Mr. Trosky joined Pacific Investment Management Company (the predecessor to Pacific Investment Management) in October 1990, became a Vice President in April 1991, and was an Executive Vice President from February 1994 through November 1994. He served as Executive Vice President of Pacific Investment Management after the Consolidation, and became a Managing Director in February 1996. Mr. Trosky currently serves as a Senior Vice President of PIMCO Commercial Mortgage Securities Trust, Inc.

     James G. Ward. Mr. Ward is Senior Vice President and Director of Human Resources of the Partnership and PIMCO Advisors. Mr. Ward served as Vice President and Director of Human Resources of PIMCO Advisors April 1995 through December 1996. Prior to that time, he served as Vice President and Director of Human Resources for Pacific Investment Management, a position he held beginning October 1994. From November 1987 through October 1994, he served as Vice President and Director of Human Resources for Salomon Brothers Inc.

     Richard M. Weil. Mr. Weil is Senior Vice President and Secretary of the Partnership and PIMCO Advisors. Mr. Weil joined PIMCO Advisors in March 1996. Mr. Weil was a Vice President in the Global Asset Management Group of Bankers Trust Company from December 1994 through February 1996 and was associated with the law firm of Simpson, Thatcher & Bartlett from September 1989 through November 1994.

EXECUTIVE COMPENSATION

     Prior to the date of the Opgroup Transaction, the Partnership did not have any employees. During such time, the officers of Oppenheimer Capital performed the management functions on behalf of the Partnership. The current executive officers of the Partnership are also executive officers of PIMCO Advisors. The compensation of the executive officers will be allocated between PIMCO Advisors and the Partnership based on the amount of services provided to each entity. The following table sets forth the cash compensation paid or allocated with respect to the three years ended December 31, 1996 for services rendered to PIMCO Advisors in all capacities by the Chief Executive Officer of PIMCO Advisors (who is also the Chief Executive Officer of the Partnership) and each of the four most highly compensated executive officers of PIMCO Advisors or the Partnership (the "Named Executive Officers"):

                                                                                  LONG-TERM
                                                                                COMPENSATION AWARDS
                                                                                --------------------------
                                      ANNUAL COMPENSATION           OTHER       RESTRICTED     SECURITIES       ALL
                                 ------------------------------     ANNUAL         UNIT        UNDERLYING      OTHER
   NAME AND PRINCIPAL                    SALARY         BONUS    COMPENSATION     AWARDS       OPTIONS/SAR  COMPENSATION
 UNDERLYING POSITION(1)          YEAR     ($)            ($)         ($)           ($)             (#)          ($)
-------------------------        ----   --------       --------  ------------   ----------     -----------  ------------
William D. Cvengros..........    1996   $500,000       $950,000    $  9,500(2)          --            --      $  3,444(3)
  Chief Executive Officer        1995    500,000        800,000       4,620             --            --            --
                                 1994     63,847(5)      62,500          --     $3,248,571(4)    400,000         1,915

Stephen J. Treadway..........    1996   $196,730(5)    $250,000          --     $  562,500(4)    100,000      $303,444(3)(6)
  Executive Vice President       1995         --             --          --             --            --            --
                                 1994         --             --          --             --            --            --

Robert M. Fitzgerald.........    1996   $209,500(7)    $220,000          --             --        10,000      $ 30,000(6)
  Senior Vice President and      1995    175,000(5)     175,000          --             --        30,000            --
  Chief Financial Officer        1994         --             --          --             --            --            --

Richard M. Weil..............    1996   $166,667(5)    $ 91,167          --             --        32,500      $ 75,000(6)
  Senior Vice President          1995         --             --          --             --            --            --
                                 1994         --             --          --             --            --            --

James G. Ward................    1996   $155,000       $105,000          --             --        10,000      $ 19,000(3)(6)
  Senior Vice President          1995    150,000         90,000          --             --            --            --
  and Director of                1994    125,000         25,000    $ 18,700             --        10,000            --
  Human Resources

---------------

(1) During fiscal year 1997, George L. Long served as the Chairman and Chief Executive and Investment Officer of Oppenheimer Capital. In such capacities, Mr. Long performed management functions on behalf of the Partnership. Mr. Long's salary for his services in such capacities in the fiscal years ended April 30, 1997, 1996 and 1995 was $350,000, $350,000 and $350,000,
    respectively, and his bonus compensation during such periods was $3,573,000, $3,825,000 and $2,000,000, respectively.

(2) Represents a bonus paid in lieu of the employer contribution to the PIMCO Advisors 401(k) Savings and Investment Plan.

(3) Represents the premiums on term life insurance and long-term disability.

(4) Mr. Cvengros was awarded 100,000 PIMCO Advisors Class A LP Units and 100,000 PIMCO Advisors Class B LP Units. These units vest over a five year period, pay distributions quarterly and had an aggregate value of $3,248,571 at December 31, 1996. Mr. Treadway was awarded 25,000 PIMCO Advisors Class A LP Units. These units vest over a five year period, pay distributions quarterly and had an aggregate value of $562,500 at December 31, 1996.

(5) Mr. Cvengros joined PIMCO Advisors in November 1994, and his salary reflects a partial year of service. Mr. Treadway joined PIMCO Advisors in May 1996, and his salary reflects a partial year of service. Mr. Fitzgerald joined PIMCO Advisors in February 1995, and his 1995 salary reflects a partial year of service. Mr. Weil joined PIMCO Advisors in March 1996, and his salary reflects a partial year of service.

(6) Represents amounts deferred under PIMCO Advisors L.P. Executive Deferred Compensation Plan. An additional amount, which cannot currently be determined, may be contributed by PIMCO Advisors at such time as the amounts deferred are invested by the trustee of the plan in PIMCO Advisors Class A LP Units to cause the effective purchase price not to exceed 85% of the current market price for Partnership Units (until December 31, 1997, PIMCO Advisors Class A LP Units) on the investment date.

(7) The salary and bonus amounts for Mr. Fitzgerald include amounts deferred in the PIMCO Advisors 401(k) Savings and Investment Plan of $9,500 for 1996.

     Compensation to key employees who are not executive officers may exceed the compensation paid to executive officers in any given year.

     The following table provides information on option exercises in 1996 by the Named Executive Officers, and the value of unexercised options held by each Named Executive Officer at December 31, 1996:

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
               FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                   NUMBER OF SECURITIES          IN-THE-MONEY
                                        SHARES                    UNDERLYING UNEXERCISED       OPTIONS/SARS AT
                                       ACQUIRED      VALUE       OPTIONS/SARS AT-FY-END(#)        FY-END($)
                                      ON EXERCISE   REALIZED         EXERCISABLE (E)/          EXERCISABLE(E)/
                NAME                      (#)         ($)            UNEXERCISABLE(U)          UNEXERCISABLE(U)
------------------------------------  -----------   --------   -----------------------------   ----------------
William D. Cvengros.................      --           --                 400,000(U)              $2,754,021(U)
Stephen J. Treadway.................      --           --                 100,000(U)                 244,505(U)
Robert M. Fitzgerald................      --           --                  40,000(U)                 192,840(U)
Richard M. Weil.....................      --           --                  32,500(U)                  55,880(U)
James G. Ward.......................      --           --                  20,000(U)                  98,820(U)

COMPENSATION OF BOARD MEMBERS

     PIMCO Advisors pays members of the Management Board who are not employees of the Partnership, PIMCO Advisors, an Investment Management Firm or Pacific Life a $20,000 annual retainer plus $750 per in-person meeting ($250 per conference call meeting) of the Management Board attended and for each meeting of a committee of the Management Board. Members who are employees of the Partnership, PIMCO Advisors or any Investment Management Firm or Pacific Life are not entitled to any additional compensation for their services as Board members. Pursuant to the terms of the Partnership's 1996 Unit Incentive Plan, the non-employee members of the Management Board may elect to receive restricted Partnership Units in lieu of such retainer, with such restricted units valued at 91% of fair market value on the date of issuance.

COMPENSATION OF GENERAL PARTNER

     The general partners of the Partnership and PIMCO Advisors receive no compensation from the Partnership or PIMCO Advisors for services rendered to the Partnership or PIMCO Advisors as a general partner. Rather, the general partners' interests in profits and losses of the Partnership and PIMCO Advisors are based on their interest in the Partnership and PIMCO Advisors, respectively. Upon liquidation, the liquidating distributions to the general partners will be based on the number of Partnership Units and PIMCO Advisors GP Units each holds. Each general partner is reimbursed for all direct expenses paid by it on behalf of PIMCO Advisors, for all expenses incurred by it in connection with the business and affairs of PIMCO Advisors and, in the case of a Public General Partner (as defined in the PIMCO Advisors Partnership Agreement), for all expenses (other than taxes) of the Public General Partner. The Partnership is a Public General Partner and, therefore, all of its expenses (other than taxes) are paid by PIMCO Advisors.

COMPENSATION PURSUANT TO CONTRACT

     William D. Cvengros, the Chief Executive Officer of the Partnership and PIMCO Advisors and a member of the PIMCO Advisors Management Board and the Executive Committee, is party to an employment agreement with PIMCO Advisors, the term of which was extended through December 31, 1998 by the management board of PIMCO Advisors in January 1997. Under the agreement, Mr. Cvengros receives an annual base salary of $500,000 and a guaranteed annual bonus of $500,000. Mr. Cvengros is also eligible to receive a discretionary bonus in the target range of $200,000 to $500,000 (which amount may be increased or decreased upon the recommendation of the Executive Committee and the approval of the PIMCO Advisors Management Board). PIMCO Advisors granted Mr. Cvengros options to purchase up to 400,000 PIMCO Advisors Class B LP Units under the PIMCO Advisors 1994 Unit Option Plan. In 1994, Mr. Cvengros was also granted 100,000 restricted PIMCO Advisors Class A LP Units and 100,000 restricted PIMCO Advisors Class B LP Units which are forfeitable to PGP upon certain events of termination. If his contract is terminated without cause between December 31, 1996 and December 31, 1998, he is entitled to accrued and unpaid salary and bonus payments totaling $500,000 and immediate vesting of all of his options and restricted units.

     Kenneth M. Poovey, Executive Vice President and General Counsel of the Partnership and PIMCO Advisors, and PIMCO Advisors have agreed to a compensation arrangement, pursuant to which Mr. Poovey receives an annual base salary of $300,000. Mr. Poovey is also eligible to receive a bonus in the target range of $300,000 to $900,000. PIMCO Advisors granted Mr. Poovey 25,000 restricted PIMCO Advisors Class B LP Units vesting over a three year period, and Mr. Poovey is eligible, based on performance, for a second grant of up to 25,000 restricted PIMCO Advisors Class B LP Units in the first quarter of 1998, which will also vest over a three year period. PIMCO Advisors granted Mr. Poovey options to purchase up to 50,000 PIMCO Advisors Class B LP Units, which will vest over a period of five years. Upon his hire in March of 1997, PIMCO Advisors also paid Mr. Poovey a $100,000 relocation loan which will be forgiven over five years subject to certain conditions.

     In July 1996, PIMCO Advisors made a $250,000 relocation loan to Robert M. Fitzgerald, Senior Vice President and Chief Financial Officer of PIMCO Advisors and the Partnership. The loan bears interest at 8% per annum, and $200,000 of the principal and interest thereon will be forgiven over three years subject to continued employment. At December 31, 1996, the loan had an outstanding principal balance of $250,000. In January 1995, PIMCO Advisors made a $100,000 relocation loan to James G. Ward, Senior Vice President, Director Human Resources of the Partnership and PIMCO Advisors. The loan bears interest at 8% per annum, and the principal and interest thereon will be forgiven over three years subject to continued employment. At December 31, 1996, the loan had an outstanding principal balance of $33,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The members of the Unit Incentive Committee of the Management Board of PIMCO Advisors are currently Messrs. Auch, Kurtz, and McIntosh, each of whom were appointed to the Unit Incentive Committee of PIMCO Advisors in November 1997. None of Messrs. Auch, Kurtz or McIntosh have previously served as an officer or otherwise been engaged as an employee of PIMCO Advisors.

OPPENHEIMER CAPITAL, L.P. 1997 UNIT INCENTIVE PLAN

     Prior to the Restructuring, the Partnership and PIMCO Advisors will adopt the 1997 Unit Incentive Plan (the "1997 Plan"). Pursuant to the Operating Agreement between the Partnership and PIMCO Advisors, PIMCO Advisors has agreed to issue to the Partnership a number of PIMCO Advisors units equal to the number of Partnership Units issued under the 1997 Plan from time to time. See "Relationship Between the Partnership and PIMCO Advisors."

     The 1997 Plan is designed to provide performance incentives for key employees and consultants of the Partnership, PIMCO Advisors and its subsidiaries through the grant or issuance of options, restricted units, unit payments, deferred units, and unit appreciation rights covering Partnership Units and, in the case of persons qualifying as Nonpublic Unitholders, PIMCO Advisors units, thereby stimulating their personal and active interest in the Partnership's and PIMCO Advisors development and financial success, and inducing them to remain in the Partnership's and PIMCO Advisors employ. The 1997 Plan is administered by the Unit Incentive Committee of the PIMCO Advisors Management Board. The aggregate number of Partnership Units that may be issued upon the exercise of options or rights or may be subject to awards under the 1997 Plan may not exceed 20,000,000.

     Concurrent with the Restructuring, all of the outstanding awards under PIMCO Advisors unit-based employee benefit plans (the 1996 Unit Incentive Plan, the Restricted Unit Plan and the 1993 Unit Option Plan) and outstanding awards under the Amended and Restated Oppenheimer Capital Restricted Option Plan and the Amended and Restated Oppenheimer Capital Restricted Unit Plan will be assumed by the 1997 Plan.

     Participation by officers and persons deemed to be "directors" of the Partnership in the 1997 Plan (except to the extent of awards previously granted under the PIMCO Advisors plans and assumed under the 1997 Plan) is subject to approval by the holders of the Partnership Units of an amendment to the 1997 Plan providing that officers and persons deemed to be "directors" of the Partnership are eligible to receive awards under the plan.

EXECUTIVE DEFERRED COMPENSATION PLAN

     PIMCO Advisors maintains an Executive Deferred Compensation Plan (the "Deferred Compensation Plan"). The Deferred Compensation Plan is an unfunded nonqualified deferred compensation plan pursuant to which (i) a portion of compensation otherwise payable to certain eligible employees of PIMCO Advisors and its subsidiaries, including the Investment Management Firms, is subject to mandatory deferral and (ii) eligible employees of PIMCO Advisors and its subsidiaries, including the Investment Management Firms, may elect to defer additional amounts of compensation. The primary purpose of the Deferred Compensation Plan is to provide deferred compensation to a select group of management and highly compensated employees. The Deferred Compensation Plan is not a qualified plan under Section 401(a) of the Code.

     An employee's eligibility to participate in the Deferred Compensation Plan is determined based on that employee's total compensation and the employee's direct or indirect equity stake in PIMCO Advisors. Employees who have an equity stake in relation to their compensation in excess of a predetermined ratio based on their compensation level are not eligible to participate. Subject to this limitation, each employee of a participating entity whose total compensation is more than $250,000 is generally eligible to participate in the Deferred Compensation Plan.

     The Deferred Compensation Plan is administered by the Unit Incentive Committee. PIMCO Advisors and the participating entities will make certain contributions to a grantor, or "rabbi," trust in connection with the Deferred Compensation Plan. The trustee under the grantor trust is responsible for establishing and maintaining for each Deferred Compensation Plan participant a deferral account that is (i) credited the amount of compensation deferred by each participant and any additional amounts contributed by a participating entity and (ii) debited the amount of distributions paid to the participant.

     In addition to deferred cash payments, the Deferred Compensation Plan provides for the issuance of restricted PIMCO Advisors Class A LP Units and restricted PIMCO Advisors Class B LP Units (collectively, "Restricted Units") to be distributed on a deferred basis. Pursuant to the Deferred Compensation Plan provisions permitting the issuance of deferred Restricted Units, PIMCO Advisors may from time to time issue Restricted Units to the trustee, who shall credit such Restricted Units to an account maintained for each participant on whose behalf Restricted Units are issued.

     Prior to the Effective Date, the Deferred Compensation Plan will be amended to cause the plan to be a joint plan of PIMCO Advisors and the Partnership, and to make employees of the Partnership eligible to participate in the plan. As amended, the plan will provide that, at such time as a participant becomes eligible to receive a distribution of any amounts credited to the participant's account under the Deferred Compensation Plan, such participant (i) if he or she is not qualified as a Nonpublic Unitholder, will receive from the Partnership a number of Partnership Units equal to the number of units credited to the participant's account, in which case PIMCO Advisors will issue to the Partnership an equal number of PIMCO Advisors GP Units and cancel the units credited to the participant's account, or (ii) if he or she is qualified to be a Nonpublic Unitholder, PIMCO Advisors will issue PIMCO Advisors units directly to the participant, in which case such units may be eligible, pursuant to the Operating Agreement between the Partnership and PIMCO Advisors, to be exchanged for Partnership Units, subject to the limitations described in "Relationship Between the Partnership and PIMCO Advisors -- Exchange Rights."

            RELATIONSHIP BETWEEN THE PARTNERSHIP AND PIMCO ADVISORS

OPERATING AGREEMENT

     The Partnership and PIMCO Advisors are party to the Operating Agreement which, together with the PIMCO Advisors Partnership Agreement, governs the ongoing relationship of the Partnership and PIMCO Advisors.

     Pursuant to the Operating Agreement, the Partnership agrees to take such actions as shall be required from time to time so as to ensure that the number of outstanding Partnership Units is at all times equal to the number of PIMCO Advisors Units held by the Partnership and its subsidiaries which are allocable to the limited partner interests in the Partnership. The Operating Agreement provides that upon any issuance of Partnership Units, the Partnership shall immediately contribute the consideration, if any, received by the Partnership for such Partnership Units to PIMCO Advisors in exchange for PIMCO Advisors GP Units equal in number to the number of such Partnership Units.

     The Operating Agreement provides that the Partnership shall, at the request of PIMCO Advisors from time to time, adopt and maintain one or more unit incentive plans covering Partnership Units or PIMCO Advisors Units for the benefit of individuals providing services to the Partnership, PIMCO Advisors and their respective subsidiaries. Awards under the unit incentive plans to individuals providing services to PIMCO Advisors and its subsidiaries are to be determined by the Unit Incentive Committee.

     In addition, the Operating Agreement provides that the Partnership assumes and agrees to perform the obligations of PIMCO Advisors under: (i) the PIMCO Advisors unit-based incentive plans (the 1993 Unit Option Plan and 1996 Unit Incentive Plan (but with regard to options outstanding immediately after giving effect to the Restructuring, only to the extent such options are exercisable to purchase Partnership Units), the awards of which will be assumed by the 1997
Plan); (ii) the Exchange Right issued by PIMCO Advisors in the Opgroup Transaction; and (iii) the 1994 Registration Rights Agreement and the 1997 Registration Rights Agreement (each as described under "Certain Relationships and Transactions -- Registration Rights Agreements").

     The Operating Agreement provides that the Partnership may not, without the written consent of PIMCO Advisors, (a) carry on any business except in connection with or incidental to (i) the performance of its duties as a general partner under the PIMCO Advisors Partnership Agreement, (ii) the direct or indirect acquisition, ownership or disposition of PIMCO Advisors units, and
(iii) its governance and existence; (b) merge or consolidate with or into any other Person, or sell or otherwise dispose of all or substantially all of its assets, or effect a recapitalization with respect to the Partnership Units, or issue or agree to issue any equity securities other than Partnership Units; or
(c) create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any indebtedness (other than indebtedness of PIMCO Advisors as to which the Partnership is liable in its capacity as a general partner of PIMCO Advisors).

     The Operating Agreement also provides rights for certain holders of PIMCO Advisors units and rights thereto to exchange their PIMCO Advisors units for Partnership Units, subject to certain limitations. These rights are described below under "Exchange Rights."

EXCHANGE RIGHTS

     Pursuant to the Operating Agreement, twice each year, as soon as practicable after financial statements for the preceding year, or for the first six months of the fiscal year, as the case may be, are available, the Partnership shall file a registration statement under the Securities Act (or prepare a prospectus under a continuing registration statement) covering Partnership Units to be issued in exchange for Private Units (as defined below) (a "Registration Statement"). The Registration Statement shall cover resales by affiliates of the Partnership. Upon the effectiveness of the Registration Statement, the Partnership shall make an offer to the holders of Private Units (each, a "Private Unitholder") to acquire some or all of the Private Units held by them in exchange for an equal number of Partnership Units (an "Exchange"). The Operating Agreement defines a "Private Unit" as a PIMCO Advisors unit (i) designated as a Private Unit in a written certificate executed by PIMCO Advisors and not subsequently revoked, (ii) issued pursuant to a unit incentive plan covering PIMCO Advisors units, or (iii) held by the obligees under the $130 million of indebtedness owed by PGP described in "Certain Relationships and Transactions -- PGP Indebtedness." Those Private Unitholders who hold Private Units that are subject to registration rights under the 1994 Registration Rights Agreements will be entitled to exercise such rights with respect to any Partnership Units received pursuant to an exchange of such Private Units for Partnership Units that is permitted under the safe harbor rules and other unit transfer provisions under the PIMCO Advisors Partnership Agreement.


     The exchange rights described above are subject to limitations imposed by the general partners pursuant to their authority under the PIMCO Advisors Partnership Agreement. Under these limitations, which are intended to allow exchanges pursuant to the exchange rights to qualify under an IRS regulatory safe harbor for avoiding "publicly traded partnership" tax status for PIMCO Advisors, certain limitations are imposed on the number of Private Units that may be exchanged in any one year, with exceptions for certain types of "block transfers" and other exchanges. "Block transfers" and certain other exchanges may be permitted other than in the semi-annual exchanges.


EXPENSE REIMBURSEMENT

     In accordance with the PIMCO Advisors Partnership Agreement, PIMCO Advisors pays all of the expenses (other than taxes) of the Partnership. See "Management of the Partnership -- Compensation of General Partner."

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

PGP INDEBTEDNESS


     The operations of PIMCO Advisors and the Investment Management Firms may be affected by the terms of the $130 million of indebtedness owed by PGP. Although this indebtedness does not constitute an obligation of PIMCO Advisors or any of the Investment Management Firms, and the documents governing the indebtedness are not binding on PIMCO Advisors or any of the Investment Management Firms, the businesses of PIMCO Advisors and the Investment Management Firms have been and are anticipated to continue to be conducted in compliance with the operating restrictions in the documents governing the indebtedness in order to avoid a default thereunder even though contrary courses of action may be in the best interests of PIMCO Advisors or the Investment Management Firms. The operating restrictions, which remain in effect until the debt matures in 2001 if the debt is not prepaid, include, among other things, cash flow and interest coverage requirements and restrictions on incurrence of indebtedness and liens, investments, asset sales, mergers and consolidations, affiliate transactions, issuance of additional PIMCO Advisors units and amendment of the PIMCO Advisors Partnership Agreement. In particular, financial covenants relating to this indebtedness could have the effect of inhibiting PIMCO Advisors' use of cash for any purpose other than for distributions. The indebtedness is non-recourse to PGP and is secured by, among other things, a pledge of certain PIMCO Advisors units owned by PGP. In the event of a default under the indebtedness, the lenders could foreclose upon the pledged PIMCO Advisors units which would reduce the economic interests in PIMCO Advisors of PGP and its beneficial owners. Management of PIMCO Advisors is currently in discussions with PGP and its lenders concerning a modification to such indebtedness wherein PIMCO Advisors would guarantee such indebtedness in exchange for a fee from PGP and the release of certain of the restrictions relating to PIMCO Advisors in such indebtedness. Also, PIMCO Advisors has obtained a commitment from a group of lenders for a $140 million credit facility and has considered borrowing under the facility and lending to PGP an amount sufficient for PGP to repay its lenders, thereby eliminating all restrictions relating to PIMCO Advisors under the PGP indebtedness. There can be no assurances that any agreement with respect to these matters will be reached, or as to the terms of any such possible arrangements if an agreement were reached.

WITHDRAWAL AND REMOVAL OF A GENERAL PARTNER OF THE PARTNERSHIP OR PIMCO ADVISORS

     The Partnership Agreement provides that, except under certain limited exceptions, the general partner of the Partnership may withdraw as general partner of the Partnership only if (i) such withdrawal is approved by holders of a majority of the Partnership Units and the general partner determines that the Partnership's advisory agreements shall continue to be in effect (a "Partnership Assignment Determination"), and (ii) counsel renders an opinion that such action may be taken without approval of all of the partners and that the limited partners will not lose their limited liability pursuant to Delaware law or the Partnership Agreement (a "Partnership Limited Liability Determination"), and provides certain other opinions relating to the status of the Partnership as a partnership for federal income tax purposes (a "Partnership Tax Determination"). The general partner may be removed by a vote of holders of Partnership Units holding 80% or more of all outstanding Partnership Units if a successor general partner is appointed, counsel makes a Partnership Limited Liability Determination, a Partnership Tax Determination, the general partner makes a Partnership Assignment Determination and such removal is approved by the successor general partner. Also, interests in the general partner may be sold or transferred without any prior approval or consent of the holders of the Partnership Units.

     The PIMCO Advisors Partnership Agreement provides that any general partner may withdraw as a general partner of PIMCO Advisors only if (a) the general partner transfers all of its PIMCO Advisors GP Units to an affiliate of such general partner, and the affiliate is admitted as a general partner of PIMCO Advisors in accordance with the PIMCO Advisors Partnership Agreement or (b) such withdrawal is approved by holders of a majority of the units of limited partner interest (other than those held by the general partners and their affiliates) and if counsel renders an opinion that the limited partners do not lose their limited liability pursuant to Delaware law or the PIMCO Advisors Partnership Agreement (a "PIMCO Advisors Limited Liability Determination"), and provides certain other opinions relating to the status of PIMCO Advisors as a partnership for federal income tax purposes (a "PIMCO Advisors Tax Determination") and the continuation of PIMCO Advisors' advisory agreements (a "PIMCO Advisors Assignment Determination"). The general partners may be removed by a vote of unitholders holding 80% or more of all outstanding units if PIMCO Advisors receives a PIMCO Advisors Limited Liability Determination, a PIMCO Advisors Tax Determination and a PIMCO Advisors Assignment Determination with respect to such removal and (ii) if such general partner is the sole general partner, a person qualified to be general partner, which has agreed in writing to carry on the business of PIMCO Advisors, is approved by the partners of PIMCO Advisors as successor general partner. However, by virtue of PGP's and the Partnership's ownership of units, either of the general partners can veto any such removal. Also, interests in a general partner may be sold or transferred without any prior approval or consent of the holders of PIMCO Advisors LP Units.

     In the event of withdrawal or removal of a general partner of PIMCO Advisors, the departing general partner will become a limited partner and its PIMCO Advisors GP Units will be converted into PIMCO Advisors LP Units. At the time of such conversion, the departing general partner must pay to PIMCO Advisors any negative balance in its capital account. If PIMCO Advisors is indebted to the departing general at the time of its withdrawal or removal, PIMCO Advisors will repay the general partner, within 60 days, the amount of such indebtedness, subject to reduction for damages incurred if the general partner withdraws in violation of the PIMCO Advisors Partnership Agreement. All outstanding obligations incurred by the departing general partner as general partner of PIMCO Advisors will be assumed by the successor to the general partner, or if there is no successor, by the remaining general partners.

INDEMNIFICATION

     The Partnership Agreement requires the Partnership to indemnify the general partner, its affiliates and all of its officers, directors, partners, employees and agents (collectively, the "Indemnitees") against any and all proceedings in which the Indemnitees may be involved, or threatened to be involved, as a party or otherwise by reason of their management of the affairs of the Partnership or which relates to or arises out of the Partnership or related entities. The Partnership Agreement provides that such Indemnitees are not entitled to indemnification with respect to any claim, issue or matter in which they have been adjudged liable for actual fraud, willful misconduct or gross negligence, unless and only to the extent that the court in which such action was brought, or another court of competent jurisdiction, determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnification for such liabilities and expenses as the court may deem proper.

     The Partnership Agreement also provides that the general partner will not be liable to the Partnership or the holders of Partnership Units for errors in judgment or for breach of fiduciary duty (including breach of any duty of care or any duty of loyalty) unless the general partner's action or failure to act involved an act or omission that constitutes actual fraud, gross negligence or willful or wanton misconduct.

     The PIMCO Advisors Partnership Agreement provides that PIMCO Advisors will indemnify (i) any general partner, (ii) any former general partner, (iii) any person which is or was an affiliate of any general partner or any former general partner, (iv) any person which is or was an Associate (as defined in the PIMCO Advisors Partnership Agreement) of any general partner, former general partner, affiliate of a general partner or former general partner, or PIMCO Advisors or its subsidiaries and (v) any person which is or was serving at the request of PIMCO Advisors or any of its subsidiaries, any general partner or any former general partner as an Associate of another person.

     The PIMCO Advisors Partnership Agreement also provides that neither a general partner nor any indemnitee will be liable to PIMCO Advisors or the unitholders for errors in judgment or for breach of fiduciary duty (including breach of any duty of care or any duty of loyalty) unless it is proved by clear and convincing evidence that the general partner's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to PIMCO Advisors or was undertaken with reckless disregard for the best interests of PIMCO Advisors.

CONTRIBUTION AGREEMENT

     As part of the Opgroup Transaction, Opfin, Opgroup, PIMCO Advisors and Value Advisors LLC entered into a contribution agreement (the "Contribution Agreement") pursuant to which Opfin contributed its investment advisory assets and its 100% interest in Value Advisors LLC to PIMCO Advisors in exchange for an aggregate initial consideration of 6,000,000 PIMCO Advisors Class C LP Units. Under the terms of the Contribution Agreement, if PIMCO Advisors or its direct or indirect subsidiaries (other than Opgroup or Opfin) incurs a loss relating to or arising from Opfin's investment advisory businesses or which is otherwise attributable to the Opgroup Merger Agreement, and, as a result of such loss, Opgroup receives an indemnification payment in excess of any loss incurred by Opgroup or Opfin attributable to the same loss event (the excess portion thereof, an "Excess Indemnification Payment"), then (i) if the indemnification payment is in the form of a reduction of the face amount of the Indemnity Certificate, Opfin shall return to PIMCO Advisors a number of PIMCO Advisors Class C LP Units equal to the quotient of (x) 6,000,000 multiplied by the principal amount of the reduction constituting such Excess Indemnification Payment divided by (y) $265 million, or (ii) if the Excess Indemnification Payment is in cash, Opgroup shall distribute the cash to PIMCO Advisors.

     In addition, PIMCO Advisors agreed that if Opgroup or Opfin incurs a loss for which Opgroup does not receive an indemnification payment in cash, PIMCO Advisors will loan to Opgroup an amount equal to the loss. PIMCO Advisors further agreed to loan Opgroup an amount sufficient to pay the remaining principal and interest payments on the Opfin Debt.

REGISTRATION RIGHTS AGREEMENTS

     PIMCO Advisors is a party to (i) that certain Registration Rights Agreement dated November 4, 1997 between PIMCO Advisors and former Opgroup stockholders (the "1997 Registration Rights Agreement"), and (ii) that certain Registration Rights Agreement dated as of November 15, 1994 between PIMCO Advisors and certain of its unitholders (the "1994 Registration Rights Agreement").

     The holders of registration rights under the 1997 Registration Rights Agreement were granted (i) the right to cause PIMCO Advisors to initiate up to two registrations of their registrable securities (subject to customary limitations, a minimum sale requirement and priority rights of holders of registration rights under the 1994 Registration Rights Agreement) and (ii) certain piggyback registration rights in respect of registrations initiated by PIMCO Advisors or by other holders of registration rights granted pursuant to a separate agreement, subject to approval of the managing underwriter. In the case of a registration initiated by PIMCO Advisors, participation in such registration by the holders of registration rights under the 1997 Registration Rights Agreement and other registration rights agreements will not be reduced to less than 40%.

     The holders of registration rights under the 1994 Registration Rights Agreement were granted (i) the right to cause PIMCO Advisors to initiate up to five demand registrations on Form S-1 and an unlimited number of demand registrations on Form S-3 (subject to customary limitations and a minimum sale requirement) and (ii) piggy-back registration rights in respect of primary offerings by PIMCO Advisors similar to those held by the holders under the 1997 Registration Rights Agreement. The holders under the 1994 Registration Rights Agreement generally have priority over the holders under the 1997 Registration Rights Agreement with respect to management of the registration process and inclusion of shares in registrations initiated by holders of registration rights.

     Pursuant to the Operating Agreement, the Partnership has agreed to provide registration rights with respect to Partnership Units comparable to those provided for in the 1997 Registration Rights Agreement and the 1994 Registration Rights Agreement.

                      RECENT UNIT PRICES AND DISTRIBUTIONS

     The Partnership Units are traded on the NYSE under the symbol "OCC" and the PIMCO Advisors Class A LP Units are traded on the NYSE under the symbol "PA." Following the Restructuring, the Partnership expects to change its name to PIMCO Advisors Holdings L.P. and the Partnership Units are expected to be traded under the symbol "PA." At the Effective Date, PIMCO Advisors Class A LP Units will cease to be publicly traded.

     The following table sets forth, for the periods indicated, the high and low trading prices for the Partnership Units as reported on the NYSE and the total cash distributions paid per Partnership Unit:

                               PARTNERSHIP UNITS

                                                                  TRADING
                                                                  PRICES*
                                                               -------------      TOTAL CASH
                      YEAR ENDED APRIL 30,                     HIGH      LOW     DISTRIBUTIONS
    ---------------------------------------------------------  ---       ---     -------------
    1996
      First Quarter..........................................  $24-1/2   $21-1/8    $ 0.550
      Second Quarter.........................................   28        24          0.625
      Third Quarter..........................................   29-1/2    27          1.175
      Fourth Quarter.........................................   30-3/4    27-3/4      0.825
                                                                                    -------
         Total...............................................                       $3.1750
                                                                                    =======

    1997
      First Quarter..........................................  $30       $27-1/8    $ 0.650
      Second Quarter.........................................   34-1/2    28          0.750
      Third Quarter..........................................   37-3/8    33-1/4      0.950
      Fourth Quarter.........................................   38-1/4    32-1/2      1.150
                                                                                    -------
         Total...............................................                       $ 3.500
                                                                                    =======

    1998
      First Quarter..........................................  $39-7/8   $32-1/8    $ 0.950
      Second Quarter.........................................   55-1/2    39-1/8      0.950
      Third Quarter (through December 9, 1997)...............   57-3/4    45-3/4      1.510
                                                                                    -------
         Total...............................................                       $ 3.410
                                                                                    =======

---------------

     * Unit prices and distributions have not been restated to reflect the 1.67-to-one unit split effective as of December 1, 1997.

     On November 4, 1997, the last trading day prior to the execution of the agreement and plan of merger relating to the Oppenheimer Capital Merger, the closing price of the Partnership Units was $52 3/16. On December 9, 1997, the closing price of the Partnership Units was $54 3/8 and there were approximately 1,260 holders of record of the Partnership Units.

     The following table sets forth, for the periods indicated, the high and low trading prices for the PIMCO Advisors Class A LP Units as reported on the NYSE and the total cash distributions paid per PIMCO Advisors Class A LP Unit, GP Unit and Class B LP Unit.

                              PIMCO ADVISORS UNITS

                                                  TRADING PRICES       CLASS A LP
                                                   CLASS A UNITS      AND GP UNITS     CLASS B UNITS
                                                  ---------------      TOTAL CASH       TOTAL CASH
            YEAR ENDED DECEMBER 31,               HIGH       LOW      DISTRIBUTIONS    DISTRIBUTIONS
------------------------------------------------  -----     -----     ------------     -------------
1995
  First Quarter.................................  $  18 1/4 $  16 7/8    $0.239           $ 0.077
  Second Quarter................................     20 5/8    17 3/8     0.470             0.138
  Third Quarter.................................     21 1/4    19         0.470             0.199
  Fourth Quarter................................     21 1/4    19 5/8     0.470             0.259
                                                                         ------            ------
     Total......................................                         $1.649           $ 0.673
                                                                         ======            ======

1996
  First Quarter.................................  $  23 5/8 $  20 1/2    $0.470           $ 0.444
  Second Quarter................................     22 1/4    20 1/8     0.470             0.318
  Third Quarter.................................     22 7/8    20         0.470             0.447
  Fourth Quarter................................     23 7/8    21 3/4     0.470             0.449
                                                                         ------            ------
     Total......................................                         $1.880           $ 1.658
                                                                         ======            ======

1997
  First Quarter.................................  $  27 1/4 $  20 5/8    $0.470           $ 0.464
  Second Quarter................................     26        20 3/4     0.470             0.435
  Third Quarter.................................     3115/16    24 1/2     0.470            0.505
  Fourth Quarter (through December 9, 1997).....     3413/16    29 1/8     0.580            0.580
                                                                         ------            ------
     Total......................................                         $1.990           $ 1.984
                                                                         ======            ======

     On November 4, 1997, the last trading day prior to the execution of the agreement and plan of merger relating to the Oppenheimer Capital Merger, the closing price of the PIMCO Advisors Class A LP Units as reported on the NYSE was $30 3/8 per unit. On December 9, 1997 the closing price of PIMCO Advisors Class A LP Units as reported on the NYSE was $32 15/16 per unit. On December 9, 1997, there were approximately 650 holders of record of the PIMCO Advisors Class A LP Units, 22 holders of record of PIMCO Advisors Class B LP Units and two holders of record of the PIMCO Advisors GP Units. The PIMCO Advisors Class B LP Units (and all PIMCO Advisors GP Units) are not publicly traded.

     Distribution Policy of the Partnership

     Prior to the Restructuring, quarterly distributions have been paid within 30 business days after the last day of each July, October, January and April to unitholders of record as of the last day of each fiscal year quarter in respect to which such distributions were made. Distributions were based on the results of operations of Oppenheimer Capital. Following the Restructuring, distributions will be paid within 30 days following the end of each calendar quarter.

     The Partnership makes quarterly distributions in an amount equal to 99.99% of available cash flow to the holders of Partnership Units and 0.01% to the general partner. The Partnership Agreement requires the general partner of the Partnership to cause a quarterly distribution to unitholders in an amount equal to the cash distribution from PIMCO Advisors less applicable taxes. The PIMCO Advisors Partnership Agreement provides that the general partners shall cause PIMCO Advisors to distribute to unitholders on a quarterly basis cash in an amount equal to Operating Profit Available for Distribution less any amount the general partners deem may be required for capital expenditures, future payments of indebtedness, as reserves or otherwise in the business of PIMCO Advisors. The PIMCO Advisors Partnership Agreement defines Operating Profit Available for Distribution as the net income of PIMCO Advisors for a given period (determined in accordance with generally accepted accounting principles); provided, that Operating Profit Available for Distribution for such period as so determined shall be adjusted in accordance with the following special rules and clarifications:

          (a) Operating Profit Available for Distribution shall be determined without regard to losses of any subsidiary of PIMCO Advisors which is not treated as a partnership, branch or division for federal income tax purposes.

          (b) Operating Profit Available for Distribution shall be determined without regard to accrued revenues from performance fees unless such fees are not subject to forfeiture.

          (c) Operating Profit Available for Distribution shall be determined without regard to any income or deductions attributable to the grant, amendment, vesting or exercise of any option or other right to purchase or receive PIMCO Advisors units or other equity securities.

          (d) Operating Profit Available for Distribution shall be determined without regard to any amortization of goodwill and other intangible assets.

     The Partnership has changed its fiscal year to a calendar year, and distributions will be made on a calendar quarter basis commencing December 31, 1997. PIMCO Advisors will declare a distribution for the period ended December 31, 1997 to holders of record of the PIMCO Advisors units immediately prior to the effectiveness of the Restructuring. The Partnership will also declare a distribution for the same period to holders of record of the Partnership Units immediately prior to the effectiveness of the Restructuring. Accordingly, holders of the Partnership Units prior to the Restructuring will receive a distribution based on three months performance of PIMCO Advisors and two months performance of Oppenheimer Capital.

     No assurances can be given as to the Partnership's future earnings levels. Distributions made by the Partnership will depend on PIMCO Advisors profitability and the profitability of the Investment Management Firms. Such profitability will be affected in part by overall economic conditions and other factors affecting capital markets generally, which are beyond the control of the Partnership and PIMCO Advisors. In addition, the general partners of PIMCO Advisors may, in determining the amount of distributions, deduct from Operating Profit Available for Distribution any amount the general partners deem may be required for capital expenditures, reserves or otherwise in the business of PIMCO Advisors. To the extent PIMCO Advisors or the Partnership retains profits in any year, unitholders may have taxable income from the Partnership that exceeds their cash distributions.

              SELECTED FINANCIAL DATA OF OPPENHEIMER CAPITAL, L.P.

     The following table sets forth selected financial data of the Partnership (retroactively restated to reflect a 1.67 to 1 unit split effective December 1, 1997) and Oppenheimer Capital for the three months ended July 31, 1997 and 1996, and each of the five years ended April 30, 1997. This information should be read in conjunction with the Financial Statements of Oppenheimer Capital, L.P. and the Consolidated Financial Statements of Oppenheimer Capital and the related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Oppenheimer Capital, L.P."

                                                                           OPPENHEIMER CAPITAL, L.P.
                                              -----------------------------------------------------------------------------------
                                                 FOR THE THREE
                                                    MONTHS
                                                ENDED JULY 31,                       FOR THE YEARS ENDED APRIL 30,
                                              -------------------     -----------------------------------------------------------
                                               1997        1996         1997          1996         1995        1994        1993
                                              -------     -------     --------      --------      -------     -------     -------
                                                  (UNAUDITED)
                                              (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
STATEMENTS OF OPERATING DATA:
Revenues....................................  $19,585(3)  $12,280     $ 56,046(1)   $ 61,316(1)   $34,282     $35,091     $30,022
Expenses....................................      685         685        2,720         2,720        3,461       4,038       3,704
                                              -------     -------      -------       -------      -------     -------     -------
Net income..................................  $18,900(3)  $11,595     $ 53,326(1)   $ 58,596(1)   $30,821     $31,053     $26,318
                                              =======     =======      =======       =======      =======     =======     =======
Net income per unit.........................  $  0.72     $  0.45     $   2.06      $   2.28      $  1.21     $  1.22     $  1.04
Distributions declared per unit.............  $  0.57     $  0.39     $   2.10      $   1.90      $  1.30     $  1.28     $  1.16
Weighted average number of units
  outstanding...............................   25,763      25,656       25,663        25,457       25,277      25,122      25,065

                                                                                               APRIL 30,
                                                   JULY 31,           -----------------------------------------------------------
                                                     1997               1997          1996         1995        1994        1993
                                              -------------------     --------      --------      -------     -------     -------
FINANCIAL CONDITION DATA AT:
Total assets................................       $118,313           $116,149      $110,099      $96,633     $98,116     $98,365
Total liabilities...........................         14,806             17,858        12,713       10,321      10,319       9,683
                                                   --------           --------      --------      -------     -------     -------
Partners' capital...........................       $103,507           $ 98,291      $ 97,386      $86,312     $87,797     $88,682
                                                   ========           ========      ========      =======     =======     =======

---------------

(1) Includes revenues and a gain on Quest sale of $1.8 million, or $.07 per unit in fiscal 1997 and $17.7 million, or $.69 per unit in fiscal 1996.

(2) Includes a special distribution related to the Quest sale of $.06 per unit in fiscal 1997 and $.33 in fiscal 1996.

(3) Includes revenues and a gain on Quest sale of $2.8 million, or $.11 per unit.

                                                                                OPPENHEIMER CAPITAL
                                                  -------------------------------------------------------------------------------
                                                     FOR THE THREE
                                                        MONTHS
                                                    ENDED JULY 31,                    FOR THE YEARS ENDED APRIL 30,
                                                  -------------------    --------------------------------------------------------
                                                   1997        1996        1997        1996        1995        1994        1993
                                                  -------     -------    --------    --------    --------    --------     -------
                                                      (UNAUDITED)                               (AMOUNTS IN THOUSANDS)
STATEMENTS OF OPERATING DATA:
Revenues........................................  $55,043     $41,075    $181,974    $158,215    $129,912    $112,290     $94,733
Expenses........................................   30,302      23,441     103,064      95,551      83,066      64,683      54,707
                                                  -------     -------    --------    --------    --------    --------     -------
Operating Income................................   24,741      17,634      78,910      62,664      46,846      47,607      40,026
Gain on Quest sale(1)...........................    4,374          --       2,806      27,725          --          --          --
                                                  -------     -------    --------    --------    --------    --------     -------
Income before income taxes and minority
  interest......................................  $29,115     $17,634    $ 81,716    $ 90,389    $ 46,846    $ 47,607     $40,026
                                                  =======     =======    ========    ========    ========    ========     =======
Assets under management at period end (in
  billions).....................................  $  60.8     $  40.4    $   51.2    $   40.6    $   31.8    $   29.4     $  26.4

                                                                                                APRIL 30,
                                                       JULY 31,          --------------------------------------------------------
                                                         1997              1997        1996        1995        1994        1993
                                                  -------------------    --------    --------    --------    --------     -------
FINANCIAL CONDITION DATA AT:
Total assets....................................       $103,055          $ 93,019    $ 76,338    $ 56,129    $ 43,034     $37,677
Total liabilities...............................         54,356            53,044      41,462      41,582      30,557      27,830
Minority interest...............................            396               277         174          87          25          18
                                                       --------          --------    --------    --------    --------     -------
Partners' capital...............................       $ 48,303          $ 39,698    $ 34,702    $ 14,460    $ 12,452     $ 9,829
                                                       ========          ========    ========    ========    ========     =======

---------------

(1) Reflects the gain realized by Oppenheimer Capital on the sale of the investment advisory and other contracts and business relationship for its twelve Quest for Value mutual funds to Oppenheimer Funds, Inc., on November 22, 1995.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                    RESULTS OF OPERATIONS OF THE PARTNERSHIP

     The information set forth below is based on the historical financial condition and results of operations of the Partnership and Oppenheimer Capital, and does not reflect the effects of the Oppenheimer Capital Merger or the Restructuring. All information has been retroactively restated, where applicable, to reflect a 1.67 to 1 unit split effective December 1, 1997.

THE PARTNERSHIP

  GENERAL

     The primary source of income for the Partnership is its proportionate share of the net income of Oppenheimer Capital and interest income on a $32,193,000 par value 10% note due from Oppenheimer Equities, Inc. in the year 2012 (the "Equities note").

  REVENUES AND EXPENSES

     The Partnership recorded equity in earnings of Oppenheimer Capital for the three months ended July 31, 1997 and July 31, 1996 of $18.8 million and $11.5 million, respectively. Equity in earnings of Oppenheimer Capital for the three months ended July 31, 1997 included a gain recognized by Oppenheimer Capital on the sale of the investment advisory and other contracts and business relationships of the Quest for Value Dual Purpose Fund, Inc. to Oppenheimer Funds, Inc. ("OFI") (the "Dual Purpose sale") of $2.8 million. Excluding the Dual Purpose sale, the increase in equity in earnings of Oppenheimer Capital is primarily due to the higher operating income of Oppenheimer Capital.

     Other expenses consist of New York City unincorporated business tax ("UBT"). For the three months ended July 31, 1997 and July 31, 1996, New York City UBT totaled $33,000 and $33,000, respectively.

     The Partnership recorded equity in earnings of Oppenheimer Capital for the years ended April 30, 1997, 1996 and 1995 of $52.8 million, $58.1 million, and $31.1 million, respectively. Equity in earnings of Oppenheimer Capital for the 1997 and 1996 fiscal years included gains recognized by Oppenheimer Capital on the sale of the Quest for Value Funds investment advisory and other contracts and business relationships (the "Quest sale") to OFI of $1.8 million and $17.7 million, respectively. Equity in earnings of Oppenheimer Capital, excluding the Quest sale, increased 26.4% to $51.0 million for the year ended April 30, 1997 from $40.4 million for the year ended April 30, 1996, as a result of higher operating income at Oppenheimer Capital. Equity in earnings of Oppenheimer Capital, excluding the Quest sale, increased 30.0% for the year ended April 30, 1996 from $31.1 million for the year ended April 30, 1995, primarily due to higher operating income at Oppenheimer Capital. Interest income on the Equities note for each of the years ended April 30, 1997, 1996 and 1995 totaled $3.2 million.

     Amortization of goodwill for each of the years ended April 30, 1997, 1996 and 1995 amounted to $2.6 million. Other expenses consist of New York City UBT computed at a rate of 4% of taxable income. For the years ended April 30, 1997, 1996 and 1995, New York City UBT amounted to $132,000, $132,000 and $873,000, respectively. The decline in New York City UBT in fiscal 1996 reflects a change in the tax law effective on January 1, 1995. As of that date, New York City UBT is imposed on the total income of Oppenheimer Capital, and the Partnership is allowed to claim a credit for its pro rata share of any New York City UBT paid by Oppenheimer Capital. Previously, New York City UBT was assessed directly at the Partnership level.

     Net income for the three months ended July 31, 1997 and July 31, 1996 amounted to $18.9 million and $11.6 million, respectively, or $.72 per unit and $.45 per unit, respectively. Excluding the Dual Purpose sale, net income for the three months ended July 31, 1997 amounted to $16.1 million, or $.61 per unit.

     Net income amounted to $53.3 million or $2.06 per unit based on an average of 25.7 million units outstanding for the year ended April 30, 1997; $58.6 million or $2.28 per unit based on an average of 25.5 million units outstanding for the year ended April 30, 1996; and $30.8 million or $1.21 per unit based on an average of 25.3 million units outstanding for the year ended April 30, 1995. Included in the net income for the years ended April 30, 1997 and 1996 are gains on the Quest sale, which amounted to $1.8 million, or $.07 per unit and $17.7 million, or $.69 per unit, respectively.

  TAXES

     The Partnership is not subject to federal, state, or local income taxes, which are the obligations of the individual partners. However, beginning in calendar year 1998, the Partnership will elect to be subject to a 3.5% federal tax on its share of Oppenheimer Capital's gross income from the active conduct of a trade or business in order to retain its partnership status. The imposition of these taxes will reduce both net income and cash available for distribution to partners. Similar taxes may be imposed by states in which the Partnership is subject to such taxes.

  LIQUIDITY AND CAPITAL RESOURCES

     Until the Oppenheimer Capital Merger, the only business activity carried on by the Partnership was its investment in Oppenheimer Capital. The Partnership received quarterly cash distributions from Oppenheimer Capital and receives interest income from Oppenheimer Equities, Inc. The Partnership distributed its available cash flow to its partners, which equaled cash distributions from Oppenheimer Capital plus interest income from the Equities note less New York City UBT. Consequently, the Partnership did not require any additional liquidity or capital resources.

     Prior to the consummation of the Opgroup Transaction, the Partnership made quarterly distributions in an amount equal to 99% of available cash flow to the holders of Partnership Units and 1% to the general partner, Opfin. For the three months ended July 31, 1997 and July 31, 1996, the Partnership declared distributions to holders of Partnership Units of $.57 per unit and $.39 per unit, respectively. Subsequent to the consummation of the Opgroup Transaction, the general partner interest was reduced to 0.01% and the limited partner interests were increased to 99.99%. Distributions subsequent to the reduction in the general partner interest will be made accordingly.

     For the years ended April 30, 1997, 1996 and 1995, the Partnership declared total distributions to holders of Partnership Units of $2.10, $1.90 and $1.30 per unit, respectively. The total distributions for the years ended April 30, 1997 and 1996 included special distributions of $.06 and $.33, respectively, related to the Quest sale.

OPPENHEIMER CAPITAL

  GENERAL

     Oppenheimer Capital's results of operations include those of its basic institutional investment management business and those of its subsidiary entities; Opcap Advisors ("Advisors"), OCC Distributors ("Distributors"), Oppenheimer Capital Limited, Oppenheimer Capital Trust Company ("Opcap Trust"), and 225 Liberty Street Advisers, L.P., formerly AMA Investment Advisers, L.P. ("AMA Advisers"). The results for the quarter ended July 31, 1996 also include Saratoga Capital Management ("Saratoga"), which was sold on April 29, 1997.

     For the periods presented, Oppenheimer Capital's operations have been characterized by substantial increases in assets under management. This growth has been from four principal sources. First, new clients have entered into investment management agreements and existing clients have added funds to their accounts under management. Second, rising securities price levels have increased the market values of investment portfolios. Third, mutual funds and variable annuities managed by Advisors have added to assets under management due to increased sales and market appreciation. Fourth, wrap fee assets have increased due to new accounts opened, expanded distribution to broker-dealers and market appreciation. The growth in assets under management has been tempered by Oppenheimer Capital's withdrawal from the low fee rate option management business in fiscal 1996 in order to concentrate on businesses offering higher returns. For the periods presented, the option management business had no material effect on revenues or profitability. Revenues are generally derived from charging a fee based on the net assets of clients' portfolios. All periods presented show increased operating revenue. Revenues for all periods presented consist principally of investment management fees.

     In fiscal 1996, Oppenheimer Capital began to implement a strategic decision to withdraw from selling directly to the retail market, and to instead market directly to institutions with strong retail distribution capabilities. In November 1995, Oppenheimer Capital withdrew from the open-end mutual fund distribution business (see the Quest sale) and began to eliminate retail operations at AMA Advisers, completing this process in the first quarter of fiscal 1997. Oppenheimer Capital also reduced the losses incurred by Saratoga throughout fiscal 1997, and during the fourth quarter of fiscal 1997 sold its interest in Saratoga. Additionally, Oppenheimer Capital terminated the distribution of unit investment trusts during the fourth quarter of fiscal 1997.

  QUARTER ENDED JULY 31, 1997

     On July 18, 1997, Oppenheimer Capital completed the sale of the investment advisory and other contracts and business relationships of its Quest for Value Dual Purpose Fund to OFI, which is unrelated to Oppenheimer Capital. The fund has been renamed the Oppenheimer Quest Capital Value Fund, and continues to be managed by Advisors under a subadvisory agreement with OFI.

     As shown below, the value of assets under management increased 50.3% to $60.8 billion at July 31, 1997 from $40.4 billion at July 31, 1996. Oppenheimer Capital continued to experience growth in its traditional business, the management of separate accounts for large financial institutions and high-net-worth individual investors, as well as its newer businesses, including mutual funds and wrap fee accounts.

                                                           AT JULY 31,     AT JULY 31,     PERCENT
                                                              1997            1996         INCREASE
                                                           -----------     -----------     --------
                                                                        (IN MILLIONS)
    Separate Account Management..........................    $38,684         $27,456          40.9%
    Wrap Fee.............................................      7,505           3,674         104.3%
    Mutual Funds & Other Commingled Products.............     14,568           9,306          56.5%
                                                             -------         -------         -----
                                                             $60,757         $40,436          50.3%
                                                             =======         =======         =====

  YEARS ENDED APRIL 30, 1997, 1996 AND 1995

     The value of total assets under management increased 26.3% to $51.2 billion at April 30, 1997 from $40.6 billion at April 30, 1996. The growth of assets under management was tempered by the loss of $530 million in mutual fund assets as a result of the closed-end Quest for Value Dual Purpose Fund redeeming all income fund shares and converting to an open end fund. For the year ended April 30, 1997, assets under management for separately managed accounts increased 18.1% to $33.2 billion, mutual fund and other commingled products increased 33.4% to $12.0 billion, and wrap fee accounts increased 73.7% to $6.0 billion.

     The value of total assets under management increased 27.6% to $40.6 billion at April 30, 1996 from $31.8 billion at April 30, 1995. The growth of assets under management was tempered by the loss of $1.5 billion in option management accounts with a low effective fee rate and a reduction of $300 million in fixed income mutual fund assets as a result of the Quest sale. For the year ended April 30, 1996, assets under management for separately managed accounts increased 25.8% to $28.1 billion from $22.3 billion, mutual fund and other commingled products increased 43.9% to $9.0 billion from $6.3 billion, and wrap fee accounts increased 92.3% to $3.5 billion from $1.8 billion.

  GAIN ON QUEST SALE

     On November 22, 1995, Oppenheimer Capital completed the Quest sale to OFI, which is unrelated to Oppenheimer Capital, for an Initial Purchase Price Payment of $41.7 million. In December 1996, a Deferred Purchase Price Payment of $3.8 million was received by Oppenheimer Capital as a result of the assets of the six merged fixed income funds being at stated levels. The gains on the sale, before New York City unincorporated business tax ("UBT") and minority interest, amounted to $2.8 million for the year ended April 30, 1997, and $27.7 million for the year ended April 30, 1996.

     Total assets of the twelve funds were $1.7 billion at November 21, 1995. The six equity funds involved, representing $1.4 billion of those assets, continue to be managed by Advisors under a subadvisory contract with OFI, which allows the current portfolio management teams to remain in place. The six equity funds were renamed the Oppenheimer Quest for Value funds (the "Quest funds"). The six fixed income funds, representing approximately $300 million of those assets, were merged into comparable funds managed by OFI.

     The overall impact of the Quest sale on Oppenheimer Capital's results has been highly positive. Although the fee rate as a subadviser is less, assets in the six equity funds have more than tripled to $4.9 billion at June 30, 1997 as a result of the extensive distribution capabilities of OFI and market appreciation. In addition, Oppenheimer Capital has eliminated distribution expenses related to these funds. Reflecting the impact of these various factors, the profitability of Oppenheimer Capital's mutual fund business has increased significantly since the Quest sale.

     Oppenheimer Capital implemented a portion of the mutual fund distribution cost savings prior to the close of the Quest sale, and results for the quarter ended April 30, 1996 reflected those savings. In addition, as a result of the sale, significant expenditures that would have been made in systems, technology, sales and marketing capabilities, and new product development have not been necessary.

     On January 31, 1997, the closed-end Quest for Value Dual Purpose Fund (the "Fund") redeemed all of its income shares as required by its Articles of Incorporation, and on February 28, 1997, the Fund converted to an open-end fund. The investment contracts and other business relationships were sold to OFI (the "Dual Purpose Fund sale"), and Advisors now serves as subadviser to the Fund under an agreement with OFI. The subadvisory fee is significantly lower than the management fee previously earned by Oppenheimer Capital. Annual subadvisory fees related to the Fund are projected at $1.0 million annually, based on assets under management at June 30, 1997, while Oppenheimer Capital received $5.0 million of investment management fees for the fiscal year ended April 30, 1997.

     On July 18, 1997, Oppenheimer Capital received an initial payment of $7.0 million related to the Dual Purpose Fund sale.

  OPERATING REVENUES -- QUARTER ENDED JULY 31, 1997

     Total operating revenues increased 34.0% for the three months ended July 31, 1997 to $55.0 million from $41.1 million for the three months ended July 31, 1996. Total operating revenues include investment management fees, net distribution assistance and commission income, and interest and dividends.

     Investment management fees increased 34.6% for the three months ended July 31, 1997 to $53.1 million from $39.4 million for the three months ended July 31, 1996 as average assets under management for the three months ended July 31, 1997 increased 35.8% to $55.8 billion from $41.1 billion for the three months ended July 31, 1996.

     Net distribution assistance and commission income increased 13.9% to $1.6 million for the three months ended July 31, 1997 from $1.4 million for the three months ended July 31, 1996. The increase was due to higher certificate of deposit commission income resulting from greater demand for funds by banks, and was offset in part by lower unit investment trust commission income as a result of Oppenheimer Capital's decision to withdraw from this business during the fourth quarter of fiscal 1997.

     Interest and dividend income increased to $351,000 for the three months ended July 31, 1997 from $237,000 for the three months ended July 31, 1996. This increase can be primarily attributed to higher average cash balances.

  OPERATING REVENUES -- YEARS ENDED APRIL 30, 1997, 1996 AND 1995

     Total operating revenues increased 15.0% for the year ended April 30, 1997 to $182.0 million from $158.2 million for the year ended April 30, 1996 and increased 21.8% for the year ended April 30, 1996 from

$129.9 million for the year ended April 30, 1995. Total operating revenues include investment management fees, net distribution assistance and commission income, and interest and dividends.

     Investment management fees increased 16.2% to $175.8 million for the year ended April 30, 1997 from $151.3 million for the year ended April 30, 1996. This increase is a result of average assets under management increasing 24.7% to $45.8 billion for the year ended April 30, 1997 from $36.7 billion for the year ended April 30, 1996. Investment management fee revenue grew less than assets under management due to the lower subadvisory fee rates earned on the Quest funds than the advisory fee rate prior to the Quest sale. These lower fee rates were more than offset by asset growth for these funds and the elimination of mutual fund distribution expenses. Annual subadvisory fees are projected at $15.3 million, based on assets under management at June 30, 1997, down slightly from the previous $15.7 million of annual fees for the twelve Quest for Value Funds at November 22, 1995. Assets in the six equity funds have more than tripled to $4.9 billion at June 30, 1997 from $1.4 billion on November 22, 1995, reflecting record fund sales and market appreciation.

     In addition, investment management fee revenue grew less than the increase in assets under management due to a decline in performance fees earned in fiscal 1997 to $1.2 million from $3.0 million in fiscal 1996. These decreases were offset in part by investment management fees increasing due to higher fee realizations resulting from a continued shift in the asset mix toward higher effective fee rate businesses such as variable annuities and wrap fee accounts.

     Investment management fees increased 26.9% for the year ended April 30, 1996 from $119.2 million for the year ended April 30, 1995, primarily as a result of average assets under management increasing 23.8% for the year ended April 30, 1996 from $29.7 billion for the year ended April 30, 1995. This increase also reflects higher fee realizations as a result of a shift in the asset mix toward the higher fee rate businesses including mutual funds, variable annuities and wrap fee accounts, and the withdrawal from the option management business, which had very low fee rates. Offsetting the increase in part was the lower fee rate earned subadvising the Quest funds as a result of the Quest sale.

     Net distribution assistance and commission income decreased 18.9% to $4.9 million for the year ended April 30, 1997 from $6.1 million for the year ended April 30, 1996. This decrease reflects reduced commission and distribution income as a result of the Quest sale and lower unit investment trust commission income due to reduced demand for fixed income unit investment trusts (Oppenheimer Capital discontinued the distribution of unit investment trusts in April 1997). This decrease was offset in part by a $1.3 million increase in certificate of deposit commission income as a result of increased demand for funds by banks.

     Net distribution assistance and commission income decreased 42.0% for the year ended April 30, 1996 from $10.4 million for the year ended April 30, 1995 primarily as a result of a $3.5 million decline in certificate of deposit commission income as a result of lower demand for funds by banks, decreased unit investment trust commission income, and reduced commission and distribution income as a result of the Quest sale in November 1995.

     Interest and dividend income increased 39.7% to $1.3 million for the year ended April 30, 1997 from $895,000 for the year ended April 30, 1996. This increase can be attributed to higher average cash balances.

     Interest and dividend income increased to $.9 million for the year ended April 30, 1996 from $275,000 for the year ended April 30, 1995. This increase can be primarily attributed to the interest earned on the proceeds received from the Quest sale.

  OPERATING EXPENSES -- QUARTER ENDED JULY 31, 1997

     Total operating expenses increased 29.3% for the three months ended July 31, 1997 to $30.3 million from $23.4 million for the three months ended July 31, 1996.

     Oppenheimer Capital's most significant expense category is employee compensation and benefits, which includes salaries, bonuses, sales commissions, incentive compensation and other payroll related expenses. Compensation and benefits expense increased 36.2% for the three months ended July 31, 1997 to $24.0 million from $17.6 million for the three months ended July 31, 1996. Compensation and benefits expense increased primarily due to higher incentive compensation costs due to increased new business, higher operating profits and increased participation by key executives in incentive compensation plans as a result of industry competitive pressures and their individual contributions to firm profitability. In addition, compensation and benefits expenses increased due to higher amortization expenses related to restricted units granted to certain key employees on May 1, 1997, as well as staff salary increases and additions to staff to support expanding businesses. These increases were offset in part by staff reductions as a result of the sale of Oppenheimer Capital's 50% interest in Saratoga and the decision to withdraw from the distribution of unit investment trusts.

     Occupancy expenses increased 17.7% for the three months ended July 31, 1997 to $1.8 million from $1.5 million for the three months ended July 31, 1996. This increase was due to adjustments to rent escalation accruals during the quarters ended July 31, 1997 and 1996.

     General and administrative expenses increased 12.1% for the three months ended July 31, 1997 to $3.1 million from $2.8 million for the three months ended July 31, 1996. The increase in general and administrative expenses reflects increased costs incurred in connection with the development of new businesses and increased investments in computer equipment and software as a result of increased technical support for professional and administrative staff and higher professional services expense due to the expansion of Oppenheimer Capital's business. This increase was offset in part by savings realized from the sale of Oppenheimer Capital's interest in Saratoga.

     Promotional expenses decreased 7.8% for the three months ended July 31, 1997 to $1.4 million from $1.6 million for the three months ended July 31, 1996. The decrease in promotional expenses was due primarily to the elimination of costs incurred by Saratoga and the elimination of the retail distribution of unit investment trusts. This decrease was offset in part by increased travel and entertainment expenses as a result of new business activities.

  OPERATING EXPENSES -- YEARS ENDED APRIL 30, 1997, 1996 AND 1995

     Total operating expenses increased 7.9% for the year ended April 30, 1997 to $103.1 million from $95.6 million for the year ended April 30, 1996 and increased 15.0% for the year ended April 30, 1996 from $83.1 million for the year ended April 30, 1995.

     Oppenheimer Capital's most significant expense category is compensation and benefits, which includes salaries, bonuses, sales commissions, incentive compensation and other payroll related expenses. Compensation and benefits expenses increased 12.9% to $77.7 million for the year ended April 30, 1997 from $68.8 million for the year ended April 30, 1996 and increased 24.2% for the year ended April 30, 1996 from $55.4 million for the year ended April 30, 1995. For both years, compensation and benefits increased primarily due to higher incentive compensation costs due to increased new business, higher operating profits and increased participation by key executives in incentive compensation plans as a result of industry competitive pressures and their individual contributions to firm profitability. In addition, compensation and benefits expense increased due to staff salary increases and additions to staff to support expanding businesses. These increases were offset in part by significant staff reductions at OCC Distributors, AMA Advisers, and in mutual fund accounting in fiscal 1996 with most staff reductions occurring after the Quest sale in November 1995. In fiscal 1997, staff size was reduced as a result of the sale of Oppenheimer Capital's 50% interest in Saratoga and the termination of the unit investment trust distribution effort during the fourth fiscal quarter. Reflecting these reductions, staff size declined to 344 at April 30, 1997 from 348 at April 30, 1996, and from 417 at April 30, 1995.

     Occupancy expense decreased 4.4% for the year ended April 30, 1997 to $6.6 million from $6.9 million for the year ended April 30, 1996 and increased 6.8% for the year ended April 30, 1996 from $6.4 million for the year ended April 30, 1995. The decrease for the year ending April 30, 1997 reflects reduced rent expense as a result of the termination of leases at AMA Advisers as well as adjustments made to rent escalation accruals during the fiscal year. For the year ended April 30, 1996, the increase was attributable to increased amortization expense relating to leasehold improvements and increased equipment rental costs.

     Oppenheimer Capital subleases a portion of its space at the Oppenheimer Tower, World Financial Center, from Oppenheimer & Co., Inc. ("Opco"), an affiliated broker-dealer, paying a pro rata share of Opco's lease payments, based on the percentage of total space leased. Oppenheimer Capital is currently in negotiations to lease an additional 7,500 square feet at Oppenheimer Tower to house its growing business.

     General and administrative expenses increased 1.6% for the year ended April 30, 1997 to $12.5 million from $12.3 million for the year ended April 30, 1996 and increased 15.4% for the year ended April 30, 1996 from $10.7 million for the year ended April 30, 1995. The rate of growth of general and administrative expenses slowed in fiscal 1996 and continued in fiscal 1997 as Oppenheimer Capital realized cost savings from the Quest sale and cost reductions at AMA Advisers. As a result of the Quest sale in November 1995, Oppenheimer Capital was able to eliminate all of its outstanding bank loans and related interest expense. Offsetting these reductions in both fiscal 1997 and 1996 were increased costs incurred in connection with the development of new businesses and increased investments in computer equipment and software as a result of increased technical support for professional and administrative staff and higher professional services expense due to the expansion of Oppenheimer Capital's business.

     Promotional expenses decreased 16.7% for the year ended April 30, 1997 to $6.3 million from $7.6 million for the year ended April 30, 1996 and decreased 28.3% for the year ended April 30, 1996 from $10.6 million for the year ended April 30, 1995. The decrease in promotional expenses for both fiscal years was due primarily to a reduction in expenses incurred by OCC Distributors as a result of the elimination of the open-end mutual fund distribution effort, and the retail operations of AMA Advisers, and was offset in part by increased expenses in Oppenheimer Capital's new businesses due to increased travel and entertainment expenses as a result of new business activities. In addition, promotional expenses decreased in fiscal 1997 due in part to decreased promotional activities at Saratoga.

  OPERATING INCOME -- QUARTER ENDED JULY 31, 1997

     Operating income for the three months ended July 31, 1997 increased 40.3% to $24.7 million from $17.6 million for the three months ended July 31, 1996. For the three months ended July 31, 1997, the operating profit margin expanded to 44.9% from 42.9% for the three months ended July 31, 1996 as operating revenues grew 34.0% while expenses increased only 29.3%.

  OPERATING INCOME -- YEARS ENDED APRIL 30, 1997, 1996 AND 1995

     Operating income increased 25.9% for the year ended April 30, 1997 to $78.9 million from $62.7 million for the year ended April 30, 1996 and increased 33.8% for the year ended April 30, 1996 from $46.8 million for the year ended April 30, 1995. For the year ended April 30, 1997, the operating profit margin expanded to 43.4% from 39.6% for the year ended April 30, 1996; and in the year ended April 30, 1996, the operating profit margin increased from 36.1% for the year ended April 30, 1995. The increase in operating income and operating profit margin for both years is due to rising securities price levels, strong new business growth and the resultant revenue increase combined with Oppenheimer Capital controlling the rate of expense growth. In both fiscal 1997 and fiscal 1996, the operating revenue growth rate exceeded the operating expense growth rate. This was accomplished primarily from the decision to withdraw from the mutual fund distribution business (the Quest sale), which was completed in the final quarter of fiscal 1996, and the suspension of retail sales activities at AMA Advisers. This process, which began in fiscal 1996, was completed in the first quarter of fiscal 1997. In addition, losses from Saratoga were reduced to $1.4 million in fiscal 1997 from $2.5 million in fiscal 1996, and during the fourth quarter of fiscal 1997, Oppenheimer Capital sold its 50% interest in Saratoga.

  TAXES

     Oppenheimer Capital is not subject to federal, state, or local income taxes, which are the obligations of the individual partners. Oppenheimer Capital, however, was subject to New York City UBT of $1,194,000 for the three months ended July 31, 1997 and $585,000 for the three months ended July 31, 1996. This increase was due to higher operating income as well as the gain on the Dual Purpose sale.

     Corporate subsidiaries of Oppenheimer Capital were subject to income taxes of $24,000 for the three months ended July 31, 1997.

     Oppenheimer Capital was subject to New York City UBT of $3.1 million, $3.7 million and $1.2 million, respectively, for the years ended April 30, 1997, 1996 and 1995. The decrease in New York City UBT expense in fiscal 1997 compared to fiscal 1996 is due to a decline in net income in fiscal 1997 as a result of the $27.7 million gain recorded for the Quest sale in fiscal 1996, compared with the $2.8 million gain in fiscal 1997. This decline was offset in part by higher operating income in fiscal 1997 than in fiscal 1996.

     The increase in New York City UBT expense in fiscal 1996 from fiscal 1995 was due to a change in the tax law effective January 1, 1995 imposing taxes on the total income of Oppenheimer Capital and allowing the Partnership a credit for its pro rata share of any New York City UBT paid by Oppenheimer Capital. Prior to January 1, 1995, New York City UBT was assessed directly at the Partnership level. A second reason for the increase was Oppenheimer Capital's higher earnings, including the gain realized on the Quest sale.

     A corporate subsidiary of Oppenheimer Capital is subject to federal, state and local income taxes. A foreign corporate subsidiary is subject to taxes in the foreign jurisdiction in which it is located.

  LIQUIDITY AND CAPITAL RESOURCES

     Oppenheimer Capital's business is not capital intensive and its working capital requirements are generally modest. To the extent that additional funds are required by Oppenheimer Capital (e.g. to support increased investment management fees receivable or to expand its facilities to accommodate the growth of its businesses).

     On July 31, 1997, Oppenheimer Capital declared a distribution to its partners of $20.8 million which was paid on August 29, 1997. On April 30, 1997, Oppenheimer Capital declared a distribution to its partners of $25.3 million which was paid on May 30, 1997.

     Oppenheimer Capital recorded gains on the Quest sale of $2.8 million in fiscal 1997 and $27.7 million in fiscal 1996. The net proceeds from the sale were used to pay a special distribution to partners of $2.3 million in fiscal 1997 and $12.6 million in fiscal 1996, and the remaining funds were used to eliminate bank borrowings and to fund the working capital needs of Oppenheimer Capital. At April 30, 1997, working capital totaled $30.8 million as compared with $26.3 million at April 30, 1996 and partners capital increased to $39.7 million from $34.7 million during this same period.

  SALE OF AMA LICENSE

     In May 1997, Oppenheimer Capital sold its exclusive right to market to members of the American Medical Association ("AMA") to Scudder, Stevens & Clark, Inc. for $1.0 million. Simultaneously, Oppenheimer Capital purchased the AMA's 19.9% interest in AMA Advisers for $500,000. The $1.0 million payment was used to reduce unamortized goodwill. AMA Advisers have been renamed 225 Liberty Advisers, L.P.

  SALE OF SARATOGA CAPITAL MANAGEMENT

     On April 29, 1997, Oppenheimer Capital completed the sale of its 50% interest in Saratoga. The proceeds, which are not significant, will be paid annually to Oppenheimer Capital over a five year period, ending May 1, 2001. Oppenheimer Capital continues to manage two portfolios of the Saratoga Advantage Trust, for which it receives subadvisory fees.

             SELECTED CONSOLIDATED FINANCIAL DATA OF PIMCO ADVISORS

     The following table sets forth selected consolidated financial data of PIMCO Advisors for the nine months ended September 30, 1997 and 1996, and each of the five years ended December 31, 1996. PIMCO Advisors and its subsidiaries were formed on November 15, 1994, when PFAMCo merged the PFAMCo Group into TAG L.P. Under generally accepted accounting principles, the Consolidation is accounted for as an acquisition of TAG L.P. by PFAMCo Group, even though the legal form was the reverse. Therefore, the historical financial statements include the operations of PFAMCo Group, in its corporate form, prior to the Consolidation and the combined results of PIMCO Advisors, in its partnership form, for the period since the Consolidation. This information should be read in conjunction with the Consolidated Financial Statements of PIMCO Advisors and the related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of PIMCO Advisors L.P. and Subsidiaries."

                                          FOR THE NINE MONTHS
                                          ENDED SEPTEMBER 30,                    FOR THE YEARS ENDED DECEMBER 31,
                                         ---------------------     ------------------------------------------------------------
                                           1997         1996         1996         1995         1994         1993         1992
                                         --------     --------     --------     --------     --------     --------     --------
                                         (UNAUDITED)    (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Total revenues.........................  $344,210     $287,161     $392,024     $323,014     $180,263     $165,856     $120,155
Operating expenses.....................   232,572      190,975      261,978      215,271      145,220      131,447       93,011
Amortization of intangibles, options
  and restricted units.................    31,000       30,852       41,171       42,723        6,202           --           --
                                         --------     --------     --------     --------     --------     --------     --------
Operating income.......................    80,638       65,334       88,875       65,020       28,841       34,409       27,144
Other income, net......................     3,249        2,401        3,454        3,964        1,083          864        1,115
                                         --------     --------     --------     --------     --------     --------     --------
Income before income tax expense.......    83,887       67,735       92,329       68,984       29,924       35,273       28,259
Income tax expense.....................     1,226          834        1,201          517       10,669       15,556       11,405
                                         --------     --------     --------     --------     --------     --------     --------
Net income.............................  $ 82,661     $ 66,901     $ 91,128     $ 68,467     $ 19,255     $ 19,717     $ 16,854
                                         ========     ========     ========     ========     ========     ========     ========
Net income allocated to:
  General Partner and Class A Limited
    Partner units......................  $ 45,329     $ 39,421     $ 52,916     $ 46,655     $  4,976
  Class B Limited Partner units........    37,332       27,480       38,212       21,812        1,128
  Pre-Consolidation....................        --           --           --           --       13,151
                                         --------     --------     --------     --------     --------
Total..................................  $ 82,661     $ 66,901     $ 91,128     $ 68,467     $ 19,255
                                         ========     ========     ========     ========     ========
NET INCOME PER UNIT(1):
General Partner and Class A Limited
  Partner units........................  $   1.06     $   0.96     $   1.29     $   1.16     $   0.12
Class B Limited Partner units..........  $   1.06     $   0.76     $   1.05     $   0.59     $   0.03
WEIGHTED AVERAGE NUMBER OF UNITS
  OUTSTANDING (POST-CONSOLIDATION):
Units outstanding:
  General Partner......................       800          800          800          800          800
  Class A Limited Partner..............    40,146       40,132       40,135       40,108       40,018
  Class B Limited Partner..............    32,983       32,961       32,961       32,961       32,961
                                         --------     --------     --------     --------     --------
Total..................................    73,929       73,893       73,896       73,869       73,779
Weighted average effect of unit
  options..............................     3,906        2,915        3,119        1,684          984
                                         --------     --------     --------     --------     --------
Total..................................    77,835       76,808       77,015       75,553       74,763
                                         ========     ========     ========     ========     ========
DIVIDENDS/DISTRIBUTIONS................  $104,042     $ 97,560     $131,604     $ 89,613     $ 24,384     $ 22,158     $ 12,950
                                         ========     ========     ========     ========     ========     ========     ========
FINANCIAL CONDITION AT END OF PERIOD:
Total assets(2)........................  $365,728     $373,545     $358,500     $369,592     $379,708     $ 70,388     $ 43,189
Total liabilities......................    86,752       68,802       62,257       38,035       34,179       44,567       17,686
                                         --------     --------     --------     --------     --------     --------     --------
Total Partners' capital(3).............  $278,976     $304,743     $296,243     $331,557     $345,529     $ 25,821     $ 25,503
                                         ========     ========     ========     ========     ========     ========     ========

                                          FOR THE NINE MONTHS
                                          ENDED SEPTEMBER 30,                    FOR THE YEARS ENDED DECEMBER 31,
                                           1997         1996         1996         1995         1994         1993         1992
                                         --------     --------     --------     --------     --------     --------     --------
                                         (UNAUDITED)    (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
OTHER STATISTICS:
Assets under management (in
  millions)............................  $130,632     $104,540     $110,022     $ 95,182     $ 72,175     $ 57,182     $ 43,737
Operating Profit Available for
  Distribution(1)......................   113,830       97,763      132,314      111,205       12,306           --           --
Cash flows provided by operating
  activities...........................   112,502      119,882      140,446       86,921       25,852       23,620        9,309
Cash flows (used in) provided by
  investing activities.................   (16,598)      (2,983)      (2,446)     (17,771)      22,401         (436)      (1,149)
Cash flows used in financing
  activities...........................  (104,042)     (97,560)    (131,604)     (89,238)      (2,549)     (14,900)     (15,800)

---------------

(1) Computed on earnings following the Consolidation. Operating Profit Available for Distribution is defined by the PIMCO Advisors Partnership Agreement as the sum of net income plus non-cash charges from the amortization of intangible assets, non-cash compensation expenses arising from option and restricted unit plans, and losses of any subsidiary which is not a flow-through entity for tax purposes.

(2) Upon completion of the Consolidation, approximately $284.9 million of intangible assets were created. See Note 3 in the Notes to the Consolidated Financial Statements of PIMCO Advisors L.P. and Subsidiaries.

(3) Stockholders' equity before the Consolidation.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
             CONDITION AND RESULTS OF OPERATIONS OF PIMCO ADVISORS

     The information set forth below discusses the financial condition and results of operations of PIMCO Advisors and its predecessors, and does not reflect the effects of the Opgroup Transaction, the Oppenheimer Capital Merger or the Restructuring.

OVERVIEW

     PIMCO Advisors was formed on November 15, 1994 when PFAMCo merged PFAMCo Group into TAG L.P. PFAMCo Group comprised the operations of PFAMCo, an indirect wholly-owned subsidiary of Pacific Life Insurance Company ("Pacific Life"), and certain of its wholly-owned investment management subsidiaries. The businesses of PFAMCo Group contributed to PIMCO Advisors were then contributed to newly-formed subsidiaries of PIMCO Advisors. These businesses, as well as TAG L.P.'s former division of CCI, are as follows at September 30, 1997:

     Pacific Investment Management and its wholly owned subsidiary, StocksPLUS Management, Inc. ("StocksPLUS Management"), manages primarily fixed income investments, with approximately $108.5 billion in assets under management;

     CCI and Columbus Circle Trust Company ("CCTC") manages primarily equity and equity related investments, with approximately $11.5 billion in assets under management;

     Cadence manages equity and equity related investments, with approximately $4.9 billion in assets under management;

     Parametric manages equity and equity related investments, with approximately $2.5 billion in assets under management;

     NFJ manages equity and equity related investments, with approximately $2.3 billion in assets under management; and

     Blairlogie manages equity and equity related investments, with approximately $875 million in assets under management.

     PIMCO Advisors, together with these six firms, sponsors and manages mutual funds for both institutional and retail investors.

     PIMCO Funds. In January 1997, PIMCO Advisors restructured its proprietary mutual funds into a single fund family called "PIMCO Funds" which is comprised of two series: (i) PIMCO Funds: Pacific Investment Management Series: PIMCO Funds PIMS Series, 20 funds advised by Pacific Investment Management, and (ii) PIMCO Funds: Multi Manager Series: PIMCO Funds MMS Series, 21 funds advised by PIMCO Advisors and subadvised by the Investment Management Firms and one independent subadvisor. The PIMCO Funds PIMS Series are primarily fixed income funds and the PIMCO Funds MMS Series are primarily equity funds. All PIMCO Funds are offered in up to five different share classes: institutional and administrative share classes primarily for institutional investors and, for retail investors, Class A shares (which are "front end" load), Class B shares (which are "back-end load") and Class C shares (which are "level load"). The PIMCO Funds now feature a "unified fee" structure which has specified advisory and administrative fees per fund. As a result, PIMCO Advisors and Pacific Investment Management (and not the PIMCO Funds) bear the risk of increases in service costs (including of third-party service providers such as transfer agents) and will directly benefit from decreases in those costs.

RESULTS OF OPERATIONS

  GENERAL COMMENTARY

     PIMCO Advisors derives substantially all its revenues and net income from advisory fees for investment management services provided through its investment management subsidiaries to its institutional and individual clients, and advisory, distribution and servicing fees for services provided to the PIMCO Funds.

     Generally, such fees are determined based upon a percentage of client assets under management and are billed quarterly to institutional clients, either in advance or arrears, depending on the agreement with the client and monthly in arrears to the PIMCO Funds. Revenues are determined in large part based upon the level of assets under management, which itself is dependent upon factors including market conditions, client decisions to add or withdraw assets from PIMCO Advisors management, and PIMCO Advisors ability to attract new clients. In addition, PIMCO Advisors has certain accounts which are subject to performance based fee schedules wherein performance relative to the S&P 500 Index or other benchmarks over a particular time period can result in additional fees. These fees accrue on a quarterly or annual basis, depending upon the specific investment advisory contract. Quarterly fees generally are calculated based upon a rolling twelve-month performance result. Annual fees have historically been weighted towards second and fourth quarter billings although the third quarter of 1997 reflects certain new annual account billings. As a result, there is a seasonality to the recognition of such fees. Such performance based fees can have a significant effect on revenues, but also provide an opportunity to earn higher fees (as well as lower fees) than could be obtained under fee arrangements based solely on a percentage of assets under management.

     Intangible assets of approximately $284.9 million created by the Consolidation represent the excess of the purchase price over the fair value of net tangible assets of TAG L.P. deemed acquired by PFAMCo Group. Approximately $80.7 million of the intangible assets represents the value assigned to PIMCO Advisors master limited partnership ("MLP") structure. Under previous tax law, an MLP was exempt from federal and most state and local income taxes through December 31, 1997. As discussed elsewhere, the tax status has been extended. However, the value attributed to the MLP structure is being amortized through the period ended December 31, 1997. The remainder is being amortized over its estimated life of 20 years.

     Net income per unit is computed under the two-class method which allocates net income to PIMCO Advisors Class A and Class B LP Units in proportion to the Operating Profit Available for Distribution for each class. Operating Profit Available for Distribution is defined by the PIMCO Advisors Partnership Agreement and is computed as the sum of net income plus non-cash charges from the amortization of intangible assets, non-cash compensation expenses arising from option and restricted unit plans, and losses of any subsidiary which is not a flow-through entity for tax purposes. PIMCO Advisors Class A LP and GP Units are entitled to a priority distribution of $1.88 per unit per year until December 31, 1997. Because of this, the amount of Operating Profit Available for Distribution allocated to such units can be greater than the amount allocated to PIMCO Advisors Class B LP Units. As a result, the net income allocated per PIMCO Advisors Class A LP and GP Units is currently greater than the net income allocated per PIMCO Advisors Class B LP Units. In addition, because of the priority distribution, the initial dilution to net income per unit from the assumed exercise of options can be applied entirely to PIMCO Advisors Class B LP Units. However, growth in both net income and Operating Profit Available for distribution in 1997 beyond the priority levels has resulted in the year to date allocations as income and distribution, per unit to be equal across all classes.

  QUARTER ENDED SEPTEMBER 30, 1997 COMPARED TO QUARTER ENDED SEPTEMBER 30, 1996

     PIMCO Advisors derives substantially all its revenues and net income from advisory fees for investment management services provided to its institutional and individual clients and advisory, distribution and servicing fees for services provided to its two proprietary series of mutual funds ("Proprietary Funds").

     PIMCO Advisors consolidated 1997 third quarter revenues, including those of its wholly owned distributor PFD, were $125.1 million compared to $97.1 million in the third quarter of 1996, up $28.0 million. Advisory revenues were $110.2 million in the third quarter of 1997 compared to $84.7 million for the same period in 1996, up $25.5 million. For the nine months ended September 30, 1997 PIMCO Advisors consolidated revenues were $344.2 million compared to $287.2 million in the same period of 1996. Revenues at the distributor for the nine months of 1997 increased to $46.3 million in 1997 from $39.7 million in 1996. Advisory revenue increases resulted from both the commitment of new assets by institutional clients and from market appreciation. Performance based fees amounted to $9.3 million during the third quarter of 1997 as compared to $4.9 million during the same period in 1996. For the nine months ended September 30, 1997 performance fees increased to $20.8 million, from $16.3 million in the comparable period of 1996. The increase in performance based fees occurred in both fixed income portfolio products seeking to outperform relative benchmarks, and an equity product seeking to outperform the S&P 500 Index.

     Revenues by operating entity were as follows:

                                                  THREE MONTHS ENDED        NINE MONTHS ENDED
                                                     SEPTEMBER 30,            SEPTEMBER 30,
                                                  -------------------       -----------------
                                                   1997         1996         1997       1996
                                                  ------       ------       ------     ------
                                                                ($ IN MILLIONS)
    Pacific Investment Management...............  $ 74.4       $ 54.9       $200.4     $162.1
    Columbus Circle Investors...................    14.3         15.5         43.8       47.2
    Cadence Capital Management..................     6.8          4.5         17.5       13.0
    Parametric Portfolio Associates.............     1.1          0.9          3.2        2.6
    NFJ Investment Group........................     2.4          1.8          6.3        5.4
    Blairlogie Capital Management...............     1.1          0.9          3.2        2.8
    PFD.........................................    16.3         13.3         46.3       39.7
    Other.......................................     8.7          5.3         23.5       14.4
                                                  ------        -----       ------     ------
                                                  $125.1       $ 97.1       $344.2     $287.2
                                                  ======        =====       ======     ======

     Assets under management, in the aggregate, were as follows:

                                                  THREE MONTHS ENDED        NINE MONTHS ENDED
                                                     SEPTEMBER 30,            SEPTEMBER 30,
                                                  -------------------       -----------------
                                                   1997         1996         1997       1996
                                                  ------       ------       ------     ------
                                                                ($ IN BILLIONS)
    Beginning of period.........................  $119.9       $100.8       $110.0     $ 95.2
    End of period...............................  $130.6       $104.5       $130.6     $104.5

     Compensation and benefits in the third quarter of 1997 of $55.5 million were $12.3 million higher than the same period in 1996. For the nine month period, this cost category increased from $128.1 million in 1996 to $151.6 million in 1997. These increases reflect additional staffing, at both Pacific Investment Management and CCI, as well as higher profit sharing expenses which are based on profits of each of the Investment Management Firms.

     Commission expenses, incurred by PFD related to sales and servicing of retail mutual funds, increased $2.5 million to $11.7 million in the third quarter of 1997 compared to the same period a year ago, and increased $4.7 million to $32.2 million for the nine months of 1997 compared to 1996, reflecting higher trail commissions due to an increased level of qualifying assets, as well as increased "up front" commissions on higher current sales levels.

     General and administrative expenses amounted to $6.9 million during the third quarter of 1997, an increase of $2.9 million over the same period a year ago. This cost category increased by $5.8 million to $18.8 million for the nine months of 1997 compared to 1996. This increase can be primarily attributed to the conversion of the retail share classes of the PIMCO Funds to a fixed administrative fee basis resulting in increases to this cost category for expenses previously borne directly by the funds. There is a corresponding increase in revenues related to this conversion. These incremental costs account for substantially all of this increase.

     Occupancy and equipment increased by $147,000 to $2.5 million in the third quarter of 1997 from the same period a year ago; during the nine months of 1997 these costs increased $550,000 to $7.5 million compared to the same period in 1996. The increase in this expense category can be attributed primarily to additional office space and equipment as a result of the additional staffing discussed above.

     Other expenses in the third quarter of 1997 increased by $1.4 million from 1996. Such costs for the nine months of 1997 increased $7.1 million to $22.5 million compared to the same period in 1996 due principally to increases in marketing and promotional costs and professional fees as well as other increases reflective of inflation and increased staffing.

  PRO FORMA FINANCIAL INFORMATION

     Under generally accepted accounting principles, the Consolidation has been accounted for as an acquisition of TAG L.P. by PFAMCo Group, even though the legal form was the reverse. Therefore, the historical financial statements include the operations of PFAMCo Group, in its corporate form, prior to the Consolidation and the combined results of PIMCO Advisors, in its partnership form, for the period since the Consolidation.

     Due to the different bases of presentation and resulting difficulties in analyzing comparative historical financial information as a result of the required accounting presentation, management has included below certain pro forma financial information as if the Consolidation occurred at the beginning of 1993. Pro forma results eliminate the significant comparative differences in the historical results of operations arising primarily from different taxation of corporations and partnerships, from the inclusion of TAG L.P.'s results of operations in the pro forma results from the beginning of 1993 (rather than only from the date of Consolidation reflected in the historical financial statements), and from certain transactions and restructuring effected by the Consolidation, principally related to the creation and amortization of intangibles and revised profit sharing arrangements.

     The following table summarizes the unaudited condensed pro forma results of operations of PIMCO Advisors as if the Consolidation discussed above had occurred on January 1, 1993. The pro forma operating results give effect to:

          (i) the Consolidation of PFAMCo Group and TAG L.P.;

          (ii) the amendment of existing options under TAG L.P.'s 1993 Unit Option Plan;

          (iii) the adoption of the PIMCO Advisors Class B LP Unit Option Plan;

          (iv) the contribution of PFD to PIMCO Advisors in exchange for PIMCO Advisors Class A LP Units; and

          (v) certain transactions effected by PFAMCo Group and TAG L.P. in connection with the Consolidation, primarily related to intangible amortization and profit sharing.

                                                                 YEAR ENDED DECEMBER 31,
                                                          -------------------------------------
                                                            1996         1995          1994
                                                          --------     --------     -----------
                                                          (ACTUAL)     (ACTUAL)     (PRO FORMA)
                                                                  (AMOUNTS IN MILLIONS,
                                                                EXCEPT PER UNIT AMOUNTS)
    REVENUES
    Investment Advisory.................................   $338.3       $281.6        $ 231.5
    PFD.................................................     53.7         41.4           37.6
                                                           ------       ------         ------
                                                            392.0        323.0          269.1
                                                           ------       ------         ------
    EXPENSES
    Compensation and Benefits...........................    173.5        149.1          119.7
    Commissions.........................................     37.7         28.7           23.1
    Marketing and Promotional...........................     11.0          9.1           11.4
    Occupancy and Equipment.............................      9.2          8.7            6.7
    General and Administrative..........................     17.6         11.4            7.4
    Insurance...........................................      2.6          2.8            1.8
    Professional Fees...................................      5.5          3.2            3.4
    Amortization of intangibles,
      options and restricted units......................     41.2         42.7           40.7
    Other (income) expense (net)........................      2.6         (1.2)           0.2
                                                           ------       ------         ------
                                                            300.9        254.5          214.4
                                                           ------       ------         ------
    NET INCOME..........................................   $ 91.1       $ 68.5        $  54.7
                                                           ======       ======         ======
    Net Income per General Partner and Class A Limited
      Partner unit......................................   $ 1.29       $ 1.16        $  1.08
                                                           ======       ======         ======
    Net Income per Class B Limited Partner unit.........   $ 1.05       $ 0.59        $  0.28
                                                           ======       ======         ======
    Revenues by operating entity were as follows:
         Pacific Investment Management..................   $222.3       $180.9        $ 142.9
         Columbus Circle Investors......................     63.7         53.0           45.1
         Cadence Capital Management.....................     17.9         14.6           12.1
         Parametric Portfolio Associates................      3.5          3.8            4.5
         NFJ Investment Group...........................      7.3          5.9            5.0
         PFD............................................     53.7         41.4           37.6
         Other(1).......................................     23.6         23.4           21.9
                                                           ------       ------         ------
         Consolidated PIMCO Advisors....................   $392.0       $323.0        $ 269.1
                                                           ======       ======         ======

---------------

(1) Includes PIMCO Advisors Institutional Services (formerly PFAMCo) and Mutual Funds divisions and Blairlogie.

     The pro forma information for 1994, given above, is not intended to reflect the results that actually would have been obtained if the operations were consolidated during the period presented.

  PRO FORMA AND ACTUAL FINANCIAL INFORMATION

     Year Ended December 31, 1996 Actual Compared to Year Ended December 31, 1995 Actual

     PIMCO Advisors consolidated actual 1996 revenues, including those of its wholly-owned distributor, PFD, were $392.0 million, compared to revenues of $323.0 million in 1995. Advisory revenues in this comparison increased $56.7 million to $338.3 million in 1996. PFD's revenues increased $12.3 million to $53.7 million in 1996. Revenue increases resulted from the commitment of new assets primarily by institutional clients and increases in the market value of existing assets under management. These increases were further enhanced by an increase in performance based fees, which amounted to $22.5 million in 1996 as compared to $19.1 million in 1995. The increase in performance based fees occurred principally in fixed income portfolio products seeking to outperform relative benchmarks.

     Compensation and benefit expenses in 1996 of $173.5 million were $24.4 million higher than 1995, reflecting additional staffing at virtually all subsidiaries, and increased profit sharing at the Investment Management Firms due to improved profitability. The total number of employees increased 5.0% from 521 as of December 31, 1995 to 547 as of December 31, 1996.

     Commission expenses increased by $9.0 million or 31.3% in 1996 as compared with 1995. Commission expenses are incurred by PFD and are paid primarily to broker-dealers and their sales people for the sale of PIMCO Advisors retail-oriented mutual funds. These include "up-front" commissions paid at the time of sale of the mutual funds, "trail" commissions for the maintenance of assets in the mutual funds and service fee commissions paid for services provided to mutual fund shareholders. The level of commission expense will vary according to the level of assets in the mutual funds (on which trail and service fee commissions are determined) and on the level of sales of mutual funds (on which up-front commissions are determined). Trail and service fee commissions are generally paid quarterly beginning one year after sale of the mutual funds. Therefore, at any given time, trail and service fee commissions will be paid on only the mutual fund assets that qualify for such payments. In 1996, trail and service fee commissions increased to $30.3 million, an increase of $6.1 million or 25.2%, compared to 1995. This increase is related to an increase in the underlying qualifying assets. Up-front commissions increased from $4.5 million in 1995 to $7.4 million in 1996, an increase of $2.9 million or 64.4%. This is a result of increases in total sales volume and the mix of share classes sold.

     Marketing and promotional costs increased $1.9 million or 20.9% in 1996 compared to 1995. This increase occurred at most entities, but primarily at PFD and Pacific Investment Management. At PFD, increased mutual fund share sales correlate to the increase. At Pacific Investment Management, increased travel costs comprise the majority of the increase.

     Occupancy and equipment costs increased $.5 million or 5.7% in 1996 compared to 1995. The increase relates to increased depreciation of equipment and inflationary facilities cost increases at all entities.

     General and administrative costs increased $6.2 million or 54.4% in 1996 compared to 1995. Pacific Investment Management converted its institutional fund family to a fixed administrative fee basis in October 1995 resulting in increases to this cost category for expenses previously borne directly by the funds. There is a corresponding increase in revenues related to this conversion. These incremental costs account for approximately $6.0 million of the increase.

     Insurance costs decreased $.2 million or 7.1% in 1996 compared to 1995. This decrease relates principally to PIMCO Advisors decreased cost of coverage for general partner liability insurance coverage. Offsetting this decline, partially, were slight increases due to increased assets under management, and related activities at the Investment Management Firms.

     Professional fees increased $2.3 million or 71.9% in 1996 compared to 1995. This increase resulted primarily from the costs associated with the restructuring of the three mutual fund "families" in December of 1996.

     Other (income) expense, net, includes such items as consulting costs, reimbursement agreements and income taxes, offset by other income, and reflects a net increase of $3.8 million in 1996 compared to 1995. This increase is comprised principally of decreased investment income and lower levels of reimbursement under agreements with Pacific Life that became effective in November 1994.

     Amortization of intangibles, options and restricted units decreased $1.5 million principally due to the accelerated vesting in 1995 of outstanding options and restricted units for certain employees terminating during 1995.

     Year Ended December 31, 1995 Actual Compared to Year Ended December 31, 1994 Pro Forma

     PIMCO Advisors consolidated actual 1995 revenues, including those of its wholly-owned distributor, PFD, were $323.0 million, compared to pro forma revenues of $269.1 million in 1994. Advisory revenues in this comparison increased $50.1 million to $281.6 million in 1995. PFD's revenues increased $3.8 million to $41.4 million in 1995. Revenue increases resulted from the commitment of new assets by institutional clients and increases in the market value of existing assets under management. These increases were further enhanced by an increase in performance based fees, which amounted to $19.1 million in 1995 as compared to $9.2 million in 1994. The increase in performance based fees occurred principally in a product line that seeks to outperform the S&P 500 Index.

     Compensation and benefit expenses in 1995 of $149.1 million were $29.4 million higher than 1994, reflecting additional staffing at virtually all subsidiaries, and increased profit sharing at the investment management firms due to improved profitability. The total number of employees increased 12.5% from 463, as of December 31, 1994, to 521, as of December 31, 1995.

     Commission expenses increased by $5.6 million or 24.3% in 1995 as compared with 1994 pro forma. In 1995, trail and service fee commissions increased to $24.2 million, an increase of $7.9 million or 48.5%, compared to 1994. This increase is related to an increase in the underlying qualifying assets. Up-front commissions decreased from $6.8 million in 1994 to $4.5 million in 1995, a decrease of $2.3 million or 33.8%. This is a result of decreases in total sales volume and the mix of share classes sold.

     Marketing and promotional costs declined $2.3 million or 20.6% in 1995 compared to 1994. This decrease occurred at most entities, but primarily at PFD and Pacific Investment Management. At PFD, reduced mutual fund share sales correlate to the reduction. At Pacific Investment Management, reduced promotional costs comprise the majority of the reduction.

     Occupancy and equipment costs increased $2.0 million or 29.8% in 1995 compared to 1994. The increase correlates strongly to new equipment and facilities for increased staff, primarily at Pacific Investment Management.

     General and administrative costs increased $4.0 million or 55.1% in 1995 compared to 1994. Pacific Investment Management converted its institutional fund family to a fixed administrative fee basis in October 1995 resulting in increases to this cost category for expenses previously borne directly by the funds. There is a corresponding increase in revenues related to this conversion. These incremental costs account for approximately $2.6 million of the increase. The remaining increase was incurred at all entities and relates to higher levels of staffing and activity.

     Insurance costs increased $1.0 million or 55.0% in 1995 compared to 1994. This increase relates principally to PIMCO Advisors increased cost of coverage for general partner liability. Increases due to increased assets under management and related activities also occurred at the Investment Management Firms.

     Professional fees declined $0.2 million or 5.7% in 1995 compared to 1994. This decline resulted primarily from increased reliance on internal staffing.

     Other (income) expense, net, includes such items as consulting costs, reimbursement agreements and income taxes, offset by other income, and reflects a net decrease of $1.4 million in 1995 compared to 1994. This decrease is comprised principally of increased investment income and higher levels of reimbursement under an agreement with Pacific Life that became effective in November 1994.

     Amortization of intangibles, options and restricted units increased $2.0 million principally due to the accelerated vesting of outstanding options and restricted units for certain employees terminating during 1995.

  HISTORICAL FINANCIAL INFORMATION ONLY

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     The historical financial statements reflect the results of PFAMCo Group, in its corporate form for the period January 1, 1994 to November 15, 1994 and PIMCO Advisors post-Consolidation combined results in its partnership form from November 16, 1994 to December 31, 1994, and for 1995. This accounting treatment, known as "reverse acquisition" accounting, is required under generally accepted accounting principles.

     Therefore, many of the comparative differences in the results of operations between 1995 and 1994 are due to the reorganization of PFAMCo Group into partnership form, the inclusion of TAG's operations in PFAMCo Group's operations from November 16, 1994, to December 31, 1994, and in 1995, and from transactions and restructuring that occurred in the Consolidation. The 1994 and 1995 results also include certain non-cash expenses related to the amortization of intangible assets created by the Consolidation and from expenses related to option and restricted unit plans.

     PIMCO Advisors 1995 revenues, including PFD, were $323.0 million, compared to $180.3 million in 1994, up $142.7 million. The increase in revenue results primarily from the inclusion of TAG in the results of PIMCO Advisors operations since the Consolidation, and to a lesser extent, from increased assets under management at the investment management firms.

     Compensation and benefits, which includes salaries, employee benefits and incentive compensation, is the largest expense category. The increase in 1995 of $31.9 million, to $149.1 million, reflects increased staff levels, higher profit sharing and the inclusion of TAG in the full year of 1995, compared with only 46 days in 1994.

     In addition to the effect of including TAG's operations for a full year in 1995, as compared to only 46 days in 1994, other expense categories reflect the following fluctuations:

          (i) Restricted units and option plans, which came into existence at the Consolidation, include approximately $2.0 million of amortization related to the accelerated vesting of outstanding options; and

          (ii) Trail and service fee commissions increased approximately $7.0 million as a result of an increase in the underlying qualifying assets.

CAPITAL RESOURCES AND LIQUIDITY

     PIMCO Advisors and its predecessor entities' combined business have not historically been capital intensive. In general, working capital requirements had been satisfied out of operating cash flow or short-term borrowings. PIMCO Advisors will make quarterly profit-sharing payments and distributions to its unitholders. PIMCO Advisors may need to finance profit-sharing payments using short-term borrowings.

     PIMCO Advisors had approximately $58.1 million of cash and cash equivalents and short-term investments at September 30, 1997 compared to approximately $52.8 million at December 31, 1996, and approximately $52.8 million of cash and cash equivalents and short term investments at December 31, 1996 compared to approximately $46.5 million at December 31, 1995. The increases were due to the timing of payment of certain current liabilities offset by the funding of "B" Share commissions to brokers. "B" Shares involve the payment of commissions to the selling broker by the distributor at the time of sale of mutual fund shares. Through deferred sales charges to the investor, or 12-b1 plans with the mutual fund, these "front-end" commissions are recouped by the distributor over a period of years. PIMCO Advisors excess liquidity, after distributions to its unitholders, is used for general corporate purposes including profit-sharing payments and brokers' commissions on sales of mutual fund shares distributed without a front-end sales load. To the extent that the level of such commissions increases due to the introduction of new products and mutual fund pricing structures, an alternate financing source may be needed. However, PIMCO Advisors has made no decision as to the source or necessity of such financing.

     PIMCO Advisors distributes substantially all of its Operating Profit Available for Distribution, after appropriate reserves, to its partners. Distributions are paid quarterly, in arrears, on the units outstanding to unitholders of record on the thirtieth day of the first month following each quarter-end. Actual unit distributions in 1996 were $1.88 for the PIMCO Advisors GP and Class A LP Units and $1.658 for the PIMCO Advisors Class B LP Units. These amounts reflect Operating Profit Available for Distribution for the fourth quarter of 1995 and the first three quarters of 1996, as such distributions are made in arrears. Actual unit distributions in 1995 were $1.649 for the PIMCO Advisors GP and Class A LP Units and were $0.673 for the PIMCO Advisors Class B LP Units. These amounts reflect Operating Profit Available for Distribution for the 46 day period from the date of Consolidation through December 31, 1994, and Operating Profit Available for Distribution for the first three quarters of 1995.

     During the first nine months of 1997, PIMCO Advisors distributed $1.410 per PIMCO Advisors Class A LP and GP Unit and $1.404 per PIMCO Advisors Class B LP Unit related to the fourth quarter of 1996's and first two quarters of 1997's earnings. During the third quarter of 1997, PIMCO Advisors distributed $0.47 per PIMCO Advisors Class A LP and GP Unit and $0.505 per PIMCO Advisors Class B LP Unit related to the second quarter of 1997's earnings. PIMCO Advisors declared a third quarter distribution of $0.58 per PIMCO Advisors Class A LP and GP Unit payable to holders of record on October 30, 1997. The payment date for this distribution is November 15, 1997. PIMCO Advisors also declared a third quarter distribution of $0.58 per PIMCO Advisors Class B LP Unit payable to holders of record on October 30, 1997. The payment date for this distribution is November 30, 1997.

     PIMCO Advisors currently has no long-term debt. In April 1996, PIMCO Advisors obtained a $25 million, four year revolving line of credit for working capital purposes. There was no outstanding balance at September 30, 1997, nor was the facility utilized during the quarter ended September 30, 1997.

ECONOMIC FACTORS

     The general economy including interest rates, inflation and client responses to economic factors will affect, to some degree, the operations of PIMCO Advisors. As a significant portion of assets under management are fixed income funds, fluctuations in interest rates could have a material impact on the operations of PIMCO Advisors. PIMCO Advisors advisory business is generally not capital intensive and therefore any effect of inflation, other than on interest rates, is not expected to have a significant impact on its operations or financial condition. Client responses to the economy, including decisions as to the amount of assets deposited may also impact the operations of PIMCO Advisors. Any resulting revenue fluctuations may or may not be recoverable in the pricing of services offered by PIMCO Advisors.

     During the first nine months of 1997, assets under management for PIMCO Advisors and its subsidiaries increased $20.6 billion. During 1996 and 1995, assets under management for PIMCO Advisors and its subsidiaries increased $14.8 billion and $23.0 billion, respectively. While net cash inflows year to date in 1997, and 1996 and 1995 for PIMCO Advisors, as a whole, were significant ($7.6 billion in the first nine months of 1997, $6.7 billion in 1996 and $6.6 billion in 1995), CCI experienced substantial net cash outflows in the same periods (including $4.9 billion during the first nine months of 1997) predominantly from its "large cap" separate account clients, attributable in large part to underperformance measured against relevant benchmarks.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                       AND MANAGEMENT OF THE PARTNERSHIP

     The following table sets forth pro forma information regarding beneficial ownership of the Partnership Units as of November 1, 1997, giving effect to the Restructuring as if it had occurred on that date, by each person who, to the Partnership's knowledge, is the beneficial owner of more than five percent of the Partnership Units, each person who may be deemed to be a "director" of the Partnership or PIMCO Advisors, the Chief Executive Officer of the Partnership and the Partnership's Named Executive Officers and all officers and persons who may be deemed to be directors of the Partnership or PIMCO Advisors as a group. Except as indicated, the address of each person or entity listed below is 800 Newport Center Drive, Newport Beach, California 92660.

                                         PARTNERSHIP          PARTNERSHIP           PIMCO        PERCENTAGE OWNERSHIP
                                        UNITS PRIOR TO        UNITS AFTER          ADVISORS               OF
                                       RESTRUCTURING(1)   RESTRUCTURING(1)(2)   UNITS(1)(2)(3)   PARTNERSHIP UNITS(3)
                                       ----------------   -------------------   --------------   --------------------
FIVE PERCENT HOLDERS (other than
  those listed as members of the
  PIMCO Advisors Management Board
  below)
PIMCO Partners, G.P. ("PGP")(4)......           0                      0          53,790,539             56.7%
Pacific Life Insurance Company
  ("Pacific Life")(5)................           0                      0          58,988,796             59.0%
Pacific Financial Asset Management
  Corporation ("PFAMCo")(5)..........           0                      0          58,988,796             59.0%
Pacific Investment Management Company
  ("PIMCO Inc.")(6)..................           0                      0          54,157,107             56.9%
PIMCO Partners, LLC ("PPLLC")(7).....           0                      0          53,933,019             56.8%
Thomson Advisory Group, Inc..........           0                      0          14,380,217             26.0%
William R. Benz, II(8)...............           0                 66,000          53,933,019             56.8%
David H. Edington(8).................           0                184,000          53,933,019             56.9%
John L. Hague(8).....................           0                184,000          53,933,019             56.9%
Dean S. Meiling(8)...................           0                184,000          53,933,019             56.9%
James F. Muzzy(8)....................           0                184,000          53,933,019             56.9%
William C. Powers(8).................           0                184,000          53,933,019             56.9%
Frank B. Rabinovitch(8)..............           0                184,000          53,933,019             56.9%
Lee R. Thomas(8).....................           0                 38,000          53,933,019             56.8%
PIMCO ADVISORS MANAGEMENT BOARD
  MEMBERS
Walter E. Auch, Sr...................           0                      0               1,311                *
David B. Breed.......................           0                      0             550,000              1.3%
Donald A. Chiboucas(9)...............           0                      0           1,188,892              2.8%
William D. Cvengros..................           0                320,000             200,000              1.3%
Walter B. Gerken.....................           0                      0               1,971                *
William H. Gross(8)(10)..............           0                384,000          53,953,369             57.0%
Brent R. Harris(8)...................           0                184,000          53,933,019             56.9%
Donald R. Kurtz......................           0                      0               5,971                *
George A. Long.......................         320                    320                   0                *
James F. McIntosh....................           0                      0               5,971                *
Kenneth H. Mortenson.................                                                                       *
William F. Podlich, III(8)...........           0                 64,000          53,933,019             56.8%
Glenn S. Schafer.....................           0                      0                   0                *
Thomas C. Sutton.....................           0                      0                   0                *
William S. Thompson, Jr.(11).........           0                184,000          53,939,019             56.9%
Benjamin L. Trosky(8)................           0                 73,000          53,933,019             56.8%
EXECUTIVE OFFICERS NOT INCLUDED ABOVE
Kenneth M. Poovey....................           0                 10,000                   0                *
Stephen J. Treadway..................           0                 40,000              25,000                *
Robert M. Fitzgerald.................           0                 20,000                   0                *
James G. Ward........................           0                 10,000                 500                *
Richard M. Weil......................           0                 10,800                   0                *
All directors and executive officers
  as a group (21 persons)............         320              1,299,800          55,939,305             58.3%

---------------

  *  Less than 1%

 (1) Each of the persons and entities listed disclaims beneficial ownership of any units except to the extent that it has a pecuniary interest in such items.

 (2) Assumes that all awards under the PIMCO Advisors L.P. 1993 Unit Option Plan, the 1996 Unit Incentive Plan of PIMCO Advisors L.P. and the PIMCO Advisors L.P. Restricted Unit Plan (collectively, the "PIMCO Advisors Plans") have been assumed by the 1997 Plan. The 1997 Plan will assume the awards under the PIMCO Advisors Plans as soon as practicable after the Restructuring.

 (3) Subject to certain transfer restrictions under the PIMCO Advisors Partnership Agreement, PIMCO Advisors units are exchangeable semi-annually on a one-to-one basis for Partnership Units. The percentage ownership column assumes conversion of only those PIMCO Advisors units held by the applicable person or entity.

 (4) Includes (i) 39,410,322 PIMCO Advisors units held of record by PGP and (ii) 14,380,217 PIMCO Advisors units held by TAG over which PGP may be deemed to have voting control. Does not reflect .01% general partner interest in the Partnership.

 (5) Includes (i) the 53,790,539 PIMCO Advisors units which may be deemed to be beneficially owned by PGP, which may be deemed to be beneficially owned by Pacific Life and PFAMCo, because PIMCO Inc. is a general partner of PGP and is a wholly-owned subsidiary of PFAMCo, which is a wholly-owned subsidiary of Pacific Life; and (ii) an aggregate of 5,198,257 PIMCO Advisors units issued as follows: PIMCO Inc. (366,568 units), Cadence Inc. (32,652 units), Cadence L.P. (2,665,000 units), NFJ Inc. (18,404 units), NFJ LP (1,057,211 units), Parametric Inc. (18,562 units), and Parametric LP (1,039,860 units) which may be deemed beneficially owned by PFAMCo because PIMCO Inc., Cadence Inc., NFJ Inc., and Parametric Inc., are wholly owned subsidiaries of PFAMCo and Cadence Inc., NFJ Inc., Parametric Inc., in turn are the general partners of Cadence L.P., NFJ LP, and Parametric LP, respectively. As general partners, Cadence Inc., NFJ Inc., and Parametric Inc., have shared investment and disposition powers with respect to Units held by Cadence L.P., NFJ LP, and Parametric LP, respectively. The address of each of the above entities is: 700 Newport Center Drive, Newport Beach, California 92660.

 (6) Includes (i) 366,568 PIMCO Advisors units held of record by PIMCO Inc. and
     (ii) the 53,790,539 PIMCO Advisors units which may be viewed to be beneficially owned by PGP, which may be deemed to be owned by PIMCO Inc. because PIMCO Inc. is a general partner of PGP.

 (7) Includes (i) 142,480 PIMCO Advisors units held of record by PPLLC; and (ii) 53,790,539 PIMCO Advisors units which may be considered to be beneficially owned by PGP and which may be deemed to be beneficially owned by PPLLC, which is a general partner of PGP.

 (8) Includes the following which may be deemed to be beneficially owned by the individual as a member of PPLLC. (i) 142,480 PIMCO Advisors units of PIMCO Advisors held of record by PPLLC; and (ii) 53,790,539 PIMCO Advisors units which may be considered to be beneficially owned by PGP, and which may be deemed to be beneficially owned by PPLLC as a general partner of PGP.

 (9) Includes 826,082 PIMCO Advisors units which may be acquired upon exchange of preferred stock of TAG in certain circumstances. The individual disclaims beneficial ownership of any PIMCO Advisors units that may be acquired upon exchange of Series B Preferred Stock of TAG.

(10) Includes 18,000 PIMCO Advisors units held by the individual and his spouse, of which he has shared voting and investment power and 500 PIMCO Advisors units held by his spouse of which he has no voting or investment power.

(11) Includes (i) 6,000 PIMCO Advisors units held in trusts of which the individual is trustee and as to which he has sole voting and disposition power.; and (ii) 142,480 PIMCO Advisors units held of record by PPLLC; and
     (ii) 53,790,539 PIMCO Advisors units which may be considered to be beneficially owned by PGP and which may be deemed to be beneficially owned by PPLLC, which is a general partner of PGP.

                    DESCRIPTION OF THE PARTNERSHIP AGREEMENT

     The following summarizes certain terms of the Partnership Agreement. The summary is qualified in its entirety by the complete text of the Partnership Agreement.

     Organization and Duration. The Partnership was formed as a Delaware limited partnership in 1987. PGP is the sole general partner of the Partnership. The Partnership will dissolve on December 31, 2061 unless sooner dissolved pursuant to the Partnership Agreement.

     Purpose and Business. The purpose and business of the Partnership is primarily to engage in the investment management and advisory business. The Partnership may engage in all aspects of the financial services business, including, but not limited to, the acquisition, development, ownership, management and distribution of investment advisory businesses and development, management and distribution of investment companies registered under the Investment Company Act, as amended, and other pooled investment funds and in investment, trading and financing activities of all kinds and carry on any business relating thereto or arising therefrom, including entering into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing. The Partnership may also carry out any activities that are incidental or necessary to such business which may lawfully be conducted by a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act (the "DRULPA").

     Management of the Partnership. As more fully discussed under "Management of the Partnership," the general partner of the Partnership has full authority and discretion to manage and control the business and affairs of the Partnership. The general partner has delegated to the Partnership's management board substantially all of the general partner's rights, powers and duties to manage and control the day to day operations of the Partnership. See "Management of the Partnership." Under the Partnership Agreement, the Limited Partners (as defined in the Partnership Agreement) have no right or power to take part in the day-to-day management, operation or control of the Partnership. The Limited Partners have no rights other than those specifically provided in the Partnership Agreement or the DRULPA.

     The general partner may be removed with the vote of the holders of 80% of the Partnership Units. Limited Partners have voting rights only on certain limited matters. Further, approval of actions by or involving the Partnership may be proposed by, and generally requires the consent of, the general partner. Limited Partners generally have no right to propose amendments to the Partnership Agreement or to propose any Partnership action.

     Duties of the General Partner. The Partnership Agreement provides that the general partner will not be liable to the Partnership or the Limited Partners for breach of fiduciary duty (including breach of any duty of care or any duty of loyalty) unless the breach involves actual fraud, gross negligence or willful or wanton misconduct. In addition, the Partnership Agreement provides that whenever a conflict of interest arises between the general partner or its affiliates on the one hand, and the Partnership or any of its limited partners on the other hand (including without limitation any such conflict arising out of any transaction involving the Partnership and its affiliates), any resolution or course of action in respect of such conflict of interest, in the absence of bad faith, shall not be a breach of the Partnership Agreement, any other agreement, or any duty expressed or implied by law or equity. Where the Partnership Agreement requires the general partner to make a decision in its discretion or requires the general partner to act in good faith, the general partner may make any such decision, so long as such action or decision does not constitute willful misconduct and is reasonably believed by the general partner to be consistent with the best interests of the Partnership.

     Withdrawal and Removal of General Partner. Except under certain limited exceptions, the general partner has agreed that it may withdraw as general partner of the Partnership only if (i) such withdrawal is approved by holders of a majority of the Partnership Units and the general partner makes a Partnership Assignment Determination, and (ii) counsel makes a Partnership Limited Liability Determination, and makes a Partnership Tax Determination. The general partner may be removed by a vote of Limited Partners holding 80% or more of all outstanding limited partner units if a successor general partner is appointed, counsel makes a Partnership Limited Liability Determination and a Partnership Tax Determination, the general partner makes a Partnership Assignment Determination and such removal is approved by the successor general partner. Also, interests in the general partner may be sold or transferred without any prior approval or consent of the holders of the Partnership Units.

     Indemnification. The Partnership Agreement requires the Partnership to indemnify the general partner, its affiliates and all of its officers, directors, partners, employees and agents against any and all proceedings in which the Indemnitees may be involved, or threatened to be involved, as a party or otherwise by reason of their management of the affairs of the Partnership or which relates to or arises out of the Partnership or related entities. The Partnership Agreement provides that such Indemnitees are not entitled to indemnification with respect to any claim, issue or matter in which it has been adjudged liable for actual fraud, willful misconduct or gross negligence, unless and only to the extent that the court in which such action was brought, or another court of competent jurisdiction, determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnification for such liabilities and expenses as the court may deem proper.

     The Partnership Agreement also provides that the general partner will not be liable to the Partnership or the Limited Partners for errors in judgment or for breach of fiduciary duty (including breach of any duty of care or any duty of loyalty) unless the general partner's action or failure to act involved an act or omission that constitutes actual fraud, gross negligence or willful or wanton misconduct.

     Power of Attorney. Each Limited Partner and each person who executes a Transfer Application grants to the general partner (and its successors) and the Liquidating Trustee of the Partnership (as such term is defined in the Partnership Agreement) an irrevocable power of attorney to execute and file certain documents agreements and certificates in connection with, inter alia, the formation, qualification, continuance or dissolution of the Partnership and certain other matters.

     Transfer of Units. Without the approval of the Limited Partners, the general partner may sell or transfer its general partner interest in the Partnership to any affiliate of the general partner that agrees to assume the duties of the general partner and agrees to be bound by the provisions of the Partnership Agreement. The general partner may also transfer its general partner interest in the Partnership to a person who agrees to assume the duties of the general partner and agrees to be bound by the provisions of the Partnership Agreement in connection with any merger or consolidation of the general partner or in connection with a transfer of all or substantially all of the general partner's assets without the approval of the Limited Partners. The general partner may not sell or transfer its general partner interest to any other person or entity unless (i) such sale or transfer is approved by a majority of the limited partnership unitholders, (ii) the purchaser or other transferee of such interest is, or in connection therewith becomes, a general partner and
(iii) the general partner makes certain assignment, tax and limited liability determinations.

     Except upon the death of a Limited Partner or by operation of law, the Partnership shall not recognize a transferee of limited partner units unless such transferee has executed and delivered a transfer application to the general partner. By executing and delivering a transfer application, the transferee of limited partner units represents that it has, among other things, requested admission as a Substituted Limited Partner (as defined by the Partnership Agreement), executed and agreed to comply with and be bound by the Partnership Agreement and granted the powers of attorney provided for in the Partnership Agreement. A transferee shall be admitted to the Partnership as Limited Partner only with the express consent of the general partner. Until and unless the general partner consents to the transfer, the transferee will be an Assignee (as defined by the Partnership Agreement). An Assignee shall receive allocations in income, gains, credits, deductions, profits and losses of the Partnership attributable to his interest in the Partnership, but shall not be entitled to vote. After the general partner consents to the transferee, the Assignee will become a Substituted Limited Partner.

     Notwithstanding the foregoing, no transfer of any Partnership Units shall be made if such transfer would violate applicable federal and state securities laws or would affect the Partnership's existence or qualification as a limited partnership under Delaware law.

     Amendment of the Partnership Agreement. The general partner (pursuant to the general partner's power of attorney) without the approval of any Record Holder (as such term is defined by the Partnership

Agreement), may amend the Partnership Agreement at any time to effect a broad range of changes to the Partnership, including, among other matters, (i) changes in its name or principal place of business, the admission, substitution or withdrawal of partners, (ii) changes that are of an inconsequential nature and do not adversely affect the Limited Partners in any material respect, (iii) changes that are necessary or desirable to cure any ambiguity, to correct or supplement any internally inconsistent provisions of the Partnership Agreement so long as such changes do not adversely affect the Limited Partners, (iv) changes necessary or desirable to satisfy any requirements of any opinion, directive, order, ruling or regulation of any federal or state statute, so long as such change is made in a manner which minimizes any adverse effect on the Limited Partners, (v) changes necessary or desirable to facilitate the trading of the Partnership Units or to comply with any rule, regulation, guideline or requirement of any securities exchange, (vi) changes that are required or contemplated by the Partnership Agreement, (vii) changes designed to promote compliance with or continued exemption from various laws (including changes designed to ensure that the Partnership is not treated as a corporation for federal income tax purposes), (viii) changes in connection with the issuance of any class or series of units or other securities of the Partnership and (ix) other changes specified in the Partnership Agreement or those similar to those types of changes specified therein.

     Generally, if an amendment is proposed by the general partner, it shall be effective upon its approval by a majority vote unless the Partnership Agreement requires a greater percentage.

     Certain other amendments to the Partnership Agreement require the unanimous approval of the general and Limited Partners. Such approval is required if the effect of any amendment would (i) result in the loss of limited liability of the Limited Partners, (ii) have an effect on the provisions that allocate distributions and profits and losses or on the voting rights of any of the partners that is materially adverse to the Limited Partners or the general partner or (iii) cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes.

     Voting; Meetings. Meetings of the unitholders may be called by the general partner or by any Limited Partners holding at least 10% of the issued and outstanding limited partnership units. Generally, no action may be taken by the Limited Partners unitholders without a meeting duly called or without written approval in accordance with the Partnership Agreement.

     Unitholders of record on the record date set pursuant to the Partnership Agreement will be entitled to notice of, and to vote in person or by proxy at, Limited Partner meetings and to act with respect to matters as to which written consents may be solicited. Any action that may be taken at a meeting of Limited Partners may be taken without a meeting Limited Partners owning not less than the number of Partnership Units that would be necessary to take such action at a meeting at which all the Limited Partners were present and voted.

     The holders of more than 50% of the issued and outstanding units will constitute a quorum at such a meeting or by proxy, and, with certain exceptions, matters submitted to Limited Partners will be determined by the affirmative vote of the Limited Partners holding a majority of the units entitled to vote.

     Issuance of Additional Partnership Units and Other Securities. The general partner is authorized to cause the Partnership to issue Partnership Units or any other types of securities at any time or from time to time to the general partner, to Limited Partners or to other persons and to admit them to the Partnership as additional Limited Partners, all without any consent or approval of the Limited Partners. Generally, any such additional issuances shall be made only after receipt of the opinion of an investment banking firm that such issuance is fair to the Limited Partners from a financial point of view. The general partner shall have sole and complete discretion to determine the rights, powers and duties and the consideration and terms and conditions with respect to any future issuance of such units or securities, without the consent of the limited partners. However, the approval of holders of a majority of outstanding Partnership Units held by persons who are not affiliates of the general partner shall be required in order to issue Partnership Units which rank senior, with respect to any right to receive distributions, to the units originally issued. Additionally, under certain circumstances and conditions defined in the Partnership Agreement, the general partner may make a distribution in Partnership Units to Record Holders, or subdivide or split Partnership Units and combine such units.

     Subject to certain exceptions involving changes in the tax laws, any issuance under the foregoing provisions of the Partnership Agreement shall only be permitted if the general partner makes an Assignment Determination and a Tax Determination.

     Right to Purchase Partnership Units. The general partner and its affiliates have the right to purchase or otherwise acquire Partnership Units for their own account and may, subject to certain provisions in the Partnership Agreement, sell or otherwise dispose of such units.

     Limited Liability. The liability of a Limited Partner who does not take part in the control of the business of the Partnership and who acts in conformity with the provisions of the Partnership Agreement will generally be limited under Delaware law to the amount of such unitholders' capital contribution to the Partnership in respect of such unitholder's Partnership Units plus such unitholder's share of the Partnership's assets and undistributed profits. Under certain circumstances, Limited Partners may also be liable under Delaware law to return to the Partnership distributions from the Partnership to the extent that at the time of the distributions after giving effect thereto, all liabilities of the Partnership, other than liabilities to Limited Partners on account of their interest in the Partnership, exceed the fair value of the Partnership's assets. Generally, any such liability is not released by the sale of limited partner units. Although the Partnership will conduct some level of direct or indirect operations in several U.S. jurisdictions other than Delaware, it is believed, but cannot be determined with certainty, that the limited liability of the Limited Partners will be determined by reference to Delaware law.

     Books and Reports. The general partner is required to keep appropriate books of the Partnership's business at the principal office of the Partnership. The books will be maintained for financial reporting purposes on an accrual basis in accordance with generally accepted accounting principles.

     Each Limited Partner, and each Limited Partner's duly authorized representatives, shall have the right upon reasonable notice and at reasonable times and at such person's own expense, but only upon his written request and for a purpose reasonably related to such person's interest as a Limited Partner, and subject to any confidentiality limitations reasonably imposed by the general partner in order to protect trade secrets and similar proprietary information and to comply with applicable securities laws, to inspect and copy certain books of the Partnership and to have access to certain other records and information as specified in the Partnership Agreement.

     As soon as practicable, but in no event later than 120 days after the close of each year and 75 days after the close of each quarter, the general partner shall mail to each record holder certain financial reports as specified in the Partnership Agreement.

     The general partner shall arrange for the preparation and timely filing of all tax returns of the Partnership showing certain tax information specified in the Partnership Agreement, and shall use all reasonable efforts to furnish such tax information to the record holders within ninety days after the close of each taxable year of the Partnership as is reasonably required by the record holders for applicable income tax reporting purposes.

     Events Causing Dissolution. The Partnership shall be dissolved and its affairs wound up upon the occurrence of any of the following events: (i) the expiration of the term of the Partnership; (ii) the withdrawal of the general partner or the occurrence of any other event that results in the general partner ceasing to be a general partner of the Partnership (other than by reason of a transfer); (iii) the bankruptcy of the general partner; (iv) a written determination by the general partner to dissolve the Partnership; or (v) the sale by the Partnership of all or substantially all of the Partnership's assets.

               COMPARISON OF PIMCO ADVISORS LIMITED PARTNER UNITS
                             AND PARTNERSHIP UNITS

            PIMCO ADVISORS                           THE PARTNERSHIP

                              FORM OF ORGANIZATION

     PIMCO Advisors is a limited partnership formed under DRULPA.

     The Partnership is a limited partnership formed under DRULPA.

                                    BUSINESS

     The PIMCO Advisors Partnership Agreement provides that the purpose of PIMCO Advisors is (i) to carry on the investment management and advisory business and
(ii) to carry on any other lawful activities for which limited partnerships may be formed under DRULPA.

     The Partnership Agreement provides that the purpose of the Partnership is
(i) to, through an operating partnership, engage in investment advisory services and (ii) to engage in all other aspects of the financial services business.

                                 VOTING RIGHTS

     Under DRULPA and/or the PIMCO Advisors Partnership Agreement, limited partners have voting rights with respect to (i) the withdrawal, removal, transfer and replacement of a general partner, (ii) the merger or consolidation of PIMCO Advisors with another entity, (iii) the sale of all or substantially all of the assets owned, directly or indirectly, by PIMCO Advisors, (iv) the dissolution of PIMCO Advisors, (v) the domestication of PIMCO Advisors, (vi) certain types of amendments to the PIMCO Advisors Partnership Agreement, (vii) reconstitution, (viii) election, compensation, and approval of a successor liquidating trustee, (ix) conversion or reorganization of PIMCO Advisors into another type of legal entity, (x) distributions of publicly traded securities, other than upon liquidation and (xi) issuance of units which rank senior to the PIMCO Advisors Class A LP units.

     Under DRULPA and/or the Partnership Agreement, limited partners have voting rights with respect to (i) the withdrawal, removal, transfer and replacement of a general partner, (ii) the merger or consolidation of the Partnership with another entity, (iii) the sale of all or substantially all of the assets owned, directly or indirectly, by the Partnership, (iv) the dissolution of the Partnership, (v) the domestication of the Partnership, (vi) certain types of amendments to the Partnership Agreement, (vii) reconstitution, (viii) election, compensation, and approval of a successor liquidating trustee, (ix) conversion or reorganization of the Partnership into another type of legal entity, (x) distributions of publicly traded securities, other than upon liquidation, (xi) issuance of units which rank senior to the units originally issued and (xii) capital contribution by the Partnership to the operating partnership, if the proceeds are to be lent by the operating partnership to an affiliate of the general partner and if such funds are raised by the general partner causing the partnership to issue additional units.

     Each limited partner unit entitles each holder thereof who is admitted as a limited partner of PIMCO Advisors to cast one vote on all matters presented to limited partners.

     Each Partnership Unit entitles each holder thereof who is admitted as a limited partner of the Partnership to cast one vote on all matters presented to limited partners.

            PIMCO ADVISORS                           THE PARTNERSHIP

     Approval of any matter submitted to limited partners generally requires the affirmative vote of limited partners holding more than 50% of the units then outstanding, except that removal of a general partner requires the vote of 80% of the outstanding units and amendments that would have a material and adverse effect on a particular class of units must be approved by that class.

     Approval of any matter submitted to limited partners generally requires the affirmative vote of limited partners holding more than 50% of the units then outstanding, except that removal of a general partner requires the vote of 80% of the outstanding units, and amendments that would have (a) a material and adverse effect on the limited partners, (b) would result in the loss of limited liability of the limited partners or (c) would cause the Partnership to be treated as an association taxable as a corporation require a unanimous vote of the Partnership.

     Only a general partner may propose amendments to the PIMCO Advisors Partnership Agreement.

     Only the general partner may propose amendments to the Partnership
Agreement.

     Any action that may be taken at a meeting of unitholders may be taken by written consent in lieu of a meeting executed by unitholders sufficient to authorize such action at a meeting of unitholders.

     Any action that may be taken at a meeting of unitholders may be taken by written consent in lieu of a meeting executed by Unitholders sufficient to authorize such action at a meeting of Unitholders.

                          DISTRIBUTIONS AND DIVIDENDS

     From and after December 31, 1997, PIMCO Advisors is required to distribute all Operating Profit Available for Distribution. Prior to December 31, 1997 PIMCO Advisors is required under the PIMCO Advisors Partnership Agreement to distribute Operating Profit Available for Distribution to the partners of PIMCO Advisors on a quarterly basis as follows: (i) first to the holders of PIMCO Advisors Class A LP and GP Units until such holders have received $0.47 per Unit per calendar quarter (aggregating to $1.88 per Unit per year) since the date of the 1994 Consolidation, second to holders of PIMCO Advisors Class B LP Units until such holders have received $0.47 per unit per calendar quarter on a cumulative basis within a calendar year but not carried over from year to year and third to all holders of units on a pro rata basis. The PIMCO Advisors Class C LP Units (all of which are held by a subsidiary of PIMCO Advisors) have the same rights to distributions as the PIMCO Advisors Class A LP Units, except that distributions on the PIMCO Advisors Class C LP Units are subject to an annual limit of $3.00 per unit. Effective January 1, 1998, the PIMCO Advisors Partnership Agreement will be amended to entitle the Class C LP Units to a minimum distribution of $2.75 per unit per year, commencing with the quarter ending March 31, 1998, and to cause the Class C LP Units to be convertible at the election of the holder into PIMCO Advisors Class A LP Units on a one-for-one basis. All PIMCO Advisors Class C LP Units are held by a subsidiary of PIMCO Advisors, and PIMCO Advisors has no present intention of converting such units.

     The Partnership is required to distribute quarterly an amount equal to the excess of (i) the cash distribution from the operating partnership plus the interest on the Opfin Debt over (ii) the expenses of the Partnership. The distributions shall be made in proportion to the ownership interest of each partner.

     Prior to the Oppenheimer Capital Merger, the Partnership's distributions were dependent on the distributions of Oppenheimer Capital. Since the Oppenheimer Capital Merger, the Partnership's distributions have been dependent on the distributions of PIMCO Advisors. Because the Opfin Debt has been repaid and PIMCO Advisors pays the expenses (other than taxes) of the Partnership, distributions on the Partnership Units will be equal to the distributions on the PIMCO Advisors units less taxes. Effective January 1, 1998, the Partnership will be subject to tax on its gross income from active businesses.

            PIMCO ADVISORS                           THE PARTNERSHIP

                                    TAXATION

     Under current law, PIMCO Advisors is not a taxpaying entity. Rather, each holder of units includes the holder's share of the income and gain and, subject to certain limitations, the losses, deductions and credits of PIMCO Advisors in computing taxable income without regard to the cash distributed to the holder. Generally, cash distributions to holders of units are not taxable, unless distributions exceed the holder's basis in the units. See "Certain Federal Income Tax Consequences."

     Like PIMCO Advisors, the Partnership is not a taxpaying entity. Rather, each holder of units includes the holder's share of the income and gain and, subject to certain limitations, the losses, deductions and credits of PIMCO Advisors in computing taxable income without regard to the cash distributed to the holder. Generally, cash distributions to holders of units are not taxable, unless distributions exceed the holder's basis in the units. Due to recent legislation, the Partnership will be subject to a 3.5% federal tax (and, possibly, additional state taxes) on its gross income derived from active businesses after December 31, 1997. See "Certain Federal Income Tax Consequences."

     A tax-exempt limited partner's share of PIMCO Advisors taxable income constitutes unrelated business taxable income to the tax-exempt limited partner. See "Certain Federal Income Tax Consequences."

     A tax-exempt limited partner's share of the Partnership's taxable income constitutes unrelated business taxable income to the tax-exempt limited partner. See "Certain Federal Income Tax Consequences."

                                   MANAGEMENT

     PIMCO Advisors is managed by its general partners: PGP and the Partnership. PGP has direct control of the Partnership, and therefore controls PIMCO Advisors. Any difference arising as to any action connected with the business of PIMCO Advisors, other than those requiring the unanimous consent of the general partners, is decided by the general partners holding a majority of the outstanding PIMCO Advisors GP Units.

     The business and affairs of the Partnership are managed by its general partner, PGP.

     The general partners have jointly delegated substantially all of the management and control of PIMCO Advisors to the PIMCO Advisors Management Board which has delegated to an Executive Committee the authority to manage most day-to-day operations and policies of PIMCO Advisors.

     The general partner has delegated to the Partnership's Management Board substantially all of the general partner's rights, powers and duties to manage and control the Partnership.

     The general partners may be removed only by vote of 80% of the outstanding units.

     The general partner may be removed only by vote of 80% of the outstanding units.

            PIMCO ADVISORS                           THE PARTNERSHIP

                               POTENTIAL DILUTION

     The general partners, generally without the approval of the unitholders, have the authority to cause PIMCO Advisors to issue additional classes or series of limited partners interests, and has discretion to determine rights, powers and duties and the consideration in terms and conditions with respect to any such issuance; provided, however, that a majority of outstanding limited partners unaffiliated with the general partner must approve any issuance of units which rank senior to the PIMCO Advisors Class A LP Units. PIMCO Advisors will not issue any units or other equity securities unless PIMCO Advisors receives an opinion of counsel to the effect that the issuance will not cause PIMCO Advisors to be treated as a corporation for federal income tax purposes.

     The general partner, generally without the approval of the Unitholders, has the authority to cause the Partnership to issue additional classes or series of limited partners' interests, and has discretion to determine the rights, powers and duties and the consideration and terms and conditions with respect to any such issuance; provided, however, that a majority of outstanding limited partners unaffiliated with the general partner must approve any issuance of units which rank senior, with respect to any right to receive distributions, to the units originally issued. In addition, with certain exceptions, any additional issuances shall be made only after receipt of an opinion of an investment banking firm that such issuance is fair to the limited partners who are not affiliates of the general partner from a financial point of view. The Partnership will not issue any units or other equity securities unless the general partner determines that the effect of the issuance will not cause the Partnership to be treated as a corporation for federal income tax purposes, or cause an "assignment" for regulatory purposes.

                                    MEETINGS

     Meetings of limited partners may be called by the general partner, any liquidating trustee or limited partners holding at least 10% of the issued and outstanding units.

     Meetings of limited partners may be called by the general partner or limited partners holding at least 10% of the issued and outstanding units.

                           CONVERSION/EXCHANGE RIGHTS

     The units are not convertible into any other securities.

     Following the Restructuring, Nonpublic Unitholders will have certain rights to exchange their PIMCO Advisors units for Partnership Units from time to time.

     The units are not convertible into any other securities.

                            RIGHT TO PURCHASE UNITS

     If the general partners determine that there is a substantial risk of the partnership becoming subject to taxation on its income, the general partners may initiate redemption transactions which will permit the exchange of some or all of the limited partner units for interests in one or more successor entities.

     If less than 10% of issued and outstanding units are units held by limited partners, the general partner will have the right to purchase all of the units held by limited partners for a purchase price based on the recent trading price of the units.

            PIMCO ADVISORS                           THE PARTNERSHIP

                               LIQUIDATION RIGHTS

     In the event of the liquidation of the Partnership the assets of the Partnership remaining after the satisfaction of all debts and liabilities of the Partnership are distributed to limited partners pro rata in accordance with their capital accounts.

     In the event of the liquidation of the Partnership the assets of the Partnership remaining after the satisfaction of all debts and liabilities of the Partnership are distributed to limited partners pro rata in accordance with their capital accounts.

                          RIGHT TO COMPEL DISSOLUTION

     Under the DRULPA and the PIMCO Advisors Partnership Agreement, the limited partners may only compel dissolution of PIMCO Advisors if all of the general and limited partners consent in writing. An election by the general partners to dissolve PIMCO Advisors may be made under certain circumstances or if approved by limited partners holding more than 50% of the units held by persons other than the general partners and their affiliates, voting as a single class.

     Under the Partnership Agreement, limited partners may only compel dissolution of the Partnership with the affirmative vote of 80% of the outstanding limited partner units. A written determination by the general partner to dissolve the Partnership will also compel liquidation.

                               LIMITED LIABILITY

     In general, holders of units are limited partners in a Delaware limited partnership, and do not have personal liability for obligations of PIMCO Advisors.

     In general, holders of units are limited partners in a Delaware limited partnership, and do not have personal liability for obligations of the Partnership.

                          LIQUIDITY AND MARKETABILITY

     The units are transferable, provided that no transfer will be made if it
(i) would violate applicable federal and state securities laws, (ii) would cause an "assignment" for regulatory purposes or would cause PIMCO Advisors to lose its partnership tax treatment or (iii) would affect PIMCO Advisors' existence or qualification as a limited partnership under the DRULPA. Following the Restructuring, significant restrictions will be imposed on the right to transfer units. Under the PIMCO Advisors Partnership Agreement, following the Restructuring PIMCO Advisors units will not be transferable unless the transfer is permitted under certain IRS regulatory safe-harbor rules for avoiding "publicly traded partnership" tax status for PIMCO Advisors. Under such rules, and subject to an annual volume limitation, Nonpublic Unitholders will be entitled to exchange certain PIMCO Advisors units for Partnership Units. See "Relationship Between the Partnership and PIMCO Advisors -- Operating Agreement."

     The units are transferable, provided that no transfer will be made if it
(i) would violate applicable federal and state securities laws or (ii) would affect the Partnership's existence or qualification as a limited partnership under the DRULPA.

            PIMCO ADVISORS                           THE PARTNERSHIP

                            CONTINUITY OF EXISTENCE

     The PIMCO Advisors Partnership Agreement provides for PIMCO Advisors to continue in existence until December 31, 2086, unless earlier dissolved in accordance with the PIMCO Advisors Partnership Agreement.

     The Partnership Agreement provides for the Partnership to continue in existence until December 31, 2061, unless earlier dissolved in accordance with the Partnership Agreement.

                              FINANCIAL REPORTING

     Until the Effective Date, PIMCO Advisors is subject to the reporting requirements of the Exchange Act and files annual and quarterly reports thereunder. After the Restructuring, PIMCO Advisors will not be subject to the reporting requirements of the Exchange Act and will not file such reports.

     The Partnership is subject to the reporting requirements of the Exchange Act and files annual and quarterly reports thereunder.

                              CERTAIN LEGAL RIGHTS

     Delaware law allows a limited partner, under certain circumstances, to institute legal action on behalf of a partnership (a partnership derivative action) to recover damages from a third party or a general partner where the general partner has failed to institute the action. In addition, a limited partner may have rights to institute legal action on behalf of the limited partner or all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of fiduciary duties to the limited partners. Limited partners may also have rights to bring actions in federal courts to enforce federal rights.

     Delaware law allows a limited partner, under certain circumstances, to institute legal action on behalf of a partnership (a partnership derivative action) to recover damages from a third party or a general partner where the general partner has failed to institute the action. In addition, a limited partner may have rights to institute legal action on behalf of the limited partner or all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of fiduciary duties to the limited partners. Limited partners may also have rights to bring actions in federal courts to enforce federal rights.

           RIGHT TO LIST OF HOLDERS; INSPECTION OF BOOKS AND RECORDS

     Under DRULPA, limited partners have a right, subject to reasonable standards as may be established by the general partner, to obtain from the general partner, from time to time upon reasonable demand for any purpose reasonably related to the limited partner's interest as a limited partner, certain information relating to the status of the business and financial condition of PIMCO Advisors, tax returns, governing instruments of PIMCO Advisors and a current list of the partners of PIMCO Advisors, provided that the general partner may keep confidential any trade secrets or any other information the disclosure of which could damage PIMCO Advisors or violate any agreement or applicable law.

     Under DRULPA, limited partners have a right, subject to reasonable standards as may be established by the general partner, to obtain from the general partner, from time to time upon reasonable demand for any purpose reasonably related to the limited partner's interest as a limited partner, certain information relating to the status of the business and financial condition of the Partnership, tax returns, governing instruments of the Partnership and a current list of the partners of the Partnership, provided that the general partner may keep confidential any trade secrets or any other information the disclosure of which could damage the Partnership or violate any agreement or applicable law.

                                 SUBORDINATION

     Subordinated to claims of creditors of PIMCO Advisors.

     Subordinated to claims of creditors of the Partnership.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of certain federal income tax consequences of the Restructuring and the receipt, retention, and disposition of Partnership Units. This discussion is based on the provisions of the Code, the Treasury Regulations thereunder and rulings and court decisions as of the date hereof, all of which are subject to change, possibly retroactively. Neither the Partnership nor PIMCO Advisors has requested a ruling from the Internal Revenue Service ("IRS") in connection with the Restructuring.

     The following discussion is for general information and does not address all federal income tax consequences that may affect the receipt, ownership or disposition of Partnership Units, nor does the discussion specifically address the effect of any applicable state, local, or foreign tax laws. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF PARTNERSHIP UNITS IS URGED TO CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX AND REPORTING CONSEQUENCES ARISING FROM THE RECEIPT, OWNERSHIP AND DISPOSITION OF PARTNERSHIP UNITS AS THEY MAY RELATE TO HIS OR HER TAX SITUATION.

TAX CONSEQUENCES OF THE RESTRUCTURING

     The exchange of PIMCO Advisors LP Units for Partnership Units is intended to be treated for federal income tax purposes as a contribution of property to a partnership in exchange for an interest in the partnership. As such, under
Section 721 of the Code, no gain or loss will be recognized by the exchanging party or the Partnership on the exchange. The exchanging party will have a tax basis in its Partnership Units equal to the tax basis such party had in the surrendered PIMCO Advisors LP Units and will have a holding period for the Partnership Units that includes the holding period that it had for the surrendered PIMCO Advisors LP Units. Furthermore, the Partnership will have a tax basis in the contributed PIMCO Advisors LP Units equal to the tax basis of such PIMCO Advisors LP Units in the hands of the exchanging party and will have a holding period for the PIMCO Advisors LP Units that includes the holding period for such PIMCO Advisors LP Units in the hands of the exchanging party.

TAX CLASSIFICATION OF THE PARTNERSHIP

     Tax Classification of the Partnership Generally. At present the Partnership is classified as a partnership for federal income tax purposes, and, as discussed below under "Publicly Traded Partnership Status," it is intended that following the Restructuring the Partnership will elect to continue to be treated as such. In general, entities classified as partnerships under the Code are not subject to federal income tax (however, as discussed below in "Publicly Traded Partnership Status," commencing with the 1998 taxable year the Partnership will be subject to a 3.5% federal tax on its gross income from the conduct of active trades or businesses, including its share of such gross income derived through PIMCO Advisors). Instead, all holders of partnership interests are taxable on their allocable share of the partnership's income or gain, whether or not such income or gain is distributed. If an entity formed as a partnership under state law were classified for federal income tax purposes as a corporation, income would be taxed at the entity level at the then applicable corporate rate of tax (currently a maximum federal marginal rate of 35%), and distributions to the partners of such partnership would constitute taxable dividends to the extent of current or accumulated earnings and profits of the entity.

     Publicly Traded Partnership Status. As a result of amendments to the Code made by the Revenue Act of 1987, pursuant to Code Section 7704(a) "publicly traded partnerships" are generally treated as corporations under the Code. The Partnership Units are publicly traded and thus the Partnership constitutes a "publicly traded partnership" for purposes of Code Section 7704. As discussed below, since 1987 the Partnership has qualified for a temporary exception to the application of Code Section 7704(a), and the Partnership believes that under recent tax legislation it will qualify for an indefinite exception that will be available for the 1998 and subsequent tax years. However, if the Partnership were determined at any time to be subject to Section 7704(a) of the Code, the Partnership would be taxable as a corporation. In this event, the income, gain, loss, deductions and credits of the Partnership would be reflected only on its tax return and would not be passed through to the holders of Partnership Units. If the Partnership had positive taxable income for any period, it would be required to pay tax on such income at applicable corporate rates. The imposition of such tax would reduce the amount of distributions that would ultimately be made to holders of Partnership Units. In addition, the amount of any distributions to holders of Partnership Units would be taxable to them as ordinary dividend income to the extent of the Partnership's current or accumulated earnings and profits, regardless of the source from which they were generated. Distributions in excess of the Partnership's current or accumulated earnings and profits would be treated as a nontaxable return of capital to the extent of the holder's tax basis in its Partnership Units and thereafter treated as gain from the sale of such holder's Partnership Units.

     Because the Partnership was publicly traded prior to the effective date of the amendments made by the Revenue Act of 1987, the Partnership believes that since 1987 it has qualified and at present continues to qualify for a temporary (10-year) exception to tax treatment as a corporation under Code Section 7704(a) (the "temporary exception"). Subject to certain ongoing qualification requirements that the Partnership believes it satisfies, this temporary exception permits the Partnership to continue to enjoy partnership status (and not be treated as a corporation) until December 31, 1997, so long as the Partnership does not otherwise cease to be taxed as a partnership without regard to the publicly traded partnership rules before then.

     Pursuant to legislation enacted as part of the Taxpayer Relief Act of 1997, for tax years beginning after December 31, 1997, publicly traded partnerships that have been covered by the temporary exception will be eligible to elect (an "electing 1987 partnership") to be covered by another exception to tax treatment as a corporation (the "elective exception"). Subject to the discussion below, an "electing 1987 partnership" is exempt from the application of Code Section 7704(a) and therefore will continue to be taxed as a partnership and not a corporation. An "electing 1987 partnership" is subject to a 3.5% annual tax on its gross income from the active conduct of any trades or businesses (the "3.5% PTP tax"). For an "electing 1987 partnership" holding interests in another partnership, gross income includes the partnership's distributive share of any gross income from the other partnership's active conduct of a trade or business. The 3.5% PTP tax cannot be offset by any tax credits and will not be deductible for federal or state income tax purposes. An "electing 1987 partnership" is a publicly traded partnership that meets certain eligibility requirements specified in Code Section 7704(g), properly elects to be subject to Code Section 7704(g), and consents to the application of the 3.5% PTP tax for its first taxable year beginning after December 31, 1997. The election, once made, applies to the tax year for which it has been made and for all subsequent tax years, until revoked by the partnership. Consent of the IRS is not needed to revoke the election, and, once revoked, the election cannot be reinstated. Notwithstanding its election, an "electing 1987 partnership" will lose its partnership status as of the first day after December 31, 1997 on which the partnership adds a substantial new line of business (within the meaning of Code Section 7704(g)).

     The Partnership believes that it will continue to qualify through December 31, 1997, for the temporary exception to corporate tax treatment, and the Partnership intends to take all necessary action to qualify for the elective exception commencing with its taxable year that begins on January 1, 1998. Furthermore, the Partnership does not anticipate either revoking the election or adding a substantial new line of business. However, because ongoing qualification for the elective exception will depend in large part upon facts existing in the future, there can be no assurances that the Partnership will continue to qualify for the elective exception and could thereafter be subject to tax as a corporation.

     Flow-Through of Partnership Income. Except for the 3.5% PTP tax discussed above, no federal income tax will be paid by the Partnership itself. Instead, holders of Partnership Units will be required to report on their federal income tax returns their allocable share of income, gains, losses, deductions and credits of the Partnership. The Partnership uses the calendar year for its tax year, and, as noted above, the Partnership's income, gains and other tax items are calculated on a monthly basis and allocated for tax purposes to the holders of Partnership Units as of the last day of each month. The characterization of any item of profit or loss (e.g., as capital gain or loss rather than ordinary income or loss) will generally be the same for a holder of Partnership Units as it is for the Partnership. Tax allocations are discussed further below. Because a holder of Partnership Units will be required to include Partnership income or gain in gross income for tax purposes, without regard to whether there are any distributions from the Partnership, a holder may become liable for taxes on Partnership income or gain in excess of the cash distributions received by such holder. In this regard, because the 3.5% PTP tax will not be deductible for purposes of calculating the Partnership's net taxable income, the imposition of such tax will reduce the Partnership's ability to make distributions equal to its net taxable income (in other words, Partnership net income used to pay the 3.5% PTP tax will be taxable to the Partnership's partners but not available for distribution.)

     Because the activities of the Partnership are expected to consist of holding PIMCO Advisors GP Units, and the activities of PIMCO Advisors are expected to consist primarily of holding interests in the Investment Management Firms, the types of income that the Partnership may realize is expected to be principally operating income from the operations of the Investment Management Firms, which will be characterized for tax purposes as if such income were realized directly by the holders of Partnership Units.

     Tax Classification of PIMCO Advisors. At present the Class A LP Units of PIMCO Advisors are publicly traded, and thus PIMCO Advisors is a publicly traded partnership subject to the provisions of Section 7704 discussed above. As in the case of the Partnership, since 1987 PIMCO Advisors has qualified for the "temporary exception" to tax treatment as a corporation under Section 7704(a), and PIMCO Advisors believes that under the temporary exception it will continue to enjoy partnership status (and not be taxed as a corporation) until December 31, 1997. However, unlike the Partnership, PIMCO Advisors does not intend to elect to be covered by the "elective exception" to corporate tax treatment in 1998 and subsequent years. Instead, effective as of January 1, 1998, the partnership interests of PIMCO Advisors will no longer be listed or traded on any securities exchange and PIMCO Advisors will impose significant restrictions on the private transfer of such interests. Such cessation of public trading and transfer restrictions are intended to cause PIMCO Advisors to cease, as of December 31, 1997, to be a publicly traded partnership for purposes of Section 7704, with the result that it will continue to be classified as a partnership (and not a corporation) for federal tax purposes. If PIMCO Advisors continues to qualify as a partnership for tax purposes, it will not pay federal tax on its income, it will not be subject to the 3.5% PTP tax, and its income, gains and other tax items will be allocated to its partners, including the Partnership, in the manner described above under "Flow-Through of Partnership Income." Since PIMCO Advisors will not be eligible after January 1, 1998, to elect to be covered by the elective exception, it will lose its classification as a partnership for tax purposes (and thus be taxable as a corporation) if at any time after January 1, 1998, its partnership interests are deemed to be "publicly traded" for purposes of Code Section 7704. Because the tax characterization of PIMCO Advisors partnership interests will depend upon facts existing in the future, there can be no assurance that in the future the IRS will not attempt to treat PIMCO Advisors partnership interests as publicly traded and PIMCO Advisors as a publicly traded partnership taxable as a corporation. Because substantially all of the Partnership's income is derived from PIMCO Advisors, if the IRS were to successfully assert that PIMCO Advisors should be classified as a publicly traded partnership taxable as a corporation, PIMCO Advisors would be taxed on its income and its after-tax distributions to the Partnership would be taxed as dividends. See "Tax Classification of the Partnership Generally." Such corporate tax treatment of PIMCO Advisors would have a material adverse effect on the Partnership's income and thus on its distributions to the holders of Partnership Units.

     Calculation of Adjusted Tax Basis and Treatment of Partnership Distributions. In general, a holder's tax basis in his Partnership Units will be equal to the tax basis such holder had in the PIMCO Advisors LP Units that were exchanged by such holder for Partnership Units in the Restructuring (for holders contributing PIMCO Advisors LP Units to the Partnership in exchange for Partnership Units in the Restructuring), increased by the amount of any contributions made by the holder to the Partnership and by the holder's allocable share of any income of the Partnership, and decreased by the amount of any distributions received by the holder from the Partnership and by the holder's allocable share of any losses of the Partnership. Increases in a holder's share of liabilities of the Partnership (if any) are treated as contributions to the Partnership by such holder and decreases in a holder's share of such liabilities (if any) are treated as distributions of cash by the Partnership to such holder.

     As described above, holders of Partnership Units are subject to tax on their allocable share of Partnership income whether or not distributed. Generally, the receipt of cash distributions from a partnership are not taxable to the recipient partner except to the extent that such distributions exceed the partner's tax basis in his interest in the partnership. Cash distributions (including deemed distributions resulting from a decrease in a partner's share of liabilities of the partnership) in excess of a partner's tax basis in his partnership interest are treated as gain realized from the sale or other taxable disposition of the partnership interest. Distributions of assets in kind to a partner from a partnership generally are not taxable to either the partnership or the recipient partner, although certain exceptions apply.

     Under the Partnership Agreement, items of Partnership income, gain, loss, deduction and credit are determined on a monthly basis and allocated to holders who hold Partnership Units as of the last day of such monthly period. Distributions are made to holders who hold Partnership Units on record dates determined by the General Partner. As a result, holders who sell Partnership Units between record dates may be allocated taxable income of the Partnership without receiving a distribution in respect of such income. Such an allocation would increase a holder's basis in his or her Partnership Units, however, and thus to such extent would decrease any gain or increase any loss recognized on a sale of such Partnership Units.

TAX ALLOCATIONS

     Overview. As indicated above, each holder of Partnership Units must include in taxable income his or her share of the taxable income of the Partnership. Although the applicable tax rules are complex, it is anticipated that the reported income of each holder of Partnership Units will generally consist of two parts:

     - first, a share of the taxable income of the Partnership calculated at the Partnership level (using the Partnership's basis in its assets and without the benefit of any deductions for goodwill and certain other intangible assets that are eligible for amortization pursuant to Section 197 of the Code ("Section 197 Intangibles")), and

     - second, a deduction taken ratably over 15 years for the amortization of the portion of the original purchase price of the PIMCO Advisors LP Units contributed to the Partnership in the Restructuring allocable to Section 197 Intangibles, or, for holders who purchase Partnership Units, the portion of the original purchase price for such Partnership Units allocable to Section 197 Intangibles (which generally will be approximately equal to the excess of the purchase price over such holder's proportionate share of PIMCO Advisors basis in its assets, in the former case, or of the Partnership's basis in its assets, in the latter case).

     The treatment of Section 197 Intangibles is discussed further under "Certain Additional Tax Considerations for Holders of Partnership Units." Set forth below is a discussion of three of the principal tax rules that are relevant in determining the taxable income allocable to any holder of Partnership Units:

     Code Sections 704(b). Under Code Section 704(b), taxable income of the Partnership must be allocated among Partnership Units in a manner that reflects the allocation of economic income. Thus, the basic allocation rule generally followed by the partnership is that its taxable income will be allocated pro rata among Partnership Units.

     Section 704(c). If a partner acquires an interest in a partnership in exchange for a contribution of property to the partnership, the partnership's initial tax basis in the contributed property may differ from the property's fair market value at the time of the contribution. In that event, the taxable income earned by the partnership from such property would differ from the partnership's "book income" from the property (which would be calculated under tax accounting principles using as the property's initial book value the property's fair market value at the time it was acquired by the partnership). Under Code Section 704(c), the taxable income and deductions of a partnership generally must be allocated to the partnership interests that were issued in exchange for property in a way that eliminates the difference between the partnership's book value and tax basis for the property for which such interest was exchanged. Regulations allow a partnership to use any one of a number of reasonable methods for making this adjustment. A similar principle applies when the capital accounts for outstanding partnership interests are adjusted to fair market value. The book/tax differences stemming from the capital account adjustments must be allocated to the partnership interests for which the adjustments are made. Special allocations of taxable income and deductions made to a partnership interest under Code Section 704(c) continue to be made even after the partnership interest is transferred to a new owner. The foregoing rules would apply to holders of PIMCO Advisors LP Units contributing such Units to the Partnership in exchange for Partnership Units in connection with the Restructuring, as well as to other persons contributing property to the Partnership in exchange for Partnership Units.

     Code Section 754. Finally, the Partnership and PIMCO Advisors each has in effect, and each Investment Management Firm has made, Code Section 754 elections. As a result, each purchaser of a Partnership Unit will be allowed to adjust the basis of the Partnership's assets, solely for purposes of computing the taxable income of such purchaser, in an amount equal to the difference between the price paid for the Unit and the share of the Partnership's basis in its assets allocable to that Unit. Substantially all of this adjustment is expected to be allocated to Section 197 Intangibles, with the result that purchasers generally can deduct the amount of the adjustment ratably over 15 years. See "Certain Additional Tax Considerations for Holders of Partnership Units" below.

     Certain of the Partnership's allocation methods and assumptions are designed to deal with some of the practical issues that arise from operating in the form of a public partnership. While these methods and assumptions have not been specifically approved by the IRS, and may not be in technical compliance with Code Sections 704(c) and 754, the Partnership believes that they are consistent with the purposes of those provisions. However, the IRS could challenge the allocation methods and assumptions used by the Partnership, and if such challenge were successful, the taxable income of some holders of Partnership Units might be increased without any corresponding increase in cash distributions.

CERTAIN LIMITATIONS ON LOSSES AND DEDUCTIONS.

     Holders of Partnership Units are not expected to be allocated losses in excess of income. However, if this occurs, federal tax law provides for certain limitations (such as the "passive activity" and "at risk" rules) on a holder's ability to deduct such losses against income from other sources. The deduction of interest on debt used to purchase or carry Partnership Units may also be limited. Holders of Partnership Units should consult their tax advisors with regard to the possible application of such rules related to limitations on the deductibility of Partnership losses and investment interest.

DISPOSITION OF PARTNERSHIP UNITS

     Gain or loss from a sale or other disposition of a Partnership Unit will generally be based on the difference between the amount realized and the holder's adjusted tax basis for such Partnership Unit. The amount realized will include the holder's share of Partnership liabilities. Any such gain or loss will generally be taxable as either midterm or long-term capital gain or loss if the holder has held the Partnership Unit for more than one year but not more than eighteen months (in the case of mid-term capital gain or loss) or more than eighteen months (in the case of longterm capital gain or loss). However, a holder of Partnership Units may recognize ordinary income from sale proceeds attributable to unrealized receivables and inventory of the Partnership ("Section 751 Assets"). Such ordinary income may exceed net gain realized upon the sale of Units and may be recognized even if there is a net loss on the sale of Units. Because amortization deductions with respect to Section 197 Intangibles will be treated as Section 751 Assets, if such Section 197 Intangibles maintain their value, sellers of Partnership Units who have been allocated amortization deductions attributable to such Section 197 Intangibles will recognize ordinary income on the sale equal to the amount of amortization deductions previously taken. If, however, there is a loss on the sale of Partnership Units and such loss is attributable to the decline in the value of the Section 197 Intangibles, the loss in some circumstances might be deferred until a holder disposes of all of his or her Partnership Units.

     The IRS has ruled that a partner acquiring multiple interests in a partnership in separate transactions at different prices must maintain an aggregate adjusted tax basis in a single partnership interest consisting of the combined interests in the partnership. Upon a disposition of a portion of such single interest, the partner would, under the ruling, be required to apportion equitably his or her aggregate tax basis between the interest sold and the interest retained. Under this ruling, a holder of Partnership Units that had acquired PIMCO Advisors LP Units at different prices would in effect be precluded from selecting which Partnership Units to sell, and thereby from selectively controlling the recognition of gain or loss.

     Certain Reporting Requirements. In order to comply with Code requirements and avoid imposition of potentially significant penalties, holders of Partnership Units transferring any such Units, other than through a broker subject to the provisions of Code Section 6045, must report such transfer to the Partnership. In addition, under Code Sections 1060, 755 and related provisions, transferors and transferees of Partnership Units must report the amount of any basis adjustment allocated to Section 197 Intangibles. The Partnership intends to provide holders of Partnership Units with sufficient basis allocation information to comply substantially with applicable reporting requirements.

     Any person who holds Partnership Units as a nominee for another person is required to furnish to the Partnership: (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) certain information relating to the status of the beneficial owner; (iii) the amount and description of the Partnership Units held, acquired or transferred for the beneficial owner; and (iv) certain other information including the dates of acquisitions and transfers, means of acquisitions and transfers and the acquisition cost for purposes, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish certain additional information on Partnership Units they acquire, hold or transfer for their own accounts including the amount of net proceeds from sale.

BACKUP WITHHOLDING

     In general, information reporting requirements will apply to payments to noncorporate holders of the proceeds of a sale of Partnership Units and "backup withholding" at a rate of 31% will apply to such payments if the holder fails to provide an accurate taxpayer identification number. In addition, distributions made to or on behalf of a noncorporate holder whose Partnership Units are held by a broker may be subject to a backup withholding tax unless the holder complies with certain reporting requirements.

CERTAIN ADDITIONAL TAX CONSIDERATIONS FOR HOLDERS OF PARTNERSHIP UNITS

     Section 197 of the Code added by the Revenue Reconciliation Act of 1993, generally allows an amortization deduction with respect to any Section 197 Intangible acquired by the taxpayer after August 10, 1993 and held in connection with the conduct of a trade or business. The amount of such deduction is determined by amortizing the taxpayer's adjusted tax basis in such intangible ratably over 15 years. Section 197 Intangibles generally include goodwill and going concern value, among other items.

     The portion of the purchase price of an interest in a partnership that is allocable to Section 197 Intangibles will generally equal the excess of the purchase price over a partner's proportionate share of the fair market value of the partnership's assets that are not Section 197 Intangibles, as determined based on the allocation methods employed by the partnership. In the present case, the per-Partnership Unit value of such other assets could be affected by a number of factors, including the issuance of new Partnership Units by the Partnership. The amount allocated to Section 197 Intangibles by any holder of Partnership Units could be reduced if the IRS were to challenge the allocation methods used by the Partnership. See "-- Tax Allocations." Deductions from amortization of Section 197 Intangibles will decrease the holder's tax basis in his Partnership Units, and such deductions will be recaptured as ordinary income upon a taxable disposition of the Partnership Units to the extent that amortization deductions are not matched by a decline in the fair market value of the relevant intangible assets. See "-- Disposition of Units."

SPECIAL STATUS TAXPAYERS

     The foregoing is a general discussion of federal tax laws related to the Restructuring and the ownership and disposition of Partnership Units that apply in the case of most United States taxpayers. Under federal tax laws, however, additional or different tax rules may apply to persons or entities having a special status for tax purposes, such as tax-exempt entities, foreign individuals and entities, regulated investment companies and real estate investment trusts. A Public Unitholder that is such a special status person or entity should consult his, her or its tax advisor with regard to the tax consequences to such holder of the Restructuring and the ownership and disposition of Partnership Units.

STATE AND LOCAL TAXES

     The above discussion does not address the tax consequences, under applicable state and local income tax laws, of the Restructuring and the ownership or disposition of Partnership Units. In this regard, holders of Partnership Units should note that California has enacted legislation that will impose a 1% tax on the gross income from active trades and businesses derived from California sources by electing 1987 partnerships, with such 1% tax to remain applicable to an electing 1987 partnership so long as it is subject to the 3.5% PTP tax. It is possible that other states may at some time impose similar taxes on income derived from such states by an electing 1987 partnership such as the Partnership. Public Unitholders are urged to consult their tax advisors with regard to the tax consequences, under state and local income tax laws, of the Restructuring and the ownership and disposition of Partnership Units.

                                 LEGAL MATTERS

     Richards, Layton & Finger, P.A. has delivered an opinion to the effect that, upon the consummation of the Restructuring, the Partnership Units offered pursuant to this Prospectus will be validly issued, fully paid and nonassessable.

                                    EXPERTS

     The consolidated financial statements of PIMCO Advisors L.P. as of December 31, 1996 and for the year then ended and the financial statements of Oppenheimer Capital, L.P. and the consolidated financial statements of Oppenheimer Capital as of April 30, 1997 and 1996 and for each of the three fiscal years in the period ended April 30, 1997, included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of PIMCO Advisors L.P., as of December 31, 1995 and for each of the two years in the period then ended, included in this Prospectus have been so included in reliance on the report of Deloitte & Touche LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Partnership has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement" which term shall encompass all exhibits, annexes and schedules thereto) pursuant to the Securities Act and the rules and regulations promulgated thereunder, with respect to the Partnership Units described in this Prospectus and the exchange of PIMCO Advisors LP Units for the Partnership Units in the Restructuring. This Prospectus constitutes the Prospectus of the Partnership filed as part of the Registration Statement. Pursuant to the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. Statements contained in this Prospectus as to the contents of any agreement or other document are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference.

     The Partnership is, and, following the Restructuring, will be, subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Partnership, and the Registration Statement, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Partnership's LP Units are traded on the New York Stock Exchange and, therefore, reports, proxy statements and other information concerning the Partnership can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     ADDITIONAL INFORMATION CONCERNING THE PARTNERSHIP AND A COPY OF THE REGISTRATION STATEMENT MAY BE OBTAINED VIA THE INTERNET WEB SITE MAINTAINED BY THE COMMISSION AT HTTP://WWW.SEC.GOV.

                         INDEX TO FINANCIAL STATEMENTS

                              PIMCO ADVISORS L.P.

                                                                                        PAGES
                                                                                        -----
Report of Independent Accountants....................................................    F-2
Independent Auditors' Report.........................................................    F-3
Consolidated Statements of Financial Condition of PIMCO Advisors L.P. and
  Subsidiaries as of September 30, 1997, December 31, 1996 and 1995..................    F-4
Consolidated Statements of Operations of PIMCO Advisors L.P. and Subsidiaries for the
  nine months ended September 30, 1997 and 1996 and for the years ended December 31,
  1996, 1995 and 1994................................................................    F-5
Consolidated Statements of Changes in Owners' Equity of PIMCO Advisors L.P. and
  Subsidiaries for the nine months ended September 30, 1997 and for the years ended
  December 31, 1996, 1995 and 1994...................................................    F-6
Consolidated Statements of Cash Flows of PIMCO Advisors L.P. and Subsidiaries for the
  nine months ended September 30, 1997 and 1996 and for the years ended December 31,
  1996, 1995 and 1994................................................................    F-8
Notes to Consolidated Financial Statements...........................................    F-9

                              OPPENHEIMER CAPITAL, L.P.

Report of Independent Accountants....................................................    F-20
Statements of Financial Condition of Oppenheimer Capital, L.P. as of July 31, 1997,
  April 30, 1997 and 1996............................................................    F-21
Statements of Income of Oppenheimer Capital, L.P. for the three months ended July 31,
  1997 and 1996 and for the years ended April 30, 1997, 1996 and 1995................    F-22
Statements of Changes in the Partners' Capital of Oppenheimer Capital, L.P. for the
  three months ended July 31, 1997 and for the years ended April 30, 1997, 1996 and
  1995...............................................................................    F-23
Statements of Cash Flows of Oppenheimer Capital, L.P. for the three months ended July
  31, 1997 and 1996 and for the years ended April 30, 1997, 1996 and 1995............    F-24
Notes to Financial Statements of Oppenheimer Capital, L.P............................    F-25

                                 OPPENHEIMER CAPITAL

Report of Independent Accountants....................................................    F-29
Consolidated Statements of Financial Condition of Oppenheimer Capital as of July 31,
  1997, April 30, 1997 and 1996......................................................    F-30
Consolidated Statements of Income of Oppenheimer Capital for the three months ended
  July 31, 1997 and 1996 and for the years ended April 30, 1997, 1996 and 1995.......    F-31
Consolidated Statements of Changes in the Partners' Capital of Oppenheimer Capital
  for the three months ended July 31, 1997 and for the years ended April 30, 1997,
  1996 and 1995......................................................................    F-32
Consolidated Statements of Cash Flows of Oppenheimer Capital for the three months ended July 31, 1997 and 1996 and for the years ended April 30, 1997, 1996 and
  1995...............................................................................    F-33
Notes to Consolidated Financial Statements of Oppenheimer Capital....................    F-34

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Equity Board and Partners
of PIMCO Advisors L.P.

     In our opinion, the accompanying consolidated statement of financial condition and the related consolidated statements of operations, of changes in owners' equity and of cash flows present fairly, in all material respects, the financial position of PIMCO Advisors L.P. and subsidiaries (the "Partnership") at December 31, 1996, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Los Angeles, California
February 14, 1997

                          INDEPENDENT AUDITORS' REPORT

PIMCO Advisors L.P. and subsidiaries:

     We have audited the accompanying consolidated statement of financial condition of PIMCO Advisors L.P. and subsidiaries (the "Partnership") as of December 31, 1995, and the related consolidated statements of operations, cash flows, and changes in owners' equity for each of the two years ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial condition of the Partnership as of December 31, 1995, and the results of their operations and their cash flows for each of the two years ended December 31, 1995, in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
February 2, 1996

                      PIMCO ADVISORS L.P. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                     ASSETS

                                                                               DECEMBER 31,
                                                     SEPTEMBER 30,     ----------------------------
                                                          1997             1996            1995
                                                     --------------    ------------    ------------
                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents........................   $  33,172,652    $ 41,311,545    $ 34,915,170
  Fees receivable..................................      81,617,543              --              --
  Investment advisory fees receivable:
     Private accounts..............................              --      52,261,212      45,344,158
     Proprietary Funds.............................              --       9,629,075       8,413,302
  Distribution and servicing fees receivable.......              --       4,382,154       3,594,534
  Notes receivable.................................       1,715,071       1,569,950       1,230,168
  Receivable from PIMCO Advisors Funds.............              --         462,616         337,744
  Short term investments...........................      24,934,892      11,520,726      11,531,226
  Other current assets.............................       2,747,079       3,924,592       2,282,895
                                                       ------------    ------------    ------------
          Total current assets.....................     144,187,237     125,061,870     107,649,197
Investment in StocksPLUS, L.P......................       3,398,144       2,629,864       3,384,237
Fixed assets -- Net of accumulated depreciation and
  amortization of $9,520,277, $6,979,756 and
  $4,415,199.......................................      10,801,603      10,561,346      10,743,184
Intangible assets -- Net of accumulated
  amortization of $103,526,109, $76,519,260 and
  $40,510,128......................................     180,815,838     207,822,687     243,831,819
Other non current assets...........................      26,525,291      12,424,534       3,983,358
                                                       ------------    ------------    ------------
          Total assets.............................   $ 365,728,113    $358,500,301    $369,591,795
                                                       ============    ============    ============
                                 LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable and accrued expenses............   $  24,187,295    $ 13,841,641    $  8,132,005
  Commissions payable..............................              --       8,435,048       6,450,407
  Payable to affiliates............................              --              --              --
  Accrued compensation.............................      53,085,409      26,027,732      21,246,685
  Other current liabilities........................              --      11,537,236       1,457,800
                                                       ------------    ------------    ------------
          Total current liabilities................      77,272,704      59,841,657      37,286,897
Other non current liabilities......................       9,479,234       2,415,883         748,265
                                                       ------------    ------------    ------------
          Total liabilities........................      86,751,938      62,257,540      38,035,162
                                                       ------------    ------------    ------------
Partners' Capital:
  General Partner (800,000 units issued and
     outstanding)..................................       2,708,585       2,986,983       3,456,973
  Class A Limited Partners (40,146,155, 40,146,155
     and 40,121,155 units issued and
     outstanding)..................................     193,293,648     205,420,612     228,465,440
  Class B Limited Partners (32,992,531, 32,960,826
     and 32,960,826 units issued and
     outstanding)..................................      90,060,799      98,369,570     114,806,204
  Unamortized compensation.........................      (7,086,857)    (10,534,404)    (15,171,984)
                                                       ------------    ------------    ------------
          Total Partners' Capital..................     278,976,175     296,242,761     331,556,633
                                                       ------------    ------------    ------------
          Total Liabilities and Partners'
            Capital................................   $ 365,728,113    $358,500,301    $369,591,795
                                                       ============    ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      PIMCO ADVISORS L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               FOR THE          FOR THE
                                             NINE MONTHS      NINE MONTHS
                                                ENDED            ENDED              FOR THE YEARS ENDED DECEMBER 31,
                                            SEPTEMBER 30,    SEPTEMBER 30,    --------------------------------------------
                                                1997             1996             1996            1995            1994
                                            -------------    -------------    ------------    ------------    ------------
                                                     (UNAUDITED)
Revenues:
  Investment advisory fees:
    Private accounts....................... $ 182,364,963    $ 156,571,557    $213,852,081    $192,702,939    $126,913,420
    Proprietary Funds......................   119,875,646       94,575,782     128,855,694      90,772,988      48,822,835
  Distribution and servicing fees..........    40,316,623       35,185,219      48,182,499      38,240,015       4,288,702
  Other....................................     1,652,823          828,408       1,134,108       1,297,933         238,208
                                             ------------     ------------    ------------    ------------    ------------
         Total revenues....................   344,210,055      287,160,966     392,024,382     323,013,875     180,263,165
                                             ------------     ------------    ------------    ------------    ------------
Expenses:
  Compensation and benefits................   151,560,373      128,119,778     173,526,137     149,163,906     117,197,986
  Amortization of intangibles, Restricted
    Unit and Option Plans..................    30,999,737       30,852,315              --              --              --
  Commissions..............................    32,188,873       27,480,251      37,738,954      28,743,396       2,877,497
  Restricted Unit and Option Plans.........            --               --       5,162,268       6,713,664       1,162,143
  Marketing and promotional................            --               --      10,981,804       9,066,414       6,594,546
  Occupancy and equipment..................     7,482,631        6,932,010       9,195,606       8,662,499       4,342,777
  General and administrative...............    18,834,411       13,019,473      17,629,876      11,433,726       5,842,962
  Insurance................................            --               --       2,621,086       2,799,795       1,118,651
  Professional fees........................            --               --       5,472,729       3,164,410       3,899,758
  Amortization of intangible assets........            --               --      36,009,132      36,009,132       5,039,680
  Other....................................    22,505,987       15,423,389       4,812,078       2,236,996       3,345,535
                                             ------------     ------------    ------------    ------------    ------------
         Total expenses....................   263,572,012      221,827,216     303,149,670     257,993,938     151,421,535
                                             ------------     ------------    ------------    ------------    ------------
Operating income...........................    80,638,043       65,333,750      88,874,712      65,019,937      28,841,630
  Equity in income of StocksPLUS, L.P......      (350,614)         173,556         271,187         225,670          10,722
  Other income, net........................     3,599,429        2,227,716       3,183,699       3,738,980       1,072,221
                                             ------------     ------------    ------------    ------------    ------------
  Income before income tax expense.........    83,886,858       67,735,022      92,329,598      68,984,587      29,924,573
  Income tax expense.......................     1,225,610          833,554       1,201,417         517,133      10,669,295
                                             ------------     ------------    ------------    ------------    ------------
Net income................................. $  82,661,248    $  66,901,468    $ 91,128,181    $ 68,467,454    $ 19,255,278
                                             ============     ============    ============    ============    ============
Net income allocated to:
  General Partner.......................... $     849,602    $     770,361    $  1,034,010    $    912,890    $     97,522
  Class A Limited Partner units............    44,479,115       38,651,130      51,881,756      45,742,775       4,878,336
  Class B Limited Partner units............    37,332,531       27,479,977      38,212,415      21,811,789       1,128,234
  Pre-Consolidation........................            --               --              --              --      13,151,186
                                             ------------     ------------    ------------    ------------    ------------
         Total............................. $  82,661,248    $  66,901,468    $ 91,128,181    $ 68,467,454    $ 19,255,278
                                             ============     ============    ============    ============    ============
Net income per unit (Post-Consolidation):
Net income per General Partner and Class A
  Limited Partner units.................... $        1.06    $        0.96    $       1.29    $       1.16    $       0.12
                                             ============     ============    ============    ============    ============
Net income per Class B Limited Partner
  unit..................................... $        1.06    $        0.76    $       1.05    $       0.59    $       0.03
                                             ============     ============    ============    ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      PIMCO ADVISORS L.P. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF CHANGES IN OWNERS' EQUITY

                                      COMMON STOCK                                     FOREIGN        GENERAL PARTNER
                                    ----------------     PAID-IN        RETAINED      CURRENCY     ---------------------
                                    SHARES   AMOUNT      CAPITAL        EARNINGS     TRANSLATION    UNITS      AMOUNT
                                    ------   -------   ------------   ------------   -----------   -------   -----------
Balances, January 1, 1994.........   1,000   $ 1,000   $ 10,843,146   $ 14,978,001    $    (812)        --            --
  Net income......................                                      13,151,186                           $    97,522
  PFAMCo Group capital
    contributions.................                        7,775,000
  Dividends.......................                                      (9,200,000)
  Translation adjustment..........                                                      (50,427)
  Deemed dividend, net............                       (6,559,420)    (8,625,011)
  Conversion to partnership.......  (1,000)   (1,000)   (12,058,726)   (10,304,176)      51,239    800,000       318,182
  TAG contributed capital.........
  Goodwill from acquisition.......                                                                             3,447,579
  Proceeds from Primary
    Offering......................
  Amended Option Plan grants
    (total award).................
  Restricted Unit Plan grants
    (total award).................
  Vesting of options and
    restricted units..............
                                    ------   -------   ------------   ------------     --------    -------   -----------
Balances, December 31, 1994.......      --        --             --             --           --    800,000     3,863,283
  Net income......................                                                                               912,890
  Distributions...................                                                                            (1,319,200)
  Exercise of unit options........
  Balance of proceeds -- Primary
    offering......................
  Vesting of options and
    restricted units..............
                                    ------   -------   ------------   ------------     --------    -------   -----------
Balances, December 31, 1995.......      --        --             --             --           --    800,000     3,456,973
  Net income......................                                                                             1,034,010
  Distributions...................                                                                            (1,504,000)
  Restricted Unit Plan grants.....
  Vesting of options and
    restricted units..............
                                    ------   -------   ------------   ------------     --------    -------   -----------
Balances, December 31, 1996.......      --        --             --             --           --    800,000     2,986,983
  (unaudited)
  Net income......................                                                                               849,602
  Distributions...................                                                                            (1,128,000)
  Restricted Unit Plan grants.....
  Vesting of options and
    restricted units..............
                                    ------   -------   ------------   ------------     --------    -------   -----------
Balances, September 30, 1997......      --   $    --   $         --   $         --    $      --    800,000   $ 2,708,585
                                    ======   =======   ============   ============     ========    =======   ===========

                                                                     (Continued)

  The accompanying notes are an integral part of these consolidated financial statements.

                      PIMCO ADVISORS L.P. AND SUBSIDIARIES

                                  CLASS A LIMITED PARTNERS    CLASS B LIMITED PARTNERS
                                  -------------------------   -------------------------   UNAMORTIZED        TOTAL
                                    UNITS         AMOUNT        UNITS         AMOUNT      COMPENSATION   OWNER'S EQUITY
                                  ----------   ------------   ----------   ------------   ------------   --------------
Balances, January 1, 1994.......          --             --           --             --             --   $   25,821,335
  Net income....................               $  4,878,336                $  1,128,234                      19,255,278
  PFAMCo Group capital
    contributions...............                                                                              7,775,000
  Dividends.....................                                                                             (9,200,000)
  Translation adjustment........                                                                                (50,427)
  Deemed dividend, net..........                                                                            (15,184,431)
  Conversion to partnership.....  23,775,000     13,088,231   24,575,000      8,906,250                              --
  TAG contributed capital.......  14,918,155      9,644,238    8,260,826      1,990,739                      11,634,977
  Goodwill from acquisition.....                167,285,821                 101,459,864                     272,193,264
  Proceeds from Primary
    Offering....................   1,200,000     19,972,951                                                  19,972,951
  Amended Option Plan grants
    (total award)...............                 31,135,761                               $(18,987,077)      12,148,684
  Restricted Unit Plan grants
    (total award)...............     125,000      2,368,750      125,000      1,691,964     (4,060,714)              --
  Vesting of options and
    restricted units............                                                             1,162,143        1,162,143
                                  ----------   ------------   ----------   ------------   ------------    -------------
Balances, December 31, 1994.....  40,018,155    248,374,088   32,960,826    115,177,051    (21,885,648)     345,528,774
  Net income....................                 45,742,775                  21,811,789                      68,467,454
  Distributions.................                (66,110,962)                (22,182,636)                    (89,612,798)
  Exercise of unit options......     103,000        374,920                                                     374,920
  Balance of proceeds -- Primary
    offering....................                     84,619                                                      84,619
  Vesting of options and
    restricted units............                                                             6,713,664        6,713,664
                                  ----------   ------------   ----------   ------------   ------------    -------------
Balances, December 31, 1995.....  40,121,155    228,465,440   32,960,826    114,806,204    (15,171,984)     331,556,633
  Net income....................                 51,881,756                  38,212,415                      91,128,181
  Distributions.................                (75,451,272)                (54,649,049)                   (131,604,321)
  Restricted Unit Plan grants...      25,000        524,688                                   (524,688)              --
  Vesting of options and
    restricted units............                                                             5,162,268        5,162,268
                                  ----------   ------------   ----------   ------------   ------------    -------------
Balances, December 31, 1996.....  40,146,155    205,420,612   32,960,826     98,369,570    (10,534,404)     296,242,761
  (unaudited)
  Net income....................                 44,479,115                  37,332,531                      82,661,248
  Distributions.................                (56,606,079)                (46,307,763)                   (104,041,842)
  Restricted Unit Plan grants...                         --       31,705        666,461       (545,342)         121,119
  Vesting of options and
    restricted units............                         --                                  3,992,889        3,992,889
                                  ----------   ------------   ----------   ------------   ------------    -------------
Balances, September 30, 1997....  40,146,155   $193,293,648   32,992,531   $ 90,060,799   $ (7,086,857)  $  278,976,175
                                  ==========   ============   ==========   ============   ============    =============

  The accompanying notes are an integral part of these consolidated financial statements.

                      PIMCO ADVISORS L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         FOR THE         FOR THE
                                                       NINE MONTHS     NINE MONTHS
                                                          ENDED           ENDED            FOR THE YEARS ENDED DECEMBER 31,
                                                      SEPTEMBER 30,   SEPTEMBER 30,   -------------------------------------------
                                                          1997            1996            1996            1995           1994
                                                      -------------   -------------   -------------   ------------   ------------
                                                               (UNAUDITED)
Cash flows from operating activities:
Net income..........................................  $ 82,661,248    $ 66,901,468    $  91,128,181   $ 68,467,454   $ 19,255,278
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.....................    32,315,605      29,553,183       40,916,431     38,972,101      6,339,107
  Issuance of restricted units in lieu of directors
    fees............................................       121,119              --               --             --             --
  Deferred income taxes.............................            --              --          734,836        270,000        804,116
  Amortization of compensation plan.................            --              --               --             --        663,697
  Restricted Unit and Option Plans..................     3,992,888       3,845,466        5,162,268      6,713,664      1,162,143
  Unrealized loss (gain) on investments.............    (1,256,708)        150,348           53,879       (198,396)      (135,376)
  Equity in income of StocksPLUS, L.P...............       350,614        (173,556)        (271,187)      (225,670)       (10,722)
Change in operating assets and liabilities:
  Change in fees receivable.........................   (15,345,101)     (5,622,393)      (8,920,447)   (28,217,386)     7,919,554
  Change in receivable from PIMCO Advisors Funds....            --              --         (124,872)       865,614       (618,123)
  Change in other assets............................   (14,843,417)     (5,495,334)     (11,676,643)    (3,398,979)   (10,838,869)
  Change in accounts payable and accrued expenses...    (9,626,630)     13,492,355        5,709,636        941,302       (660,816)
  Change in commissions payable.....................            --              --        1,984,641      1,714,200      2,413,750
  Change in accrued compensation....................    27,057,677      17,330,853        4,781,047      7,859,345      8,423,141
  Change in other liabilities.......................     7,063,351         (56,243)      11,012,219     (1,003,184)      (649,686)
  Change in payable to affiliates...................            --              --               --     (5,841,256)    (6,877,311)
  Other.............................................        10,910         (43,687)         (43,686)         1,811     (1,337,755)
                                                      ------------    ------------     ------------    -----------    -----------
Net cash provided by operating activities...........   112,501,556     119,882,460      140,446,303     86,920,620     25,852,128
                                                      ------------    ------------     ------------    -----------    -----------
Cash flows from investing activities:
  Purchases of investments..........................   (45,712,557)       (517,227)        (694,498)   (11,334,021)   (52,601,192)
  Proceeds from sales of investments................    35,201,306         783,570          783,570             --     62,247,248
  Return of investment in StocksPLUS, L.P...........            --              --        1,600,000             --             --
  Investment in StocksPLUS, L.P.....................    (2,765,100)       (800,000)        (700,000)      (400,000)            --
  Cash of acquired entities.........................            --              --               --             --     14,698,855
  Proceeds from sale of fixed assets................         3,000         621,387          644,978        309,575             --
  Purchase of fixed assets..........................    (2,804,725)     (2,394,268)      (3,446,152)    (5,982,054)    (1,826,800)
  Notes receivable advances.........................      (520,531)       (676,737)        (633,505)      (364,823)      (117,232)
                                                      ------------    ------------     ------------    -----------    -----------
Net cash (used in) provided by investing
  activities........................................   (16,598,607)     (2,983,275)      (2,445,607)   (17,771,323)    22,400,879
                                                      ------------    ------------     ------------    -----------    -----------
Cash flows from financing activities:
  Proceeds from primary offering....................            --              --               --             --     19,972,951
  Cash distributions................................  (104,041,842)    (97,560,217)    (131,604,321)   (89,612,798)            --
  Unit options exercised............................            --              --               --        374,920             --
  Dividends.........................................            --              --               --             --    (22,521,573)
                                                      ------------    ------------     ------------    -----------    -----------
Net cash used in financing activities...............  (104,041,842)    (97,560,217)    (131,604,321)   (89,237,878)    (2,548,622)
                                                      ------------    ------------     ------------    -----------    -----------
Net increase (decrease) in cash and cash
  equivalents.......................................    (8,138,893)     19,338,968        6,396,375    (20,088,581)    45,704,385
Cash and cash equivalents, beginning of year........            --              --       34,915,170     55,003,751      9,299,366
Cash and cash equivalents, beginning of period......    41,311,545      34,915,170               --             --             --
                                                      ------------    ------------     ------------    -----------    -----------
Cash and cash equivalents, end of year..............            --              --    $  41,311,545   $ 34,915,170   $ 55,003,751
Cash and cash equivalents, end of period............  $ 33,172,652    $ 54,254,138               --             --             --
                                                      ============    ============     ============    ===========    ===========
Supplemental schedule of non-cash financing
  activities:
  Reduction of payable to affiliates by capital
    contribution....................................  $         --    $         --    $          --   $         --   $  7,775,000
                                                      ============    ============     ============    ===========    ===========
  Deemed dividend...................................  $         --    $         --    $          --   $         --   $  1,862,858
                                                      ============    ============     ============    ===========    ===========
Supplemental disclosures:
  Income taxes paid.................................  $    279,710         356,232    $     447,724   $    405,542   $ 15,004,148
                                                      ============    ============     ============    ===========    ===========
  Interest paid.....................................  $     67,083    $         --    $          --   $     18,750   $    209,171
                                                      ============    ============     ============    ===========    ===========
  Fair value of non-cash assets acquired............  $         --    $         --    $          --   $         --   $ 27,995,376
                                                      ============    ============     ============    ===========    ===========
  Liabilities assumed...............................  $         --    $         --    $          --   $         --   $ 24,642,727
                                                      ============    ============     ============    ===========    ===========
  Non-cash assets excluded from the consolidation...  $         --    $         --    $          --   $         --   $ 46,431,262
                                                      ============    ============     ============    ===========    ===========
  Liabilities transferred excluded from the
    consolidation...................................  $         --    $         --    $          --   $         --   $ 31,748,537
                                                      ============    ============     ============    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      PIMCO ADVISORS L.P. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1.  ORGANIZATION AND BUSINESS

     PIMCO Advisors L.P. ("PIMCO Advisors") is a registered investment advisor that provides a broad array of investment management and advisory services to institutional and retail mutual funds and to separate accounts of institutional clients. PIMCO Advisors operates in one industry segment, that of investment management services.

     PIMCO Advisors was formed on November 15, 1994, when Pacific Financial Asset Management Group ("PFAMCo Group") merged (the "Consolidation") certain of its investment management businesses and substantially all of its assets into Thomson Advisory Group L.P. ("TAG"). The PFAMCo Group comprised Pacific Financial Asset Management Corporation ("PFAMCo"), a wholly-owned subsidiary of Pacific Mutual Life Insurance Company ("Pacific Mutual"), and certain of its wholly-owned investment management subsidiaries. The businesses of PFAMCo Group contributed to PIMCO Advisors were then contributed to newly formed subsidiaries of PIMCO Advisors.

     For the period after the Consolidation, the accompanying consolidated financial statements include the accounts of PIMCO Advisors and its subsidiaries. The investment advisor subsidiaries included in these consolidated financial statements are as follows:

     - PACIFIC INVESTMENT MANAGEMENT COMPANY ("Pacific Investment Management") manages a variety of predominantly fixed income portfolios primarily for institutions and mutual funds;

     - COLUMBUS CIRCLE INVESTORS ("CCI") manages primarily equity securities using a Positive Momentum/Positive Surprise approach, principally for institutions and mutual funds;

     - CADENCE CAPITAL MANAGEMENT ("Cadence") specializes in disciplined, growth oriented management of equity securities primarily for institutions and mutual funds;

     - PARAMETRIC PORTFOLIO ASSOCIATES ("Parametric") specializes in highly quantitative management of domestic and international equity portfolios primarily for institutions and mutual funds;

     - NFJ INVESTMENT GROUP ("NFJ") is a value-oriented manager of equity securities primarily for institutions and mutual funds; and

     - BLAIRLOGIE CAPITAL MANAGEMENT ("Blairlogie") specializes in international equity securities from its office in Edinburgh, Scotland, primarily for institutions and mutual funds.

     The investment advisor subsidiaries are supported by additional incorporated subsidiaries:

     - PIMCO FUNDS DISTRIBUTION COMPANY (formerly PIMCO Advisors Distribution Company) ("PFD") serves as the distributor of institutional and retail mutual funds (the "Proprietary Funds") for which PIMCO Advisors and the investment advisor subsidiaries provide investment management and administrative services;

     - STOCKSPLUS MANAGEMENT, INC. ("StocksPLUS"), a wholly-owned subsidiary of Pacific Investment Management, owns approximately 0.125 percent interest in, and is the general partner of StocksPLUS, L.P. (Note 12); and

     - COLUMBUS CIRCLE TRUST COMPANY ("CCTC"), a non bank trust company and wholly owned subsidiary of CCI, established in November 1995, which commenced business in January 1996.

     Pacific Investment Management, CCI, Cadence, Parametric, NFJ and Blairlogie are registered investment advisors. PFD is a registered broker/dealer with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc.

                      PIMCO ADVISORS L.P. AND SUBSIDIARIES

     Prior to January 17, 1997, institutional mutual funds managed consisted of two open-end investment management companies. One series included 18 predominantly fixed income funds. The other series included 12 predominantly equity funds. The retail mutual funds managed consisted of 17 funds included within two open-end investment management companies, the PIMCO Advisors Funds ("PAF"), formerly the Thomson Funds, and the Cash Accumulation Trust ("CAT"). With Trustee and shareholder approval, the fund groups were combined into a single mutual fund complex, the PIMCO Funds, in January 1997, consisting of 41 funds offering retail and institutional share classes.

     The accompanying consolidated financial statements for the period prior to the Consolidation include the accounts of PFAMCo and its wholly-owned subsidiaries, reflected on a combined basis.

 2.  SIGNIFICANT ACCOUNTING POLICIES

     a. Cash And Cash Equivalents -- PIMCO Advisors invests certain cash balances in money market funds. At December 31, 1996, this investment is approximately $25,429,000, of which approximately $814,000 is invested in the National Money Market Fund of CAT, approximately $595,000 is invested in the PIMCO Advisors Money Market Fund and approximately $24,020,000 is invested in non affiliate money market funds. At December 31, 1995, this investment was approximately $20,844,000, of which approximately $5,738,000 was invested in the National Money Market Fund of CAT, approximately $4,284,000 was invested in the PIMCO Advisors Money Market Fund and approximately $10,822,000 was invested in non affiliate money market funds. Management considers investments in money market funds to be cash equivalents for purposes of the Consolidated Statements of Cash Flows. These investments are carried at cost, which approximates market.

     b. Investment Advisory Fees -- PIMCO Advisors records investment advisory fees on an accrual basis. Investment advisory fees receivable for private and separate accounts consist primarily of accounts billed on a quarterly basis. Private accounts may also generate a fee based on investment performance, which is recorded as income when earned and not subject to forfeiture. Investment advisory fees for the Proprietary Funds are received monthly.

     c. Short Term Investments -- The short term investments, as of December 31, 1996 and 1995, are primarily invested in the PIMCO Funds with a short-term duration objective. The investments are carried at market value. Cost approximated market value as of December 31, 1996 and 1995.

     d. Depreciation and Amortization -- Office equipment, furniture and fixtures are depreciated on a straight-line basis over their estimated useful lives, generally five years. Automobiles are depreciated on a straight-line basis over their estimated lives, generally three years. Leasehold improvements are amortized on a straight-line basis over the remaining terms of the related leases or the useful lives of such improvements, whichever is shorter.

     e. Other Assets -- Effective May 29, 1995, PFD commenced sale of a "B" class of mutual fund shares. Under this share structure PFD advances commissions to independent brokers and is entitled to recoup its marketing costs through an ongoing fee stream from the respective funds or contingent deferred sales charges collected from the share purchaser. Such fees are capitalized as deferred sales charges and amortized on a straight line basis as commission expense over a period of 60 months. Deferred unamortized marketing costs of approximately $11,100,000 and $3,600,000 are included in other assets at December 31, 1996 and 1995, respectively.

     f. Income Taxes -- Subsequent to the Consolidation, PIMCO Advisors and its subsidiaries are predominantly partnerships and, as a result, are generally not subject to Federal or state income taxes. PIMCO Advisors is subject to an unincorporated business tax in a certain jurisdiction in which it operates. All partners of PIMCO Advisors are responsible for taxes, if any, on their proportionate share of Pimco Advisors' taxable income. Certain corporate subsidiaries are subject to Federal and state income taxes and file separate tax

                      PIMCO ADVISORS L.P. AND SUBSIDIARIES
returns and account for income taxes under Statement of Financial Accounting Standards No. 109 ("FASB 109"). The provision for income taxes is determined using the liability method which gives recognition to deferred tax assets and liabilities based on the expected future tax consequences of events that have been recognized in the financial statements or tax returns. In estimating future tax consequences, FASB 109 generally requires the consideration of all expected future events other than enactments of changes in the tax law or rates.

     g. Foreign Currency Translation -- The assets and liabilities of Blairlogie, PFAMCo UK Limited and Blairlogie's predecessor company have been translated into U.S. dollars at the current rate of exchange existing at year-end. Revenues and expenses were translated at the average of the monthly exchange rates then in effect.

     h. Net Income Allocation -- Net income is allocated in accordance with the Amended and Restated Agreement of Limited Partnership of PIMCO Advisors. Net income is allocated among unit holders in the same proportions as cash distributions. PIMCO Advisors cash distribution policy provides for a first priority distribution to General Partner and Class A Limited Partner Units ($1.88 per year through December 31, 1997) followed by a second priority distribution to Class B Limited Partner Units. During the years ended December 31, 1996 and 1995, the second priority distribution was less than the first priority distribution.

     i. Earnings Per Unit -- Earnings per unit are computed based on the weighted average number of units outstanding, assuming the exercise of dilutive unit options. Proceeds from the exercise of such unit options are assumed to be used to repurchase outstanding Limited Partner units under the treasury stock method. The weighted average number of units used to compute earnings per unit was as follows:

                                                        1996           1995           1994
                                                     ----------     ----------     ----------
    General Partner and Class A Limited Partner
      units........................................  42,501,469     42,127,833     41,802,420
    Class B Limited Partner units..................  34,513,573     33,425,537     32,960,826

     j. Other -- Certain items have been reclassified to conform with the current year presentation. All significant intercompany items have been eliminated in the accompanying consolidated financial statements.

     k. Use of Estimates in the Preparation of Financial Statements -- The financial statements have been prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

 3.  INTANGIBLE ASSETS

     For accounting purposes, the Consolidation between PFAMCo Group and TAG is treated as a purchase and recapitalization of TAG by PFAMCo Group, or a "reverse acquisition." Intangible assets of approximately $284.9 million represented the excess of the purchase price over the fair value of the net tangible assets of TAG deemed acquired in the Consolidation. A portion of the intangible assets represents the value assigned to PIMCO Advisor's Master Limited Partnership ("MLP") structure. Under current Internal Revenue code guidelines, an MLP is exempt from Federal and most state and local income taxes through December 31, 1997. The value attributed to the MLP structure will be amortized over the period ending December 31, 1997. The remainder will be amortized on a straight-line basis over its estimated life of twenty years. During the years ended December 31, 1996, 1995 and 1994, approximately $36,000,000, $36,000,000 and
$5,000,000 of amortization have been charged to expense, respectively.

                      PIMCO ADVISORS L.P. AND SUBSIDIARIES

 4.  SUPPLEMENTARY FINANCIAL DATA

     The following supplementary financial data presents the actual results of operations for 1996 and 1995 and the unaudited pro forma results of operations for 1994 as if the Consolidation discussed in Note 1 had occurred on January 1, 1993, except for the period from November 15, 1994 through December 31, 1994 which reflects actual results. The 1994 pro forma operating results give effect to:

     (a) The Consolidation of PFAMCo Group and TAG;

     (b) The amendment of existing options under TAG's 1993 Unit Option Plan;

     (c) The adoption of the Class B Limited Partnership Unit Option Plan;

     (d) The contribution of PFD to PIMCO Advisors in exchange for Class A Limited Partner Units; and

     (e) Certain transactions effected by PFAMCo Group and TAG in connection with the Consolidation, primarily related to intangible amortization and profit sharing.

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                        -------------------------------------
                                                          1996         1995          1994
                                                        (ACTUAL)     (ACTUAL)     (PRO FORMA)
                                                        --------     --------     -----------
                                                               (AMOUNTS IN THOUSANDS,
                                                              EXCEPT PER UNIT AMOUNTS)
    Revenues:
      Investment advisory.............................  $338,341     $281,610      $ 231,475
      PFD.............................................    53,683       41,404         37,629
                                                        --------     --------       --------
                                                         392,024      323,014        269,104
                                                        --------     --------       --------
    Expenses:
      Investment advisory.............................   207,203      171,272        137,246
      PFD.............................................    52,522       40,552         36,435
      Amortization of intangibles, options and
         restricted units.............................    41,171       42,723         40,713
                                                        --------     --------       --------
                                                         300,896      254,547        214,394
                                                        --------     --------       --------
    Net income........................................  $ 91,128     $ 68,467      $  54,710
                                                        ========     ========       ========
    Net income per General Partner and Class A Limited
      Partner unit....................................  $   1.29     $   1.16      $    1.08
                                                        ========     ========       ========

     The pro forma information above is not intended to reflect the results that actually would have been obtained if the operations were consolidated during the periods presented.

 5.  NOTES RECEIVABLE

     Pacific Investment Management and PIMCO Advisors have granted loans to certain employees as part of programs designed to ensure the long-term retention of those employees. These loans are primarily non-interest bearing and are generally due within one year of issuance.

                      PIMCO ADVISORS L.P. AND SUBSIDIARIES

 6.  FIXED ASSETS

     The major classifications of fixed assets are as follows:

                                                                    AS OF DECEMBER 31,
                                                                ---------------------------
                                                                   1996            1995
                                                                -----------     -----------
    Office equipment, furniture and fixtures..................  $12,827,368     $ 9,548,212
    Automobiles...............................................        9,069         836,152
    Leasehold improvements....................................    4,704,665       4,774,019
                                                                -----------     -----------
    Total fixed assets........................................   17,541,102      15,158,383
    Less accumulated depreciation and amortization............    6,979,756       4,415,199
                                                                -----------     -----------
    Fixed assets, net.........................................  $10,561,346     $10,743,184
                                                                ===========     ===========

     Fixed assets of certain of the subsidiaries were revalued at their estimated fair market value in connection with the Consolidation.

 7.  INCOME TAXES

     Subsequent to the Consolidation, only certain subsidiaries are subject to income taxes directly. The total income tax provision for the affected subsidiaries is as follows:

                                                                           FOR THE
                                                                    YEARS ENDED DECEMBER
                                                                             31,
                                                                   -----------------------
                                                                      1996          1995
                                                                   ----------     --------
    Current expense:
      State......................................................  $  163,669     $105,724
      Federal....................................................     295,215      159,440
    Deferred expense:
      State......................................................     197,970       68,378
      Federal....................................................     544,563      183,591
                                                                   ----------     --------
                                                                   $1,201,417     $517,133
                                                                   ==========     ========

     Prior to the Consolidation, PFAMCo's operations and those of its domestic subsidiaries were included in the combined domestic Federal income tax returns of Pacific Mutual. PFAMCo's operations and its domestic subsidiaries were included in the combined California franchise tax return of Pacific Financial Holding Company ("PFHC"), the parent of PFAMCo. Certain subsidiaries filed separate state income or franchise tax returns. PFAMCo and its domestic subsidiaries were allocated an expense or a benefit based principally on the effect of including their operations in the combined provision as if the companies filed a separate return in accordance with a tax sharing agreement between PFAMCo and PFHC.

     The provision for taxes prior to the Consolidation was as follows:

                                                                                PERIOD
                                                                                 ENDED
                                                                               NOVEMBER
                                                                                  15,
                                                                                 1994
                                                                              -----------
    Current expense:
      State.................................................................  $ 2,140,509
      Federal...............................................................    7,705,429
    Deferred expense:
      State.................................................................      156,960
      Federal...............................................................      647,147
                                                                              -----------
                                                                              $10,650,045
                                                                              ===========

                      PIMCO ADVISORS L.P. AND SUBSIDIARIES

     After the Consolidation, PIMCO Advisors incurred a tax liability of $19,250 in 1994 principally related to the activities of a corporate subsidiary.

     Reconciliations of the statutory Federal income tax rates to the effective income tax rates prior to the Consolidation are as follows:

                                                                          PERIOD ENDED
                                                                          NOVEMBER 15,
                                                                              1994
                                                                          ------------
        Statutory Federal income tax rate applied to income before
          Federal income taxes..........................................      35.0%
        State taxes, net of Federal benefit.............................       6.1
        Foreign operations..............................................       3.1
        Other...........................................................       0.5
                                                                              ----
        Effective income tax rate.......................................      44.7%
                                                                              ====

 8.  RELATED-PARTY TRANSACTIONS

     Pacific Mutual provided certain support services to PFAMCo Group prior to the Consolidation. Services for certain of PFAMCo Group's employees include participation in a pension plan maintained by Pacific Mutual (Note 9g). Charges for support services, including pension plan participation, amounted to approximately $2,335,000 for the period ended November 15, 1994.

 9.  BENEFIT PLANS

     a. Profit Sharing and Incentive Programs -- PIMCO Advisors and its subsidiaries have several profit sharing and incentive programs that compensate participants on the basis of profitability and discretionary bonuses. Compensation under these programs was approximately $114,139,000 and $94,487,000 for the years ended December 31, 1996 and 1995, respectively, and was approximately $10,091,000 for the period from the Consolidation through December 31, 1994. PFAMCo Group had nonqualified profit sharing plans (the "Profit Sharing Plans") covering certain key employees and other employees. The Profit Sharing Plans provided for awards based on the profitability of the respective subsidiary. Such profitability was primarily based on income before income taxes and before profit sharing. The awards ranged from 40% to 80% of such amounts depending on the level of profitability. Profit sharing awards were fully vested at the date of the Consolidation. Profit sharing expense relating to the Profit Sharing Plans of approximately $68,387,000 is included in compensation and benefits in the accompanying Consolidated Statements of Operations for the period ended November 15, 1994.

     b. Long Term Compensation -- Long term compensation includes amounts payable to certain officers of a subsidiary in connection with the discretionary bonuses discussed above. The amounts payable will be paid on specified dates and are subject to cancellation upon the occurrence of certain events. In addition, certain key employees of the PFAMCo subsidiaries participated in Long-Term Incentive Plans that provided compensation under the Profit Sharing Plans for a specified period of time subsequent to their termination of employment. These plans were terminated as of the Consolidation.

     c. Executive Deferred Compensation Plan -- PIMCO Advisors and its subsidiaries have a nonqualified deferred compensation plan pursuant to which a portion of the compensation otherwise payable to certain eligible employees will be mandatorily deferred, and pursuant to which such eligible employees may elect to defer additional amounts of compensation. The plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. Amounts deferred under the plan are held in a trust and invested by the trustee in Class A Limited Partner Units. PIMCO Advisors will contribute additional funds or Class A Limited Partner Units to the trust such that the average purchase price of all units acquired at that date is not

                      PIMCO ADVISORS L.P. AND SUBSIDIARIES
greater than 85% of the then current market price for such units. No expense was incurred in 1996 related to this plan.

     d. Savings and Investment Plans -- PIMCO Advisors and its subsidiaries have several defined contribution employee benefit plans covering substantially all employees. PIMCO Advisors and Pacific Investment Management are the sponsors of certain defined contribution employee savings and investment plans. The plans qualify under Section 401(k) of the Internal Revenue Code and allow eligible employees of PIMCO Advisors and certain of its subsidiaries, to contribute up to ten percent of their annual compensation as defined, and subject to a maximum dollar amount determined from time to time by the Internal Revenue Service ("IRS"). Employees are generally eligible following the later of attainment of age 21 or the completion of one year of credited service. For 1996 and 1995, PIMCO Advisors and certain of its subsidiaries, matched and contributed an amount equal to the first five or six percent of annual compensation, subject to IRS Internal Revenue Service limits, contributed by the employees. In addition, PIMCO Advisors and certain of its subsidiaries, may elect to make a discretionary contribution to all participants. The amount expensed by PIMCO Advisors and its subsidiaries related to this plan during the year ended December 31, 1996, 1995 and 1994 was approximately $2,017,000, $1,851,000 and
$50,000, respectively.

     For 1994, PIMCO Advisors and certain of its subsidiaries, matched and contributed an amount equal to one half of the first six percent of annual compensation, subject to IRS limits, contributed by the employees. In addition, PIMCO Advisors and certain of its subsidiaries, elected to make a discretionary contribution to all participants. Contributions fully vest to employees after five years of credited service.

     Pacific Investment Management has several defined contribution employee benefit plans covering substantially all of its employees and made contributions to the plans ranging from five percent to eleven percent of covered individuals' base compensation. The aggregate expense recorded is approximately $989,000, $950,000 and none in 1996, 1995 and 1994, respectively.

     e. Restricted Unit Plan -- PIMCO Advisors adopted a restricted unit plan for the benefit of certain key employees. A total of 150,000 Class A Limited Partner Units and 125,000 Class B Limited Partner Units have been awarded under the plan. The units generally vest over a five-year period; however, accelerated vesting occurred in 1995 upon the departure of a key employee. There are no additional units available for grants under the plan. The expense under this plan was approximately $755,000, $2,010,000 and $101,000 during 1996, 1995 and
1994, respectively.

     f. Unit Option Plans -- PIMCO Advisors has two unit-option plans, which are described below. No compensation cost has been recognized for these fixed unit option plans because the option price approximated the market price on the date of grant. Had compensation cost for PIMCO Advisors two unit option plans been determined based on the fair value rather than market value at the grant dates, PIMCO Advisors net income and earnings per unit would have been reported as the pro forma amounts indicated below:

                                                                    1996            1995
                                                                ------------    ------------
    Net income:
         As reported..........................................   $91,128,181     $68,467,454
         Pro forma............................................   $90,839,243     $68,368,057
    Net income per unit:
      Net income per General Partner and
         Class A Limited Partner unit:
         As reported..........................................         $1.29           $1.16
         Pro forma............................................         $1.29           $1.16
    Net income per Class B Limited Partner unit:
         As reported..........................................         $1.05           $0.59
         Pro forma............................................         $1.05           $0.59

                      PIMCO ADVISORS L.P. AND SUBSIDIARIES

     For the above disclosure purposes, the fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 7.7% and 3.5%; expected volatility of 14% and 10%; risk-free interest of 6.30% and 6.80%; and expected lives of 6 and 7 years.

     The unit option plans are administered by the Unit Incentive Committee of the Equity Board of PIMCO Advisors, which determines the key employees and the terms of the options to be granted. Under the 1993 Unit Option Plan (as amended), PIMCO Advisors may grant options to its employees up to 3,090,000 Class A Limited Partner Units. Under the 1994 Unit Option Plan, PIMCO Advisors may grant options to its employees up to 5,600,000 Class B Limited Partner Units. There are 270,400 Class B Limited Partner Units options available for future grants at December 31, 1996. The expense under the option plans was approximately $4,408,000, $4,704,000 and $1,061,000 during 1996, 1995 and 1994, respectively.

     Under both plans, the exercise price for each option reported herein has been not less than the average trading price of PIMCO Advisor's units for the 20 trading day period prior to the grant date and each option's maximum term is 10 years. There was no material difference between the option price and the market price on the grant date. The outstanding options vest over a period of not more than five years and vested options are generally exercisable after January 1, 1998. Following is a summary of the status of both unit option plans:

                                                                               OPTION PRICE
                                                                  UNITS       RANGE PER UNIT
                                                                ---------     --------------
    Outstanding, January 1, 1994..............................         --                 --
    Class A Limited Partner units
      Granted.................................................  2,442,130      $2.425-$ 4.85
    Class B Limited Partner units
      Granted.................................................  5,297,000             $13.53
                                                                ---------
    Outstanding, December 31, 1994............................  7,739,130      $2.425-$13.53
                                                                ---------
    Class A Limited Partner units
      Exercised...............................................   (103,000)     $2.425-$ 4.85
    Class B Limited Partner units
      Granted.................................................    109,000      $12.70-$14.68
      Canceled................................................   (174,200)            $13.53
                                                                ---------
    Outstanding, December 31, 1995............................  7,570,930      $2.425-$14.68
                                                                ---------
    Class B Limited Partner units
      Granted.................................................    227,000      $17.72-$18.81
      Canceled................................................    (29,200)     $12.78-$13.53
                                                                ---------
    Outstanding, December 31, 1996............................  7,768,730      $2.425-$18.81
                                                                ---------
    Exercisable:
      Class A Limited Partner units...........................    801,110             $2.425
      Class B Limited Partner units...........................    200,000             $13.53
                                                                ---------
    Exercisable, December 31, 1996............................  1,001,110
                                                                =========

     g. Other Benefit Plans -- Certain of PFAMCo Group's eligible employees were included in a Pacific Mutual sponsored defined benefit pension plan, and health care and life insurance plans that provide post-retirement benefits. PFAMCo Group was charged an immaterial amount by Pacific Mutual for these plans prior to the Consolidation. Subsequent to the Consolidation, PIMCO Advisors has no expense associated with these plans.

                      PIMCO ADVISORS L.P. AND SUBSIDIARIES

10.  COMMITMENTS

     a. Lease Agreements -- PIMCO Advisors and its subsidiaries lease office space and certain office equipment under noncancelable leases with terms in excess of one year. Future minimum payments are as follows:

                                                                            FOR THE
                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                          ------------
          1997..........................................................   $3,560,785
          1998..........................................................    2,523,057
          1999..........................................................    1,705,000
          2000..........................................................      821,122
          2001..........................................................      759,837
          Thereafter....................................................      375,054
                                                                           ----------
               Total....................................................   $9,744,855
                                                                           ==========

     Rent expense in connection with these agreements was approximately $3,772,000, $3,641,000 and $2,379,000 for the years ended December 31, 1996,
1995 and 1994, respectively.

     b. Letter Of Credit -- PIMCO Advisors is contingently liable for a letter of credit in the amount of $738,548 related to PIMCO Advisors membership in a captive insurance program.

     c. Revolving Line of Credit -- PIMCO Advisors has a $25 million, 4 year revolving credit facility, originated in April of 1996. The facility permits short term borrowings at a floating rate of interest. The terms of the agreement include an interest coverage ratio, a fixed charge coverage ratio and a minimum operating cash flow ratio. The partnership did not utilize this facility in 1996, but was in compliance with the required ratios.

11.  NET CAPITAL

     PFD is subject to the Uniform Net Capital Rule (Rule 15c3-1) under the Securities and Exchange Act of 1934, which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. At December 31, 1996, PFD had net capital of $3,058,237, which was $2,238,261 in excess of its required net capital of $819,976. PFD's net capital ratio was 3.73 to 1. At December 31, 1995, PFD had net capital of $1,049,818, which was $515,116 in excess of its required net capital of $534,702. PFD's net capital ratio was 7.64 to 1. At December 31, 1994, PFD had $1,156,876 in excess of its required net capital of $579,935. PFD's net capital ratio was 5.01 to 1 at that time.

12.  INVESTMENT IN STOCKSPLUS, L.P.

     StocksPLUS accounts for its investment in StocksPLUS, L.P. under the equity method because StocksPLUS is the general partner in, and exercises significant influence over the operating and financial policies of StocksPLUS, L.P. (Note
1). The underlying investments of StocksPLUS, L.P. are carried at fair value. The effect of such accounting does not have a material effect on PIMCO Advisors consolidated financial statements. StocksPLUS, L.P. has made its investments with the intent to have its performance exceed that of the S & P 500 Index.

     StocksPLUS has mitigated the effects of its pro rata investment in StocksPLUS, L.P.'s investments through the use of short futures positions. Gains and losses related to these positions are settled daily. Included in "Short term investments" in the accompanying Consolidated Statements of Financial Condition are securities which are used as necessary for deposits made in connection with the futures positions and are recorded at fair value. The notional amounts of the contracts do not necessarily represent future cash

                      PIMCO ADVISORS L.P. AND SUBSIDIARIES
requirements, as the contracts are intended to be closed prior to their expiration. As of December 31, 1996 and 1995, the notional amounts of futures contracts approximated $2,932,000 and $3,401,000, respectively.

     Condensed financial information for StocksPLUS, L.P. is as follows:

                         SUMMARY OF FINANCIAL CONDITION

                                                                  AS OF DECEMBER 31,
                                                           ---------------------------------
                                                                1996               1995
                                                           --------------     --------------
    Assets:
      Investments -- at fair value.......................  $2,306,673,000     $1,893,770,000
      Other assets.......................................      26,481,000         18,685,000
                                                           --------------     --------------
         Total assets....................................  $2,333,154,000     $1,912,455,000
                                                           ==============     ==============
    Liabilities and Partners' Capital:
      Liabilities........................................  $  136,880,000     $  219,072,000
      StocksPLUS' Partner Capital........................       2,629,000          3,384,000
      Limited Partners' Capital..........................   2,193,645,000      1,689,999,000
                                                           --------------     --------------
         Total liabilities and partners' capital.........  $2,333,154,000     $1,912,455,000
                                                           ==============     ==============

                             SUMMARY OF OPERATIONS

                                                      FOR THE YEARS ENDED DECEMBER 31,
                                               ----------------------------------------------
                                                   1996             1995             1994
                                               ------------     ------------     ------------
    Net trading gains (losses) on futures....  $292,185,000     $326,096,000     $(30,291,000)
    Net gain (loss) in fair value of
      securities.............................    12,040,000       31,266,000      (21,278,000)
    Interest income..........................   126,535,000       92,260,000       58,383,000
    Fees and commissions.....................    (4,631,000)      (3,822,000)        (878,000)
                                               ------------     ------------     ------------
    Net income...............................  $426,129,000     $445,800,000     $  5,936,000
                                               ============     ============     ============

13.  SUBSEQUENT EVENT

     On February 13, 1997, PIMCO Advisors and its affiliate, Thomson Advisory Group Inc. ("TAG Inc."), and Oppenheimer Group, Inc. and its subsidiary, Oppenheimer Financial Corp. signed a definitive agreement for TAG Inc. to acquire a one-third, managing general partner interest in Oppenheimer Capital (a general partnership), the 1 percent general partner interest in Oppenheimer Capital, L.P. and 100% of the stock of Advantage Advisers, an affiliate of Oppenheimer Group, which manages eight closed-end funds. The transaction covers only the private interests Oppenheimer Group holds in Oppenheimer Capital and Oppenheimer Capital, L.P. and does not include the publicly traded units of Oppenheimer Capital, L.P. The acquisition is subject to certain client, lender, IRS and other approvals, and is expected to take up to six months to complete.

     The agreement provides for the acquisition by TAG Inc. of the above listed assets through a merger with Oppenheimer Group, Inc. in exchange for total consideration of approximately $233 million in convertible preferred stock to be issued by TAG Inc. and the assumption of approximately $32 million of debt. Subsequently, TAG Inc. will contribute the general partner interest in Oppenheimer Capital to PIMCO Advisors, in exchange for approximately $233 million of newly issued Class A Limited Partner Units, at $25.50 per unit.

                      PIMCO ADVISORS L.P. AND SUBSIDIARIES

     PIMCO Advisors may be obligated in certain circumstances to purchase such convertible preferred stock for its issue price. PIMCO Advisors will account for this transaction using the purchase method. After the closing, operating results for PIMCO Advisors will include its proportionate share of the operating results of Oppenheimer Capital.

14.  CONSOLIDATED QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The quarterly results for the periods indicated were as follows:

                                                THREE         THREE
                                               MONTHS        MONTHS      THREE MONTHS    THREE MONTHS
                                                ENDED         ENDED          ENDED          ENDED
                                              MARCH 31,     JUNE 30,     SEPTEMBER 30,   DECEMBER 31,
                                                1996          1996           1996            1996
                                             -----------   -----------   -------------   ------------
Revenues...................................  $91,220,000   $98,842,000    $ 97,099,000   $104,863,000
Expenses...................................   71,468,000    74,827,000      73,131,000     80,269,000
                                             -----------   -----------     -----------   ------------
Income before taxes........................   19,752,000    24,015,000      23,968,000     24,594,000
Income tax expense.........................      389,000       207,000         238,000        367,000
                                             -----------   -----------     -----------   ------------
Net income.................................  $19,363,000   $23,808,000    $ 23,730,000   $ 24,227,000
                                             ===========   ===========     ===========   ============
Net income per General Partner and Class A
  Limited Partner unit.....................  $      0.31   $      0.33    $       0.32   $       0.33
                                             ===========   ===========     ===========   ============
Net income per Class B Limited Partner
  unit.....................................  $      0.19   $      0.29    $       0.28   $       0.29
                                             ===========   ===========     ===========   ============
Market price per Class A Limited Partner
  unit:
  Low......................................      $20 5/8       $20 1/4         $20 1/4        $19 5/8
  High.....................................      $23 1/8           $22         $22 3/4        $23 5/8

                                                THREE         THREE
                                               MONTHS        MONTHS      THREE MONTHS    THREE MONTHS
                                                ENDED         ENDED          ENDED          ENDED
                                              MARCH 31,     JUNE 30,     SEPTEMBER 30,   DECEMBER 31,
                                                1995          1995           1995            1995
                                             -----------   -----------   -------------   ------------
Revenues...................................  $71,118,000   $75,465,000    $ 83,203,000   $ 93,228,000
Expenses...................................   57,934,000    61,158,000      65,799,000     69,139,000
                                             -----------   -----------     -----------   ------------
Income before taxes........................   13,184,000    14,307,000      17,404,000     24,089,000
Income tax expense.........................       44,000       198,000         263,000         12,000
                                             -----------   -----------     -----------   ------------
Net income.................................  $13,140,000   $14,109,000    $ 17,141,000   $ 24,077,000
                                             ===========   ===========     ===========   ============
Net income per General Partner and Class A
  Limited Partner unit.....................  $      0.26   $      0.26    $       0.29   $       0.35
                                             ===========   ===========     ===========   ============
Net income per Class B Limited Partner
  unit.....................................  $      0.07   $      0.10    $       0.14   $       0.28
                                             ===========   ===========     ===========   ============
Market price per Class A Limited Partner
  unit:
  Low......................................      $16 7/8       $17 3/8             $19        $19 5/8
  High.....................................      $18 1/4       $20 5/8         $21 1/4        $21 1/4

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The General Partner and Limited Partners of
Oppenheimer Capital, L.P.

     In our opinion, the accompanying statements of financial condition and the related statements of income, changes in partners' capital and cash flows present fairly, in all material respects, the financial position of Oppenheimer Capital, L.P. (the "Partnership") at April 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended April 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

New York, New York
July 22, 1997, except as to Note 2(a) which is as of December 1, 1997

                           OPPENHEIMER CAPITAL, L.P.

                       STATEMENTS OF FINANCIAL CONDITION

                                 (IN THOUSANDS)

                                     ASSETS

                                                                                AT APRIL 30,
                                                             JULY 31,       ---------------------
                                                               1997           1997         1996
                                                            -----------     --------     --------
                                                            (UNAUDITED)
Cash and short term investments (Note 4)..................   $     101      $     91     $     35
Investment in Oppenheimer Capital (Note 2)................      32,640        26,796       23,362
Distribution receivable (Note 2)..........................      14,050        17,090       11,950
10% note due 2012 from Oppenheimer Equities, Inc. (Note
  4)......................................................      32,193        32,193       32,193
Interest receivable.......................................         538           538          538
Other assets..............................................         138           136          128
Goodwill, net (Note 2)....................................      38,653        39,305       41,893
                                                              --------      --------     --------
          Total Assets....................................   $ 118,313      $116,149     $110,099
                                                              ========      ========     ========

                                LIABILITIES AND PARTNERS' CAPITAL

Distribution payable to partners..........................   $  14,806      $ 17,858     $ 12,713
                                                              --------      --------     --------
          Total Liabilities...............................      14,806        17,858       12,713
                                                              --------      --------     --------
General partner's capital.................................       1,049           996          987
Limited partners' capital; 28,306,500 Units authorized;
  25,766,928; 25,673,889 and 25,475,967 Units outstanding,
  respectively............................................     102,458        97,295       96,399
                                                              --------      --------     --------
          Total Partners' Capital.........................     103,507        98,291       97,386
                                                              --------      --------     --------
          Total Liabilities and Partners' Capital.........   $ 118,313      $116,149     $110,099
                                                              ========      ========     ========

   The accompanying notes are an integral part of these financial statements.

                           OPPENHEIMER CAPITAL, L.P.

                              STATEMENTS OF INCOME

                  (IN THOUSANDS, EXCEPT FOR PER UNIT AMOUNTS)

                                           THREE MONTHS ENDED
                                           -------------------      FOR THE YEARS ENDED APRIL 30,
                                           JULY 31,    JULY 31,    -------------------------------
                                             1997        1996       1997        1996        1995
                                           --------    --------    -------     -------     -------
                                               (UNAUDITED)
Revenues:
  Equity in earnings of Oppenheimer
     Capital (Note 2):
     Operating earnings..................  $15,963     $11,468     $51,022     $40,359     $31,054
     Gain on Quest sale (Note 8).........    2,809          --       1,800      17,734          --
                                           -------     -------     -------     -------     -------
     Total equity in earnings of
       Oppenheimer Capital...............   18,772      11,468      52,822      58,093      31,054
     Interest............................      813         812       3,224       3,223       3,228
                                           -------     -------     -------     -------     -------
          Total Revenues.................   19,585      12,280      56,046      61,316      34,282
                                           -------     -------     -------     -------     -------

Expenses:
  Amortization of goodwill (Note 2)......      652         652       2,588       2,588       2,588
  Other expenses (Note 2)................       33          33         132         132         873
                                           -------     -------     -------     -------     -------
          Total Expenses.................      685         685       2,720       2,720       3,461
                                           -------     -------     -------     -------     -------
Net income...............................  $18,900     $11,595     $53,326     $58,596     $30,821
                                           =======     =======     =======     =======     =======
Net income per unit (Note 3).............  $  0.72     $  0.45     $  2.06     $  2.28     $  1.21
                                           =======     =======     =======     =======     =======
Distributions declared per unit..........  $  0.57     $  0.39     $  2.10     $  1.90     $  1.30
                                           =======     =======     =======     =======     =======

   The accompanying notes are an integral part of these financial statements.

                           OPPENHEIMER CAPITAL, L.P.

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                 (IN THOUSANDS)

                                                               GENERAL    LIMITED       TOTAL
                                                               PARTNER'S  PARTNERS'    PARTNERS'
                                                               CAPITAL    CAPITAL      CAPITAL
                                                               ------     --------     --------
BALANCES AT APRIL 30, 1994...................................  $  892     $ 86,905     $ 87,797
  Net income.................................................     308       30,513       30,821
  Distributions declared.....................................    (332)     (32,923)     (33,255)
  Amortization of restricted unit compensation expense.......       8          851          859
  Capital contributions......................................      --           90           90
                                                               ------     --------     --------
BALANCES AT APRIL 30, 1995...................................     876       85,436       86,312
  Net income.................................................     586       58,010       58,596
  Distributions declared.....................................    (489)     (48,416)     (48,905)
  Amortization of restricted unit compensation expense.......      11        1,127        1,138
  Capital contributions......................................       3          242          245
                                                               ------     --------     --------
BALANCES AT APRIL 30, 1996...................................     987       96,399       97,386
  Net income.................................................     533       52,793       53,326
  Distributions declared.....................................    (543)     (53,790)     (54,333)
  Amortization of restricted unit compensation expense.......      15        1,476        1,491
  Capital contributions......................................       4          417          421
                                                               ------     --------     --------
BALANCES AT APRIL 30, 1997...................................     996       97,295       98,291
  (unaudited)
  Net income.................................................     189       18,711       18,900
  Distributions declared.....................................    (148)     (14,658)     (14,806)
  Amortization of restricted unit compensation expense.......       7          655          662
  Capital contributions......................................       5          455          460
                                                               ------     --------     --------
BALANCES AT JULY 31, 1997....................................  $1,049     $102,458     $103,507
                                                               ======     ========     ========

   The accompanying notes are an integral part of these financial statements.

                           OPPENHEIMER CAPITAL, L.P.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                      FOR THE        FOR THE
                                    THREE MONTHS   THREE MONTHS
                                       ENDED          ENDED           FOR THE YEARS ENDED APRIL 30,
                                      JULY 31,       JULY 31,       ----------------------------------
                                        1997           1996           1997         1996         1995
                                    ------------   ------------     --------     --------     --------
                                            (UNAUDITED)
Cash flows from operating
  activities:
  Net income......................    $ 18,900       $ 11,595       $ 53,326     $ 58,596     $ 30,821
  Adjustments to reconcile net
     income to net cash provided
     by operating activities:
     Distributions received (less
       than) the equity in
       earnings of Oppenheimer
       Capital....................      (1,682)           482         (6,662)     (14,677)         (60)
     Amortization of goodwill.....         652            652          2,588        2,588        2,588
     (Increase) in other assets...          (2)            (2)            (8)         (19)        (109)
                                      --------       --------       --------     --------     --------
Net cash provided by operating
  activities......................      17,868         12,727         49,244       46,488       33,240
                                      --------       --------       --------     --------     --------
Cash flows from investing
  activities:
Capital contributions to
  Oppenheimer Capital.............        (631)          (273)          (530)        (300)         (86)
                                      --------       --------       --------     --------     --------

Cash flows from financing
  activities:

Distributions to partners:
  General partner.................        (179)          (127)          (492)        (465)        (332)
  Limited partners................     (17,679)       (12,586)       (48,696)     (46,048)     (32,923)
  Issuance of limited partnership
     units on exercise of
     restricted options...........         631            273            530          300           86
                                      --------       --------       --------     --------     --------
Net cash (used in) financing
  activities......................     (17,227)       (12,440)       (48,658)     (46,213)     (33,169)
                                      --------       --------       --------     --------     --------
Net increase (decrease) in cash
  and short term investments......          10             14             56          (25)         (15)
Cash and short term investments at
  beginning of period.............          91             35             35           60           75
                                      --------       --------       --------     --------     --------
Cash and short term investments at
  end of period...................    $    101       $     49       $     91     $     35     $     60
                                      ========       ========       ========     ========     ========

Supplemental disclosure of cash
  flow information (Note 6):
  New York City unincorporated
     business tax paid............    $     35       $     35       $    140     $    151     $    985
                                      ========       ========       ========     ========     ========

   The accompanying notes are an integral part of these financial statements.

                           OPPENHEIMER CAPITAL, L.P.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION

     Oppenheimer Capital, L.P. (the "Partnership"), is a publicly traded limited partnership owned 1% by its general partner, Oppenheimer Financial Corp. ("Opfin") and 99% by its public limited partners ("Unitholders"). The Partnership's sole business is its holding of a 67.5% interest in Oppenheimer Capital (the "Operating Partnership"), a registered investment adviser. Opfin holds the remaining 32.5% interest in the Operating Partnership. The Operating Partnership is part of an affiliated group of companies operating in the financial services industry. The financial statements of the Partnership should be read in conjunction with the consolidated financial statements of the Operating Partnership.

NOTE 2 -- BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Financial Statement Presentation

     Effective December 1, 1997, the Partnership effected a 1.67 for 1 unit split of Partnership units. For purposes of these financial statements, all units authorized and outstanding, and per unit amounts have been restated to reflect the split of the Partnership units.

  (b) Investment in Oppenheimer Capital

     The Partnership accounts for its investment in the Operating Partnership in accordance with the equity method of accounting. The Partnership records as income its proportionate share of the net income of the Operating Partnership and credits distributions from the Operating Partnership to its investment in Oppenheimer Capital. At April 30, 1997, the Partnership had a distribution receivable of $17.1 million from the Operating Partnership that was received on May 30, 1997.

  (c) Goodwill

     The excess of the initial contribution of capital to the Operating Partnership over fair value of the net assets acquired is being amortized on a straight-line basis over a period of 25 years. Accumulated amortization at April 30, 1997 and 1996 was $25,388,000 and $22,800,000, respectively. Impairment of goodwill is measured on the basis of anticipated undiscounted cash flows. At April 30, 1997, 1996 and 1995, the Partnership determined there was no impairment of goodwill.

  (d) Other Expenses

     Other expenses consist of New York City unincorporated business tax at a rate of 4% of taxable income. The Partnership is not subject to Federal or local income taxes which are obligations of the individual partners. However, under current tax law, the Partnership will be taxed as a corporation beginning in 1998.

  (e) Statements of Cash Flows

     For purposes of reporting cash flows, cash and short term investments include highly- liquid investments with maturities of three months or less.

  (f) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                           OPPENHEIMER CAPITAL, L.P.

NOTE 3 -- NET INCOME PER UNIT

                                                      FOR THE
                                                    THREE MONTHS
                                                       ENDED      FOR THE YEARS ENDED APRIL 30,
                                                      JULY 31,    -----------------------------
                                                        1997        1997      1996      1995
                                                    ------------   -------   -------   -------
                                                    (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT
                                                              FOR PER UNIT AMOUNTS)
    Net income....................................    $ 18,900     $53,326   $58,596   $30,821
    Less 1% applicable to the General Partner.....         189         533       586       308
                                                       -------     -------   -------   -------
    Net income available to the Limited
      Partners....................................    $ 18,711     $52,793   $58,010   $30,513
                                                       =======     =======   =======   =======
    Weighted average number of units
      outstanding.................................      25,763      25,663    25,457    25,277
    Net income per unit...........................       $0.72       $2.06     $2.28     $1.21

NOTE 4 -- TRANSACTIONS WITH AFFILIATED COMPANIES

  (a) Cash and Short Term Investments

     On occasion the Partnership deposits excess funds with an affiliate and receives interest at money market rates. In addition, excess funds are also invested in a money market fund managed by an affiliate. Included in cash and short term investments at April 30, 1997 and 1996 was $1,000 and $34,000, respectively, on deposit with Oppenheimer & Co., Inc. ("Opco"), an affiliated broker-dealer, and $90,000 and $1,000, respectively, invested in the OCC Cash Reserves Primary Portfolio, which is managed by Opcap Advisors, an affiliated investment adviser.

  (b) 10% par value Note due 2012 from Oppenheimer Equities, Inc.

     The Partnership has a $32,193,000, 10% par value note due 2012 from Oppenheimer Equities, Inc., ("Equities"), a direct wholly-owned subsidiary of Opfin.

     The summary financial position of Equities is as follows:

                                                                            APRIL 30,
                                                                              1997
                                                                          -------------
                                                                          (IN MILLIONS)
        Total assets....................................................     $ 5,277
        Total liabilities, exclusive of subordinated liabilities........       4,900
        Liabilities subordinated to claims of general creditors.........           3
        Total shareholder's equity......................................         374
                                                                              ------
        Total liabilities and shareholder's equity......................     $ 5,277
                                                                              ======

     For the year ended April 30, 1997, Equities' net income was $52 million on total revenues of $974 million.

                           OPPENHEIMER CAPITAL, L.P.

NOTE 5 -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                          FOR THE YEAR ENDED APRIL 30, 1997
                                                    ---------------------------------------------
                                                     FIRST      SECOND       THIRD        FOURTH
                                                    QUARTER     QUARTER     QUARTER       QUARTER
                                                    -------     -------     -------       -------
                                                     (IN THOUSANDS, EXCEPT FOR PER UNIT AMOUNTS)
Total revenues....................................  $12,280     $13,308     $16,196(1)    $14,262
Net income........................................  $11,595     $12,622     $15,511(1)    $13,598
Net income per unit...............................  $   .45     $   .48     $   .60(1)    $   .53
Distributions declared per unit...................  $   .39     $   .45     $   .57(2)    $   .69
Market price:
  High............................................  $17.964     $20.659     $22.380       $22.904
  Low.............................................  $16.243     $16.766     $19.910       $19.461

                                                          FOR THE YEAR ENDED APRIL 30, 1996
                                                    ---------------------------------------------
                                                     FIRST      SECOND       THIRD        FOURTH
                                                    QUARTER     QUARTER     QUARTER       QUARTER
                                                    -------     -------     -------       -------
Total revenues....................................  $ 9,862     $10,527     $29,322(1)    $11,605
Net income........................................  $ 9,177     $ 9,841     $28,637(1)    $10,941
Net income per unit...............................  $   .36     $   .38     $  1.11(1)    $   .43
Distributions declared per unit...................  $   .33     $   .38     $   .70(2)    $   .49
Market price:
  High............................................  $14.671     $16.766     $17.665       $18.413
  Low.............................................  $12.650     $14.371     $16.168       $16.617

---------------

(1) Includes a gain on the Quest sale of $1.8 million, or $.07 per unit in fiscal 1997 and $17.7 million, or $.69 per unit in fiscal 1996 (see Note 8).

(2) Includes a special distribution related to the Quest sale of $.06 per unit in fiscal 1997 and $.33 per unit in fiscal 1996 (see Note 8).

NOTE 6 -- SUPPLEMENTAL CASH FLOW INFORMATION

     Oppenheimer Capital, L.P. issued 197,922, 197,449 and 156,426 units of limited partner interest under the Restricted Unit and Restricted Option Plans in exchange for an additional .18%, .18% and .14% general partner interest in Oppenheimer Capital for the fiscal years ended April 30, 1997, 1996 and 1995, respectively.

NOTE 7 -- COMPENSATION PLANS

     The Operating Partnership has established a Restricted Unit Plan and a Restricted Option Plan (the "Plan") for the benefit of certain key employees. Pursuant to the Plan, an eligible employee is granted the right to receive a number of units of the Partnership at no cost to the employee ("Rights"), in the case of the Restricted Unit Plan, and/or the right to purchase a number of units at the fair market value of such units on the date of grant ("Options"), in the case of the Restricted Option Plan. The right to receive or purchase units vests 33 1/3% per year at the end of each of the third, fourth and fifth years from the date of grant. The Partnership transfers to the Operating Partnership the proceeds from the exercise of Options in exchange for an increase in its general partner interest in the Operating Partnership. Opfin and the limited partners of the Partnership incur dilution, in accordance with their respective percentage interests in the Operating Partnership, upon the vesting of Rights and the exercise of Options.

     No compensation cost is recognized in the statements of income by the Operating Partnership for Options granted under the Plan because the exercise price of the Options approximates the market price of the

                           OPPENHEIMER CAPITAL, L.P.

units on the date of grant. Had compensation cost for the Options been recognized based on the fair value of the Options at the date of grant, the Partnership's net income would have been reported as the pro forma amounts indicated below:

                                                                   FOR THE YEARS ENDED
                                                                        APRIL 30,
                                                                   -------------------
                                                                    1997        1996
                                                                   -------     -------
                                                                     (IN THOUSANDS)
        Net Income
          As reported............................................  $53,326     $58,596
          Pro forma..............................................  $53,214     $58,554
        Net Income per unit
          As reported............................................  $  2.06     $  2.28
          Pro forma..............................................  $  2.05     $  2.27

     For the purpose of the above disclosure, the fair value of each Option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 1997 and fiscal 1996, respectively: distribution yield of 7.3% and 8.0%; expected volatility of 21% and 22%; risk-free interest rate of 6.36% and 6.96%; and expected lives of 6 and 7 years.

NOTE 8 -- GAIN ON QUEST SALE

     Included in "Equity in earnings of Oppenheimer Capital" for the fiscal years ended April 30, 1997 and 1996 are gains resulting from the Operating Partnership's sale of the investment advisory and other contracts and business relationships for its twelve Quest for Value mutual funds to OppenheimerFunds, Inc. ("OFI"), which is unrelated to the Operating Partnership. For the years ended April 30, 1997 and 1996, the Partnership recognized gains of $1.8 million, or $.07 per unit, and $17.7 million, or $.69 per unit, respectively.

NOTE 9 -- SUBSEQUENT EVENTS

  (a) Quest Dual Purpose Fund Sale

     On February 28, 1997, the Operating Partnership entered into an agreement to sell its investment contracts and other business relationships of the Quest for Value Dual Purpose Fund to OFI. On July 18, 1997, the sale was consummated and the Partnership recognized a gain on the sale of $2.8 million, or $0.11 per unit.

  (b) Sale of Opfin Interest

     On July 22, 1997, Oppenheimer Group, Inc. ("OGI") and its subsidiary, Opfin, entered into an Amended and Restated Agreement and Plan of Merger, providing for PIMCO Advisors and its affiliate, Thomson Advisory Group Inc., to acquire, among other things, Opfin's current 32.4% managing general partner interest in the Operating Partnership, and Opfin's 1% general partner interest in the Partnership and in the various subpartnerships of the Operating Partnership. The transaction covers only the private interests OGI holds in the Operating Partnership and the Partnership, does not include the publicly traded units of the Partnership, and is subject to certain conditions being satisfied prior to closing, including the closing of the sale of the stock of Oppenheimer Holdings, Inc., an affiliate, to a third party, and consents of certain clients. It is anticipated that the transaction will close no later than the first quarter of calendar 1998.

     Upon consummation of the transaction, the Operating Partnership will function as an indirect subsidiary of PIMCO Advisors. PIMCO Advisors has advised OGI that it anticipates that the senior portfolio management team of the Operating Partnership will continue in their present capacities.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The General Partners of
Oppenheimer Capital

     In our opinion, the accompanying statements of financial condition and the related statements of income, changes in partners' capital and cash flows present fairly, in all material respects, the financial position of Oppenheimer Capital and its subsidiaries (the "Partnership") at April 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

New York, New York
July 22, 1997

                              OPPENHEIMER CAPITAL

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                 (IN THOUSANDS)

                                     ASSETS

                                                                                 AT APRIL 30,
                                                              AT JULY 31,     -------------------
                                                                 1997          1997        1996
                                                              -----------     -------     -------
                                                              (UNAUDITED)
Cash and short term investments (Notes 1 and 4).............   $  32,869      $27,123     $19,744
Investment management fees receivable.......................      57,990       52,357      43,016
Investments in affiliated mutual funds and other sponsored
  investment products (Note 4)..............................       3,371        4,347       4,644
Furniture, equipment and leasehold improvements at cost less accumulated depreciation and amortization of $2,812 and
  $2,179 (Note 1)...........................................       3,752        3,795       3,515
Intangible assets, less accumulated amortization of $565 and
  $377 (Note 1).............................................       1,213        1,511       1,699
Other assets................................................       3,860        3,886       3,720
                                                                 -------      -------     -------
          Total Assets......................................   $ 103,055      $93,019     $76,338
                                                                 =======      =======     =======

                      LIABILITIES, MINORITY INTEREST AND PARTNERS' CAPITAL

LIABILITIES
Accrued employee compensation and benefits..................   $  18,933      $13,914     $12,873
Accrued expenses and other liabilities......................       9,152        8,880       7,168
Note payable (Note 8).......................................          --          400         800
Deferred investment management fees.........................       5,482        4,532       2,870
Distribution payable to partners............................      20,789       25,318      17,751
                                                                 -------      -------     -------
  Total Liabilities.........................................      54,356       53,044      41,462
                                                                 -------      -------     -------
Minority interest...........................................         396          277         174
Partners' capital...........................................      48,303       39,698      34,702
                                                                 -------      -------     -------
          Total Liabilities, Minority Interest and Partners'
            Capital.........................................   $ 103,055      $93,019     $76,338
                                                                 =======      =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              OPPENHEIMER CAPITAL

                       CONSOLIDATED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                       FOR THE           FOR THE
                                    THREE MONTHS      THREE MONTHS         FOR THE YEARS ENDED APRIL 30,
                                        ENDED             ENDED          ----------------------------------
                                    JULY 31, 1997     JULY 31, 1996        1997         1996         1995
                                   ---------------   ---------------     --------     --------     --------
                                              (UNAUDITED)
OPERATING REVENUES:
Investment management fees (Note
  1).............................     $  53,093          $39,433         $175,814     $151,269     $119,194
Net distribution assistance and
  commission income (Note 4).....         1,599            1,405            4,910        6,051       10,443
Interest and dividends...........           351              237            1,250          895          275
                                        -------          -------         --------     --------     --------
TOTAL OPERATING REVENUES.........        55,043           41,075          181,974      158,215      129,912
                                        -------          -------         --------     --------     --------
OPERATING EXPENSES:
Compensation and benefits (Note
  3).............................        23,991           17,610           77,664       68,781       55,367
Occupancy........................         1,757            1,493            6,572        6,873        6,436
General and administrative.......         3,124            2,787           12,494       12,293       10,652
Promotional......................         1,430            1,551            6,334        7,604       10,611
                                        -------          -------         --------     --------     --------
TOTAL OPERATING EXPENSES.........        30,302           23,441          103,064       95,551       83,066
                                        -------          -------         --------     --------     --------
OPERATING INCOME.................        24,741           17,634           78,910       62,664       46,846
Gain on Quest sale (Note 6)......         4,374               --            2,806       27,725           --
                                        -------          -------         --------     --------     --------
INCOME BEFORE INCOME TAXES AND
  MINORITY INTEREST..............        29,115           17,634           81,716       90,389       46,846
Income taxes (Note 5)............        (1,218)            (585)          (3,198)      (3,627)      (1,201)
                                        -------          -------         --------     --------     --------
INCOME BEFORE MINORITY
  INTEREST.......................        27,897           17,049           78,518       86,762       45,645
Minority interest................          (119)             (56)            (254)        (452)          --
                                        -------          -------         --------     --------     --------
NET INCOME.......................     $  27,778          $16,993         $ 78,264     $ 86,310     $ 45,645
                                        =======          =======         ========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              OPPENHEIMER CAPITAL

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                 (IN THOUSANDS)

    BALANCE AT APRIL 30, 1994.................................................  $ 12,452
      Net income..............................................................    45,645
      Amortization of restricted unit compensation expense....................     1,280

      Distributions declared to partners:
         Oppenheimer Financial Corp...........................................   (14,313)
         Oppenheimer Capital, L.P.............................................   (30,690)
      Contributions by Oppenheimer Capital, L.P...............................        86
                                                                                 -------
    BALANCE AT APRIL 30, 1995.................................................    14,460
      Net income..............................................................    86,310
      Amortization of restricted unit compensation expense....................     1,691

      Distributions declared to partners:
         Oppenheimer Financial Corp...........................................   (22,247)
         Oppenheimer Capital, L.P.............................................   (45,812)
      Contributions by Oppenheimer Capital, L.P...............................       300
                                                                                 -------
    BALANCE AT APRIL 30, 1996.................................................    34,702
      Net income..............................................................    78,264
      Amortization of restricted unit compensation expense....................     2,209

      Distributions declared to partners:
         Oppenheimer Financial Corp...........................................   (24,707)
         Oppenheimer Capital, L.P.............................................   (51,300)
      Contributions by Oppenheimer Capital, L.P...............................       530
                                                                                 -------
    BALANCE AT APRIL 30, 1997.................................................    39,698
      (unaudited):
      Net income..............................................................    27,778
      Amortization of restricted unit compensation expense....................       980

      Distributions declared to partners:
         Oppenheimer Financial Corp...........................................    (6,754)
         Oppenheimer Capital, L.P.............................................   (14,030)
      Contributions by Oppenheimer Capital, L.P...............................       631
                                                                                 -------
    BALANCE AT JULY 31, 1997..................................................  $ 48,303
                                                                                 =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              OPPENHEIMER CAPITAL

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                           FOR THE           FOR THE
                                                        THREE MONTHS      THREE MONTHS     FOR THE YEARS ENDED APRIL 30,
                                                            ENDED             ENDED        ------------------------------
                                                        JULY 31, 1997     JULY 31, 1996      1997       1996       1995
                                                       ---------------   ---------------   --------   --------   --------
                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...........................................     $  27,778         $  16,993      $ 78,264   $ 86,310   $ 45,645
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Amortization of restricted unit compensation
    expense..........................................           980               535         2,209      1,691      1,280
  Depreciation and amortization......................           247               230         1,019      2,413      1,082
  Minority interest, net of distributions............           119                87           103         87         62
  (Increase) in investment management fees
    receivable.......................................        (5,633)              830        (9,341)    (9,839)    (4,517)
  (Increase) decrease in other assets................          (197)              381          (182)    (1,195)     1,300
  Increase in accrued employee compensation and
    benefits.........................................         5,019            (3,731)        1,041      4,549      1,637
  Increase in accrued expenses and other
    liabilities......................................           272             1,859         1,712        290      2,144
  Increase in deferred investment management fees....           950               308         1,662      1,154         93
                                                          ---------         ---------      --------   --------   --------
Net cash provided by operating activities............        29,535            17,492        76,487     85,460     48,726
                                                          ---------         ---------      --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets............................          (178)             (350)       (1,111)      (498)    (1,634)
Sale of AMA license..................................         1,000                --            --         --         --
Intangible assets resulting from acquisitions........          (500)               --            --         --     (1,689)
Proceeds from sales of mutual funds shares and other
  investments........................................           976                --         3,132      7,296      2,048
Purchases of mutual funds shares and other
  investments........................................            --               (35)       (2,819)    (7,844)    (4,384)
                                                          ---------         ---------      --------   --------   --------
Net cash provided by (used in) investing
  activities.........................................         1,298              (385)         (798)    (1,046)    (5,659)
                                                          ---------         ---------      --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments of) proceeds from bank loans.........            --                              --     (9,182)     6,446
Issuance (repayment) of note payable.................          (400)             (400)         (400)      (400)     1,200
Distributions to partners:
  Oppenheimer Financial Corp.........................        (8,228)           (5,801)      (22,280)   (21,187)   (14,898)
  Oppenheimer Capital, L.P...........................       (17,090)          (11,950)      (46,160)   (43,415)   (30,995)
Contributions by Oppenheimer Capital, L.P............           631               273           530        300         86
                                                          ---------         ---------      --------   --------   --------
Net cash (used in) financing activities..............       (25,087)          (17,878)      (68,310)   (73,884)   (38,161)
                                                          ---------         ---------      --------   --------   --------
Net increase in cash and short term investments......         5,746              (771)        7,379     10,530      4,906
Cash and short term investments at beginning of
  period.............................................        27,123            21,019        19,744      9,214      4,308
                                                          ---------         ---------      --------   --------   --------
Cash and short term investments at end of period.....     $  32,869         $  20,248      $ 27,123   $ 19,744   $  9,214
                                                          =========         =========      ========   ========   ========
Supplemental disclosure of cash flow information:
  Interest paid......................................     $      22         $      38      $    112   $    638   $    738
                                                          =========         =========      ========   ========   ========
  New York City unincorporated business tax paid.....     $     983         $     661      $  3,376   $  3,701   $  1,049
                                                          =========         =========      ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              OPPENHEIMER CAPITAL

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Consolidation

     Oppenheimer Capital (the "Operating Partnership") is a general partnership owned 32.5% by Oppenheimer Financial Corp. ("Opfin") and 67.5% by Oppenheimer Capital, L.P. (the "Partnership"). The Operating Partnership is a registered investment adviser and is part of an affiliated group of companies operating in the financial services industry.

     The consolidated financial statements include the accounts of the Operating Partnership and its subsidiaries, Opcap Advisors ("Advisors"), OCC Distributors ("Distributors") and AMA Investment Advisers, L.P. ("AMA Advisers, L.P.") (collectively, the "Subpartnerships"), Oppenheimer Capital Limited and Oppenheimer Capital Trust Company. All material intercompany balances and transactions have been eliminated in consolidation.

  (b) Cash and Short Term Investments

     Short term investments are recorded at cost which approximates market value and include holdings in money market mutual funds and highly-liquid investments with maturities of three months or less.

  (c) Furniture, Equipment and Leasehold Improvements

     Furniture and equipment are depreciated on a straight-line basis over five to seven year periods. Amortization of leasehold improvements is on a straight-line basis over the lesser of their economic useful life or the term of the lease.

  (d) Investment Management Fees

     Investment management fees are based on written contracts and are generally computed on the net assets of the managed accounts and recognized in the period earned.

  (e) Statements of Cash Flows

     For purposes of reporting cash flows, cash and short term investments include highly-liquid investments with maturities of three months or less.

  (f) Intangible Assets

     Impairment of intangible assets is measured on the basis of anticipated undiscounted cash flows. At April 30, 1997, 1996 and 1995, the Operating Partnership determined that there was no impairment of the intangible assets.

  (g) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  (h) Reclassifications

     Certain prior year amounts have been reclassified to conform to the current year's presentation.

                              OPPENHEIMER CAPITAL

NOTE 2 -- LONG TERM LEASE COMMITMENTS

     The Operating Partnership occupies office premises at various locations, including the Oppenheimer Tower under an agreement to sublease with Oppenheimer & Co., Inc. ("Opco"), an affiliated broker-dealer. The Operating Partnership' s lease commitments for office space under operating leases having noncancelable lease terms in excess of one year provide for the following minimum annual rentals:

                             YEARS ENDING APRIL 30,
        ----------------------------------------------------------------
             1998.......................................................  $ 3,919,000
             1999.......................................................    3,919,000
             2000.......................................................    3,919,000
             2001.......................................................    3,640,000
             2002.......................................................    3,310,000
             Thereafter.................................................    8,685,000
                                                                          -----------
        Total minimum lease payments....................................  $27,392,000
                                                                           ==========

     The agreements expire at various dates through the fiscal year ending April 30, 2006 and contain provisions for additional charges (e.g., ground rent, real estate taxes and operating expenses). Office rent expense for the years ended April 30, 1997, 1996 and 1995 was $5,046,000, $5,348,000 and $5,100,000,
respectively.

NOTE 3 -- COMPENSATION PLANS

     The Operating Partnership has established a Restricted Unit Plan and a Restricted Option Plan (the "Plan") for the benefit of certain key employees. Pursuant to the Plan, an eligible employee is granted the right to receive a number of units of the Partnership at no cost to the employee ("Rights"), in the case of the Restricted Unit Plan, and/or the right to purchase a number of units at the fair market value of such units on the date of grant ("Options"), in the case of the Restricted Option Plan. The right to receive or purchase units vests 33 1/3% per year at the end of each of the third, fourth and fifth years from the date of grant. The Partnership transfers to the Operating Partnership the proceeds from the exercise of Options in exchange for an increase in its general partner interest in the Operating Partnership. Opfin and the limited partners of the Partnership incur dilution, in accordance with their respective percentage interests in the Operating Partnership, upon the vesting of Rights and the exercise of Options. A total of 2,475,000 restricted units and/or restricted options have been authorized under the Plan. The following table shows the Rights granted and the Options granted with exercise prices of $18.125 to $33.75 at April 30, 1997. As a result of the grant of Rights, the Operating Partnership recorded deferred restricted unit compensation expense in partners' capital of $5,977,000, $4,738,000 and $343,000 for the fiscal years ended April 30, 1997,
1996 and 1995, respectively, which amounts are amortized over a five year period. Amortization of $2,209,000, $1,691,000, and $1,280,000 has been recorded for the years ended April 30, 1997, 1996 and 1995, respectively. This amortization results in a charge to compensation and benefits and a corresponding credit to partners' capital.

                              OPPENHEIMER CAPITAL

                                                        RIGHTS      OPTIONS      EXERCISE PRICE
                                                       OUTSTANDING  OUTSTANDING    PER OPTION
                                                       --------     --------     ---------------
Balances at April 30, 1994...........................   322,950      141,501     $11.375-$28.125
  Rights granted.....................................    16,300           --                  --
  Rights canceled....................................    (3,333)          --                  --
  Units issued with respect to Rights................   (88,167)          --                  --
  Options granted....................................        --      140,500     $23.625-$24.875
  Options exercised..................................        --       (5,501)    $11.375-$23.875
  Options canceled...................................        --       (9,667)    $11.375-$ 25.00
                                                        -------      -------     ---------------
Balances at April 30, 1995...........................   247,750      266,833     $ 13.50-$28.125
  Rights granted.....................................   188,540           --                  --
  Rights canceled....................................    (8,333)          --                  --
  Units issued with respect to Rights................  (103,200)          --                  --
  Options granted....................................        --      153,000     $ 20.75
  Options exercised..................................        --      (15,033)    $ 13.50-$ 25.00
  Options canceled...................................        --      (30,333)    $20.625-$ 25.00
                                                        -------      -------     ---------------
Balances at April 30, 1996...........................   324,757      374,467     $18.125-$28.125
  Rights granted.....................................   207,517           --                  --
  Rights canceled....................................   (14,109)          --                  --
  Units issued with respect to Rights................   (95,851)          --                  --
  Options granted....................................        --      168,500     $29.375-$ 33.75
  Options exercised..................................        --      (22,665)    $18.125-$29.375
  Options canceled...................................        --      (24,000)    $ 20.75-$29.375
                                                        -------      -------     ---------------
Balances at April 30, 1997...........................   422,314      496,302     $18.125-$ 33.75
                                                        =======      =======     ===============

     No compensation cost is recognized in the consolidated statements of income for Options granted under the Plan because the exercise price of the Options approximates the market price of the units on the date of grant. Had compensation cost for the Options been recognized based on the fair value of the Options at the date of the grant, the Operating Partnership's net income would have been reported as the pro forma amounts indicated below:

                                                                   FOR THE YEARS ENDED
                                                                        APRIL 30,
                                                                   -------------------
                                                                    1997        1996
                                                                   -------     -------
                                                                     (IN THOUSANDS)
        Net Income
          As reported............................................  $78,264     $86,310
          Pro forma..............................................  $78,098     $86,248

     For the purpose of the above disclosure, the fair value of each Option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 1997 and fiscal 1996, respectively: distribution yield of 7.3% and 8.0%; expected volatility of 21% and 22%; risk-free interest rate of 6.36% and 6.96%; and expected lives of 6 and 7 years.

NOTE 4 -- TRANSACTIONS WITH AFFILIATED COMPANIES

  (a) Cash and Short Term Investments

     On occasion the Operating Partnership deposits excess funds with an affiliate and receives interest at money market rates. In addition, excess funds are also invested in a money market fund managed by Advisors.

                              OPPENHEIMER CAPITAL

Included in cash and short term investments at April 30, 1997 and 1996 was $35,000 and $275,000, respectively, on deposit with Opco and $1,567,000 and $1,675,000, respectively, invested in the OCC Cash Reserves Primary Portfolio, for which Advisors acts as investment adviser.

  (b) Investments in Affiliated Mutual Funds and Other Sponsored Investment Products

     Investments in affiliated mutual funds and other sponsored investment products are carried at market value.

  (c) Distribution Assistance Fees and Expenses

     The Operating Partnership receives distribution assistance fees from various mutual funds and has entered into agreements with various broker-dealers including Opco to obtain sales-related services in rendering distribution assistance. Payments to Opco for the Quest for Value equity and fixed income mutual funds for the years ended April 30, 1996 and 1995 were recorded as distribution assistance expenses and for financial statement purposes were netted against distribution assistance fees (see note 6). Payments to Opco for OCC Cash Reserves are netted against investment management fees. Such payments totaled $8,902,000, $9,522,000 and $8,496,000 for the years ended April 30,
1997, 1996 and 1995, respectively.

  (d) Other Services

     Opco provides various services to the Operating Partnership and its subsidiaries at its cost. Charges pursuant to these agreements are not material.

  (e) Affiliated Mutual Funds and Commingled Products -- Investment Management Fees

     The Operating Partnership provides investment management services to affiliated mutual funds and other commingled products. For the years ended April 30, 1997, 1996 and 1995 amounts earned for these services totaled $15,382,000, $22,778,000 and $23,088,000, respectively.

NOTE 5 -- INCOME TAXES

     Although the Operating Partnership is not otherwise subject to Federal, state, or local income taxes, it was subject to New York City unincorporated business tax of $3,143,000, $3,667,000 and $1,201,000, respectively, for the years ended April 30, 1997, 1996 and 1995.

     A domestic corporate subsidiary of the Operating Partnership is subject to Federal, state and local income taxes. A foreign corporate subsidiary is subject to taxes in the foreign jurisdiction in which it is located.

NOTE 6 -- GAIN ON QUEST SALE

     On November 22, 1995, the Operating Partnership sold the investment advisory and other contracts and business relationships for its twelve Quest for Value mutual funds to OppenheimerFunds, Inc. ("OFI"), which is unrelated to the Operating Partnership. In fiscal 1997 and 1996, the Operating Partnership received payments of $3.8 million and $41.7 million, respectively, related to the sale, and recognized pre-tax gains of $2.8 million and $27.7 million, respectively.

NOTE 7 -- SALE OF SARATOGA CAPITAL MANAGEMENT

     On April 29, 1997, the Operating Partnership completed the sale of its 50% interest in Saratoga Capital Management. The proceeds, which are not significant, will be paid annually to the Operating Partnership over a five year period, ending May 1, 2001. The Operating Partnership continues to manage two portfolios of the Saratoga Advantage Trust, for which it receives subadvisory fees.

                              OPPENHEIMER CAPITAL

NOTE 8 -- SUBSEQUENT EVENTS

  (a) Sale of AMA License

     On May 12, 1997, the Operating Partnership sold its exclusive license to market financial products to members of the American Medical Association for $1 million. The proceeds received from this transaction were used to purchase the remaining 19.9% interest of AMA Advisers, L.P. not owned by the Operating Partnership and Opfin, and to repay the balance of the original acquisition debt incurred to purchase AMA Advisers, L.P. AMA Advisers, L.P. has been renamed 225 Liberty Street Advisers, L.P.

  (b) Quest Dual Purpose Fund Sale

     On February 28, 1997, the Operating Partnership entered into an agreement to sell its investment advisory and other contracts and business relationships of the Quest for Value Dual Purpose Fund to OFI. On July 18, 1997, the sale was consummated and the Operating Partnership received a payment of $7.0 million and recorded a net gain of $4.2 million.

  (c) Sale of Opfin Interest

     On July 22, 1997, Oppenheimer Group, Inc. ("OGI") and its subsidiary, Opfin, entered into an Amended and Restated Agreement and Plan of Merger, providing for PIMCO Advisors and its affiliate, Thomson Advisory Group Inc., to acquire, among other things, Opfin's current 32.4% managing general partner interest in the Operating Partnership, and Opfin's 1% general partner interest in the Partnership and in the various subpartnerships of the Operating Partnership. The transaction covers only the private interests OGI holds in the Operating Partnership and the Partnership, does not include the publicly traded units of the Partnership, and is subject to certain conditions being satisfied prior to closing, including the closing of the sale of the stock of Oppenheimer Holdings, Inc., an affiliate, to a third party, and consents of certain clients. It is anticipated that the transaction will close no later than the first quarter of calendar 1998.

     Upon consummation of the transaction, the Operating Partnership will function as an indirect subsidiary of PIMCO Advisors. PIMCO Advisors has advised OGI that it anticipates that the senior portfolio management team of the Operating Partnership will continue in their present capacities.